As filed with the Securities and Exchange Commission on May     , 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRESCENT FINANCIAL CORPORATION

(Exact name of registrant as specified in charter)

North Carolina	6022	56-2259050
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

1005 High House Road

Cary, North Carolina 27513

(919) 460-7770

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael G. Carlton

President and Chief Executive Officer

Crescent Financial Corporation

1005 High House Road

Cary, North Carolina 27513

(919) 460-7770

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anthony Gaeta, Jr., Esq. Gaeta & Eveson, P.A. 8305 Falls of Neuse Road, Suite 203 Raleigh, NC 27615 (919) 845-2558	Brian T. Atkinson, Esq. Moore & Van Allen, PLLC 100 North Tryon Street, Suite 4700 Charlotte, NC 28202 (704) 331-1040

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (1)
Common Stock $1.00 par value	2,887,165	N/A	$31,995,534.84	$3,423.53

(1)	Represents the maximum number of shares anticipated to be issued in the merger.
(2)	In accordance with Rule 457(f)(2) and (3), the registration fee is based upon the book value per share of the common stock of Port City Capital Bank as of March 31, 2006, and computed based on the estimated maximum number of shares that may be exchanged for the Crescent Financial Corporation common stock being registered, including shares issuable upon exercise of outstanding options to acquire Port City Capital Bank common stock minus the cash to be paid by Registrant to holders of Port City Capital Bank common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[CRESCENT LOGO]	[PORT CITY LOGO]

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The boards of directors of Crescent Financial Corporation and Port City Capital Bank each have unanimously approved the acquisition of Port City by Crescent. After the acquisition Port City will become a wholly owned subsidiary of Crescent. The combination will result in a company with total assets of about $632 million. We believe that our combined institutions will be well positioned for continued growth in the markets we serve in central and eastern North Carolina. After completion of the acquisition, we expect that current Crescent shareholders will, as a group, own approximately 70.5% of the combined company and Port City shareholders will, as a group, own approximately 29.5% of the combined company.

As a result of the acquisition, each share of Port City common stock held by Port City shareholders will be converted automatically into 2.2620 shares of common stock of Crescent and $3.30 in cash. Based upon the closing price of Crescent common stock on                     , 2006, this represents $            for each share of Port City common stock. The exchange ratio establishing the number of Crescent shares into which Port City shares will be converted may be adjusted in limited circumstances. The actual value of the Crescent common stock received by Port City shareholders in the acquisition will depend on the market value of Crescent common stock at the time of the closing and whether the exchange ratio is adjusted. Shares of Crescent common stock are listed on the Nasdaq National Market under the symbol “CRFN.”

We cannot complete the transaction unless the shareholders of both of our companies approve it. Each of us is presenting the proposal for approval at our respective 2006 annual meetings. These meetings are being held at a later date than in prior years to avoid the cost of conducting separate special meetings. Your vote is important. Whether or not you plan to attend your company’s annual meeting, please take the time to vote your shares in accordance with the instructions contained in this document. Even if you return the proxy card, you may attend the meeting and vote your shares in person. Your failure to vote will have the same effect as voting against the merger.

The dates, times and places of the annual meetings are as follows:

For Crescent shareholders	For Port City shareholders
, 2006	, 2006
: .m. local time	: .m. local time
[address]	[address]

This document and the accompanying Appendices provide you with detailed information about these meetings and the proposed merger. Please carefully read this entire document, including the risk factors relating to the merger discussed on page     . You also can get information about Crescent from publicly available documents that Crescent has filed with the Securities and Exchange Commission.

We strongly support this combination of our companies and join with all of the other members of our boards of directors in recommending that you vote in favor of the merger proposal.

Michael G. Carlton	W. Keith Betts
President and Chief Executive Officer	President and Chief Executive Officer
Crescent Financial Corporation	Port City Capital Bank

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Crescent common stock to be issued under the joint proxy statement/prospectus or determined that the joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The shares of Crescent common stock are not savings or deposit accounts or other obligations of any bank and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The joint proxy statement/prospectus is dated                             , 2006, and was first mailed to Crescent shareholders and Port City shareholders on or about                             , 2006.

Crescent Financial Corporation

1005 High House Road

Cary, North Carolina 27512

Notice of Annual Meeting of Shareholders

To Be Held on                     , 2006

To the Shareholders of Crescent Financial Corporation:

We will hold the 2006 annual meeting of shareholders of Crescent Financial Corporation on             ,                     , 2006, at     :        .m., local time at                     , North Carolina, to consider and vote upon the following matters:

•	a proposal to adopt the plan of merger contained in the Agreement and Plan of Merger, dated as of April 6, 2006, by and between Crescent Financial Corporation and Port City Capital Bank, which provides for the acquisition of Port City by Crescent with Port City becoming a wholly owned subsidiary of Crescent.

•	a proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the annual meeting to approve the proposals.

•	the approval of the Crescent 2006 Omnibus Stock Ownership and Long Term Incentive Plan.

•	the election of three (3) directors of Crescent for terms of three years.

•	a proposal to ratify the appointment of Dixon Hughes PLLC as Crescent’s independent registered public accounting firm for 2006.

We have fixed the close of business on                     , 2006 as the record date for determining those shareholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. Only Crescent shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.

The merger is explained in the accompanying joint proxy statement/prospectus, which you are urged to read carefully. A copy of the Agreement and Plan of Merger is attached as Appendix A to the joint proxy statement/prospectus.

By Order of the Board of Directors

Michael G. Carlton
President and Chief Executive Officer

                    , 2006

Whether or not you plan to attend the annual meeting in person, please promptly submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed envelope, which requires no postage if mailed in the United States. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Crescent common stock who is present at the Crescent annual meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Crescent annual meeting in the manner described in the accompanying joint proxy statement/prospectus.

Crescent’s board of directors approved, by unanimous vote, the merger agreement and unanimously recommends that you vote “FOR” approval of the plan of merger contained in the merger agreement, approval of the Crescent 2006 Omnibus Stock Ownership and Long Term Incentive Plan, the election of three (3) directors for terms of three years and approval of the ratification of Dixon Hughes PLLC as Crescent’s independent registered public accounting firm.

PORT CITY CAPITAL BANK

1508 Military Cutoff Road, Suite 100

Wilmington, North Carolina 28403

Notice of Annual Meeting of Shareholders

To Be Held on                     , 2006

To the Shareholders of Port City Capital Bank:

We will hold the 2006 annual meeting of shareholders of Port City Capital Bank, a North Carolina corporation, on             ,                     , 2006, at     :        .m., local time at                     , North Carolina, to consider and vote upon the following matters:

•	a proposal to adopt the plan of merger contained in the Agreement and Plan of Merger, dated as of April 6, 2006, by and between Crescent Financial Corporation and Port City Capital Bank, which provides for the acquisition of Port City by Crescent with Port City becoming the wholly owned subsidiary of Crescent.

•	a proposal to approve the adjournment of the annual meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the annual meeting to approve the proposals.

•	the election of three (3) directors of Port City for terms of three years.

We have fixed the close of business on                     , 2006 as the record date for determining those shareholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting. Only Port City shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.

The merger is explained in the accompanying joint proxy statement/prospectus, which you are urged to read carefully. A copy of the Agreement and Plan of Merger is attached as Appendix A to the joint proxy statement/prospectus.

By Order of the Board of Directors

W. Keith Betts
President and Chief Executive Officer

                    , 2006

Whether or not you plan to attend the annual meeting in person, please promptly submit your proxy with voting instructions. Please vote as soon as possible by submitting your proxy card by mail. To submit your proxy, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed envelope, which requires no postage if mailed in the United States. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Port City common stock who is present at the Port City annual meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Port City annual meeting in the manner described in the accompanying joint proxy statement/prospectus.

Port City’s board of directors approved, by unanimous vote, the merger agreement and unanimously recommends that you vote “FOR” approval of the plan of merger contained in the merger agreement and the election of three (3) directors for terms of three years.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Crescent and Port City from documents that are included in or delivered with this joint proxy statement/prospectus. This information, as well as Crescent’s Annual Report on Form 10-K, is available without charge to Crescent security holders upon written or oral request of Bruce W. Elder, Secretary, Crescent Financial Corporation, 1005 High House Road, Cary, North Carolina, (919) 466-1005. Information regarding Port City may also be requested by Port City security holders by contacting John M. Franck, Secretary, Port City Capital Bank, 1508 Military Cutoff Road, Suite 100, Wilmington, North Carolina 28403, (910) 344-2265.

See “Where You Can Find More Information” on page     .

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES

FOR THE ANNUAL MEETINGS

Q:	What matters will be considered at the annual meetings?

A:	At both annual meetings, Crescent and Port City shareholders will be asked to vote in favor of approving the plan of merger whereby Port City will become a wholly owned subsidiary of Crescent. Crescent shareholders will be asked separately to approve the Crescent 2006 Omnibus Stock Ownership and Long Term Incentive Plan. Shareholders will also be asked to elect directors for their respective companies and to address other routine annual meeting matters.

Q:	What do I need to do now?

A:	After you carefully read this document and have decided how you wish to vote your shares, please vote by submitting your proxy card by mail. To submit your proxy card by mail, you must complete, sign, date and mail your proxy card in the enclosed envelope as soon as possible. This will enable your shares to be represented and voted at the Crescent annual meeting or the Port City annual meeting.

Q:	Why is my vote important?

A:	The failure of a Crescent or a Port City shareholder to vote, by proxy or in person, will have the same effect as a vote against the merger and may result in the lack of a quorum to conduct the other business being presented. In the case of Crescent, the merger must be approved by the holders of a majority of the outstanding shares of Crescent common stock entitled to vote at the Crescent annual meeting. In the case of Port City, the merger must be approved by the holders of two-thirds of the outstanding shares of Port City common stock entitled to vote at the annual meeting.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me on the merger proposal?

A:	No. Your broker cannot vote your shares on the merger proposal without instructions from you. You should direct your broker as to how to vote your shares, following the instructions your broker provides to you. Please check the voting form used by your broker, which you should have received with this joint proxy statement/prospectus.

Q:	What if I abstain from voting on the merger proposal or fail to instruct my broker?

A:	If you abstain from voting or fail to instruct your broker to vote your shares on the merger proposal and the broker submits an unvoted proxy, the resulting “broker non-vote” will be counted toward a quorum at your annual meeting, and while it may be voted in the election of directors, ratification of accountants and the procedural proposal regarding adjournment of the meeting, it will have the same effect as a vote against the merger.

Q:	Can I attend the annual meeting and vote my shares in person?

A:	Yes. All shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend their respective annual meeting. Shareholders of record can vote in person at their annual meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as the broker, bank or other nominee who holds your shares, to be able to vote in person at your annual meeting. If you plan to attend your annual meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal identification with you to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke your signed proxy card at any time before it is voted by signing and returning a proxy card with a later date, delivering a written revocation letter to, in the case of Crescent, Bruce W. Elder, Corporate Secretary, or in the case of Port City, John M. Franck, Corporate Secretary, or by attending the appropriate annual meeting in person, notifying Mr. Elder or Mr. Franck, as the case may be, and voting by ballot at the annual meeting. Mr. Elder’s mailing address is Crescent Financial Corporation, 1005 High House Road, Cary, North Carolina 27512, and Mr. Franck’s mailing address is 1508 Military Cutoff Road, Suite 100, Wilmington, North Carolina 28403.

Any shareholder entitled to vote in person at their annual meeting may vote in person whether or not a proxy has been previously given, but the mere presence (without notifying Mr. Elder or Mr. Franck, as the case may be) of a shareholder at their annual meeting will not constitute revocation of a previously given proxy.

Q:	If I am a Port City shareholder, should I send in my Port City stock certificates now?

A:	No. You should NOT send in your Port City stock certificates at this time. Once all approvals have been obtained, we will send you instructions for exchanging Port City stock certificates for shares of Crescent common stock and cash. Crescent shareholders do not need to exchange or take any other action regarding their Crescent stock certificates in connection with the acquisition.

Q:	When do you hope to complete the merger?

A:	We hope to complete the merger early in the fourth quarter of 2006. We must first obtain the approvals of our shareholders at the annual meetings and certain regulatory approvals.

Q:	Whom should I call with questions or to obtain additional copies of the joint proxy statement/prospectus?

A:	Crescent shareholders should call Bruce W. Elder at (919) 466-1005 with any questions about the merger and related transactions or to obtain additional copies of the joint proxy statement/prospectus.

Port City shareholders should call W. Keith Betts at (910) 344-2265 with any questions about the merger and related transactions or to obtain additional copies of the joint proxy statement/prospectus.

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand Crescent’s acquisition of Port City fully and for a more complete description of the legal terms of the merger and the related transactions, you should carefully read this entire document and all documents to which we have referred. See “Where You Can Find More Information” on page      of this joint proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (see page     )

We are proposing the acquisition of Port City by Crescent. The transaction will result in Port City becoming a wholly owned bank subsidiary of Crescent. We expect to complete the merger early in the fourth quarter of 2006.

If the transaction is completed, Port City shareholders will have the right to receive $3.30 in cash, without interest, and 2.2620 shares of Crescent common stock for each share of Port City common stock owned immediately prior to the merger. Each share of common stock of Port City was valued by Crescent at $33.00 and the exchange ratio was based upon the average price of Crescent common stock for the 10 trading days preceding April 6, 2006, the date of the Agreement. That average price per share divided into $33.00 per share resulted in an exchange rate of 2.5133 shares of Crescent for each share of Port City. However, since 10% of the exchange is in cash, the stock portion of the exchange is 90% of the exchange ratio or 2.2620.

Upon completion of the transaction, current holders of Crescent common stock will own, as a group, approximately 70.5% of the outstanding common stock of the combined company and current holders of Port City common stock will own, as a group, approximately 29.5% of the outstanding common stock of the combined company. Crescent will not issue any fractional shares of Crescent common stock in the transaction. Port City shareholders who would otherwise be entitled to a fractional share of Crescent common stock will instead receive an amount in cash based on the last sale price of Crescent common stock on the day preceding the date on which the transaction is completed.

Following completion of the transaction, Port City, like Crescent’s other operating bank, Crescent State Bank, will become a wholly owned subsidiary of Crescent. Crescent intends to merge Port City into Crescent State Bank at some time in the future but no time frame has been determined for this merger at this time.

The Companies

Crescent Financial Corporation (see page     )

1005 High House Road

Cary, North Carolina 27513

(919) 460-7770

Crescent is a bank holding company organized under the laws of North Carolina. Crescent operates Crescent State Bank, a North Carolina chartered bank offering full-service commercial and retail banking services to consumer and business customers primarily in Wake, Johnston, Lee and Moore counties in North Carolina. At March 31, 2006, Crescent’s total assets on a consolidated basis were $445.0 million, its consolidated deposits were $349.6 million, and its consolidated total shareholders’ equity was $42.4 million.

Port City Capital Bank (see page     )

1508 Military Cutoff Road, Suite 100

Wilmington, North Carolina 28403

(910) 344-2265

Port City is a commercial bank organized under the laws of North Carolina providing banking products and services primarily to small- to medium-sized businesses primarily in the City of Wilmington, New Hanover County and its surrounding areas in North Carolina. At March 31, 2006, Port City’s total assets were $163.5 million, its total deposits were $149.6 million and its total shareholders’ equity was $13.2 million.

The Annual Meetings (see pages      and     )

Crescent Financial Corporation.

The annual meeting of Crescent shareholders will be held at             , North Carolina, on                     , 2006, at     :                 .m. local time.

At the meeting, Crescent shareholders will be asked to consider and vote upon: (i) a proposal to approve the plan of merger; (ii) a procedural proposal to adjourn the meeting, if necessary, to allow additional time to solicit proxies for the meeting; (iii) the approval of the Crescent 2006 Omnibus Stock Ownership and Long Term Incentive Plan; (iv) the election of three (3) directors for terms of three years; and (v) ratification of Dixon Hughes PLLC as independent registered public accounting firm for 2006. Approval of the plan of merger requires the affirmative vote of a majority of the outstanding shares of Crescent common stock. Approval of the 2006 Omnibus Stock Ownership and Long Term Incentive Plan, the proposal to ratify accountants and authority to adjourn requires the affirmative vote of a majority of the shares of Crescent common stock voted on the proposal at the annual meeting. The nominees for director receiving the greatest number of votes will be elected.

Only holders of Crescent common stock who are holders at the close of business on the record date,                     , 2006, will be entitled to notice of and to vote at the meeting. As of                     , 2006, directors and executive officers of Crescent and their affiliates beneficially owned approximately             % of the outstanding shares of Crescent common stock. We anticipate that all of these shares will be voted “FOR” the plan of merger and “FOR” the proposals, including each of the nominees for director named in the joint proxy statement/prospectus.

Each Crescent share carries one vote. As of                     , 2006,                      votes were eligible to be cast at the meeting.

Port City.

The annual meeting of Port City shareholders will be held at                     , North Carolina, on                     , 2006. at      :             .m. local time.

At the meeting, Port City shareholders will be asked to consider and vote upon: (i) a proposal to approve the plan of merger; (ii) a procedural proposal to adjourn the meeting, if necessary, to allow additional time to solicit proxies for the meeting; and (iii) the election of three (3) directors for terms of three years. Approval of the plan of merger requires the affirmative vote of two-thirds of the outstanding shares of Port City common stock. Authority to adjourn requires the affirmative vote of a majority of the shares of Port City common stock voted on the proposal at the annual meeting. The nominees receiving the greatest number of votes will be elected.

Only holders of Port City common stock who are holders at the close of business on the record date,                     , 2006, will be entitled to notice of and to vote at the meeting. As of                     , 2006, directors and executive officers of Port City and their affiliates beneficially owned approximately     % of the outstanding shares of Port City common stock. We anticipate that all of these shares will be voted “FOR” the plan of merger and “FOR” each of the other proposals, including the nominees for director named in this joint proxy statement/prospectus.

Each Port City share carries one vote. As of                     , 2006,             votes were eligible to be cast at the meeting.

The Merger Agreement (see page     )

The merger agreement is the legal document that governs the transaction. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus, and we encourage you to read it carefully.

Share Information and Market Prices

(see page     )

Shares of Crescent common stock are quoted on the Nasdaq National Market under the symbol “CRFN.” Port City’s common stock is included on the OTC Bulletin Board, however trading in such shares is infrequent. Some examples of recent closing prices for Crescent, as adjusted for the stock split payable May 31, 2006, are:

April	6, 2006 $12.91
,	2006 $

The last trade of the common stock of Port City known to management involved 1,061 shares at a price of $16.25 per share.

Based on the merger consideration of 2.2620 shares of Crescent common stock and $3.30 in cash for each share of Port City common stock exchanged in the merger, the closing price of the shares of Crescent common stock that Port City shareholders will receive in the merger for each share of Port City common stock would be:

April	6, 2006 $32.51
,	2006 $

Of course, the market price of Crescent common stock will fluctuate prior to the merger. Because the exchange ratio is fixed, subject to possible adjustments only in limited circumstances, the value of the shares of Crescent common stock you may receive in the merger will fluctuate. You should obtain current stock price quotations for Crescent common stock. You may get these quotations from a newspaper, on the Internet or by calling a securities broker.

Our Reasons for the Merger (see page     )

We are proposing the acquisition of Port City by Crescent because we believe that by joining forces we will strengthen our position as a competitor in the financial services business, permitting us to take advantage of growth opportunities in important North Carolina markets. We believe that the transaction will allow us to compete more effectively in our combined market area while retaining the strong customer and community service that has been the hallmark of both institutions. Expansion into the Wilmington, New Hanover County market area is a strategic priority for Crescent. Port City’s significant presence in that market area since its incorporation in 2002 makes it an attractive opportunity for Crescent. Crescent’s growth record, the liquidity of its common stock and greater financial resources and customer products and services make affiliation with it attractive to Port City from both a banking customer and shareholder standpoint.

Recommendations to Shareholders (see pages     and    )

Crescent Financial Corporation.

The Crescent board of directors believes that the transaction is in the best interests of Crescent and its shareholders and has unanimously adopted and approved the merger agreement. The Crescent board of directors unanimously recommends that Crescent shareholders vote “FOR” approval of the plan of merger at the annual meeting as well as approval of the other proposals and election of the three (3) nominees named in this joint proxy/prospectus.

Port City.

The Port City board of directors believes that the transaction is in the best interests of Port City and its shareholders and has unanimously approved the merger agreement. The Port City board of directors recommends that Port City shareholders vote “FOR” approval of the plan of merger at the Port City annual meeting as well as approval of the other proposals and election of the three (3) nominees named in this joint proxy statement/prospectus.

Fairness Opinions (see page     )

Crescent.

Crescent’s financial advisor, Howe Barnes Investments, Inc., Chicago, Illinois, has given a written opinion to Crescent’s board of directors that, as of April 6, 2006, the per share consideration to be paid by Crescent pursuant to the merger agreement is fair to Crescent from a financial point of view. A copy of this opinion is attached to this joint proxy statement/prospectus as Appendix B. Crescent shareholders should read this opinion carefully in its entirety.

Port City.

Port City’s financial advisor, Smith Capital, Inc., Charlotte, North Carolina, has given a written opinion to Port City’s board of directors that, as of March 28, 2006, the consideration to be received by Port City shareholders under the merger agreement is fair to Port City shareholders from a financial point of view. A copy of this opinion is attached to this joint proxy statement/prospectus as Appendix C. Port City shareholders should read this opinion carefully in its entirety.

Material Federal Income Tax Consequences (see page     )

The merger has been structured to qualify as a reorganization for U.S. federal income tax purposes. Under current law, if a Port City shareholder’s adjusted basis in his, her or its Port City shares is less than the fair market value, as of the date of the transaction, of the Crescent shares and cash received in the merger, the shareholder should recognize a gain. This recognized gain will equal the lesser of (1) the excess, if any, as of the date of the transaction, of the fair market value of the Crescent shares and cash received by the Port City shareholder over the adjusted basis of his, her or its Port City shares and (2) the amount of cash received in the transaction. In the event a Port City shareholder realizes a loss, however, because his, her or its adjusted basis in the Port City shares is greater than the fair market value of the Crescent shares and cash received in the transaction, the loss should not be currently allowed.

Because of the complexity of the tax laws and the individual nature of the tax consequences of the transaction, we recommend that Port City shareholders consult a tax advisor concerning the applicable U.S. federal, state and local income tax consequences of the transaction.

We will not be obligated to complete the transaction unless we receive an opinion that the merger should be treated as a transaction of a type that is generally tax-free to Crescent and Port City for U.S. federal income tax purposes. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

Interests of Port City Management in the Transaction (see page     )

Some members of Port City management and of the Port City board of directors have interests in the merger that are different from, or in addition to, the interests of the other Port City shareholders. The Port City board of directors was aware of these interests and considered them in its decision to adopt and approve the merger agreement and the plan of merger. These interests include (i) cash payments due to the executive officers of Port City under existing employment agreements; (ii) the proposal of new employment agreements for the executive officers of Port City; (iii) the right to continued indemnification and insurance coverage by Crescent of Port City board members for acts or omissions occurring before the transaction, including events that are related to the transaction.

Management and Operations After the Transaction (see page     )

After the transaction, the Crescent board of directors will be made up of the directors on the Crescent board immediately before the transaction, plus three (3) individuals nominated by Port City presently serving on the Port City board. The members of the Port City board of directors will serve as the board for Port City following the transaction and Michael G. Carlton, President and Chief Executive Officer of Crescent will serve on the Port City board. The current management and employees of Port City will remain in their current positions, with the executive officers serving under new employment agreements.

Accounting Treatment of the Merger (see page     )

The transaction will be treated as a “purchase,” and therefore the purchase price will be allocated to the assets and liabilities of Port City based on their estimated fair market values at the date of the transaction.

Dissenters’ Rights (see page     )

Each of Crescent and Port City is incorporated in North Carolina. Under North Carolina law, holders of Crescent common stock do not have dissenters’ rights. Holders of Port City common stock have the right to dissent from the transaction and to demand payment in cash of the “fair value” of their shares of Port City common stock.

Regulatory Approval (see page     )

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. Crescent has filed the required application and notices with the aforesaid banking regulators. As of the date of this joint proxy statement/prospectus, we have not yet received the required approvals. While we do not know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if we will get them.

Conditions to the Merger (see page     )

Completion of the merger depends upon a number of conditions being met, including approval of the plan of merger by both Port City and Crescent shareholders, and receipt of regulatory approvals.

Where the law permits, Crescent or Port City could elect to waive a condition to its obligation to complete the transaction although that condition has not been satisfied. We cannot be certain when or if the conditions to the transaction will be satisfied or waived or that the transaction will be completed.

Termination (see page     )

Crescent and Port City may agree at any time to terminate the merger agreement without completing the transaction, even if the Crescent or Port City shareholders have approved it. Also, either Crescent or Port City may decide, without the consent of the other, not to complete the transaction in a number of other situations, including

•	the other party’s failure to satisfy its obligations under the merger agreement, and

•	the failure of any condition to the completion of the transaction to have been satisfied or waived by November 30, 2006, unless the failure of the condition is caused by the terminating party’s failing to perform its obligations under the merger agreement.

Port City may also terminate the agreement if the price of Crescent common stock, as adjusted for the stock split payable May 31, 2006, averages less than $9.57 per share during a period prior to the anticipated closing of the transaction and Crescent may terminate the agreement if the price of Crescent common stock averages more than $16.52 per share during the same period.

Differences in Shareholders’ Rights (see page     )

Upon completion of the transaction, Port City shareholders will become shareholders of Crescent. North Carolina law and Crescent’s articles of incorporation and bylaws will govern their rights as Crescent shareholders. Because of differences in the articles of incorporation and bylaws of Crescent and Port City, the rights of Port City shareholders prior to the transaction will not be the same in some important ways as their rights as Crescent shareholders after the transaction.

Termination Fee (see page     )

The merger agreement provides that Port City will pay Crescent a termination fee of $2,000,000 if:

•	Port City terminates the merger agreement in order to enter into another acquisition agreement with a third party that, in the determination of Port City’s board of directors, has terms superior to those of the merger agreement with Crescent from the Port City shareholders’ viewpoint,

•	Crescent terminates the merger agreement because Port City has breached its obligation not to encourage or solicit other acquisition proposals, Port City has failed to hold the shareholders’ meeting for approval of the plan of merger, Port City’s board of directors has not recommended approval of the plan of merger or has changed its recommendation or has recommended approval of another proposal to acquire Port City, or

•	a tender or exchange offer for 25% or more of Port City’s common stock is made and the Port City board fails to send a statement to the shareholders recommending rejection of that offer within 10 business days after the offer has been made.

In addition, the termination fee will be payable to Crescent if:

•	either Crescent or Port City terminates the merger agreement because Port City’s shareholders did not approve the plan of merger,

•	a third party makes a proposal to acquire Port City after April 6, 2006 and that proposal is not withdrawn prior to termination of the merger agreement, and

•	within 18 months after termination of the merger agreement Port City is acquired by a third party or other specified events occur.

Unaudited Comparative Per Share Data

The following table shows historical information about our net income per share, cash dividends per share and book value per share, and similar information reflecting the transaction, which we refer to as pro forma information. In presenting the pro forma information, we assumed that Port City had been acquired by Crescent as of the beginning of the periods presented. All pro forma amounts have been adjusted for the effects of the 23-for-20 stock split to be effected in the form of a 15% stock dividend declared by Crescent on April 25, 2006 and to be distributed on May 31, 2006 to shareholders of record on May 18, 2006.

The pro forma information gives effect to the transaction under the purchase method of accounting. The equivalent pro forma information is based on an exchange ratio of 2.5133 shares of Crescent common stock for each share of Port City common stock converted into Crescent stock in the transaction. The pro forma information assumes that each of Port City’s shares will be exchanged in the transaction for 2.2620 Crescent shares and $3.30 in cash.

We will incur transaction expenses as a result of combining our companies. We also anticipate that the transaction will provide financial benefits that include reduced operating expenses and enhanced opportunities to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of our combined companies under one set of assumptions, does not attempt to predict or suggest future results.

The information in the following table is based on the financial statements of Crescent and Port City that appear elsewhere in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page      and “Unaudited Pro Forma Condensed Combined Financial Information” on page     .

	Three Months Ended March 31, 2006	Year Ended December 31, 2005
Net Income Per Common Share
Basic:
Crescent historical	$0.17	$0.64
Port City historical	0.43	1.86
Crescent and Port City pro forma (1)	0.17	0.67
Port City pro forma equivalent (3)	0.39	1.53
Diluted:
Crescent historical	$0.16	$0.61
Port City historical	0.43	1.79
Crescent and Port City pro forma (1)	0.16	0.63
Port City pro forma equivalent (3)	0.37	1.44

Cash Dividends Declared Per Common Share (2)	N/A	N/A

Book Value Per Common Share (4)
Crescent historical	$7.32
Port City historical	12.31
Crescent and Port City pro forma (1), (4)	9.50
Port City pro forma equivalent (3), (4)	21.49

(1)	Crescent and Port City pro forma information reflects that each share of Port City common stock will be exchanged in the transaction for 2.2620 shares of Crescent common stock and $3.30 in cash, as well as the following pro forma assumptions:

(a)	The issuance of 2,430,247 shares of Crescent common stock, resulting in a total of 8,220,163 shares of Crescent stock outstanding on a pro forma basis as of March 31, 2006.

(b)	The payment of $3.30 per share of Port City common stock will represent a total cash payment of approximately $3.5 million.

(c)	The computation of purchase accounting adjustments as of March 31, 2006, except that net income adjustments for the year ended December 31, 2005 reflect circumstances within that period.

(d)	Goodwill of approximately $26.8 million and a core deposit intangible of approximately $1.3 million to be recorded in accordance with the purchase method of accounting. Amortization of the core deposit intangible is assumed to be on a straight-line basis over a 10-year life.

(e)	Adjustment of assets and liabilities of Port City to an estimated fair value basis in accordance with the purchase method of accounting. Amortization and accretion of the resulting fair value premiums and discounts of financial assets and liabilities are assumed to be on a straight-line basis over lives ranging from approximately one year to six years. Such fair value adjustments may not be indicative of fair values at the closing date of the merger.

(2)	Neither Crescent nor Port City has declared any cash dividends.
(3)	The equivalent pro forma per share amounts for Port City are calculated by multiplying the Crescent and Port City pro forma information by 2.2620, which is the product of 2.5133, the exchange ratio in the merger, and 0.90, which reflects that 90% of Port City’s common shares will be exchanged for Crescent common stock in the transaction.
(4)	Book value per common share on a pro forma basis at December 31, 2005 is not meaningful

Selected Historical Financial Data for Crescent

In the table below, we provide you with selected historical consolidated financial data of Crescent. Crescent prepared this information using the consolidated financial statements of Crescent as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 2005 and for the three-month periods ended March 31, 2006 and 2005. The information is based on the consolidated financial statements contained in reports filed by Crescent with the Securities and Exchange Commission.

When you read the selected historical consolidated financial information, you should consider reading along with it Crescent’s historical audited consolidated financial statements and accompanying notes for the year ended December 31, 2005 and the unaudited consolidated financial statements for the quarterly period ended March 31, 2006, which are contained elsewhere in this joint proxy statement/prospectus in Appendix F/S.

	At or for the three-month periods ended		At or for the years ended December 31,
	March 31, 2006	March 31, 2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except share and per share data)
Summary of Operations
Interest income	$7,101	$4,764	$22,827	$15,896	$10,950	$8,556	$7,163
Interest expense	3,027	1,720	8,872	5,466	3,749	3,189	3,401

Net interest income	4,074	3,044	13,955	10,430	7,201	5,367	3,762
Provision for loan losses	270	204	807	736	551	689	502

Net interest income after the provision for loan losses	3,804	2,840	13,148	9,694	6,650	4,678	3,259
Non-interest income	596	544	2,417	2,342	1,645	768	489
Non-interest expense	2,871	2,423	10,762	8,531	5,767	4,124	3,442

Income before income taxes	1,529	961	4,803	3,505	2,528	1,322	307
Income taxes	547	320	1,659	1,172	873	94	—

Net income	982	641	3,144	2,333	1,655	1,228	307

Per Share and Shares Outstanding (1)
Net income, basic (2)	$0.17	$0.14	$0.64	$0.50	$0.40	$0.39	$0.12
Net income, diluted (2)	$0.16	$0.13	$0.61	$0.47	$0.39	$0.38	$0.12
Book value at end of period	$7.32	$6.55	$7.17	$5.68	$5.20	$4.53	$3.95
Tangible book value	$6.68	$5.64	$6.52	$4.87	$4.38	$4.53	$3.95
Weighted average shares outstanding:
Basic	5,786,227	4,721,137	4,911,264	4,678,604	4,143,766	3,111,805	2,647,632
Diluted	6,010,818	4,989,871	5,165,861	4,925,263	4,295,142	3,201,626	2,647,632
Shares outstanding at period end	5,789,916	4,108,937	5,780,353	4,717,210	4,641,068	3,911,536	2,647,632

Balance Sheet Data
Total assets	$445,018	$353,914	$410,788	$331,227	$273,714	$182,005	$129,174
Total investments (3)	62,545	54,624	57,752	54,935	38,383	45,559	37,991
Total loans, net	351,185	274,404	323,971	253,793	213,442	123,962	79,458
Total deposits	349,564	285,123	322,081	273,649	218,615	153,105	113,155
Borrowings	51,023	40,469	45,212	29,555	29,003	10,000	5,000
Stockholders’ equity	42,406	26,934	41,457	26,777	24,150	17,732	10,450

	At or for the three-month periods ended		At or for the years ended December 31,
	March 31, 2006	March 31, 2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except share and per share data)
Selected Performance Ratios
Return on average assets	0.93%	0.76%	0.84%	0.76%	0.79%	0.85%	0.31%
Return on average stockholders’ equity	9.38%	9.50%	10.34%	9.14%	8.25%	9.31%	2.97%
Net interest spread (4)	3.51%	3.47%	3.51%	3.26%	3.09%	3.18%	3.01%
Net interest margin (5)	4.09%	3.84%	3.94%	3.61%	3.64%	3.87%	3.98%
Non-interest income as a percentage of total revenue (6)	12.76%	15.16%	14.76%	18.34%	18.60%	12.52%	11.50%
Non-interest income as a percentage of average assets (7)	0.56%	0.65%	0.64%	0.76%	0.78%	0.53%	0.50%
Non-interest expense to average assets (7)	2.72%	2.88%	2.86%	2.76%	2.75%	2.85%	3.49%
Efficiency ratio (8)	61.48%	67.53%	65.73%	66.79%	65.19%	67.22%	80.97%
Average stockholders’ equity to average total assets	9.91%	7.99%	8.08%	8.27%	9.55%	9.13%	10.47%

Asset Quality Ratios
Net charge-offs to average loans outstanding	0.00%	0.00%	0.04%	0.15%	0.05%	0.09%	0.03%
Allowance for loan losses to period end loans	1.30%	1.39%	1.33%	1.42%	1.52%	1.36%	1.38%
Allowance for loan losses to non- performing loans	24,078%	4,614%	16,960%	73,360%	2,078%	NM	260%
Non-performing loans to period end loans	0.01%	0.03%	0.01%	0.00%	0.07%	0.00%	0.53%
Non-performing assets to total assets (9)	0.01%	0.02%	0.01%	0.09%	0.29%	0.00%	0.33%

Capital Ratios
Total risk-based capital ratio	12.84%	11.48%	13.68%	11.61%	12.95%	13.23%	10.67%
Tier 1 risk-based capital ratio	11.70%	10.23%	12.51%	10.38%	11.70%	12.04%	11.83%
Leverage ratio	11.15%	9.36%	11.51%	9.49%	10.63%	10.08%	8.87%
Equity to assets ratio	9.53%	7.61%	10.09%	8.08%	8.82%	9.74%	8.09%

Other Data
Number of full-service banking offices	10	8	9	8	7	5	4
Number of full-time equivalent employees	92	82	90	78	64	37	31

(1)	Adjusted to reflect the effect of the stock splits effected in the form of a 15% stock dividend in 2006 and 2005, a 20% stock dividend in 2004, a 15% stock dividend in 2003 and 12.5% stock dividend in 2002.
(2)	Computed based on the weighted average number of shares outstanding during each period.
(3)	Consists of interest-earning deposits, federal funds sold, investment securities and FHLB stock.
(4)	Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin is net interest income divided by average interest-earning assets.
(6)	Total revenue consists of net interest income and non-interest income.
(7)	Ratios have been annualized.
(8)	Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income.
(9)	Non-performing assets consist of non-accrual loans, restructured loans, and foreclosed assets, where applicable.

Selected Historical Financial Data for Port City

In the table below, we provide you with selected historical financial data of Port City. Port City prepared this information using the audited financial statements of Port City as of the dates indicated and for each of the fiscal years in the three-year period ended December 31, 2005 and unaudited interim financial statements as of and for the three-month periods ended March 31, 2006 and 2005. These financial statements are included elsewhere in this joint proxy statement/prospectus in Appendix F/S.

	At or for the three- month periods ended		At or for the years ended December 31,
	March 31, 2006	March 31, 2005	2005	2004	2003	2002(1)
	(Dollars in thousands, except share and per share data)
Summary of Operations
Interest income	$2,662	$1,604	$7,931	$4,620	$2,331	$528
Interest expense	1,107	641	3,082	1,585	707	314

Net interest income	1,555	963	4,849	3,035	1,624	214
Provision for loan losses	99	86	416	285	525	312

Net interest income after the provision for loan losses	1,456	877	4,433	2,750	1,099	(98)
Non-interest income	23	22	80	59	29	3
Non-interest expense	594	492	2,320	1,927	1,675	796

Income before income taxes	885	407	2,193	882	(547)	(891)
Income taxes	426	—	377	—	—	—

Net income	$459	$407	$1,816	$882	$(547)	$(891)

Per Share and Shares Outstanding
Net income, basic	$0.43	$0.45	$1.86	$0.97	$(0.60)	$(0.98)
Net income, diluted	0.43	0.45	1.79	0.97	(0.60)	(0.98)
Book value at end of period	12.31	9.72	11.90	9.48	8.57	9.26
Tangible book value	12.31	9.72	11.90	9.48	8.57	9.26
Weighted average shares outstanding:
Basic	1,074,380	909,091	973,848	909,091	909,091	909,091
Diluted	1,078,760	909,091	1,011,942	909,091	909,091	909,091
Shares outstanding at period end	1,074,380	909,091	1,074,380	909,091	909,091	909,091

Balance Sheet Data
Total Assets	$163,517	$117,002	$143,045	$101,762	$75,299	$40,880
Total investments	23,850	21,654	20,927	17,257	17,604	20,836
Total loans, net	127,227	90,205	117,384	83,142	54,910	17,464
Total deposits	149,625	107,788	130,033	92,996	67,395	32,416
Borrowings	—	—	—	—	—	—
Stockholders’ equity	13,221	8,835	12,789	8,619	7,790	8,420

Selected Performance Ratios
Return on average assets (7)	1.20%	1.44%	1.43%	0.97%	-1.05%	-5.25%
Return on average stockholders’ equity (7)	14.00%	18.52%	17.28%	10.84%	-6.76%	-19.92%
Net interest spread (4)	3.75%	3.26%	3.79%	3.05%	2.60%	0.40%
Net interest margin (5)	4.29%	3.60%	4.16%	3.44%	3.13%	1.28%
Non-interest income as a percentage of total revenue (6)	1.46%	2.23%	1.62%	1.91%	1.75%	1.38%
Non-interest income as a percentage of average assets (7)	0.06%	0.08%	0.06%	0.07%	0.06%	0.02%
Non-interest expense to average assets (7)	1.55%	1.74%	1.83%	2.13%	3.21%	4.72%
Efficiency ratio (8)	37.64%	49.95%	47.07%	62.28%	101.33%	366.82%
Average stockholders’ equity to average total assets	8.57%	7.78%	8.28%	8.98%	15.49%	26.30%

Assett Quality Ratios
Net charge-offs to average loans outstanding (9)	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Allowance for loan losses to period end loans	1.27%	1.32%	1.29%	1.33%	1.50%	1.76%
Allowance for loan losses to non- performing loans (9)	N/A	N/A	N/A	N/A	N/A	N/A
Non-performing loans to period end loans (9)	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Non-performing assets to total assets (9)	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

	At or for the three- month periods ended		At or for the years ended December 31,
	March 31, 2006	March 31, 2005	2005	2004	2003	2002(1)
	(Dollars in thousands, except share and per share data)

Capital Ratios
Total risk-based capital ratio	11.39%	10.92%	12.09%	11.48%	14.75%	38.58%
Tier 1 risk-based capital ratio	10.17%	9.67%	10.84%	10.23%	13.49%	37.33%
Leverage ratio	8.86%	8.10%	9.43%	8.52%	12.40%	19.83%
Equity to assets ratio	8.09%	7.55%	8.94%	8.47%	10.35%	20.60%

Other Data
Number of full-service banking offices	1	1	1	1	1	1
Number of full-time equivalent employees	17	15	16	15	14	12

(1)	For the period of July 1, 2002 (opening date) through December 31, 2002. Applicable ratios have been annualized.
(2)	Computed based on the weighted average shares outstanding during each period.
(3)	Consists of interest-earning deposits, federal funds sold, investment securities and Banker's Bank stock.
(4)	Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)	Net interest margin is net interest income divided by average interest-earning assets.
(6)	Total revenue consists of net interest income and non-interest income.
(7)	Ratios have been annualized.
(8)	Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income.
(9)	Port City has had no charge-offs, non-performing loans or non-performing assets since its opening.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated financial information is based on the historical financial statements of Crescent and Port City and has been prepared to illustrate the effects of the Crescent acquisition of Port City announced on April 6, 2006. The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2006 and the unaudited pro forma condensed combined consolidated statements of income for the three months ended March 31, 2006 and for the year ended December 31, 2005 give effect to this merger transaction, accounted for under the purchase method of accounting.

The unaudited pro forma condensed combined consolidated income statement for the three months ended March 31, 2006 has been derived from the unaudited interim financial statements for Crescent and Port City. The unaudited pro forma condensed combined consolidated income statement for the year ended December 31, 2005 is based on the audited financial statements of Crescent and Port City. These unaudited pro forma condensed combined consolidated income statements give effect to the transaction as if it had been consummated at the beginning of the earliest period presented, or January 1, 2005. The unaudited pro forma condensed combined consolidated financial statements do not give effect to the anticipated cost savings or revenue enhancements in connection with the transaction.

The unaudited pro forma condensed combined consolidated financial statements should be considered together with the historical financial statements of Crescent and Port City, including the respective notes to those statements. The pro forma information does not necessarily indicate the combined financial position or the results of operations in the future or the combined financial position or the results of operations that would have been realized had the merger transaction been consummated during the periods or as of the date for which the pro forma information is presented.

On April 25, 2006 Crescent announced that its Board of Directors had approved a 23-for-20 stock split to be effected in the form of a 15% stock dividend to be distributed on May 31, 2006 to shareholders’ of record as of May 18, 2006. The merger agreement provides for adjustment of the exchange factors in the merger commensurate with this pro rata share distribution. All references exchange factors, Crescent shares outstanding, weighted average shares outstanding, fair value of Crescent shares and net income per share herein and in the accompanying unaudited pro forma condensed combined consolidated financial statements and related notes have been adjusted for the effects of this stock split.

The unaudited pro forma condensed combined consolidated balance sheet information is based on agreement terms that provide for the exchange of each share of Port City common stock for 2.2620 shares of Crescent common stock and a cash payment of $3.30. The figure of 2.2620 is the product of 2.5133, the exchange ratio in the merger, and 0.90, which reflects that 90% of Port City’s shares are being exchanged for Crescent shares with the remaining 10% of Port City’s shares being exchanged for cash.

CRESCENT FINANCIAL CORPORATION

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

At March 31, 2006

	Crescent Financial Corporation	Port City Capital Bank	Pro Forma Acquisition Adjustments		Pro Forma Combined
	(In thousands, except share and per share data)
ASSETS
Cash and due from banks	$11,148	$10,936	$(4,075)	(B)	$18,009
Interest earning deposits and federal funds sold	—	7,342	—		7,342
Investment securities available for sale	59,262	16,048	—		75,310
Loans	355,806	128,864	(593)	(D)	484,077
Allowance for loan losses	(4,621)	(1,637)	—		(6,258)

Loans, net	351,185	127,227	(593)		477,819
Bank premises and equipment, net	5,008	84	—		5,092
Core deposit intangible	155	—	1,300	(D)	1,455
Goodwill	3,600	—	26,805	(E)	30,405
Other assets	14,660	1,880	83	(B,D)	16,623

TOTAL ASSETS	$445,018	$163,517	$23,520		$632,055

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$349,564	$149,625	$(268)	(D)	$498,921
Borrowings	51,023	—	—		51,023
Other liabilities	2,025	671	1,300	(B)	3,996

TOTAL LIABILITIES	402,612	150,296	1,032		553,940

STOCKHOLDERS’ EQUITY
Common stock	5,790	5,372	(2,942)	(A,C)	8,220
Additional paid-in-capital	28,758	6,484	26,795	(A,C)	62,037
Retained earnings	8,689	1,719	(1,719)	(C)	8,689
Accumulated other comprehensive Income	(831)	(354)	354	(C)	(831)

TOTAL STOCKHOLDERS’ EQUITY	42,406	13,221	22,488		78,115

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$445,018	$163,517	$23,520		$632,055

Number of shares outstanding	5,789,917	1,074,380	1,355,760		8,220,057
Total book value per common share	$7.32	$12.31			$9.50
Tangible book value per share	$6.68	$12.31			$5.63

CRESCENT FINANCIAL CORPORATION

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income

For the Three Months Ended March 31, 2006

	Crescent Financial Corporation	Port City Capital Bank	Pro Forma Acquisition Adjustments			Pro Forma Combined
	(In thousands, except share and per share data)
Interest income	$7,101	$2,661	$1	(G	)	$9,763
Interest expense	3,027	1,107	34	(H	)	4,168

Net interest income	4,074	1,554	(33)			5,595
Provision for loan losses	270	99	—			369

Net interest income after provision for loan losses	3,804	1,455	(33)			5,226

Non-interest income	596	23	—			619

Non-interest expense	2,871	594	—			3,465
Amortization of intangibles	—	—	33	(F	)	33

Total non-interest expense	2,871	594	33			3,498

Income before income taxes	1,529	884	(66)			2,347
Income taxes	547	425	(25)	(I	)	947

Net income	$982	$459	$(41)			$1,400

Net Income Per Common Share
Basic	$0.17	$0.43				$0.17
Diluted	$0.16	$0.43				$0.16

Weighted Average Shares Outstanding
Basic	5,786,227	1,074,380	1,355,798			8,216,405
Diluted	6,010,819	1,078,760	1,545,048			8,630,247

Equivalent net income per common share for Crescent common shares exchanged for Port City common shares
Basic						$0.39
Diluted						$0.37

CRESCENT FINANCIAL CORPORATION

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income

For the Year Ended December 31, 2005

	Crescent Financial Corporation	Port City Capital Bank	Pro Forma Acquisition Adjustments			Pro Forma Combined
	(In thousands, except share and per share data)
Interest income	$22,827	$7,931	$4	(G	)	$30,762
Interest expense	8,872	3,082	134	(H	)	12,088

Net interest income	13,955	4,849	(130)			18,674
Provision for loan losses	807	416	—			1,223

Net interest income after provision for loan losses	13,148	4,433	(130)			17,451

Non-interest income	2,417	80	—			2,497

Non-interest expense	10,762	2,320	—			13,082
Amortization of intangibles	—	—	130	(F	)	130

Total non-interest expense	10,762	2,320	130			13,212

Income before income taxes	4,803	2,193	(260)			6,736
Income taxes	1,659	377	(99)	(I	)	1,937

Net income	$3,144	$1,816	$(161)			$4,799

Net Income Per Common Share
Basic	$0.64	$1.86				$0.67
Diluted	$0.61	$1.79				$0.63

Weighted Average Shares Outstanding
Basic	4,911,264	973,848	1,228,933			7,114,045
Diluted	5,165,861	1,011,942	1,418,647			7,558,356

Equivalent net income per common share for Crescent common shares exchanged for Port City common shares
Basic						$1.53
Diluted						$1.44

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

Note 1—Basis of Presentation and Acquisition

As announced on April 6, 2005, Crescent and Port City have entered into a definitive merger agreement with terms that provide for the exchange of each share of Port City common stock for 2.2620 shares of Crescent common stock and a cash payment of $3.30. The figure of 2.2620 is the product of 2.5133, the exchange ratio in the merger, and 0.90, which reflects that 90% of Port City’s shares are being exchanged for Crescent shares with the remaining 10% of Port City’s shares being exchanged for cash. Based on an assumed share price for Crescent common stock of $13.13, the estimated value of the total stock consideration is $31,909,000 at March 31, 2006, while the total cash payment is estimated to be $3,545,000. Outstanding Port City stock options, which will be assumed in the merger by Crescent, have an estimated fair value at March 31, 2006 of $3,800,000.

The unaudited pro forma condensed combined financial information gives effect to the two acquisitions under the purchase method of accounting, and the unaudited condensed combined balance sheet assumes the transaction occurred on September 30, 2005, reflecting the purchase consideration noted above.

Described below is the pro forma estimate of the total purchase price of the transaction as well as adjustments to allocate the purchase price based on preliminary estimates of fair values of the assets and liabilities of Port City (in thousands). The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of Port City’s tangible, and identifiable intangible, assets and liabilities as of the completion date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets, commitments, executory contracts and other items of Port City as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may affect the statement of income due to amortization of the adjusted assets or liabilities or adjustments in yield or both.

(in thousands)
Estimated fair value of shares to be issued to Port City stockholders	$31,909
Cash to be paid to Port City shareholders	3,545
Estimated fair value of options to be exchanged for Port City options	3,800
Estimated transaction costs	525

Total purchase price	39,779

Net assets of Port City based on historical carrying amounts at March 31, 2006	13,221
Increase (decrease) in net assets to reflect estimated fair value adjustments under the purchase method of accounting and merger related costs:
Loans receivable, net	(593)
Deferred tax assets	(371)
Deposits	268
Merger related costs	(851)
Fair value of net assets acquired	11,667

Total purchase price in excess of fair value of net assets acquired	28,112
Identifiable intangible assets:
Core deposit	(1,300)

Goodwill	$26,805

Except as discussed in Note 2, there are no adjustments to other asset or liability groups, and the book values approximate fair values.

The effects of the transaction, as reflected in the unaudited pro forma condensed combined balance sheet, will be accounted for by Crescent under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). In accordance with SFAS No. 142, intangible assets other than goodwill must be amortized over their estimated useful lives. Goodwill will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge to earnings will be made.

Note 2—Purchase Accounting and Pro Forma Acquisition Adjustments

The purchase accounting and pro forma adjustment related to the unaudited pro forma condensed balance sheet and income statements are described below:

A.	Issuance of 2,430,247 shares (1,074,380 * 2.2620) of Crescent’s $1.00 par value common stock with an assumed effective date value of $13.13 per share, combined with the value of vested Crescent options issued to Centennial option holders.

B.	To record cash paid for Port City Capital Bank shares and for transaction costs, and to record liabilities incurred and related tax benefits for transaction costs.

C.	To eliminate Port City Capital Bank equity accounts

D.	To record fair value adjustments to Port City Capital Bank assets acquired and liabilities assumed.

E.	To record goodwill.

F.	To record amortization of the core deposit intangible using the straight-line method over a ten-year life.

G.	To reduce interest income for (1) the effects of cash used in the acquisition based upon a 4.75% rate earned on overnight funds and (2) amortization of the fair value adjustment to loans over a three year period

H.	To increase interest expense for the effects of the fair value adjustments to deposits and borrowings over a two year period.

I.	To adjust income tax expense at a rate of 38.55% applied to the foregoing adjustments to income before income taxes.

RISK FACTORS

If the transaction is completed, Port City shareholders will receive cash and shares of Crescent common stock in exchange for their shares of Port City common stock. Port City shareholders should be aware of particular risks and uncertainties that are applicable to the transaction and an investment in Crescent common stock.

The Value of the Stock Consideration Will Vary with Changes in Crescent’s Stock Price

Each share of Port City common stock will be converted in the transaction into the right to receive cash and shares of Crescent common stock. The price of Crescent common stock when the transaction is completed may vary from its price at the date of this joint proxy statement/prospectus and at the date of Port City’s annual meeting. These variations in the price of Crescent common stock may result from changes in the business, operations or prospects of Crescent, regulatory considerations, general market and economic conditions and other factors. At the time of the Port City shareholders’ annual meeting, you will not know the exact value of the Crescent shares to be received when the transaction is completed.

There Is a Limited Market for Crescent Common Stock

Although Crescent common stock is traded on the Nasdaq National Market, the volume of trading has historically been low, averaging only a few thousand shares per day. Therefore, there can be no assurance that a Port City shareholder who receives Crescent common stock in the transaction and wishes later to sell those shares would be able to do so immediately or at an acceptable price.

The Merger Agreement Limits Port City’s Ability to Pursue Alternatives to the Transaction

The merger agreement contains provisions that, subject to limited exceptions, limit Port City’s ability to discuss, facilitate or enter into agreements with third parties to acquire Port City. In general, if Port City takes advantage of any of those limited exceptions, Port City will be obligated to pay Crescent a termination fee of $2,000,000. These provisions might discourage a potential competing acquiror that might have an interest in acquiring Port City from proposing or considering an acquisition even if it were prepared to pay a higher price to the Port City shareholders than the price Crescent proposes to pay under the merger agreement, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Port City than it might otherwise have proposed.

The Fairness Opinions Obtained by Crescent and Port City from Howe Barnes Investments, Inc. and Smith Capital, Inc., Respectively, Will Not Reflect Changes in Circumstances Between the Signing of the Merger Agreement and the Closing of the Transaction

Crescent and Port City have not obtained updated opinions as of the date of this joint proxy statement/prospectus from Howe Barnes Investments, Inc. and Smith Capital, Inc., their respective financial advisors. Changes in the operations and prospects of Port City or Crescent, general market and economic conditions and other factors that may be beyond the control of Port City and Crescent, and on which the fairness opinions were based, may alter the value of Port City or Crescent or the prices of shares of Port City common stock and shares of Crescent common stock by the time the transaction is completed. The opinions do not speak as of the time the transaction will be completed or as of any date other than the dates of the opinions. For a description of the opinions that Crescent and Port City received from their respective financial advisors, see “The Merger—Opinion of Crescent’s Financial Advisor” and “The Merger—Opinion of Port City’s Financial Advisor.” For a description of other factors considered by the Crescent board of directors in deciding to approve the merger, please refer to “The Transaction—Recommendation of the Crescent Board and Reasons for the Merger.” For a description of other factors considered by the Port City board of directors in deciding to approve the merger, please see “The Transaction—Recommendation of the Port City Board and Reasons for the Merger.”

Certain Provisions of Crescent’s Articles of Incorporation and Bylaws May Discourage Takeovers

Crescent’s articles of incorporation and bylaws contain certain anti-takeover provisions that may discourage or may make more difficult or expensive a tender offer, change in control or takeover attempt that is opposed by Crescent’s board of directors. In particular, Crescent’s articles of incorporation and bylaws:

•	classify its board of directors into three classes, so that shareholders elect only one-third of its board of directors each year,

•	permit Crescent’s board of directors to issue, without shareholder approval unless otherwise required by law, preferred stock with such terms as the board may determine, and

•	require the affirmative vote of the holders of at least two-thirds of Crescent’s voting shares to approve major corporate transactions unless the transaction is approved by a majority of Crescent’s “disinterested” directors.

These provisions of Crescent’s articles of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control, even though a majority of Crescent’s shareholders may consider such proposal desirable. Such provisions could also make it more difficult for third parties to remove and replace the members of Crescent’s board of directors. They may also inhibit increases in the trading price of Crescent’s common stock that could result from takeover attempts.

The Transaction May Have an Adverse Effect on Operating Results

The transaction involves the affiliation of two companies that have previously operated independently. A successful combination of the companies’ operations will depend primarily on: (i) retaining and expanding Port City’s customer base; (ii) Crescent’s ability to consolidate operations, systems and procedures; and (iii) the companies’ joint efforts to eliminate redundancies in corporate governance and administrative procedures and the reduction of operating costs. Difficulties may be encountered in attaining these goals including:

•	the loss of key employees and customers,

•	disruptions to our businesses,

•	possible inconsistencies in standards, control procedures and policies,

•	unexpected problems with costs, operations, personnel, technology or credit, and

•	the assimilation of new operations, branching sites and personnel possibly diverting resources from regular banking operations.

Further, we may be unable to realize any potential cost savings in the transaction since we intend to permit Port City to operate as a wholly owned subsidiary bank of Crescent for the immediate future. Any cost savings that are realized may be offset by losses in revenues, increases in expenses or other charges to earnings.

Finally, there are risks and uncertainties relating to an investment in Crescent common stock or to economic conditions and regulatory matters generally that should affect other financial institutions in similar ways. These aspects are discussed under “Forward-Looking Statements” and “Regulation and Supervision.”

CRESCENT ANNUAL MEETING

General

This joint proxy statement/prospectus is first being mailed by Crescent to the holders of Crescent common stock, par value $1.00 per share, on or about                     , 2006, and is accompanied by the notice of the Crescent annual meeting and a form of proxy that is solicited by the board of directors of Crescent for use at the Crescent annual meeting, to be held on                     , 2006, at     :            .m., local time, at             , North Carolina, and at any adjournments or postponements of that meeting.

Matters to Be Considered

The purpose of the Crescent annual meeting is to vote upon the following matters:

•	a proposal to approve the plan of merger;

•	the approval of the Crescent 2006 Omnibus Stock Ownership and Long Term Incentive Plan;

•	the election of three (3) directors for a three year term; and

•	ratification of the appointment of Dixon Hughes PLLC as independent registered public accounting firm for 2006.

Crescent shareholders will also be asked to vote upon a proposal to approve the adjournment of the Crescent annual meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the annual meeting to approve the proposals.

By approving the plan of merger, the Crescent shareholders will be approving the acquisition of Port City by Crescent, and the issuance of shares of Crescent common stock to Port City shareholders in the transaction.

Proxies

The accompanying form of proxy is for your use at the Crescent annual meeting if you are unable or do not wish to attend in person. The form of proxy has instructions for voting by mail. You should complete and return the proxy card accompanying this joint proxy statement/prospectus to ensure that your vote is counted at the Crescent annual meeting or at any adjournment or postponement of the Crescent annual meeting regardless of whether you plan to attend the Crescent annual meeting.

You may revoke your proxy at any time before it is exercised, by submitting to the Secretary of Crescent written notice of revocation or a properly executed proxy bearing a later date, or by attending the Crescent annual meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Crescent proxies should be addressed to Crescent Financial Corporation, 1005 High House Road, Cary, North Carolina 27513, Attention: Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in these proxies. If you make no specification, your proxy will be voted in favor of approval of the plan of merger, in favor of approval of the Crescent 2006 Omnibus Stock Ownership and Long Term Incentive Plan, in favor of the three (3) nominees for director for terms of three years, and in favor of the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the merger agreement or the other proposals set forth in the Notice of Meeting.

Solicitation of Proxies

Crescent will bear the entire cost of soliciting proxies from its shareholders. In addition to the solicitation of proxies by mail, Crescent will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of the stock held by them and secure their voting instructions if necessary. Crescent will reimburse those record holders for their reasonable expenses in so doing. In addition to the solicitation by mail, directors, officers or employees of Crescent State Bank may solicit proxies by telephone, facsimile or in person without receiving additional compensation. In addition, Crescent has engaged Morrow & Co., Inc. to consult with Crescent and to assist in the delivery of proxy materials and the solicitation of proxy votes. For these services, Crescent will pay approximately $3,500.

Record Date and Voting Rights

Crescent has fixed                     , 2006 as the record date for determining those Crescent shareholders entitled to notice of and to vote at the Crescent annual meeting in accordance with the provisions of the North Carolina Business Corporation Act and Crescent’s bylaws. Accordingly, only holders of shares of Crescent common stock of record at the close of business on the Crescent record date will be entitled to notice of and to vote at the Crescent annual meeting. At the close of business on the record date, there were                      shares of Crescent common stock outstanding held by approximately              holders of record. The presence, in person or by proxy, of shares of Crescent common stock representing a majority of Crescent shares outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Crescent annual meeting. Each share of Crescent common stock outstanding on the record date entitles its holder to one vote.

Shares of Crescent common stock held by persons attending the meeting but not voting, and shares of Crescent common stock for which Crescent has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the Crescent annual meeting for purposes of determining the presence or absence of a quorum for transacting business at the Crescent annual meeting. Except for the election of directors, approval of adjournment and ratification of accountants, brokers who hold shares of Crescent common stock in nominee or “street” name for customers who are beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the other, non-routine matters to be considered and voted upon at the Crescent annual meeting without specific instructions from those customers.

The proposals require different percentages of votes for approval:

•	Approval of the plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of Crescent common stock entitled to vote at the Crescent annual meeting.

•	The directors receiving a plurality of the votes cast will be elected.

•	Approval of the proposals to adjourn the meeting, if necessary, adopt the Crescent 2006 Omnibus Stock Ownership and Long Term Incentive Plan and ratification of the appointment of accountants requires the affirmative vote of a majority of the votes cast at the annual meeting.

Because approval of the plan of merger requires the affirmative vote of the holders of a majority of the outstanding shares of Crescent common stock entitled to vote at the Crescent annual meeting, abstentions and broker nonvotes will have the same effect as votes against approval of the plan of merger. Accordingly, the Crescent board of directors urges Crescent shareholders to: complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-prepaid envelope.

As of the record date, directors and executive officers of Crescent beneficially owned                      shares of Crescent common stock, giving them the right to exercise approximately         % of the voting power of the Crescent common stock entitled to vote at the Crescent annual meeting. On the basis of the unanimous approval of the merger agreement by the Crescent board, we currently expect that the shares of Crescent common stock beneficially owned by each director and executive officer of Crescent will be voted for approval of the plan of merger and the transactions contemplated by the merger agreement. [As of the record date, directors and executive officers of Port City owned approximately                      shares of Crescent common stock, entitling them to exercise approximately         % of the voting power of Crescent common stock.]

For more detailed information about beneficial ownership of Crescent common stock by directors and executive officers of Crescent, see “Information about Crescent.”

Recommendations of the Crescent Board

The Crescent board of directors has unanimously approved the agreement and plan of merger and the transactions contemplated by the merger agreement and other proposals set forth above and on the Notice of Annual Meeting. The Crescent board believes that the merger is in the best interests of Crescent and its shareholders, and recommends that the Crescent shareholders vote “FOR” approval of the plan of merger and “FOR” each of the other proposals set forth herein.

See “The Merger—Recommendation of the Crescent Board and Reasons for the Merger” for a more detailed discussion of the Crescent board’s recommendation with regard to the agreement and plan of merger.

PORT CITY ANNUAL MEETING

General

This joint proxy statement/prospectus is first being mailed by Port City to the holders of Port City common stock, $5.00 par value per share, on or about                     , 2006, and is accompanied by the notice of the Port City annual meeting and a form of proxy that is solicited by the board of directors of Port City for use at the Port City annual meeting, to be held on                     , 2006, at     :            .m., local time, at             , Wilmington, North Carolina, and at any adjournments or postponements of that meeting.

Matters to Be Considered

The purpose of the Port City annual meeting is (i) to approve the plan of merger; and (ii) to elect three (3) directors for three year terms. Port City shareholders will also be asked to vote upon a proposal to approve the adjournment of the Port City annual meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the annual meeting to approve the merger proposal.

Proxies

The accompanying form of proxy is for your use at the Port City annual meeting if you are unable or do not wish to attend in person. You may revoke your proxy at any time before it is exercised, by submitting to the Secretary of Port City written notice of revocation or a properly executed proxy bearing a later date, or by attending the Port City annual meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of Port City proxies should be addressed to Port City Capital Bank, 1508 Military Cutoff Road, Suite 100, Wilmington, North Carolina 28403, Attention: Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in these proxies. If you make no specification, your proxy will be voted in favor of approval of the plan of merger, in favor of the three (3) directors for three year terms and in favor of the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the annual meeting to approve the plan of merger.

Solicitation of Proxies

Port City will bear the entire cost of soliciting proxies from its shareholders. In addition to the solicitation of proxies by mail, Port City will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of the stock held by them and secure their voting instructions if necessary. Port City will reimburse those record holders for their reasonable expenses in so doing.

Record Date and Voting Rights

Port City has fixed                     , 2006 as the record date for determining those Port City shareholders entitled to notice of and to vote at the Port City annual meeting in accordance with the provisions of the North Carolina Business Corporation Act and Port City’s bylaws. Accordingly, only holders of shares of Port City common stock of record at the close of business on the Port City record date will be entitled to notice of and to vote at the Port City annual meeting. At the close of business on the record date, there were              shares of Port City common stock outstanding held by approximately              holders of record. The presence, in person or by proxy, of shares of Port City common stock representing a majority of Port City shares outstanding and entitled to vote on the record date is necessary to constitute a quorum at the Port City annual meeting. Each share of Port City common stock outstanding on the record date entitles its holder to one vote.

Shares of Port City common stock held by persons attending the meeting but not voting, and shares of Port City common stock for which Port City has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the Port City annual meeting for purposes of determining the presence or absence of a quorum for transacting business at the Port City annual meeting. Except for the election of directors, approval of adjournment and ratification of accountants, brokers who hold shares of Port City common stock in nominee or “street” name for customers who are beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the other, non-routine matters to be considered and voted upon at the Port City annual meeting without specific instructions from those customers.

Approval of the plan of merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Port City common stock entitled to vote at the Port City annual meeting. Approval of the other proposal requires the affirmative vote of a majority of the shares voting at the annual meeting and the directors receiving a plurality of the votes cast will be elected.

Because approval of the plan of merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Port City common stock entitled to vote at the Port City annual meeting, abstentions and broker nonvotes will have the same effect as votes against approval of the plan of merger. Accordingly, the Port City board of directors urges Port City shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-prepaid envelope.

As of the record date, directors and executive officers of Port City beneficially owned              shares of Port City common stock, giving them the right to exercise approximately         % of the voting power of the Port City common stock entitled to vote at the Port City annual meeting. On the basis of the unanimous approval of the merger agreement by the Port City board, we currently expect that the shares of Port City common stock beneficially owned by each director and executive officer of Port City will be voted for approval of the plan of merger and the transactions contemplated by the merger agreement as well as for the election of directors and approval of the ratification of accountants. [As of the record date, directors and executive officers of Crescent owned approximately              shares of Port City common stock, entitling them to exercise approximately         % of the voting power of Port City common stock.]

For more detailed information about beneficial ownership of Port City common stock by directors and executive officers of Port City, see “Information about Port City.”

Recommendations of the Port City Board

The Port City board of directors has unanimously approved the agreement and plan of merger and the transactions contemplated by the merger agreement and the other proposals set forth above and on the Notice of Annual Meeting. The Port City board believes that the merger is in the best interests of Port City and its shareholders, and recommends that the Port City shareholders vote “FOR” approval of the plan of merger and “FOR” each of the other proposals set forth herein.

See “The Merger—Recommendation of the Port City Board and Reasons for the Merger” for a more detailed discussion of the Port City board’s recommendation with regard to the plan of merger.

PROPOSAL 1:

THE ACQUISITION OF PORT CITY CAPITAL BANK BY

CRESCENT FINANCIAL CORPORATION

The following discussion describes the material aspects of the acquisition transaction. Since this discussion is a summary, it may not contain all of the information that is important to you to make your decision about the transaction. To understand this transaction fully, and for a more complete description of its legal terms, we encourage you to read this entire joint proxy statement/prospectus and the merger agreement completely and carefully. A copy of the merger agreement is included as Appendix A to this joint proxy statement/prospectus.

General

The boards of directors of each of Crescent and Port City have approved the agreement and plan of merger. We expect to complete the merger in the third quarter of 2006. In the transaction, Port City will be acquired by Crescent and, for the immediate future, run as a separate, wholly owned subsidiary of Crescent. Port City’s separate existence will continue under its current management and board of directors. Michael G. Carlton, President and Chief Executive Officer of Crescent will be added to the Port City board of directors.

In the transaction, each outstanding share of Port City common stock will be converted into the right to receive:

•	$3.30 in cash, without interest, and

•	2.2620 shares of Crescent common stock.

Crescent will not issue any fractional shares of Crescent common stock in the transaction. Instead, Port City shareholders will receive a cash payment, without interest, for the value of any fraction of a share of Crescent common stock they would otherwise be entitled to receive.

The following shares of Port City common stock will not be converted in the transaction and will not be entitled to receive the merger consideration described above:

•	Port City shares held by Port City or Crescent or Crescent State Bank, other than in a fiduciary capacity or as a result of debts previously contracted.

•	Shares held by Port City shareholders who properly exercise their Dissenters’ Rights.

The total aggregate amount of consideration to be received by Port City shareholders in the transaction, based on the closing price of the Crescent common stock on                     , 2006, is approximately $                million. After the transaction, former holders of shares of Port City common stock that are converted into Crescent shares will hold about     % of the outstanding shares of Crescent common stock.

Background of the Transaction

In January 2006, the strategic planning committee of the Board of Directors of Port City met for the purpose of considering the strategic position of Port City and its future prospects. The committee is chaired by Charles A. Paul, III, and includes the following directors: W. Keith Betts, William H. Cameron, Jon T. Vincent and James E. Wallace. Larry S. Brobst, Executive Vice President and Chief Financial Officer, and John M. Franck, Executive Vice President and Senior Lending Officer, serve as non-voting members of the strategic planning committee. Port City’s corporate and securities counsel was invited to the meeting to facilitate a discussion of all possible avenues available to the bank from a strategic standpoint. Among the issues discussed at the meeting were:

•	the bank’s current policy of not paying a cash dividend, and the prospects of a change in the dividend policy in the foreseeable future;

•	the success of the bank’s rights offering of common stock during 2005, and the feasibility of using this technique to raise additional capital in the future;

•	the positive and negative ramifications of increasing the number of shareholders of the bank and becoming subject to the registration requirements of the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002 including, but not limited to, achieving some liquidity in the trading market for the bank’s common stock and the costs of compliance;

•	the alternatives available for establishing and enhancing the market for the bank’s common stock and informing the bank’s shareholders periodically of the market value of the common stock in the absence of an established trading market;

•	the need to form a bank holding company in order to issue trust preferred securities and the attractiveness of that type of security as a source of capital;

•	the bank’s opportunities for expansion in its immediate market and adjacent markets and the existing and anticipatory competitors in those markets; and

•	the need to continue the bank’s strategic planning process.

The committee also considered the prospects of affiliating with another financial institution that was either already present in the Wilmington/New Hanover County market or poised to enter it. Various potential candidates were discussed with counsel for the bank. After a full discussion of the potential candidates that the Bank might consider affiliating with in the future, three desirable candidates were identified, one of which was Crescent. The committee authorized making informal contact with all three candidates to discuss, on a highly preliminary and conceptual basis, the prospects of pursing a business combination with Port City.

The other financial institutions were not in a position to consider a transaction with Port City at this time, while Crescent showed interest in pursuing discussions. In early February 2006, Michael G. Carlton, the President and Chief Executive Officer of Crescent, met informally with Messrs. Vincent, Paul and Betts to discuss the possibility of an affiliation. At this meeting, Mr. Carlton informed the Port City representatives that Crescent had intentions of branching de novo in the Wilmington market. Mr. Carlton also presented a highly preliminary analysis of a proposed business combination with Port City.

At its meeting on February 15, 2006, the board of directors authorized the executive committee to investigate further a possible business combination transaction with Crescent. The executive committee is chaired by Mr. Vincent and includes Messrs. Betts, Cameron, Paul and Wallace. The board authorized the executive committee to take such other action as it deemed necessary, including but not limited to, executing a nonbinding letter of intent and confidentiality agreement, permitting Crescent and its advisors to conduct a preliminary due diligence review of the books and records of the bank, conducting a preliminary due diligence review of the books and records of Crescent and retaining a financial advisor and special counsel.

On March 6, 2006, Crescent submitted a nonbinding, written indication of interest regarding its valuation of Port City and the 90% stock—10% cash proposal with a value of Port City at $33.00 per share. The executive committee met with its special counsel on March 10, 2006 to review Crescent’s proposal. At that meeting, the executive committee authorized the chairman to counter-sign the indication of interest, which imposed reciprocal confidentiality obligations on the parties. Further discussions continued between the parties, and it was determined that each would perform a due diligence investigation of the other during the week of March 20. Thereafter, representatives of Port City, together with its special counsel, reviewed the books and records of Crescent and representatives of Crescent, together with its counsel and financial advisor, reviewed the books and records of Port City.

On the afternoon of March 28, 2006, the executive committee met and interviewed a representative of Smith Capital, Inc. and received an analysis, from a financial point of view, of Crescent’s proposal and a summary of the proposed definitive acquisition agreement from the bank’s special counsel. At the conclusion of the meeting, the executive committee resolved to recommend approval of Crescent’s proposal to the full board of directors. On the evening of March 28, 2006, the board of directors of Port City met and heard a report from the executive committee along with the committee’s recommendation, received a summary of the proposed definitive acquisition agreement from the bank’s special counsel, and an analysis from a representative of Smith Capital, Inc. concluding that Crescent’s proposal was fair, from a financial point of view, to the shareholders of Port City. At the end of the presentations and a thorough discussion of the merits of the proposed transaction, the board of directors of Port City authorized its executive committee to continue to negotiate a transaction with Crescent as outlined at the meeting and further authorized the committee to direct Mr. Betts to execute a definitive agreement to that effect, provided no material changes were made to the structure of the transaction or the amount of consideration to the shareholders of Port City.

Also on March 28, 2006, the board of directors of Crescent met and received an analysis from its financial advisor and a summary of the proposal from its legal counsel. The board of directors of Crescent authorized, at the end of those presentations, Mr. Carlton to continue to negotiate a transaction as outlined to them and authorized him to execute a definitive agreement to that effect provided no material changes were made to the structure or amount of consideration to the exchange for the shares of Port City.

During the following days the final terms of the transaction were negotiated directly between the parties including the severance payments and new employment contracts to be offered by Crescent to the three senior executives at Port City. The negotiations culminated with a meeting of the executive committee of Port City’s board of directors, together with its counsel on April 6, 2006, at which time the executive committee authorized the execution of the definitive merger agreement by Mr. Betts. The transaction was announced at the close of business on April 6, 2006. At that time the financial advisor of Crescent rendered its opinion to the effect that the transaction was fair, from a financial point of view, to the shareholders of Crescent.

Recommendation of the Crescent Board and Reasons for the Transaction

The Crescent board of directors believes that the transaction is fair to and in the best interests of Crescent and Crescent’s shareholders. Accordingly, the Crescent board has unanimously approved the agreement and plan of merger and unanimously recommends that Crescent shareholders vote “FOR” approval of the plan of merger and the transactions contemplated by the merger agreement, including the issuance of shares of Crescent common stock in the transaction.

The Crescent board of directors believes that the transaction is in the best interests of Crescent and its shareholders because it presents an important opportunity for Crescent to increase shareholder value through growth by acquiring an established financial institution in a market that Crescent has considered entering on a de novo basis and which Crescent believes is poised for continued growth.

In reaching its decision to approve the agreement and plan of merger, the Crescent board consulted with management of Crescent, as well as with its financial and legal advisors, and considered the following factors:

•	the Crescent board’s familiarity with, review and favorable opinion of Port City’s established management team, business, operations, financial condition, earnings and prospects;

•	the intent of Crescent to enter the market served by Port City on a de novo basis;

•	the pro forma and prospective financial impact of the acquisition upon Crescent as compared to de novo branching in Port City’s market which would have immediate adverse impacts on profitability;

•	the established business, efficient operations, strong financial condition, improved and growing earnings and prospects of Port City. In making its determination, the Crescent board took into account the results of Crescent’s due diligence review of Port City’s business;

•	the nature of the business of Port City, which is focused on small business lending and centered in a strategically advantageous portion of the Wilmington market;

•	the current and prospective economic and competitive environments facing financial institutions, including Crescent;

•	the Crescent board’s belief that a combination of Crescent and Port City will enhance the combined company’s ability to grow and to compete effectively with other, and larger, bank holding companies in their respective markets in North Carolina;

•	the belief of senior management of Crescent and the Crescent board that Crescent and Port City share a common vision with respect to delivering financial performance and shareholder value and that their managements and employees possess complementary skills and expertise;

•	the structure of the transaction, the terms of the merger agreement and that the transaction is intended to qualify as a transaction of a type that is generally tax-free for federal income tax purposes;

•	the fact that the transaction will provide Crescent with a profitable base of operations in the Wilmington, New Hanover County market of North Carolina;

•	the opinion of Howe Barnes to the Crescent board that, based on and subject to the considerations set forth in the opinion, the per share consideration to be received by the Port City shareholders in the transaction is fair to Crescent from a financial point of view. (see “—Opinion of Crescent’s Financial Advisor”);

•	the likelihood of the transaction being approved by the appropriate regulatory authorities. (see “—Regulatory Approvals Required for the Merger”); and

•	consideration of the effect of the transaction on Crescent’s other constituencies, including the customers and communities served by Crescent and its employees.

This discussion of the information and factors considered by the Crescent board includes all material factors considered by the Crescent board. In reaching its determination to approve and recommend the merger, the Crescent board did not assign any relative or specific weights to those factors, and individual directors may have given differing weights to different factors.

Recommendation of the Port City Board and Reasons for the Transaction

The Port City board of directors believes that the transaction is fair to and in the best interests of Port City and Port City’s shareholders. Accordingly, the Port City board has unanimously approved the agreement and plan of merger and unanimously recommends that Port City shareholders vote “FOR” approval of the plan of merger and the transactions contemplated by the merger agreement.

The board of directors of Port City believes that completing the transaction with Crescent will create greater shareholder value for Port City’s shareholders in the future and greater value than Port City might achieve as an independent company.

The board’s conclusion that the merger agreement is in the best interests of the Port City shareholders was based on the directors’ consideration of the following factors:

•	the financial terms of the proposed merger agreement;

•	a comparison of the terms of the merger agreement with comparable transactions in North Carolina and elsewhere;

•	information concerning the business, financial condition, results of operations and prospects of Crescent;

•	competitive factors and trends toward consolidation in the banking industry;

•	the board’s review with its legal and financial advisors of the provisions of the merger agreement;

•	the expected tax consequences of the merger to Port City and its shareholders;

•	Smith Capital’s opinion that the consideration to be received under the merger agreement is fair, from a financial point of view, to the holders of Port City common stock (see “—Opinion of Port City’s Financial Advisor”);

•	alternatives to acquisition, including continued operation as an independent company and reorganization into the bank holding company form of organization, in light of possible economic conditions and likely prospects of Port City, banking markets, the competitive environment and the economy generally;

•	the value to be received by the Port City shareholders in relation to the historical trading prices, book value and earnings per share of Port City common stock; and

•	the lack of liquidity in the trading of Port City’s common stock.

The Port City board of directors also considered provisions made in the merger agreement for benefits to employees, management and members of the board. The board concluded that those terms were fair and reasonable.

While Port City’s directors considered the foregoing and other factors individually, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The board collectively made its determination with respect to the agreement based on the unanimous conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger agreement is in the best interests of Port City’s shareholders.

Opinion of Crescent’s Financial Advisor

Crescent retained Howe Barnes Investments, Inc. to act as its financial advisor in connection with the merger transaction. Howe Barnes is a nationally recognized investment banking firm with substantial expertise in transactions similar to the transaction. As part of its investment banking activities, Howe Barnes is regularly engaged in the independent valuation of businesses and securities in connection with transactions, acquisitions and valuations for corporate and other purposes.

Representatives of Howe Barnes attended the meeting of the Crescent board of directors on March 28, 2006 at which the merger agreement was considered and approved. At the meeting, Howe Barnes issued an oral opinion that, as of that date, the per share consideration to be paid by Crescent to Port City shareholders in the transaction was fair to Crescent from a financial point of view. Howe Barnes has also delivered to the Crescent board of directors a written opinion, dated April 6, 2006, to the effect that as of that date the per share consideration to be paid by Crescent to Port City shareholders in the transaction is fair to Crescent from a financial point of view.

The full text of Howe Barnes’ written opinion dated April 6, 2006, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference, and should be read in its entirety in connection with this joint proxy statement/prospectus. The summary of the opinion of Howe Barnes set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, Howe Barnes did not ascribe a specific range of values to Port City. Its opinion is based on the financial and comparative analyses described below. Howe Barnes’ opinion was directed solely to the board of directors of Crescent for its use in connection with its consideration of the transaction. Howe Barnes’ opinion addressed only the fairness of the transaction consideration to be paid by Crescent in the transaction from a financial point of view and did not address any other aspect of the transaction. Howe Barnes was not requested to opine as to, and its opinion does not address, Crescent’s underlying business decision to proceed with or effect the transaction or the relative merits of the transaction compared to any alternative transaction or strategy that might be available to Crescent.

In connection with its April 6, 2006 opinion, Howe Barnes, among other things:

•	Participated in discussions with representatives of Crescent and Port City concerning Crescent’s and Port City’s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance;

•	Reviewed the terms of the draft merger agreement as of April 4, 2006;

•	Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of Crescent and Port City, including those included in their respective Annual Reports for the past three years and the respective Quarterly and/or Monthly Reports for the past two years as well as other internally generated reports relating to asset/liability management, asset quality, and similar documents;

•	Reviewed certain financial forecasts and projections of Crescent and Port City, prepared by their respective management teams;

•	Reviewed reported market prices and historical trading activity of Crescent common stock;

•	Reviewed certain aspects of the financial performance of Crescent and Port City and compared such financial performance of Crescent and Port City, together with stock market data relating to Crescent common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

•	Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

Howe Barnes also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of the commercial banking industry generally.

In rendering its opinion, Howe Barnes relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to it or that was otherwise reviewed by it and has not assumed any responsibility for independently verifying any of such information. Howe Barnes was not engaged to and did not express any opinion with respect to any other acquisition, transaction or strategy of Crescent. With respect to the financial forecasts supplied to Howe Barnes, Howe Barnes assumed, with Crescent’s consent, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of Crescent and Port City as to the future operating and financial performance of Crescent and Port City, that they would be realized in the amounts and time periods estimated and that they provided a reasonable basis upon which Howe Barnes could form its opinion. Howe Barnes assumes no responsibility for, and expresses no view as to, such financial forecasts or the assumptions on which they are based. Howe Barnes also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Crescent or Port City since the date of the last financial statements made available to it. Howe Barnes is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to them, and accordingly Howe Barnes assumed, without independent verification and with Crescent’s consent, that the aggregate allowances for loan losses set forth in the financial statements of Crescent and Port City are in the aggregate adequate to cover all such losses. Howe Barnes did not review individual credit files, and did not make or obtain any independent evaluation, appraisal or physical inspection of Crescent’s or Port City’s assets or liabilities (including any derivative or off-balance sheet assets and liabilities), the collateral securing any of such assets or liabilities, or the collectibility of any such assets nor did it review loan or credit files of Crescent or Port City. Howe Barnes also assumed that the transaction will qualify as a tax-free reorganization for United States federal income tax purposes. Howe Barnes relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. Howe Barnes assumed, with Crescent’s consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the transaction will be satisfied and not waived.

For the purpose of rendering its opinion, Howe Barnes assumed that the transaction will be consummated as provided in the agreement. Howe Barnes’ opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion, and does not imply any conclusion as to the price or trading range of Crescent’s common stock or Port City’s common stock, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities. Subsequent developments may affect Howe Barnes’ opinion, and Howe Barnes’ opinion will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the transaction.

The financial forecasts furnished to Howe Barnes for Crescent and Port City were prepared by the managements of Crescent and Port City and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As a matter of policy, Crescent and Port City do not publicly disclose internal management forecasts, projections or estimates of the type furnished to Howe Barnes in connection with its analysis of the financial terms of the transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. These forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain and may not be within the control of the management of either Crescent or Port City, including, without limitation, factors related to the integration of Crescent and Port City and general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

In connection with rendering its April 6, 2006 opinion, Howe Barnes performed a variety of financial analyses that are summarized below. The summary does not purport to be a complete description of such analyses. Howe Barnes believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Howe Barnes made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Crescent or Port City. Any estimates contained in Howe Barnes’ analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction used in any analysis as a comparison is identical to Crescent or Port City or the transaction, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the relative value of the companies to which they are being compared. None of the analyses performed by Howe Barnes was assigned a greater significance by Howe Barnes than any other. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which Crescent’s common stock or Port City’s common stock may trade in the public markets.

In accordance with customary investment banking practice, Howe Barnes employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Howe Barnes used in providing its opinion on April 6, 2006. Some of the summaries of financial analyses are presented in tabular format. To understand the financial analyses used by Howe Barnes more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Howe Barnes’ financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Howe Barnes. The order of analyses described does not represent relative importance or weight given to those analyses by Howe Barnes. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Howe Barnes with respect to any of the analyses performed by it in connection with its opinion. In arriving at its opinion, Howe Barnes considered all of the financial analyses it performed and did not attribute any particular weight to any individual analysis it considered or reach any specific conclusion with respect to any such analysis. Rather, Howe Barnes made its determination as to the fairness to Crescent of the transaction consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for Port City should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses.

Accretion/Dilution Analysis:

On the basis of financial projections established by management, and estimates of on-going cost savings accruing to the combined companies, as well as estimated one-time costs related to the transaction, Howe Barnes compared pro forma equivalent earnings per share, cash earnings per share, book value and tangible book value to the stand-alone projections of Crescent and Port City. No assumptions were made regarding revenue enhancements following the completion of the transaction.

The accretion/dilution analysis indicated, among other things, that, based on the information taken into account for purposes of the analysis, the merger could result in:

•	4.3% accretion to earnings per share and 7.5% accretion to cash earnings per share for Crescent shareholders in the first full-year of combined operations (2007);

•	26.8% accretion to book value and 10.5% dilution to tangible book value for Crescent shareholders at the end of the first full-year of combined operations (2007).

Contribution Analysis:

Howe Barnes compared the contribution of Port City to the combined companies relative to the approximate ownership of the combined companies. The analysis indicated that Port City shareholders would own approximately 29.5% of the pro forma shares of Crescent. Port City’s approximate contributions are listed below by category:

Port City Contribution
Assets	25.8%
Loans	26.6%
Deposits	28.8%
Equity	23.6%
Tangible equity	25.3%
2006 earnings without cost savings	34.4%
2006 earnings with cost savings	29.3%
2007 earnings without cost savings	36.5%
2007 earnings with cost savings	33.5%
Pro Forma Ownership	29.5%

Comparable Transaction Analysis:

Howe Barnes reviewed and compared financial performance and pricing information for groups of bank merger transactions announced in the twenty-four months ended March 17, 2006 that it deemed pertinent to an analysis of the merger. The pricing ratios for the merger were compared to the median ratios of (1) price to book value, (2) price to tangible book value, (3) price to last twelve months reported earnings, (4) tangible book value premium to core deposits, for each of the following comparable transaction groups:

•	Bank acquisitions in the United States involving acquired banks with assets of $125 million—$175 million (referred to in the table below as “Assets $125-$175 Million”);

•	Bank acquisitions in the United States with total deal values of $25 million—$50 million (referred to in the table below as “Deal Value $25-$50 Million”);

•	Bank acquisitions in the United States involving acquired banks with returns on average assets of 1.10%-1.50% (referred to in the table below as “ROAA 1.10%-1.50%”);

•	Bank acquisitions in the United States involving acquired banks with returns on average equity of 12%-17% (referred to in the table below as “ROAE 12%-17%”);

•	North Carolina bank acquisitions (referred to in the table below as “North Carolina Banks”);

•	Southeast bank acquisitions (referred to in the table below as “Southeast Banks”);

•	Bank acquisitions in the United States in the preceding 24 months (referred to in the table below as “Last 24 Months”);

•	Bank acquisitions announced in the preceding 90 days (referred to in the table below as “Last 90 Days”).

Howe Barnes also selected fifteen bank acquisitions announced since January 1, 2005 where the selling bank was based in Georgia, North Carolina, South Carolina, Tennessee, Virginia or West Virginia. Howe Barnes selected selling banks in these states that had assets between $100 million and $250 million, (referred to in the table below as “Guideline Transactions”):

Acquirer	Target
BNC Bancorp	SterlingSouth B&TC
Premier Community Bankshares	Albemarle First Bank
GB&T Bancshares Inc.	Mountain Bancshares inc.
Security Bank Corp.	Neighbors Bancshares Inc.
Union Bankshares Corp.	Prosperity B&TC
Gwinnett Commercial Group LLC	Buford Banking Group Inc
American National Bankshares	Community First Financial Corp
Liberty Shares Inc.	Peoples Banking Corporation
Security Bank Corp	Rivoli Bancorp Inc.
South Georgia Bank Holding Co	Community National Bancorp
Citizens South Banking Corp.	Trinity Bank
First Security Group Inc.	Jackson Bank & Trust
FNB Corp.	United Financial Inc.
First Horizon National Corp.	West Metro Financial Services
Security Bank Corp.	SouthBank

Howe Barnes also selected nine bank acquisitions announced since January 1, 2003 where the selling bank had a positive ROAA (trailing twelve months) and was a coastal based franchise in Florida, Georgia, North Carolina, South Carolina, or Virginia, (referred to in the table below as “Coastal Transactions”):

Acquirer	Target
SCBT Financial Corp.	Sun Bancshares, Inc.
First Busey Corp.	Tarpon Coast Bancorp
First National Bancshares of Florida	First Bradenton Bank
Alabama National BanCorp.	Coquina Bank
Whitney Holding Corp.	Madison Bancshares Inc.
TowneBank	Harbor Bank
Alabama National BanCorp.	Cypress Bankshares, Inc.
Synovus Financial Corp.	People’s Florida Banking Corp.
Colonial BancGroup, Inc.	Sarasota Bancorp.

The following table represents a summary analysis of the transactions deemed comparable that were analyzed by Howe Barnes based on the announced transaction values:

	Number of Deals	Price/ Book Value	Price/ Tangible Book Value	Price/ LTM Reported Earnings (1)	Tangible Book Premium/ Core Deposits (2)
Assets $125-$175 Million	52	242%	243%	20.9x	16.8%
Deal Value $25-$50 Million	93	258%	258%	23.0x	19.1%
ROAA 1.10%-1.50%	93	258%	277%	21.2x	23.3%
ROAE 12%-17%	90	279%	295%	21.6x	21.3%
North Carolina Banks	6	237%	254%	30.3x	23.1%
Southeast Banks	62	236%	242%	23.8x	21.1%
Last 24 Months	420	224%	235%	21.7x	17.0%
Last 90 Days	30	275%	278%	23.8x	24.8%
Guideline Transactions (3)	15	260%	260%	27.0x	22.8%
Coastal Transactions	9	321%	334%	30.8x	30.3%

Port City—Actual (4)		307%	307%	21.6x	38.4%
Port City—Tax-adjusted (4)(5)		307%	307%	28.9x	38.4%

*	Source: SNL Financial, LC and Port City management
(1)	Last 12 months fully-diluted reported earnings per share.
(2)	Premium over tangible book value as a percentage of core deposits (total deposits less “jumbo” time deposits).
(3)	Guideline Transactions are the fifteen merger transactions listed above.
(4)	Port City pricing data based on per share consideration of $33.00 (fully-diluted using the treasury method) assuming each share of Port City common stock is exchanged for $3.30 of cash and $29.70 of Crescent common stock and the market price of Crescent is based on the 10-trading day average stock price prior to signing of the definitive agreement of $15.10 per share.
(5)	Port City’s 2005 earnings were not fully taxed. Howe Barnes adjusted Port City’s earnings to reflect the anticipated state and local tax rate of 38% to improve the comparability of Port City’s earnings to those of the selected transactions.

In forming our opinion, we focused primarily on acquisitions of highly profitable companies in attractive markets. The types of companies are best represented by the Guideline Transactions and the Coastal Transactions, as well as companies with high returns on equity and assets. In performing our analysis we anticipated that the merger would be announced using March 31, 2006 financial data and as a result that there would be an increase in shareholders’ equity such that the resulting shareholders price/book value would be less than 300%.

Discounted Cash Flow Analysis:

Howe Barnes prepared a discounted cash flow analysis with regard to Port City’s estimated acquisition values. This analysis utilized various combinations of discount rates between 15% and 20% and growth rates of 5.0% to 10.0%. The acquisition values fell within the range produced utilizing the above assumptions. This analysis was based on assumptions used by Howe Barnes in estimating Port City’s acquisition value, and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Howe Barnes noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but that the results of the methodology are not conclusive and are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, terminal multiples and cost savings.

Comparable Regulatory Company Analysis:

Howe Barnes compared historical operating and financial performance for Port City to corresponding regulatory financial information for commercial banks based in Georgia, North Carolina, South Carolina, Tennessee and Virginia with assets between $100 million and $200 million. These banks included publicly traded and private institutions. Howe Barnes considered these companies to be reasonably similar in scope of operations for purposes of its analyses:

	Port City	Assets $100-$200M
		207 Banks
Balance Sheet Ratios
Total Assets ($MM)	$143	$139
Total Loans & Leases / Assets	83.1%	73.0%
Deposits / Assets	90.9%	85.4%
Borrowings / Assets	0.0%	3.6%
Tangible Equity / Tangible Assets	8.9%	9.3%

Growth Rates
Asset Growth Rate	40.6%	12.6%
Loan Growth Rate	41.1%	12.2%

Profitability Ratios
Interest Rate Margin	3.85%	4.34%
Non-Interest Income / Average Assets	0.07%	0.68%
Non-Interest Expense / Average Assets	1.83%	2.99%
Efficiency Ratio	47.1%	61.1%
ROAA	1.43%	1.18%
ROAE	17.5%	11.3%
Tax Rate	17.2%	32.1%

Reserves & Asset Quality
LLR / Loans	1.29%	1.27%
NPL’s / Loans	0.00%	0.27%
NPA’s / Assets	0.00%	0.27%
LLR / NPA’s	NA	250.1%

*	Source: SNL Financial, LC and Port City management

Based on the above analysis, Port City has had stronger asset and loan growth than its peers. Port City also operates a more efficient institution with stronger asset quality than its peers and as a result is considerably more profitable.

The full text of the written opinion of Howe Barnes, dated April 6, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Howe Barnes in connection with the opinion, is attached to this document as Appendix B and is incorporated into this document by reference. Holders of Crescent common stock are urged to, and should, read this opinion carefully and in its entirety. Howe Barnes provided its opinion for the information and assistance of the Crescent board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Howe Barnes opinion is not a recommendation as to how any holder of Crescent common stock should vote with respect to the merger or any other matter. The opinion of Howe Barnes will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger. Howe Barnes has no obligation to update, revise or reaffirm its opinion, and Crescent does not currently expect that it will request an updated opinion from Howe Barnes. Crescent has agreed to pay a fee of $225,000 to Howe Barnes in connection with the transaction. An amount equal to $50,000 was paid upon execution of the merger agreement with the balance due at closing.

Opinion of Port City’s Financial Advisor

By letter dated March 28, 2006, Port City retained Smith Capital, Inc. (“Smith Capital”) to give its opinion, from a financial point of view, of the fairness of the merger consideration to be received by the shareholders of Port City in the transaction. Smith Capital, as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate actions. Smith Capital acted as exclusive financial advisor to Port City in connection with the proposed merger. In February 2006, Crescent engaged Smith Capital to assist Crescent in the development of its strategic plan. However, in performing this work for Crescent, Smith Capital had no knowledge of and provided no advice to Crescent with respect to its proposal to acquire Port City.

Port City retained Smith Capital to deliver a fairness opinion in connection with the proposed merger. At the meeting of Port City’s Board of Directors on March 28, 2006, Smith Capital gave its verbal and written opinion to the Port City board that, as of that date and based upon and subject to the various considerations mentioned, the consideration to be received by Port City shareholders pursuant to the merger agreement was fair from a financial point of view to Port City’s shareholders. Port City’s board did not limit Smith Capital in any way in the investigations it made or the procedures it followed in giving its opinion. We have attached as Appendix C to this document the full text of Smith Capital’s opinion. This opinion sets forth the assumptions made, matters considered and limits on the review undertaken. We incorporate Smith Capital’s opinion in this document by reference and urge you to read the opinion in its entirety.

Smith Capital addressed its opinion to the board of directors of Port City. The opinion addresses only the consideration pursuant to the merger agreement and is not a recommendation to any Port City shareholder as to how that shareholder should vote with respect to the plan of merger.

In arriving at its opinion Smith Capital reviewed:

•	The Agreement and Plan of Merger;

•	Various publicly available information concerning the businesses of Port City and Crescent and of several other companies engaged in businesses comparable to those of Port City and Crescent, and the reported market prices of the securities deemed comparable;

•	The terms of various merger or acquisition transactions involving companies comparable to Port City and Crescent;

•	Current and historical market prices of the common stock of Crescent;

•	The audited financial statements of Port City for the years ended December 31, 2002, 2003 and 2004 and unaudited internal financial statements as of and for the year ended December 31, 2005, and the audited consolidated financial statements of Crescent for the years ended December 31, 2002, 2003 and 2004 and internal financial statements as of and for the year ended December 31, 2005;

•	Certain internal financial analyses and forecasts prepared by Port City and Crescent and their respective managements; and

•	The terms and conditions of other business combinations that Smith Capital deemed relevant.

Smith Capital also held discussions with several members of the managements of Port City and Crescent on numerous aspects of the merger, the past and current business operations of Port City and Crescent; the financial condition and future prospects and operations of Port City and Crescent, the effects of the merger on the financial condition and future prospects of Port City and Crescent and other matters that Smith Capital believed necessary or appropriate to its inquiry. In addition, Smith Capital reviewed other financial studies and analyses and considered such other information that it deemed appropriate for the purposes of its opinion.

Smith Capital relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or Port City and Crescent furnished to it or that it otherwise reviewed.

Smith Capital is not responsible or liable for the information or its accuracy. Smith Capital did not conduct any valuations or appraisals of any assets or liabilities, nor were any valuations or appraisals provided to Smith Capital. In relying on financial analyses and forecasts provided to it, Smith Capital has assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial conditions of Port City and Crescent to which those forecast or analyses relate. Smith Capital also assumed that, in the course of obtaining regulatory and third party consents for the merger and the other transactions contemplated by the merger agreement and this document, no restriction will be imposed that will have a material adverse effect on the future results or financial condition of Port City or Crescent.

The projections furnished to Smith Capital by Port City and Crescent were prepared by the respective managements of each company. Neither Port City nor Crescent publicly discloses internal management projections of the type provided to Smith Capital in connection with Smith Capital’s analysis of the merger, and the projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including without limitation factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the projections.

As is customary in the rendering of fairness opinions, Smith Capital based its opinion on economic, market and other conditions in effect on, and the information made available to Smith Capital as of, the date of its opinion. Subsequent developments may affect the opinion. Smith Capital expressed no opinion as to the price at which Crescent’s common stock will trade at any future time.

In accordance with customary investment banking practice, Smith Capital employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Smith Capital utilized in providing its March 28 opinion. We have presented some of the summaries of financial analysis in tabular format. In order to understand the financial analyses used by Smith Capital more fully, you should read the tables together with the text of each summary. The tables do not alone constitute a complete description of Smith Capital’s financial analyses.

Comparative Analysis of Financial Condition-Peer Group Analysis

In evaluating Port City and Crescent, Smith Capital compared their respective financial conditions to a group of publicly traded comparable banks, (the “Port City Group” and the “Crescent Group” respectively). Smith Capital used these samples to compare financial condition as well as the valuation of the respective banks shares.

Smith Capital developed two different groups of banks for comparison, as Port City and Crescent are different in size and nature.

The group compared to Port City (the “Port City Group”) was comprised of 16 banks with assets between $100 and $300 million and an equity assets ratio below 10 % and average trading volume as a percentage of outstanding shares for the last three months of greater than 0.1%. These banks are listed below.

Bank of Oak Ridge

Bank of South Carolina Corporation

Bank of the James Financial Group, Inc.

Benchmark Bankshares, Inc.

Botetourt Bankshares, Incorporated

Citizens Community Bank

First Trust Bank

Georgia Bancshares, Inc.

Little Bank, Incorporated

North Atlanta National Bank

Scottish Bank

Shore Financial Corporation

Surrey Bancorp

Village Bank and Trust Financial Corp.

Virginia National Bank

Weststar Financial Services Corporation

The group compared to Crescent (the “Crescent Group”) was comprised of 13 publicly traded banks in North Carolina, South Carolina, Georgia, Tennessee and Virginia with assets ranging from $292 million to $530 million. The banks were all located in or around metropolitan markets with good growth potential. These banks are listed below.

American Community Bancshares, Inc.

Bank of the Carolinas

Bank of Wilmington Corporation

Beach First National Bancshares, Inc.

Carolina Bank Holdings, Inc.

First Community Corporation

Greenville First Bancshares, Inc.

James Monroe Bancorp, Inc.

MidCarolina Financial Corporation

New Century Bancorp, Inc.

First Trust Bank

North State Bancorp

Southcoast Financial Corporation

Smith Capital analyzed certain balance sheet ratios, asset quality, growth in assets and deposits, profitability and stock price multiples. Smith Capital compared Port City’s values to the median Port City Group.

Market Comparable Analysis. Comparison of the Shares of Port City and Crescent to those of Comparable Publicly Traded Banks.

Smith Capital compared the market valuation of Port City’s shares and Crescent’s shares with the comparable group of publicly traded banks used in the analyses of financial condition. Smith Capital used closing or bid prices (if there was no trade) of the comparable groups on March 24, 2006. The tables below show the median multiples of the Port City Group and a comparison of Crescent with the multiples of the Crescent Group.

	Median
Price/book	176.33	x
Price/tangible book	176.49	x
Price/assets	15.44%
Price/LTM earnings	19.6	x
Market capitalization	$36 million
Equity/assets	8.95%
Average daily volume, in shares (3 months)	983 shares

Pricing	Crescent		Median
Price/book	1.842	x	1.96	x
Price/tangible book	2.03	x	2.17	x
Price/assets	18.59%		18.59%
Price/LTM earnings	21.7	x	23.6	x
Crescent Price	$15.20		—
Market capitalization (in millions)	$76.4		$69.0
Equity/assets	10.09%		8.22%
Average daily volume, in shares (3 months)	7,591		2,228

Crescent’s share value is in line with its peer group at a price of $15.20 per share.

Smith Capital also calculated a range of imputed values for a share of Port City based on the ratios for the Port City Group. The table below shows Port City’s per share value ranging from $18.56 to $24.96. Crescent’s offer of $33 per share represents a premium of 32% to 78% which is in line with control premiums in mergers of 35-40%. (Control premium is the percentage of the price paid compared to recent market trading value of the target company.)

Port City Valuation (Dollars in 000’s)

	Net Income*	Equity	Assets
December 31, 2005	$1,513	$12,789	$143,045

Median market multiple	19.63	176.49	15.44
Value	$29,696	$22,571	$22,086

Per share	$24.96	$18.97	$18.56
Crescent Offer	$33.00	$33.00	$33.00
Premium over value	32%	73%	78%

*	Median effective tax rate of 31%

Discounted Dividend Analysis

Smith Capital used a discounted dividend analysis to estimate the net present value of distributable capital that Port City and Crescent could produce on a stand-alone basis from 2006 through 2010. Smith Capital derived its own projections for Port City and Crescent, after discussion with their respective managements. Smith Capital calculated for each company the sum of 1) the estimated distributable capital per share, projected such that the equity to assets ratio would be maintained at 8% for Port City and 7% for Crescent, and discounted to present values at discount rates of 16-18% for Port City and 15-17% for Crescent and 2) the terminal value based on the projected net income in 2010 in the cash flow model, multiplied by 18-22 for Crescent and 18-20 for Port City.

The discounted dividend analysis indicated a range of $31.14 to $38.38 per share for Port City and $14.73 to $19.55 for Crescent. The consideration offered by Crescent falls within the range of Port City’s DCF values.

Smith Capital noted that while the discounted dividend analysis is widely used in valuation models, its results depend on a large number of variables such as asset and earnings growth rates, discount rates and terminal value multiples. Smith Capital selected discount rates which, in Smith Capital’s experience, represented the rates that investors in securities such as Crescent and Port City’s common stock would demand as expected returns for alternative investments with similar risks and appreciation potential.

In addition Smith Capital prepared a dividend discount analysis of the combined companies. The discount rates and terminal multiples used were those of Crescent. The range of values for Crescent shares was $13.61 to $18.49. This equates to Port City values of $29.27 to $39.76 using an exchange ratio of 2.15. This analysis indicates that upper and lower range of values on a present value basis of the combined companies.

Analysis of Merger and Acquisition Transactions

Smith Capital reviewed merger and acquisition prices paid for banks and thrifts in the Carolinas, Virginia, Georgia and Tennessee (the “Southern Group”) since 2000, where the seller’s transaction value was between $30 and $50 million. There were 30 transactions. Smith Capital also reviewed all bank and thrift transactions in the United States between $30 and $50 million since 2000. There were 182 transactions.

The table below summarizes the median and average price multiples for each year for transactions in the Southern Group and also all transactions.

	Deal Value/ Assets	Deal Value/ Equity	Deal Value/ Net Income	Franchise Premium/ Core Deposits
All completed median	20.98	255.53	30.99	17.74
All completed average	21.74	251.86	32.74	18.65

2005/2006 Pending	28.12	335.93	31.15	n.a.
	27.41	309.28	31.18	n.a.

2005 (median)	20.69	245.98	31.23	20.98
(average)	22.15	237.74	33.10	21.15

2004 (median)	24.96	278.59	21.90	23.12
(average)	22.64	314.01	30.29	21.09

2003 (median)	24.96	275.27	21.90	23.12
(average)	22.91	253.80	25.90	20.06

2002 (median)	23.95	110.43	57.78	12.26
(average)	23.95	110.43	57.78	12.26

2001(1) (median)	17.61	—	—	12.95
(average)	18.14	—	—	12.71

2000(1) (median)	25.87	—	—	23.43
(average)	25.87	—	—	23.43

All transactions $30-$50 million completed	20.39	235.51	22.67	16.22
	20.23	237.30	27.93	17.25

Source: SNL Financial, LC

Total transaction value prior to 2002 was on a reported total transactions value basis. Thereafter, total transaction value is reported on an aggregate total transaction value basis.

Smith Capital applied the median of all the Southern group deals since 2000, to the appropriate Port City values. The acquisition values for Port City ranged from $25.23 to $39.42.

Pro forma Merger Analysis

Smith Capital measured the impact of the merger on the combined company’s operating results and financial condition. In calculating pro forma earnings, Smith Capital assumed one time merger expenses of $2,620,000. Additional earnings were assumed of $300,000 per annum pretax as Port City brings in participations as a result of its increased lending limit. The core deposit intangible was calculated at a rate of 3.5% on deposits less than $100,000 and all individual retirement accounts. Various assumptions were made as to Crescent’s growth.

Smith Capital measured the dilution or accretion in earnings per share to Crescent and Port City shareholders based on an offer price of $33.00 per share. Between 2006 and 2009 the range of accretion or dilution to Port City shareholders was 1% to -13%. The accretion to Crescent shareholders over the same period ranged from 2% to 10.77%

Contribution Analysis

Smith Capital prepared pro forma merged balance sheets as of December 31, 2005, and measured the relative contribution of Port City to the combined banks.

Port City % of Combined Banks
Loans	26.59%
Deposits	28.76%
Number of shares	30.99%

Conclusion

Smith Capital measured the offer from Crescent as a premium or discount to the various values derived for Port City, as shown in the table below.

Valuation Method	Crescent Offer as Premium
	Max	Min	Max	Min
Market Comparable Value	$24.96	$18.56	32%	78%

Acquisition	$39.42	$25.23	-16%	32%

Dividend Discount	$38.38	$31.14	-14%	6%

Combined	$39.76	$29.27	-17%	13%

The summary above shows that the consideration payable either exceeds or lies between a maximum and minimum value for Port City as described in the analysis. This supports Smith Capital’s conclusion that the consideration payable to Port City was fair from a financial viewpoint to the shareholders of Port City.

This summary does not purport to be a complete description of the analyses or data presented by Smith Capital. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Smith Capital believes that one must consider its opinion, the summary and its analyses as a whole. Selecting portions of the summary and these analyses, without considering the analyses as a whole, would create an incomplete view of the processes underlying the analyses and opinion.

Smith Capital based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry specific factors. Smith Capital’s analyses are not necessarily indicative of actual values or actual future results that either company or the combined entities might achieve, which values may be higher or lower than those indicated. Analyses based on forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Therefore, none of Smith Capital, Port City, Crescent or any other person assumes responsibility if future results are materially different from those forecast. Moreover, Smith Capital’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses could actually be bought or sold.

Based on the aforementioned analyses and Smith Capital’s experience with numerous transactions involving bank institutions, it is the opinion of Smith Capital that the transaction consideration to be received by Port City shareholders in the transaction is fair from a financial point of view.

No institution used as a comparison in the above analyses is identical to Port City, Crescent or the combined entity, and no other merger transaction is identical to the transaction contemplated herein. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies and other factors that could affect the trading characteristics of the companies to which Port City, Crescent and the combined entity are being compared.

Smith Capital’s opinion is necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to it as of March 28, 2006. Events occurring after that date could materially affect this opinion. Smith Capital has no obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. Smith Capital expresses no opinion herein as to what the value of Crescent shares will be when issued to Port City’s shareholders at the closing of the transaction pursuant to the Agreement or the prices at which Port City shares or Crescent shares may trade at any time.

Port City has agreed to pay Smith Capital a transaction fee in connection with the transaction of $20,000. Port City has also agreed to reimburse certain of Smith Capital’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Smith Capital and its affiliates and their respective partners, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under federal securities laws.

Changing the Method of Effecting the Transaction

Crescent may, at any time, restructure the transaction as it deems advisable. However, no change or restructuring may alter or change the amount or kind of consideration to be received by the holders of Port City common stock in the transaction or adversely affect the tax treatment of Port City shareholders as a result of receiving the transaction consideration.

Conversion of Stock

At the effective time of the transaction, each share of Port City common stock outstanding, other than the shares described in the next sentence, will be converted into the right to receive $3.30 in cash, without interest, and 2.2620 shares of Crescent common stock, subject to possible adjustments as provided in the merger agreement and described below. Each outstanding share of Port City common stock owned by Crescent or Crescent State Bank (other than shares held in a fiduciary capacity or as a result of debts previously contracted) or Port City shareholders properly exercising their dissenters’ rights, will be canceled at the effective time and will cease to exist. No Crescent common stock or other consideration will be delivered in exchange for these cancelled shares.

If Crescent changes the number of shares of Crescent common stock outstanding prior to the effective time of the transaction as a result of a stock dividend, stock split, reclassification, recapitalization, combination, exchange of shares or similar transaction, an appropriate adjustment to the exchange ratio will be made. This adjustment ensures that the consideration to be received by Port City shareholders will not be affected by a stock dividend, stock split or the like.

Because the exchange ratio is fixed (subject to possible adjustment as described above) and because the market price of Crescent common stock prior to the effective time may fluctuate, the value of the shares of Crescent common stock that holders of Port City common stock will receive in the transaction may increase or decrease prior to and following the transaction.

The shares of Crescent common stock issued and outstanding immediately prior to the effective time of the transaction will remain issued and outstanding.

Treatment of Options

At the effective time of the transaction, each option to purchase shares of Port City common stock outstanding and unexercised will become an option to purchase Crescent common stock and will continue to be governed by the terms of Port City’s stock option plan and the stock option agreement evidencing the option. However, from and after the effective time Crescent will be substituted for Port City with respect to the Port City stock option plan and related stock option agreements and each stock option granted and outstanding under the stock option plan may be exercised solely for shares of Crescent common stock. The number of shares of Crescent common stock subject to each former Port City stock option will be equal to the number of shares of Port City common stock subject to the option immediately prior to the transaction multiplied by the exchange ratio of 2.5133, rounded down to the nearest whole share. The exercise price per share of Crescent common stock subject to each former Port City option will be equal to the exercise price per share of Port City common stock subject to the option immediately prior to the transaction divided by the exchange ratio, rounded up to the nearest whole cent. Immediately after the effective time, Crescent will file a registration statement with the SEC to register the shares of Crescent to be issued upon the exercise of options under the aforesaid Port City stock option plan.

Exchange of Stock Certificates

At the effective time of the transaction, Crescent will deliver, or cause to be delivered, to First-Citizens Bank & Trust Company, its transfer agent, certificates representing shares of Crescent common stock and cash, including cash in lieu of fractional shares, to be issued pursuant to the merger agreement in exchange for outstanding shares of Port City common stock. First-Citizens Bank & Trust Company will act as the exchange agent for the benefit of the holders of certificates of Port City common stock.

As soon as practicable after the effective time, a letter of transmittal will be mailed by the exchange agent to Port City shareholders. This transmittal letter will contain instructions regarding the surrender of certificates representing Port City common stock.

You should not return your Port City common stock certificates with the enclosed proxy and should not forward them to the exchange agent until you receive a letter of transmittal following the effective time.

Until you surrender your Port City stock certificates for exchange after completion of the transaction, you will not be paid dividends or other distributions that may be declared after the transaction with respect to any Crescent common stock into which your Port City shares have been converted. When you surrender your Port City stock certificates, if Crescent has declared and paid any dividends or distributions on its common stock, it will pay, without interest, any such amounts to the shareholders entitled to receive such payment. After the effective time of the transaction, there will be no further transfers of Port City common stock. Port City stock certificates presented for transfer after the effective time of the transaction will be cancelled and exchanged for the transaction consideration, without interest.

No fractional shares of Crescent common stock will be issued to any holder of Port City common stock upon consummation of the transaction. For each fractional share that would otherwise be issued, Crescent will pay cash in an amount equal to the holder’s fractional interest multiplied by the last sale price of Crescent common stock on the Nasdaq National Market System as reported by The Wall Street Journal for the last trading day immediately preceding the date of the effective time of the transaction. No interest will be paid or accrued on cash payable to holders of Port City common stock in lieu of fractional shares. No shareholder of Port City will be entitled to dividends, voting rights or any other rights as a shareholder of Crescent in respect of any fractional shares.

None of Crescent, Port City or any other person will be liable to any former holder of Port City common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for Port City common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon compliance by the holder of Port City common stock with the conditions reasonably imposed by the exchange agent or Crescent. These conditions will include a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the exchange agent and Crescent.

Holders of Crescent common stock will not be required to exchange certificates representing their shares of Crescent common stock or otherwise take any action as a result of the consummation of the transaction. There is no need for Crescent shareholders to submit their Crescent common stock certificates to Crescent, Port City, the exchange agent or to any other person in connection with the transaction.

For a description of Crescent common stock and a description of the differences between the rights of the holders of Port City common stock, on the one hand, and holders of Crescent common stock, on the other hand, see “Description of Crescent Common Stock” and “Comparison of Shareholders’ Rights.”

Effective Time

The effective time of the transaction will be the time and date set forth in the articles of merger that will be filed with the Secretary of State of the State of North Carolina on the closing date. The closing date will occur on a date to be specified by the parties. Crescent and Port City each anticipate that the transaction will be consummated early in the fourth quarter of 2006. However, consummation of the transaction could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the transaction. There can be no assurances as to whether, and on what date, Crescent and Port City will obtain those approvals or that Crescent and Port City will complete the transaction. If the transaction is not completed on or before November 30, 2006, either Crescent or Port City may terminate the agreement, unless the failure to effect the transaction by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants or agreements of that party set forth in the merger agreement. See “—Conditions to Consummation of the Transaction” and “—Regulatory Approvals Required for the Transaction.”

Representations and Warranties

Both Crescent and Port City have made customary representations and warranties relating to their businesses. For detailed information on these representations and warranties, see the merger agreement attached to this document as Appendix A. These representations and warranties generally must be true and correct at the time of the completion of the transaction except for changes that are not, in the aggregate, material and adverse to a party’s business, financial condition, prospects, assets or operations. See “—Conditions to Consummation of the Transaction.” The representations in the merger agreement do not survive the effective time of the transaction.

Port City has made representations and warranties regarding, among other things:

•	corporate matters, including due organization and authority

•	subsidiaries

•	capitalization

•	options

•	principal shareholders

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transaction

•	books and records

•	regulatory reports

•	financial statements and regulatory filings

•	tax matters

•	absence of material adverse changes

•	absence of undisclosed liabilities

•	litigation and compliance with law

•	real properties

•	loans, accounts, notes and other receivables

•	securities portfolio and investments

•	personal property and other assets

•	patents and trademarks

•	environmental matters

•	broker’s fees payable in connection with the transaction

•	material contracts

•	employment matters, including employment agreements, employee benefit plans and compensation matters

•	insurance

•	the absence of knowledge preventing the transaction from qualifying as a reorganization or receiving regulatory approval

•	applicability of state anti-takeover statutes

Crescent has made representations and warranties regarding:

•	corporate matters, including due organization and authority

•	subsidiaries

•	capitalization

•	options

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the transaction

•	books and records

•	regulatory reports

•	financial statements and SEC filings

•	tax matters

•	absence of material adverse changes

•	absence of undisclosed liabilities

•	litigation and compliance with law

•	broker’s fees payable in connection with the transaction

•	the absence of knowledge preventing the transaction from qualifying as a reorganization or receiving regulatory approval

•	loans, accounts, notes and other receivables

•	securities portfolio and investments

Conduct of Business Pending the Transaction

Pursuant to the merger agreement, prior to the effective time, Port City has agreed to carry on its business in the regular and usual course in substantially the same manner as it conducted its business prior to April 6, 2006, the date of the merger agreement. In addition, Port City has agreed that it will:

•	make all reasonable efforts to preserve intact its business organization and advantageous business relationships and to retain the services of its officers and employees;

•	maintain its properties and equipment;

•	maintain its books of account and records in the usual and regular manner consistent with sound business practices;

•	comply with all applicable laws;

•	continue to maintain in force all insurance that is required by law and is reasonable and adequate to its operations and business;

•	not change its existing loan underwriting guidelines, policies or procedures except as required by law; and

•	promptly provide to Crescent the information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as Crescent may reasonably request.

Further, except as permitted by the merger agreement or with Crescent’s consent, Port City has agreed that it will not:

•	change its governing documents;

•	make any change in or additions to its authorized capital stock or issue, sell, purchase, redeem, reclassify, combine or split any shares of its capital stock;

•	grant, issue or amend any options, warrants, calls or other rights to acquire shares of its capital stock;

•	declare or pay any dividend;

•	increase in any manner the compensation or benefits of any of its directors, officers, employees or consultants, except as provided in the merger agreement;

•	except as required by law, become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any current or former director, officer, employee or consultant;

•	make contributions to Port City’s 401(k) plan other than contributions in accordance with the terms of the plan at April 6, 2006;

•	enter into or become bound by any contract or commitment to any labor or trade union or association or any collective bargaining group;

•	make any changes in its accounting methods, practices, procedures or policies, except as required by generally accepted accounting principles or government regulations;

•	acquire or agree to acquire a branch office or substantially all of the assets of another person or entity or open or take steps to open a new branch office;

•	change in any material respect its business or the conduct of its business;

•	other than as permitted by the merger agreement, acquire any debt security or equity investment other than federal funds or United States Government securities or securities of an United States Government agency, restructure or materially change its investment securities portfolio, or enter into a derivatives contract;

•	encourage, solicit or attempt to initiate discussions, negotiations or offers with or from a third party relating to a transaction or other acquisition of Port City or a significant part of its assets or the purchase or acquisition of Port City common stock, or provide information to any third party concerning Port City or its business that is not customarily disclosed to the public or give a third party access to its properties, facilities, books or records;

•	sell or agree to sell all or any significant part of its assets to a third party;

•	except for transactions in the ordinary course of business or pursuant to contracts or commitments permitted by the merger agreement, enter into contracts for the purchase or sale of assets, goods or services;

•	other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or entity, or incur any other obligation or liability;

•	other than in the ordinary course of business and except as permitted by the merger agreement, mortgage, pledge or subject any of its assets to any lien or encumbrance or permit any of its assets to become or remain subject to any lien or encumbrance;

•	waive, release or compromise any material rights except in good faith and for fair value; or

•	make any change in its deposit policies or take any actions designed to decrease materially the aggregate level of its deposits.

Each of Crescent and Port City has agreed to use its best efforts in good faith to cause the transaction to be completed, including obtaining the regulatory approvals necessary to consummate the transaction and preparing and filing all necessary applications and notices. Each of Crescent and Port City also agreed to give the other access to all of its properties, books, records and other information, subject to the restrictions and for the purposes set forth in the merger agreement. Crescent and Port City will consult with each other about their loan, litigation and real estate valuation policies and practices and Port City will modify its policies and practices prior to the effective time in a manner agreed upon by Crescent and Port City. Crescent and Port City will also promptly advise each other about any material adverse changes in their financial condition, business, assets or prospects or the occurrence or potential occurrence of any event that could result in their representations being untrue or their covenants in the merger agreement being breached.

Conditions to Completion of the Transaction

Each party’s obligation to complete the transaction is subject to the satisfaction or waiver, where permissible, of the following conditions at or prior to the effective time:

•	approval of the plan of merger by the shareholders of Port City;

•	approval of the plan of merger by the shareholders of Crescent;

•	receipt of all regulatory approvals required to consummate the transaction and all those approvals remaining in full force and effect and all statutory waiting periods with respect to those approvals having expired;

•	effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and no stop order suspending its effectiveness having been issued and no proceedings for that purpose having been initiated or threatened by the Securities and Exchange Commission;

•	receipt of all required permits or authorizations of state securities or “blue sky” authorities and no stop orders or proceedings having been issued, initiated or threatened to suspend the effectiveness of any registration statement filed with a state securities authority with respect to the issuance of Crescent common stock in the transaction;

•	authorization for listing on the Nasdaq National Market System of the shares of Crescent common stock that are to be issued to Port City shareholders upon completion of the transaction;

•	no order, decree or injunction of any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transaction or any of the transactions contemplated by the merger agreement will be in effect or threatened;

•	receipt by Crescent and Port City of the opinion of Dixon Hughes PLLC or of another tax advisor, in form and substance satisfactory to Crescent and Port City, substantially to the effect that, on the basis of facts, representations and assumptions set forth in the opinion that are consistent with the state of facts existing at the effective time of the merger, the merger will be treated as a reorganization for federal income tax purposes;

•	the representations and warranties of the other party to the merger agreement will have been true and correct as of the date of the merger agreement and, except to the extent those representations and warranties speak as of an earlier date, as of the closing date as though made anew on the closing date (for purposes of this condition, those representations and warranties will be deemed to be true and correct as of the closing date unless the change or changes causing those representations and warranties to no longer be true and correct would have a material adverse effect on the party making the representation);

•	each party will have performed in all material respects all obligations required to be performed by it at or prior to the closing date;

•	each party will have complied in all material respects with all applicable laws relating to the transactions contemplated by the merger agreement;

•	there will have been no material adverse change in the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Crescent or Port City, and no occurrence of any event or existence of any condition that could result in any such material adverse change;

•	receipt by each of Crescent and Port City from the legal counsel of the other of written legal opinions addressing such legal matters as it may reasonably request; and

•	satisfaction of certain other conditions such as the delivery of various certifications by executive officers of Crescent and Port City.

We cannot provide any assurance as to if or when the required regulatory approvals necessary to complete the merger will be obtained or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before November 30, 2006, either Crescent or Port City may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement.

Regulatory Approvals Required for the Transaction

General.

Crescent and Port City have agreed to use their best efforts in good faith to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, including approval from the Board of Governors of the Federal Reserve System, the FDIC and the North Carolina Banking Commission. The transaction cannot proceed without the required regulatory approvals. There can be no assurance as to whether or when the required regulatory approvals will be obtained and, if obtained, there can be no assurance that such approvals will not be challenged. There likewise can be no assurance that the United States Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds or, if a challenge is made, the result of the challenge.

Crescent and Port City are not aware of any other material governmental approvals or actions that are required prior to the completion of the transaction other than that described below. If any additional governmental approvals or actions are required, Crescent and Port City presently intend to seek those approvals or actions. There can be no assurance, however, that the parties will obtain these additional approvals or actions.

Federal Reserve Board.

The merger transaction is subject to the prior approval of the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended. Crescent and Port City have filed the required application and notification with the Federal Reserve Board for approval of the acquisition of Port City by Crescent. Assuming Federal Reserve Board approval, the parties may not consummate the acquisition until 30 days after that approval. During that time, the United States Department of Justice may challenge the transaction on antitrust grounds. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no fewer than 15 days.

In reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board will consider the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the companies and their subsidiary banks and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board, among other things, will evaluate the adequacy of the capital levels of the parties to the proposed transaction.

In addition, the Federal Reserve Board is prohibited from approving any transaction under the Bank Holding Company Act that would result in a monopoly, would further any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

FDIC and North Carolina Commissioner of Banks and Banking Commission.

The merger of the acquisition subsidiary created by Crescent for purposes of this transaction with and into Port City is subject to the prior approval of the FDIC, the North Carolina Commissioner of Banks and the North Carolina Banking Commission.

Pursuant to the Bank Merger Act, in evaluating the merger the FDIC is required to consider, among other facts, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The North Carolina Commissioner of Banks must make an investigation of both Crescent and Port City to determine whether the interests of the depositors, creditors and stockholders of each bank are protected and if the merger is in the public interest and made for legitimate purposes. The Commissioner will post notice of the merger in newspapers of general circulation in the county in which both Port City and Crescent are located. The findings of the Commissioner, as set forth in his order, will be the subject of a public hearing in Raleigh, North Carolina on July 19, 2006 in front of the North Carolina Banking Commission which may approve, modify or reject the order of the Commissioner based upon his findings.

Material Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences of the merger applicable to Port City shareholders. This summary is not a complete description of all of the tax consequences of the merger and is based on the Internal Revenue Code of 1986, as amended, Treasury regulations and rulings, and judicial opinions, all as in effect on the date of this joint proxy statement/prospectus. The discussion may not apply to a shareholder’s special or individual circumstances that may affect the tax consequences of the transaction, such as Port City shareholders, if any, who hold Port City common stock other than as a capital asset, who received their Port City shares upon the exercise of employee stock options or otherwise as compensation, who hold Port City common stock as part of a “straddle” or “conversion transaction,” or who are insurance companies, tax-exempt organizations, securities dealers, financial institutions or foreign persons. In addition, this summary does not address the tax consequences of the transaction under state, local or foreign laws. You are advised to consult a tax advisor as to the specific tax consequences of the transaction to you.

Neither Crescent nor Port City has requested or will request an advance ruling from the Internal Revenue Service as to the tax consequences of the transaction. Completion of the transaction is conditioned upon receipt by Crescent and Port City of an opinion of Dixon Hughes PLLC, or another tax advisor, concerning the material federal income tax consequences of the transaction. The opinion, which will be based upon customary assumptions and factual representations, will be to the following effect:

•	the transaction should be treated as a statutory merger of Port City into Crescent and a reorganization within the meaning of Section 368(a) of the Code,

•	no gain or loss should be recognized by Crescent or Port City by reason of the merger,

•	no gain or loss should be recognized by Port City shareholders to the extent that they receive shares of Crescent common stock, except that gain or loss may be recognized as to the cash received in lieu of fractional shares,

•	the basis of the Crescent common stock to be received by a Port City shareholder should be the same as the basis of the Port City common stock surrendered in the exchange for Crescent shares, decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the transaction,

•	if Port City common stock is a capital asset in the hands of the shareholder at the time of the transaction, the holding period of the Crescent shares received by the Port City shareholder in the transaction should include the holding period of the shares of Port City common stock surrendered in exchange for the Crescent shares.

The opinion will represent only the tax advisor’s best judgment as to the matters expressed in the opinion. It is not binding on the Internal Revenue Service and does not have any kind of official status. There can be no assurance that the Internal Revenue Service will not successfully take and sustain a position in the courts that is different from the opinion expressed by Dixon Hughes PLLC, or another tax advisor, or that legislative, administrative or judicial decisions or interpretations will not be forthcoming that would significantly change the opinions set forth in the opinion letter.

Assuming that the transaction is a reorganization, neither Crescent nor Port City should recognize gain or loss as a result of the transaction. The following discussion of U.S. federal income tax consequences of the transaction to Port City shareholders assumes that the transaction should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Exchange of Port City Shares for Crescent Shares and Cash.

If Port City shareholder’s adjusted basis in his or her Port City shares is less than the fair market value, as of the date of the transaction, of the shares of Crescent common stock and cash received by the shareholder, then the shareholder should recognize a gain. This recognized gain should be equal to the lesser of:

•	the excess, if any, of the fair market value, as of the date of the transaction, of the Crescent shares and cash received over the adjusted basis of the Port City shares surrendered in the exchange, and

•	the amount of cash received in the exchange.

If, however, Port City shareholder’s adjusted basis in the shares of Port City common stock surrendered in the transaction is more than the fair market value of the Crescent shares and cash received, then the Port City shareholder’s loss should not be currently allowed or recognized for U.S. federal income tax purposes.

In the case of a shareholder who recognizes gain on the exchange, if the exchange does not have the effect of a distribution of a dividend (as discussed below) and the shares of Port City common stock exchanged were held as capital assets by the Port City shareholder, the gain should be characterized as a capital gain. If the exchange does have the effect of a distribution of a dividend, the gain should be taxable as ordinary income (unless the gain is “qualified dividend income” within the meaning of Section 1(h)(11) of the Code entitled to capital gains treatment) to the extent of the shareholder’s ratable share of available earnings and profits. The remainder, if any, of the recognized gain should be capital gain if the Port City shares exchanged were held as capital assets by the Port City shareholder.

The determination of whether the exchange has the effect of the distribution of a dividend is based on a comparison of the Port City shareholder’s proportionate interest in Crescent after the transaction with the proportionate interest the shareholder would have had if the shareholder had received solely Crescent common stock in the transaction. For purposes of this comparison, the Port City shareholder may be deemed to constructively own shares of Crescent common stock held by certain members of his or her family or certain entities in which he or she has an ownership or beneficial interest and certain stock options may be aggregated with the shareholder’s shares of Crescent common stock. Dividend treatment should apply unless the shareholder’s interest has been sufficiently reduced. While the determination is based on a Port City shareholder’s particular facts and circumstances, the IRS has indicated in published rulings that a distribution that results in any actual reduction in interest of an extremely small minority shareholder in a publicly held corporation will meaningfully reduce the shareholder’s interest in the corporation, and, therefore, will result in capital gain treatment for shareholders who hold the shares as capital assets if the shareholder exercises no control with respect to corporate affairs.

Because the determination of whether a payment will be treated as having the effect of the distribution of a dividend will generally depend upon the facts and circumstances of each Port City shareholder, Port City shareholders are strongly urged to consult their own tax advisors regarding the tax treatment of cash received in the transaction, including the application of the constructive ownership rules of the Code and the effect of any transactions in shares of Crescent common stock by the Port City shareholder.

A Port City shareholder’s basis in the shares of Crescent common stock received in the transaction should be equal to the shareholder’s basis in his or her Port City shares reduced by any cash received in the transaction and increased by any gain recognized in the transaction. Provided that the Port City shares surrendered were held as capital assets at the time of the transaction, the holding period of the Crescent shares received should include the holding period of the Port City shares surrendered.

Cash in lieu of Fractional Shares.

Holders of shares of Port City common stock who receive cash in lieu of fractional shares of Crescent common stock should be treated as having first received the fraction of a Crescent share and then as having received cash in exchange for the fractional share interest. Thus, such holders should generally recognize gain or loss in an amount equal to the difference between the amount of cash received in lieu of Crescent shares and the portion of the basis in the Port City shares allocable to the fractional interest.

Section 1.368-3 of the Treasury Regulations requires that each shareholder that receives shares of Crescent common stock pursuant to the merger transaction attach to such shareholder’s federal income tax return for the taxable year in which the merger transaction occurs, a complete statement of all facts pertinent to the nonrecognition of gain or loss upon the merger transaction. Shareholders should consult their own tax advisors regarding these disclosure requirements.

IRS CIRCULAR 230 NOTICE: To ensure compliance with requirements imposed by the IRS, we inform you that any federal tax advice provided in this communication may not be used to avoid any federal tax penalty. Such advice is provided on the basis and with the intent that the advice may not be used to avoid any federal tax penalty.

Accounting Treatment

The transaction will be treated as a “purchase” for accounting purposes. Under the purchase method of accounting, the amount by which the purchase price paid by Crescent exceeds the fair value of the net tangible and identifiable intangible assets acquired by Crescent through the transaction will be recorded as goodwill. Financial statements of Crescent issued after the transaction would reflect such fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Port City.

Agreement Not to Solicit Other Offers

In the merger agreement, Port City agreed that it and its officers, directors, employees, agents and representatives will not, directly or indirectly:

•	initiate, solicit, encourage or take any action to facilitate any inquiries or proposals for any “Acquisition Proposal,” as defined below; or

•	participate in any discussions or negotiations, furnish any information to or approve, recommend or enter into any agreement, regarding any “Acquisition Proposal.”

However, prior to the effective time of the transaction, Port City may consider and participate in discussions and negotiations with respect to a “Superior Proposal,” as defined below, if:

•	Port City first enters into a confidentiality agreement with the party proposing the Superior Proposal; and

•	Port City’s board of directors concludes in good faith, after consulting with Port City’s outside legal counsel, that failure to take these actions would cause Port City’s board to violate its fiduciary duties to the Port City shareholders.

Port City has also agreed, at least 72 hours prior to providing any information to any person or entering into any discussions or negotiations with any person, to notify Crescent in writing of the name of such person and the material terms and conditions of any such Superior Proposal. The merger agreement permits the Port City board to withdraw or qualify its recommendation of the transaction with Crescent if the board concludes in good faith, after consultation with Port City’s outside legal counsel and financial advisors, that failure to take such actions would breach its fiduciary duties to the Port City shareholders.

Port City has agreed to do the following if it receives an Acquisition Proposal:

•	notify Crescent promptly, and in any event within 24 hours, after Port City has received any Acquisition Proposal, or any information related to an Acquisition Proposal, including in the notice a description of the Acquisition Proposal and the identity of the third party making it; and

•	cease any existing discussions or negotiations with any persons with respect to any Acquisition Proposal.

As used in the merger agreement, an “Acquisition Proposal” means any inquiry, proposal, offer, regulatory filing or disclosure of an intention to do any of the foregoing regarding any:

•	direct or indirect acquisition of a substantial portion of the net revenues, net income or net assets of Port City or any of its subsidiaries;

•	direct or indirect acquisition of 10% or more of Port City common stock after April 6, 2006;

•	tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of Port City common stock; or

•	transaction, consolidation, business combination, recapitalization, liquidation or dissolution involving Port City, other than the proposed transaction with Crescent.

As used in the merger agreement, “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a third party to acquire more than 50% of the voting power of Port City’s then outstanding shares of common stock or all or substantially all of Port City’s assets for consideration consisting of cash or securities or both, that the Port City board of directors in good faith concludes, after consultation with Port City’s financial advisors and outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation:

•	is on terms that are more favorable from a financial point of view to Port City’s shareholders than the terms of the proposed transaction with Crescent;

•	has financing, to the extent required, that is fully committed or reasonably determined to be available to the party making the offer; and

•	is reasonably capable of being completed.

Termination of the Merger Agreement

The merger agreement provides that the transaction may be terminated at any time prior to the effective time, whether before or after approval by holders of Crescent common stock and Port City common stock, by mutual consent of Crescent and Port City. In addition, either Crescent or Port City may terminate the merger agreement in the event:

•	the conditions precedent to the obligations of the party seeking to terminate are not satisfied or waived by November 30, 2006 (except to the extent that the failure of the condition or conditions to be satisfied has been caused by the failure of the terminating party to fulfill its obligations under the merger agreement) and the other party cannot satisfy such condition within 30 days after the terminating party gives notice of its intent to terminate;

•	the shareholder approvals required to complete the transaction are not obtained;

•	the other party fails to perform fully or violates any of its obligations under the merger agreement in any material respect and does not cure its breach within 30 days after the terminating party gives notice of its intent to terminate; or

•	by Crescent or Port City if it determines that any representation or warranty of the other party contained in the merger agreement was false or misleading in any material respect when made and such falsity or breach is not cured within 30 days after the terminating party gives notice of its intent to terminate.

Termination by Crescent

Crescent may terminate the merger agreement at any time in the following circumstances:

•	if Port City has breached in any material respect its obligations with respect to Acquisition Proposals or Superior Proposals (see “—Agreement Not to Solicit Other Offers”);

•	if the Port City board of directors fails to recommend that the Port City shareholders approve and adopt the plan of transaction, or if the Port City board of directors has withdrawn or modified its recommendation in a manner adverse to Crescent;

•	if the Port City board shall have recommended the approval of an Acquisition Proposal; or

•	if Port City has breached in any material respect its obligation to hold the shareholders’ meeting to approve the plan of merger.

Termination for Decline or Increase in Crescent Stock Price

In addition to the above, Port City may terminate the merger agreement if the average price of Crescent common stock for the 10 consecutive full trading days immediately preceding three days before the closing is less than $9.57. Likewise, Crescent can terminate the merger agreement if the aforesaid price of Crescent common stock during such period exceeds $16.52.

Termination Fee

Port City is obligated under the merger agreement to pay Crescent a termination fee of $2,000,000 in the following circumstances:

•	If Crescent terminates the merger agreement because Port City has breached its obligations not to initiate, solicit or encourage any third parties to make an Acquisition Proposal or otherwise breaches its obligations with respect to Acquisition Proposals or Superior Proposals in a manner adverse to Crescent, the Port City board fails to make or withdraws its recommendation of the transaction proposal or Port City fails to hold the shareholders’ meeting to approve the plan of merger.

•	If Port City terminates the merger agreement and accepts an Acquisition Proposal that is a Superior Proposal and, after giving Crescent an opportunity to adjust the terms of the merger agreement to cause the Acquisition Proposal to no longer be a Superior Proposal, the Acquisition Proposal remains a Superior Proposal.

•	A tender offer or exchange offer for 25% or more of the Port City common stock is commenced and Port City has not sent to its shareholders, within 10 business days after the commencement of such offer, a statement that the Port City board recommends the rejection of such tender offer or exchange offer; or

If Crescent or Port City terminates the merger agreement because:

•	The Port City shareholders did not approve the plan of merger and an Acquisition Proposal has been made by a third party after April 6, 2006 and prior to the termination of the merger agreement,

•	Such Acquisition Proposal has not been withdrawn prior to such termination, and

•	Within 18 months following such termination Port City merges with or is acquired by that third party or that third party acquires more than 50% of Port City’s common stock or Port City otherwise becomes controlled by that third party within such time period.

Waiver and Amendment of the Merger Agreement

Prior to the completion of the transaction, any provision of the merger agreement may be waived, amended or modified by the parties. However, after the plan of merger has been approved by the shareholders of Crescent and Port City, no amendment or modification may be made to any provisions of the merger agreement relating to the manner or basis in which shares of Port City common stock are converted into shares of Crescent common stock in the transaction without shareholder approval of the amendment except for an election by Crescent to increase the exchange ratio in response to Port City’s notice of intent to terminate pursuant to section 8.2(c) of the merger agreement. See “—Termination of the Merger Agreement.”

Expenses

The merger agreement provides that each of Crescent and Port City will pay its own expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement. However, Crescent and Port City will share equally the costs incurred in connection with the printing and mailing of this joint proxy statement/prospectus. In the event either party willfully or intentionally fails to perform its obligations under the merger agreement, that party will be obligated to pay all of the expenses of the other party.

Nasdaq Listing

Crescent common stock is listed on the Nasdaq National Market. Crescent has agreed to cause the shares of Crescent common stock to be issued in the transaction to be approved for quotation on the Nasdaq National Market prior to or at the completion of the transaction. It is a condition to the completion of the transaction that those shares be approved for quotation on the Nasdaq National Market at the effective time of the transaction. See “—Conditions to Consummation of the Transaction.”

Dividends

The merger agreement provides that, prior to the effective time, Port City may not declare or pay dividends on its outstanding shares of common stock.

Employee Benefits and Plans

Port City Stock Options.

At the effective time of the transaction, Crescent will assume responsibility for Port City’s stock option plans. Each outstanding option to purchase Port City common stock under the plans will become an option to purchase Crescent common stock. For a discussion of the treatment of these options after the transaction, see “—Treatment of Options.”

Port City Employees.

After the effective time of the transaction, the employees of Port City will continue to be employed in their same capacities at Port City. Other than W. Keith Betts, Larry Brobst and John Franck, each of whom is employed by Port City pursuant to written employment agreements, and each of whom will be requested to enter into new employment agreements with Port City after the closing of the transaction, all employees who are retained will be employees of Port City on an “at-will” basis.

Employee Benefits.

Crescent and Port City have agreed that after the Effective Time that they will cause a review of the employee benefit plans at each institution with the aim of determining which benefits shall be applicable on a uniform basis to all employees of Crescent and Port City. Until such time as that determination is made and agreed upon by the boards of directors of Crescent and Port City, all employee benefit plans at both Crescent and Port City will remain in effect.

Interests of Certain Persons in the Transaction

Certain members of Port City’s management and board of directors have interests in the transaction in addition to their interests as shareholders of Port City generally.

Indemnification; Directors and Officers Liability Insurance.

The merger agreement provides that Crescent will, subject to the conditions set forth in the merger agreement, indemnify the officers and directors of Port City in office on April 6, 2006 or at the effective time of the transaction to the same extent Crescent indemnifies its own directors and officers against any liability or expense incurred in connection with performance of their duties as directors and officers of Port City through the effective time of the transaction. The merger agreement further provides that Crescent will cause the persons serving as directors and officers of Port City at the effective time of the transaction to be covered for a period of at least three years following the effective time by Port City’s directors’ and officers’ liability policy, or any equivalent substitute for that policy.

Management and Operations After the Transaction

Upon consummation of the transaction the three existing employment agreements with Messrs. Betts, Brobst and Franck will be terminated and exchanged for cash payments of $358,357, $321,645 and $286,457, respectively. Additionally, immediately prior to the closing of the transaction, bonuses to Messrs. Betts, Brobst and Franck in the amounts of $75,000, $56,250 and $56,250, respectively, will be paid in recognition of Port City’s financial performance prior to the closing date. Additional bonuses will be paid in January 2007 of $25,000, $18,750 and $18,750 to each of them, respectively, as incentive compensation for performance between the closing date and December 31, 2006. Additionally, new employment agreements will be entered into by each of Messrs. Betts, Brobst and Franck that set forth their position with Port City upon consummation of the transaction. The contract provides that Mr. Betts will serve as President and Chief Executive Officer of Port City and at the time that Port City merges into Crescent State Bank he will be employed as Executive Vice President of Crescent State Bank. Mr. Brobst will be employed as Executive Vice President and Chief Financial Officer of Port City and upon its merger into Crescent State Bank will be named a Senior Vice President of Crescent State Bank. Mr. Franck will serve as Executive Vice President and Senior Lending Officer of Port City until its merger into Crescent State Bank at which time he will assume the position as Senior Vice President of Crescent State Bank. Each will continue in their duties similar to those engaged in with Port City. Mr. Betts’ base salary under his new employment agreement will be $170,000 and Messrs. Brobst and Franck will each have base salaries under their new employment agreements of $140,000. Additionally, each of Messrs. Betts, Brobst and Franck will enter into a covenant not to compete with Port City or Crescent for specified periods of time upon termination of their respective employment agreements in consideration of the payment to Mr. Betts of three equal payments of $78,000 per year commencing the date of his new employment agreement, for Mr. Brobst three payments of $24,667 per year commencing the date of his new employment agreement and for Mr. Franck three payments of $37,333 per year commencing the date of his new employment agreement. Additionally, Messrs. Brobst and Franck will each be paid a cash bonus of $50,000 upon a change in control of either Port City or Crescent. If either of Messrs. Betts, Brobst or Franck is terminated involuntarily, but without cause, within 24 months after a change in control or if either terminates his employment voluntarily but with “good reason” as defined in each agreement, within 24 months after a change in control, each will be entitled to a lump sum payment in cash in an amount equal to two times his annual compensation. Crescent and Mr. Betts also agreed to use their best efforts to finalize and enter into a Salary Continuation Agreement providing an annual benefit to Mr. Betts upon his retirement on or after attaining age 65. This agreement is expected to provide for an acceleration of benefits upon a change in control in lieu of the change in control payments provided under his employment agreement.

Each of the proposed new employment agreements for Messrs. Betts, Brobst and Franck are attached as exhibits to the merger agreement attached hereto as Appendix A.

Restrictions on Resales by Affiliates

Shares of Crescent common stock to be issued to Port City shareholders in the transaction have been registered under the Securities Act of 1933, as amended. Shares of Crescent common stock issued in the transaction may be traded freely and without restriction by those shareholders who are not “affiliates” of Port City. Any subsequent transfer of shares, however, by any person who is an affiliate of Port City at the time the transaction is submitted for vote of the holders of Port City common stock will, under existing law, require either:

•	The further registration under the Securities Act of the shares of Crescent common stock to be transferred,

•	Compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or

•	The availability of another exemption from registration.

An “affiliate” of Port City is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Port City. These restrictions are expected to apply to the directors and executive officers of Port City and the holders of 10% or more of the Port City common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. Crescent will give stop transfer instructions to the transfer agent with respect to the shares of Crescent common stock to be received by persons subject to these restrictions, and the certificates for their shares will carry an appropriate legend.

Port City has agreed in the merger agreement to use its best efforts to cause each person who is an affiliate of Port City for purposes of Rule 145 under the Securities Act to deliver to Crescent a written agreement intended to ensure compliance with the Securities Act.

Dissenters’ Rights

Holders of the common stock of Port City have a right to dissent from the consummation of the plan of merger and obtain payment of the fair value of their shares. Article 13 of the North Carolina Business Corporation Act sets forth the rights of Port City’s shareholders who object to the plan of merger. The following is a summary of the material terms of the statutory procedures to be followed by a holder of Port City’s common stock in order to dissent from the plan of merger and perfect dissenters’ rights under the North Carolina Business Corporation Act. Dissenting shareholders who do not properly follow the dissenters’ rights procedures will receive cash and shares in Crescent if the plan of merger is effected. A copy of Article 13 of the Business Corporation Act is attached as Appendix D hereto.

Requirements of Dissenters’ Rights

If a Port City shareholder elects to exercise such a right to dissent and demand appraisal, such shareholder must satisfy each of the following conditions:

(a) such shareholder must give to Port City and Port City must actually receive, before the vote on approval or disapproval of the plan of merger is taken, written notice of such shareholder’s intent to demand payment for such shareholder’s shares if the plan of merger is effectuated (this notice must be in addition to and separate from any proxy or vote against the plan of merger; neither voting against, abstaining from voting, nor failing to vote on the plan of merger will constitute a notice within the meaning of Article 13); and

(b) such shareholder must not vote in favor of the plan of merger (a failure to vote will satisfy this requirement, but a vote in favor of the plan of merger, by proxy or in person, or the return of a signed proxy which does not specify a vote against approval of the plan of merger or direction to abstain, will constitute a waiver of such shareholder’s dissenters’ rights).

If the requirements of (a) and (b) above are not satisfied and the plan of merger becomes effective, a Port City shareholder will not be entitled to payment for such shareholder’s shares under the provisions of Article 13.

Required Notice to Port City

Any written notices should be addressed to Port City Capital Bank, 1508 Military Cutoff Road, Suite 100, Wilmington, North Carolina 28403, attention: John M. Franck, Secretary. The notice must be executed by the holder of record of shares of Port City’s common stock. A beneficial owner may assert dissenters’ rights only if he dissents with respect to all Port City’s common stock of which he is the beneficial owner. With respect to shares of Port City’s common stock which are owned of record by a voting trust or by a nominee, the beneficial owner of such shares may exercise dissenters’ rights if such beneficial holder also submits to Port City the record holder’s written consent to such exercise not later than the time such beneficial holder asserts the dissenters’ rights. A record owner, such as a broker, who holds shares of Port City’s common stock as a nominee for others, may exercise dissenters’ rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner, provided such record owner dissents with respect to all Port City’s common stock beneficially owned by any one person. In such case, the notice submitted by such broker as record owner must set forth the name and address of the shareholder who is objecting to the plan of merger and demanding payment for such person’s shares.

Dissenters’ Notice from Port City

If the plan of merger is approved, Port City will be required to mail by registered or certified mail, return receipt requested, a written notice to all shareholders who have satisfied the requirements of (a) and (b) above. The dissenters’ notice must be sent no later than ten days after shareholder approval of the plan of merger, and must:

•	state where the payment demand must be sent and where and when certificates for shares of Port City’s common stock must be deposited;

•	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after payment

•	supply a form for demanding payment;

•	set a date by which Port City must receive the payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is mailed); and

•	include a copy of Article 13 of the Business Corporation Act.

A shareholder who receives a dissenters’ notice from Port City must demand payment and deposit such shareholder’s share certificates in accordance with the terms of the dissenters’ notice. A shareholder who demands payment and deposits such shareholder’s share certificates retains all other rights of a shareholder until these rights are canceled or modified by the plan of merger. A shareholder who does not demand payment or deposit such shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for their shares under Article 13.

Port City’s Payment to Dissenting Shareholders

Within 30 days after receipt of a demand for payment, Port City is required to pay each dissenting shareholder the amount Port City estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the plan of merger to the date of payment. The payment must be accompanied by:

•	Port City’s most recent available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any;

•	an explanation of how Port City estimated the fair value of the shares;

•	an explanation of the interest calculation;

•	a statement of the dissenters’ right to demand payment (as described below); and

•	a copy of Article 13 of the Business Corporation Act.

If the plan of merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Port City must, pursuant to Article 13, return the deposited certificates. If after returning the deposited certificates the plan of merger is consummated, Port City must send a new dissenters’ notice and repeat the payment demand procedure.

A shareholder may, however, notify Port City in writing of such shareholder’s own estimate of the fair value of his shares and amount of interest due, and demand payment of the excess of such shareholder’s estimate of the fair value of such shareholder’s shares over the amount previously paid by Port City if: (a) the shareholder believes that the amount paid is less than the fair value of Port City’s common stock or that the interest is incorrectly calculated; (b) Port City fails to make payment of its estimate of fair value to a shareholder within 30 days after receipt of a demand for payment; or (c) the plan of merger not having been consummated, Port City does not return the deposited certificates within 60 days after the date set for demanding payment. A shareholder waives the right to demand payment unless such shareholder notifies Port City of such shareholder’s demand in writing within 30 days of Port City’s payment of its estimate of fair value (with respect to clause (a) above) or Port City’s failure to perform (with respect to clauses (b) and (c) in this paragraph). A shareholder who fails to notify Port City of his demand within such 30-day period shall be deemed to have withdrawn such shareholder’s dissent and demand of payment.

Appraisal Proceedings

If a demand for payment remains unsettled, the dissenting shareholder may commence a proceeding within 60 days after the earlier of (a) the date of his payment demand or (b) the date payment is made, by filing a complaint with the Superior Court Division of the North Carolina General Court of Justice to determine the fair value of the shares and accrued interest. If the dissenting shareholder does not commence the proceeding within such 60-day period, the dissenting shareholder shall be deemed to have withdrawn the dissent and demand for payment.

The court in such an appraisal proceeding will determine all costs of the proceeding and assess the costs, as it finds equitable. The proceeding is to be tried, as in other civil actions; however, the dissenting shareholder will not have the right to a trial by jury. The court may also assess the fees and expenses of counsel and expenses for the respective parties, in the amounts the court finds equitable: (a) against Port City if the court finds that it did not comply with the statutes; or (b) against Port City or the dissenting shareholder, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Port City, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF ARTICLE 13 RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE NORTH CAROLINA BUSINESS CORPORATION ACT, WHICH ARE INCLUDED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. SHAREHOLDERS INTENDING TO EXERCISE THEIR DISSENTERS’ RIGHTS ARE URGED TO REVIEW CAREFULLY APPENDIX D AND TO CONSULT WITH LEGAL COUNSEL SO AS TO BE IN STRICT COMPLIANCE THEREWITH.

PROPOSAL 2:

MOTION TO ADJOURN ANNUAL MEETINGS IN ORDER TO SOLICIT ADDITIONAL PROXIES

Under North Carolina law, a shareholders’ meeting may be adjourned and reconvened one or more times to a later date for any reason. If the new time and place at which the meeting will be reconvened are announced at the meeting before the adjournment, no further notice of the reconvened meeting is required to be given unless the adjournment is for more than 120 days. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

If a quorum is not present at either one of the annual meetings, of if there are insufficient shares of common stock represented at either of the annual meetings, or being voted in favor of the plan of merger, our management may determine that it is necessary or desirable to adjourn the meeting until a later date and time in order to permit us to solicit additional proxy cards. In that event, a proposal would be submitted for voting by the shareholders represented at the annual meeting(s) to adjourn the meeting and reconvene it on a later date. If you vote for Proposal 2, you will authorize the proxies of Crescent and Port City to vote your shares in favor of one or more adjournments of the annual meeting(s) for up to not more than a total of 120 days in the event that management of either institution believes that an adjournment is necessary or desirable in order to obtain a quorum, to solicit additional proxy cards needed to vote on or approve the plan of merger, or for any other reason.

OUR BOARDS OF DIRECTORS RECOMMEND THAT YOU VOTE “FOR” THE PROPOSAL TO AUTHORIZE MANAGEMENT TO ADJOURN THE ANNUAL MEETING(S) FOR UP TO 120 DAYS FOR ANY REASON.

INFORMATION ABOUT CRESCENT

General

Crescent is a bank holding company organized under the laws of North Carolina in 2001 and registered under the Bank Holding Company Act of 1956, as amended. Crescent has one direct, wholly owned subsidiary bank, Crescent State Bank, and one Delaware business trust created for the purpose of issuing trust preferred securities. At March 31, 2006, Crescent’s consolidated total assets were $445.0 million, its consolidated total deposits were $349.6 million and its consolidated total shareholders’ equity was $42.4 million.

Beneficial Ownership of Crescent Common Stock

As of May 4, 2006, the shareholder identified in the following table beneficially owned more than 5% of Crescent’s common stock.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)(2)		PERCENT OF CLASS (3)
James A. Lucas, Jr. (a) Cary, NC	381,300	(9)	6.54

Kenneth A. Lucas (a) Cary, NC	301,279	(10)	5.17

(a)	Certain shares included in the calculations of ownership by Messrs. James and Kenneth Lucas, who are brothers, are deemed by SEC rules to be beneficially owned by each of them (see footnotes 9 and 10 below). The combined voting power of Messrs. James and Kenneth Lucas is actually 9.36%.

As of May 4, 2006, the beneficial ownership of Crescent’s common stock, by directors and executive officers individually, and as a group, was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)(2)		PERCENT OF CLASS (3)
Brent D. Barringer Cary, NC	75,323	(4)	1.30

Michael G. Carlton Cary, NC	133,836	(5)	2.27

Joseph S. Colson, Jr. Cary, NC	125,622		2.17

Bruce W. Elder Apex, NC	25,535	(6)	0.46

Thomas E. Holder, Jr. Cary, NC	27,413	(7)	0.47

Bruce I. Howell Cary, NC	86,768	(8)	1.49

James A. Lucas, Jr. Cary, NC	381,300	(9)	6.54

Kenneth A. Lucas Garner, NC	301,279	(10)	5.17

Sheila Hale Ogle Cary, NC	21,347		0.37

Francis R. Quis, Jr. Cary, NC	33,430	(11)	0.58

Jon S. Rufty Cary, NC	39,567	(12)	0.68

Stephen K. Zaytoun Raleigh, NC	31,055		0.54

All Directors and Executive Officers as a Group (13 persons) (13)	1,288,648		22.25

(1)	Except as otherwise noted, to the best knowledge of Crescent’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Barringer—45,120 shares; Mr. Carlton—2,423 shares; Mr. Elder—8,492 shares; and Ms. Ogle—20,822 shares.
(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of Crescent: Mr. Barringer—8,014; Mr. Carlton—100,481; Mr. Elder—17,954; Mr. Holder—13,046; Mr. Howell—21,275; Mr. James Lucas—33,680; Mr. Kenneth Lucas—36,325; Mr. Quis—11,836; Mr. Rufty—17,015; and Mr. Zaytoun—6,979.
(3)	The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of (i) a total of 6,062,301 shares of common stock outstanding as of May 19, 2006, and (ii) options to purchase shares of common stock which are exercisable within 60 days of May 19, 2006.
(4)	Includes 4,570 shares held in Mr. Barringer’s spouse’s SEP/IRA account.
(5)	Includes 361 shares held by Mr. Carlton as custodian for minor children. Includes 1,303 shares held individually by Mr. Carlton’s spouse.
(6)	Includes 90 shares held by Mr. Elder as custodian for minor children.
(7)	Includes 759 shares held by Mr. Holder as custodian for minor children.

(8)	Includes 1,009 shares held by Mr. Howell’s spouse, 2,536 shares held by Mr. Howell as Trustee for Trust of Leroy I. Howell and 4,600 shares held indirectly through an investment club of which Mr. Howell has a 5.88% interest.
(9)	Includes 133,288 shares held indirectly through a limited liability company of which Mr. James Lucas has a 33.33% membership interest, 4,600 shares held indirectly through an investment club of which Mr. James Lucas has a 5.88% interest and 586 shares held indirectly through a corporation of which Mr. James Lucas has a 29% interest.
(10)	Includes 133,288 shares held indirectly through a limited liability company of which Mr. Kenneth Lucas has a 33.33% membership interest and 586 shares held indirectly through a corporation for which Mr. Kenneth Lucas serves as President.
(11)	Includes 1,725 shares held individually by Mr. Quis’ spouse.
(12)	Includes 4,833 shares held individually by Mr. Rufty’s spouse and 3,168 shares owned individually by Mr. Rufty’s children.
(13)	Includes 5,175 shares beneficially owned by Mr. Ray D. Vaughan, an executive officer of Crescent.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of Crescent are required by federal law to file reports with the SEC regarding the amount of and changes in their beneficial ownership of Crescent’s common stock. To the best of Crescent’s knowledge, all such ownership reports have been timely filed and the ownership status of Crescent’s common stock is current.

PROPOSAL 3—CRESCENT ANNUAL MEETING:

APPROVAL OF THE CRESCENT FINANCIAL CORPORATION 2006 OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN

On February 28, 2006, the Board of Directors adopted the 2006 Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”), subject to shareholder approval. An aggregate of 335,000 shares of the common stock of Crescent, subject to adjustment and an automatic refreshing of shares issuable under the Omnibus Plan, have been reserved for issuance under the terms of the Omnibus Plan pursuant to the grant of incentive stock options, non-qualified stock options, restricted stock grants, long term incentive compensation units and stock appreciation rights. As of                 , 2006, Crescent had             ,             shares of common stock of Crescent available for grant or issued under its existing stock option plans. The purpose of the Omnibus Plan is to increase the performance incentive for key employees and directors of Crescent, to encourage the continued employment of current key employees, and to attract new key employees and directors by facilitating their purchase of the common stock of Crescent. The Omnibus plan is administered by the Compensation Committee of the Board of Directors. Each grant under the Omnibus Plan will be evidenced by a written agreement between Crescent and the optionee/participant.

Options

Crescent will receive no monetary consideration for the granting of an option. The consideration, if any, that Crescent receives from the granting of such stock options is the further dedication of its employees and directors in the performance of their responsibilities, duties and functions on behalf of Crescent. Upon the exercise of options, Crescent will receive payment in the form of cash, shares of the common stock of Crescent or both from the optionee in exchange for shares issued.

Incentive stock option grants.

Options may be granted under the Omnibus Plan with the intention to qualify them as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code (“ISOs” and each an “ISO”). Under the Internal Revenue Code, ISOs may only be granted to eligible employees of Crescent and afford favorable tax treatment to recipients upon compliance with certain restrictions but do not result in tax deductions to Crescent.

Employees of Crescent will be eligible to receive an ISO grant under the Omnibus Plan at no cost to them other than the option exercise price. The exercise price for options granted pursuant to the Omnibus Plan may not be less than 100% of the fair market value of Crescent’s common stock on the date of grant. No ISO will be exercisable more than ten years after the date of its grant. In the case of an employee who owns more than 10% of the shares of the common stock of Crescent at the time the ISO is granted, the option price may not be less than 110% of the fair market value of Crescent’s common stock on the date of grant, and the ISO shall not be exercisable for more than five years from the date of its grant. There are no such employees at this time. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution. In the event that a participant ceases to serve as an employee of Crescent for the reason of retirement, an exercisable ISO will continue to be exercisable for three months but in no event after ten years from the date of its grant. In the event of the disability or in the event of the death of an optionee during such service or within three months following retirement, an exercisable ISO will continue to be exercisable for 12 months from the date of disability or death to the extent it was exercisable by the optionee immediately prior to disability or death. The Compensation Committee shall, in its discretion, fix the vesting schedule of the ISOs for each employee.

Subject to alternative minimum tax rules under the Internal Revenue Code, a recipient of an ISO grant will not be taxed upon either the grant of the ISO or on the date he or she exercises the ISO. Unless subject to the alternative minimum tax, a recipient will be taxed only upon the sale of the stock underlying the ISO and will be taxed on the difference between the option price and the sales price of the stock. The taxable amount will be treated as capital gain. In order to receive this favorable tax treatment, optionees may not exercise such options until the expiration of a one-year waiting period from the date of the grant and may not dispose of any shares acquired pursuant to the exercise of stock options for two years from the date of the grant. If the federal tax requirements are satisfied, Crescent will receive no corresponding deduction for any portion of the ISO.

Non-statutory stock option grants.

Options may be granted under the Omnibus Plan that do not qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and do not afford favorable tax treatment to recipients (“NSSOs” and each an “NSSO”). Directors and employees of Crescent are eligible to receive NSSO grants under the Omnibus Plan. NSSO grants under the Omnibus Plan do result in tax deductions to Crescent.

Directors and employees of Crescent will be eligible to receive a NSSO grant under the Omnibus Plan at no cost to them other than the option exercise price. The options must be exercised within ten years from the date of grant. In the event a participant ceases to serve as a director or employee of the Company for any reason other than cause, as defined in the Omnibus Plan, an exercisable NSSO will continue to be exercisable upon the terms and conditions contained in the grant. Termination for cause will terminate the NSSO. In the event of the death of a participant during his or her service with Crescent, an exercisable NSSO will continue to be exercisable for 12 months from the date of death to the extent it was exercisable by the participant immediately prior to death.

A recipient of an NSSO grant under the Omnibus Plan will not be taxed upon the grant of the option. Upon the date he or she exercises the NSSO, the recipient will have taxable ordinary income on the difference between the option price and the fair market value of the stock on the date of exercise. Crescent will receive a tax deduction for any amount recognized by the recipient as ordinary income.

Restricted stock grants.

Restricted stock may be granted under the Omnibus Plan to directors and employees of Crescent. Restricted stock grants under the Omnibus Plan do result in tax deductions to Crescent. Directors and employees of Crescent will be eligible to receive a restricted stock grant under the Omnibus Plan at no cost to them unless the Compensation Committee specifies a purchase price in the grant. In the event that a participant does not satisfy any conditions specified in the grant, some or all of the restricted stock will be forfeited.

A recipient of a restricted stock grant under the Omnibus Plan may elect to be taxed upon the grant of the restricted stock in an amount equal to the fair market value of the stock on the date of grant. Otherwise, the recipient will be taxed upon the grant of the restricted stock in an amount equal to the fair market value of the stock on the date that any conditions on the grant end. Crescent will receive a tax deduction for the amount recognized by the recipient as ordinary income.

Long term incentive compensation units.

Long term incentive compensation units may be granted under the Omnibus Plan to eligible employees of Crescent. Long term incentive compensation units may consist of stock and cash. Long term incentive compensation units under the Omnibus Plan do result in tax deductions to Crescent. Employees of Crescent will be eligible to receive a grant of long term incentive compensation units under the Omnibus Plan at no cost to them. Long term incentive compensation units will be distributed only after the end of a performance period established by the Compensation Committee. In the event that the conditions specified for the performance period are not satisfied, part or all of the long term incentive compensations units will be forfeited. In the event of death, disability or retirement of a unit recipient prior to the end of a performance period, a pro rata number of the units will be distributed. In the event that a unit recipient terminates his or her status as an employee prior to the end of the performance period, all of the long term incentive compensation units will be forfeited.

A recipient of a grant of long term incentive compensation units under the Omnibus Plan will be taxed upon the value of the stock portion of the unit in an amount equal to the fair market value of the stock at the date that the shares are issued after the end of the performance period. Crescent will receive a tax deduction for the amount recognized by the recipients as ordinary income.

Stock appreciation rights.

Stock appreciation rights may be granted under the Omnibus Plan to employees of Crescent. A recipient of a grant of a stock appreciation right will be entitled to a payment of the difference between the initial base value of the right (as established in the grant) and the fair market value of a number of shares of stock (also established in the grant) at the date of the exercise of the stock appreciation right. Stock appreciation rights under the Omnibus Plan do result in tax deductions to Crescent. Employees of Crescent will be eligible to receive a grant of stock appreciation rights under the Omnibus Plan at no cost to them. The stock appreciation rights must be exercised within the period specified in the grant, which may not exceed ten years from the date of grant.

A recipient of stock appreciation rights under the Omnibus Plan will not be taxed upon the grant of the stock appreciation right. Upon the date he or she exercises the stock appreciation rights, the recipient will have taxable ordinary income on the difference between the stock appreciation right initial base value and the fair market value of the stock on the date of exercise. Crescent will receive a tax deduction for any amount recognized by the recipient as ordinary income.

Effectiveness.

If the Omnibus Plan is approved by the shareholders, the Omnibus Plan will become effective immediately. If the Omnibus Plan is not approved by the shareholders, it will be of no effect.

The Omnibus Plan may be deemed an anti-takeover measure. Shares available under the Omnibus Plan may be issued only to management of Crescent. Holders of these additional shares will have the voting rights that accompany shares of common stock. Unless additional shares are sold in a public or private offering, the shares issued pursuant to the Omnibus Plan will be the only newly-issued shares. As a result, the voting power of all other shareholders may be diluted as the number of shares held by management increases and the number of shares held by other shareholders remains constant. The increased voting power held by management could help management defeat shareholder proposals unfavorable to management, shareholder nominees for directors unacceptable to management, and mergers, tender offers or other transactions requiring shareholder approval that are unfavorable to management, even though such shareholder proposal, shareholder nominee for director, merger, tender offer or other transaction may be considered by others to be favorable to the shareholders of Crescent.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF CRESCENT’S 2006 OMNIBUS STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN.

PROPOSAL 4—CRESCENT ANNUAL MEETING:

ELECTION OF DIRECTORS

Crescent’s Bylaws provide that its Board of Directors shall consist of between seven and fifteen members, as determined by the Board of Directors or the shareholders. If there are nine or more members, the Board shall be divided into three classes approximately equal in number with each class being elected for three year terms on a staggered basis. The Board of Directors has set the number of directors of Crescent at ten. The following three directors, whose terms expire at the Annual Meeting, have been renominated to the Board for three year terms:

Name and Age	Position(s) Held	Director Since (1)	Principal Occupation and Business Experience During Past 5 Years
Joseph S. Colson, Jr. (58)	Director	1998	Retired from Lucent Technologies, Inc.; formerly President, International Regions and Professional Services, Lucent Technologies, 1997-1998; Director, InterDigital Communications Corp., King of Prussia, PA (traded under symbol “IDCC” on Nasdaq), 1998-2003.

Kenneth A. Lucas (51)	Director	1998	President and Chief Executive Officer, The Tar Heel Companies of North Carolina, Inc., Raleigh, NC (real estate property management and development, formerly named Tar Heel Management and Maintenance Co.); Secretary-Treasurer, Carolina Janitorial and Maintenance Supply, Inc., 1995-Present; President and Chief Executive Officer, Tar Heel Commercial Realty, Inc., Raleigh, NC.

Francis R. Quis, Jr. (56)	Director	2000(2)	Owner and President, Quis Machinery, Inc., Southern Pines, NC (industrial machinery distributor)

(1)	With the exception of Mr. Quis, includes service as a director of Crescent State Bank which reorganized into the bank holding company form of organization in 2001. Each director also serves as a director of Crescent State Bank.
(2)	Includes former service as a director of Centennial Bank, Southern Pines, North Carolina. Crescent acquired Centennial Bank on August 29, 2003. Mr. Quis also serves as a director of Crescent State Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES ABOVE FOR DIRECTOR OF CRESCENT FOR A THREE YEAR TERM.

Incumbent Directors

Crescent’s Board of Directors includes seven directors whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since (1)	Term Expires	Principal Occupation and Business Experience During Past 5 Years
Brent D. Barringer (46)	1998	2007	Attorney and Partner, Barringer Law Firm, LLP, Cary, NC

Michael G. Carlton (44)	1998	2008	President and Chief Executive Officer, Crescent Financial Corporation and Crescent State Bank, Cary, NC, 1998-Present

Bruce I. Howell (63)	1998	2008	President Emeritus, Wake Technical Community College, Raleigh, NC

James A. Lucas, Jr. (54)	1998	2008	Partner, James A. Lucas and Company, LLP, Certified Public Accountants, Raleigh, NC

Sheila Hale Ogle (66)	1998	2007	Owner and CEO, Media Research Planning & Placement, Inc., Cary, NC (advertising)

John S. Rufty (51)	1998	2007	Owner and President, Rufty Homes, Inc., Cary, NC (residential construction company)

Stephen K. Zaytoun (48)	1998	2007	Owner and President, Zaytoun & Associates, Inc., Cary, NC (insurance agency)

(1)	Includes service as a director of Crescent State Bank, which reorganized into the bank holding company form of organization in 2001. Each director also serves as a director of Crescent State Bank.

Director Relationships

Only one family relationship on the Board of Directors exists. James A. Lucas, Jr. and Kenneth A. Lucas are brothers. No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) thereof, or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

Board of Directors.

Crescent’s Board of Directors held thirteen (13) meetings during 2005. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he or she served. Crescent does not have a formal policy regarding director attendance at meetings of shareholders, however, each director is encouraged to attend shareholder meetings. At the 2005 annual meeting, all of Crescent’s directors were in attendance.

Crescent’s Board of Directors has several standing committees including an Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

Report of the Audit Committee

The Audit Committee is responsible for receiving and reviewing the annual audit report of Crescent’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the internal audit programs of Crescent and Crescent State Bank. The Audit Committee assesses the performance and independence of Crescent’s independent auditors and recommends their appointment and retention. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of Crescent’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of Crescent’s audit process in 2005, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Dixon Hughes PLLC, all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Dixon Hughes disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Dixon Hughes their independence.

Based on the review and discussions above, the Audit Committee (i) recommended to the Board that the audited financial statements be included in Crescent’s annual report on Form 10-K for the year ended December 31, 2005 for filing with the SEC and (ii) recommended that shareholders ratify the appointment of Dixon Hughes PLLC as auditors for 2006.

Crescent’s common stock is traded on the Nasdaq National Market and the Audit Committee members are “independent” and “financially literate” as defined by the Nasdaq listing standards. The Board of Directors has determined that James A. Lucas, Jr., a member of the Audit Committee, meets the requirements of the SEC for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in Crescent’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. The Audit Committee has adopted a formal written charter which was attached to the 2005 Proxy Statement as Exhibit A.

This report is submitted by the Audit Committee:

Sheila Hale Ogle—Chairperson

Joseph S. Colson, Jr.

James A. Lucas, Jr.

Jon S. Rufty

Frank R. Quis

Compensation Committee.

The members of the Compensation Committee in 2005 were Messrs. Howell, J. Lucas, Zaytoun and Ms. Ogle. The Compensation Committee reviews and recommends to the board the annual compensation, including salary, stock option grants, incentive compensation, and other benefits for senior management and other Company and Bank employees. The Compensation Committee met two times in 2005.

Executive Committee.

The members of the Executive Committee in 2005 were Messrs. Barringer, Carlton, Colson, Howell, and J. Lucas. The Executive Committee is empowered to act for the entire Board during intervals between Board meetings. The Executive Committee met eight times in 2005.

Nominating Committee.

The members of the Nominating Committee are Messrs. Barringer, Colson, Howell and J. Lucas. The Nominating Committee took action once during 2005 by unanimous written consent. The duties of the Nominating Committee are: (i) to assist the Board of Directors, on an annual basis, by identifying individuals qualified to become board members, and to recommend to the board the director nominees for the next meeting of shareholders at which directors are to be elected; (ii) to assist the Board of Directors by identifying individuals qualified to become board members, in the event a vacancy on the board exists and that such vacancy should be filled; and (iii) to recommend to the Board of Directors, on an annual basis, director nominees for each board committee, in the event the chairperson of the Board of Directors delegates such responsibility to the Nominating Committee.

The members of the Nominating Committee are “independent” as defined by Nasdaq listing standards. The bylaws of Crescent state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of Crescent’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the Annual Meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of Crescent if elected. The bylaws of Crescent require that all nominees for director, including shareholder nominees, have business, economic or residential ties to Crescent’s market area and have owned at least 1,000 shares of Crescent’s common stock for a period of twelve (12) months preceding the date of the nomination with a commitment to own at least 5,000 shares of Crescent’s common stock by the end of the third year of service as a director. In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. The Nominating Committee has adopted a formal written charter which was attached to Crescent’s 2004 Proxy Statement as Exhibit A.

Director Compensation

Board Fees.

As of December 31, 2005, each director received $550 and the chairperson received $600 per board meeting attended. Each director received $300 and the chairperson received $375 per committee meeting attended. Mr. Carlton did not receive any fees for committee meeting attendance. At each individual director’s option, all fees plus a 25% bonus may be paid in the form of shares of stock of Crescent purchased on the open market pursuant to the Directors Compensation Plan which was adopted by the Board of Directors in 2005.

1999 Nonstatutory Stock Option Plan for Directors.

The shareholders of Crescent State Bank approved the 1999 Nonstatutory Stock Option Plan for Directors at the 1999 Annual Meeting of Shareholders pursuant to which options covering 192,120 shares, as adjusted for stock dividends, of Crescent State Bank’s common stock were available for issuance to members of the Board of Directors and the board of any subsidiary. In connection with the reorganization of Crescent State Bank into the holding company form of organization which resulted in the creation of Crescent in 2001, the 1999 Nonstatutory Option Plan was adopted by Crescent and options under that plan were converted into options to purchase shares of Crescent’s common stock. All other initial provisions of the 1999 Nonstatutory Option Plan as originally approved by the shareholders remain in effect. No options were granted under the 1999 Nonstatutory Option Plan during 2005.

2000 Nonstatutory Stock Option Plan for Directors.

Upon Crescent’s acquisition of Centennial Bank on August 29, 2003, the Centennial Bank 2000 Nonstatutory Stock Option Plan was adopted by Crescent and options under that plan were converted into options to purchase shares of Crescent’s common stock. The 2000 Nonstatutory Stock Option Plan was originally approved by the shareholders of Centennial Bank in 2000, and the acquisition of Centennial Bank, including the adoption of Centennial Bank’s existing stock option plans, was approved by the shareholders of Crescent on July 22, 2003. The 2000 Nonstatutory Stock Option Plan authorizes the issuance of options covering 97,653 shares, as adjusted for stock dividends, of Crescent’s common stock. No options were granted under the 2000 Nonstatutory Stock Option Plan during 2005.

Executive Officers

Set forth below is certain information regarding the executive officers of Crescent and Crescent State Bank.

NAME	AGE	POSITION WITH COMPANY	BUSINESS EXPERIENCE
Michael G. Carlton	44	President, Chief Executive Officer, and Director of Company and Bank	President and Chief Executive Officer, Crescent Financial Corporation and Crescent State Bank, Cary, NC, 1998-Present.

Bruce W. Elder	43	Vice President and Secretary of Company and Senior Vice President and Chief Financial Officer of Bank	Vice President and Secretary, Crescent Financial Corporation and Senior Vice President and Chief Financial Officer, Crescent State Bank, Cary, NC, 1998-Present.

Thomas E. Holder, Jr.	46	Senior Vice President and Senior Credit Officer of Bank	Senior Vice President and Senior Credit Officer, Crescent State Bank, Cary, NC, 1998-Present.

Ray D. Vaughn	53	Senior Vice President and Chief Operating Officer of Bank	Senior Vice President and Chief Operating Officer, Crescent State Bank, Cary, NC, 2005- Present; Senior Vice President/Senior Banking Executive, Bank of America, 2002-2005; Senior Vice President/Regional Managing Director, Wachovia Bank, NA, 1976-2002.

The following table shows the cash and certain other compensation paid to or received or deferred by Messrs. Carlton, Elder, and Holder for services in all capacities during 2005, 2004, and 2003. No other current executive officer of Crescent or Crescent State Bank received compensation for 2005 which exceeded $100,000.

SUMMARY COMPENSATION TABLE

Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		All Other Compensation (3)
Michael G. Carlton, President and Chief Executive Officer of Crescent and Bank	2005 2004 2003	$195,000 175,000 150,000	$87,218 70,208 47,181	$20,096 27,710 33,976	(2) (2) (2)	$65,640 8,312 6,000

Bruce W. Elder, Secretary of Crescent and Senior Vice President and Chief Financial Officer of Bank	2005 2004 2003	128,362 111,619 101,472	39,111 31,587 21,735	* * *		11,876 5,268 4,051

Thomas E. Holder, Jr., Senior Vice President and Senior Credit Officer of Bank	2005 2004 2003	122,054 115,145 104,678	39,111 31,587 16,735	* * *		11,513 5,227 4,180

(1)	Bonuses are paid each year based on each prior year’s results, at the discretion of the Compensation Committee.
(2)	Includes use and maintenance of a leased automobile, initiation fees for a local country club and associated dues.
(3)	Includes premiums on life insurance, 401(k) matching contributions, 401(k) profit sharing contributions and deferred compensation.
*	Perquisites and other personal benefits did not exceed 10% of officer’s total salary.

Stock Options

The following table sets forth information with regard to stock options granted under Crescent’s 1999 Incentive Stock Option Plan and the former Centennial Bank 2000 Incentive Stock Option Plan, which was adopted in connection with Crescent’s acquisition of Centennial Bank in 2003. Currently 535,565 shares, as adjusted for stock dividends, may be issued under Crescent’s Incentive Stock Option Plans.

Aggregated Option Exercises in Fiscal Year 2005

And Fiscal Year End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005	Value of Unexercised In-the-Money Options at December 31, 2005 (1)
Name			Exercisable/Unexercisable	Exercisable/Unexercisable
Michael G. Carlton	-0-	-0-	88,375 / -0-	$903,192 / -0-
Bruce W. Elder	4,000	$41,080	15,612 / -0-	$159,554 / -0-
Thomas E. Holder, Jr.	5,000	$55,850	11,344 / -0-	$115,935 / -0-

(1)	Crescent’s stock price on December 30, 2005 was $15.20 per share.

401(k) Savings Plan

On April 9, 1999, Crescent State Bank adopted the Crescent State Bank Employees’ 401(k) Plan effective January 1, 1999. The 401(k) Plan provides that employees may elect to defer up to 12% of their salary, subject to the $15,000 limit contained in Section 402(g) of the Internal Revenue Code for the plan year beginning January 1, 2006. The 401(k) Plan calls for Crescent State Bank to make matching contributions equal to 100% of the contributing participant’s first 6% elective deferral. A participant becomes vested in his or her individual account derived from Crescent State Bank matching contributions immediately. Due to the immediate vesting in matching contributions, employees must meet a six month service period prior to becoming an eligible contributing participant. A minimum age requirement of 18 years applies.

Employment Agreements

On December 31, 2003, Crescent and Crescent State Bank entered into employment agreements with Michael G. Carlton, President and Chief Executive Officer, Bruce W. Elder, Senior Vice President, Secretary, and Treasurer, and Thomas E. Holder, Jr., Senior Vice President and Senior Credit Officer. The Employment Agreements for Messrs. Carlton and Elder supercede employment contracts previously in effect for each of them.

The Employment Agreements establish the Executives’ duties and compensation and provide for their continued employment with Crescent and Crescent State Bank. Each of the Employment Agreements provides for a three-year term of employment with automatic one-year extensions of the term on each anniversary of the original December 31 effective date, unless the Board of Directors of Crescent elects not to extend the term.

The Employment Agreements provide for annual base salaries of $195,000, $128,362, and $122,054 for Messrs. Carlton, Elder and Holder respectively. The Employment Agreements provide that the Board of Directors shall review the base salary amounts not less often than annually and shall adjust such amounts annually for cost of living increases with adjustments beyond cost of living increases at the discretion of the Board. No salary decreases are permitted. The Employment Agreements also provide for discretionary bonuses, participation in pension, profit sharing and other retirement plans maintained by Crescent State Bank on behalf of all of its employees, as well as fringe benefits normally associated with the officers’ executive positions or made available to all other employees, including indemnification rights as an officer of Crescent or Crescent State Bank.

The Employment Agreements provide that employment of an Executive terminates upon his death and after 30 day’s notice of disability by the Executive Committee. In the case of disability, the Executive is entitled to certain unpaid but earned compensation and benefits. Also, each Employment Agreement may be terminated at any time upon 60 day’s notice. If an Executive is terminated for “cause” (as defined in the Employment Agreements as acts of fraud, embezzlement, gross negligence, intentional wrongful damage and the like), the Executive is only entitled to receive compensation and benefits through the effective date of the termination. Mr. Carlton may only be terminated for “cause” if a specific resolution to that effect is adopted by a 75% vote of the Board of Directors, Mr. Carlton not included. If Mr. Carlton is terminated without cause, or if he terminates his employment with Crescent for “good reason” (as defined in his Employment Agreement as reduction in salary, responsibilities, participation in benefit plans and the like), he will be entitled to continue to receive his existing salary from Crescent for a period of 24 months following the effective date of his termination, the cash-out of the value of unvested stock options, life and medical insurance benefits for a period of time and other benefits. Should either Messrs. Elder or Holder be terminated without cause, he will be paid a 12 month salary unless such termination occurs within 12 months of a “change in control” of Crescent. In the later event, Messrs. Elder and Holder will receive more substantial benefits due to their benefits under the Salary Continuation Agreements discussed below.

Mr. Carlton’s Employment Agreement establishes certain protections should he be terminated in connection with a “change in control” of Crescent. In the event that Mr. Carlton is involuntarily terminated without “cause,” or in the event that Mr. Carlton terminates his employment for “good reason” within 24 months of a “change in control” he is entitled to receive three times the aggregate total of his annual base salary and bonus amounts. In addition, Mr. Carlton will continue to receive life and medical insurance benefits for a period of time, become fully vested in certain benefits and be entitled to a final contribution to his 401(k) plan. For purposes of both the

Employment Agreements and the Compensation Agreements discussed below, “change in control” is defined as the merger of Crescent with another corporation resulting in Crescent’s shareholders immediately before the merger owning less than a majority of the combined voting power of the resulting corporation; the acquisition by any person or group acting in concert of 25% or more of the outstanding voting stock of Crescent; the changeover within two consecutive years of a majority of the members of the board of directors of Crescent; or the sale of all or substantially all of Crescent’s assets.

Crescent has also entered into Salary Continuation Agreements and Endorsement Split Dollar Agreements (the “Compensation Agreements”) with each of Messrs. Carlton, Elder and Holder. Compensation Agreements such as these are becoming increasingly common in the banking industry. The reason is that caps on qualified plan contributions and distributions, as well as Social Security, often limit bank executives’ retirement benefits to 30% to 50% of final pay. In contrast, other bank staff are unaffected or are less severely affected by those caps and they can therefore end their working careers with retirement benefits at 70% to 90% of final pay. An arrangement such as the Compensation Agreements can remedy the shortfall in executive retirement compensation and deliver retirement benefits commensurate with bank executives’ final pay. The Compensation Agreements are unfunded, but require Crescent to accrue an amount of benefits to be paid to each Executive upon retirement at age 65 and under certain other circumstances such as termination after a “change in control.” To offset the accruals, Crescent purchased life insurance policies on each Executive, the death benefits of which are designed to pay Crescent for the cost of the premiums and accruals for the retirement payments. These one-time premium payments aggregated $5.0 million. The Compensation Agreements provide for each of the Executives to receive monthly payments beginning upon the Executive’s retirement from Crescent at age 65, or, under certain circumstances, upon the Executive’s early termination or disability. In addition, the Compensation Agreements provide for a lump sum payment in the event that the Executive’s employment is terminated under certain conditions within 12 months of a “change in control” of Crescent. In the case of Mr. Carlton’s Compensation Agreement, the lump sum payment is payable upon a “change in control” of Crescent, irrespective of whether Mr. Carlton’s employment is terminated following the “change in control.” The lump sums payable to the Executives should a “change in control” of Crescent occur in 2006 are $1,899,551, $1,033,193 and $1,030,198 for Messrs. Carlton, Elder and Holder respectively.

The Compensation Agreement for Mr. Carlton also provides for payment of a tax gross-up benefit if the aggregate benefits payable to him after a “change in control” are subject to excise taxes under certain provisions of the Internal Revenue Code. In general terms, the Internal Revenue Code disallows an employer’s compensation deduction for so-called “excess parachute payments” made to an executive after a “change in control.” Additionally, the Internal Revenue Code imposes a 20% excise tax on the executive receiving such excess parachute payments. Should payments to Mr. Carlton be deemed excess parachute payments, he will be entitled to additional payments to compensate him for excise taxes imposed on him as well as for taxes imposed on the gross-up benefit itself. Those additional gross-up benefits would not be deductible payments for Crescent. Further, Crescent has agreed to pay legal fees incurred by the Executives if their compensation agreements are challenged after a “change in control” up to a maximum of $250,000 for Mr. Carlton and $25,000 each for Messrs. Elder and Holder.

The foregoing is a summary discussion of the Employment Agreements and the Compensation Agreements. Crescent has filed each of these agreements as an exhibit to its Annual Report on Form 10-KSB for the year ended December 31, 2003. Reference is made to the complete agreements for a fuller understanding.

Compensation Committee Interlocks and Insider Participation

No member of the Nominating and Compensation Committee is now, or formerly was, an officer or employee of Crescent or Crescent State Bank. Mr. Carlton makes recommendations to the Compensation Committee regarding compensation of the executive officers. Mr. Carlton participates in the deliberations of the Compensation Committee regarding compensation of executive officers other than himself. He does not participate in the Compensation Committee’s discussions or decisions regarding his own compensation.

Report of the Compensation Committee

The Compensation Committee meets on an as needed basis to review the salaries and compensation programs required to attract and retain Crescent’s executive officers. While the Committee makes recommendations to the Board of Directors regarding the compensation of the executive officers, the Board of Directors ultimately determines such compensation. The salary of each of Crescent’s executive officers is determined based upon the executive officer’s experience, managerial effectiveness, contribution to Crescent’s overall profitability, maintenance of regulatory compliance standards and professional leadership. The Committee also compares the compensation of Crescent’s executive officers with compensation paid to executives of similarly situated bank holding companies, other businesses in Crescent’s market area and appropriate state and national salary data. These factors were considered in establishing the compensation of Mr. Carlton during the fiscal year ended December 31, 2005. All executive officers of Crescent, including Mr. Carlton, are eligible to receive discretionary bonuses declared by the Board of Directors. The amount of such bonuses and incentive payments is based upon Crescent’s budget and the attainment of corporate goals and objectives. Finally, the interests of Crescent’s executive officers are aligned with that of its shareholders through the use of equity-based compensation, specifically the grant of stock options with exercise prices established at the fair market value of Crescent’s common stock at the time of grant.

This report is submitted by the Compensation Committee: Stephen K. Zaytoun, Sheila Hale Ogle, Bruce I. Howell and James A. Lucas, Jr.

Indebtedness of and Transactions with Management

Crescent State Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by Crescent State Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of Crescent State Bank’s lending matters. To the best knowledge of the management of Crescent and Crescent State Bank, Regulation O has been complied with in its entirety.

Performance Graph

The following graph compares (i) the yearly change in the cumulative total stockholders return on Crescent’s common stock with (ii) the cumulative return of the Nasdaq Composite, and (iii) the Nasdaq Bank Index. The graph assumes that the value of an investment in Crescent’s common stock and in each index was $100.00 on December 31, 2000, and that all dividends were reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

PROPOSAL 5—CRESCENT ANNUAL MEETING:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Dixon Hughes PLLC, Certified Public Accountants, as Crescent’s independent registered public accounting firm for 2006, subject to shareholder ratification. A representative of Dixon Hughes is expected to be present at the Annual Meeting and available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

The following table represents fees for professional services rendered by Dixon Hughes for the audit of Crescent’s annual consolidated financial statements for the years ended December 31, 2005 and 2004 and fees billed in 2005 and 2004 for audit-related services, tax services and all other services rendered by Dixon Hughes for each of those fiscal years.

Category	Amount Paid 2005	Amount Paid 2004
Audit Fees: (1)	$53,000	$43,500
Audit-Related Fees: (2)	50,750	-0-
Tax Fees:	6,600	12,050
All Other Fees: (3)	-0-	4,600

Total Fees Paid:	$110,350	$60,150

(1)	Fees billed or expected to be billed for professional services rendered for the audit of Crescent’s annual consolidated financial statements and required review of quarterly consolidated financial statements.
(2)	Fees paid for professional services rendered in connection with the secondary public stock offering completed in 2005.
(3)	Fees paid for professional services rendered in conjunction with the acquisition of Centennial Bank.

All services rendered by Dixon Hughes PLLC during 2005 and 2004 were subject to pre-approval by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF DIXON HUGHES PLLC AS CRESCENT’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INFORMATION ABOUT PORT CITY

General

Port City is a North Carolina chartered commercial bank organized in 2002. At March 31, 2006 it had total assets of $163.5 million, total deposits of $149.6 million and total shareholders’ equity of $13.2 million. It operates out of one office in Wilmington, North Carolina.

Beneficial Ownership of Port City Common Stock

As of April 30, 2006, no person or group was known to management of Port City to own beneficially more than 5% of Port City’s common stock.

The following table gives the number of shares and percentage of the outstanding Port City common stock beneficially owned by each director of Port City individually and by all directors and executive officers as a group as of April 30, 2006:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)(2)		PERCENT OF CLASS (3)
Michael I. Arnolt Indianapolis, IN	50,953	(4)	4.72

W. Keith Betts Wilmington, NC	52,844	(5)	4.82

William H. Cameron Wilmington, NC	15,628		1.45

J. Robert Fullerton Wilmington, NC	45,739	(6)	4.24

Tonia Honeycutt Goudarzi Wrightsville Beach, NC	8,977	(7)	0.83

Robert M. High Wilmington, NC	17,788	(8)	1.65

David R. Miles, M.D. Wrightsville Beach, NC	22,057		2.05

Charles A. Paul, III Wilmington, NC	43,132	(9)	3.98

J. Keith Stark Wilmington, NC	16,296	(10)	1.51

Jon T. Vincent, CPA Wilmington, NC	39,546	(11)	3.64

James E. Wallace Wrightsville Beach, NC	32,031	(12)	2.97

All Directors and Executive Officers as a group (13 persons) (3)	385,462		34.88

(1)	Except as otherwise noted, to the best knowledge of Port City’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned.
(2)	Included in the beneficial ownership tabulations are the following exercisable options to purchase common stock: Mr. Arnolt—4,319 shares, Mr. Betts—21,375 shares, Mr. Cameron—4,913 shares, Mr. Fullerton— 5,489 shares, Ms. Goudarzi—3,506 shares, Mr. High—4,607 shares, Dr. Miles—3,482 shares, Mr. Paul—8,357 shares, Mr. Stark—4,164 shares, Mr. Vincent—10,576 shares, and Mr. Wallace—5,832 shares.

(3)	The calculation of the percentage of class beneficially owned by the individual or group is based on the sum of (i) 1,074,380 outstanding shares of common stock as of April 30, 2006 and (ii) options capable of being exercised within 60 days of April 30, 2006 by the individual or the group. Also, includes 33,408 shares beneficially owned by Lawrence S. Brobst and 33,563 shares beneficially owned by John M. Franck.
(4)	Includes 20,500 shares owned by Mr. Arnolt’s business and 1,273 shares owned by Mr. Arnolt’s spouse.
(5)	Includes 3,324 shares owned by Mr. Betts’ spouse and 655 shares owned by Mr. Betts’ minor child.
(6)	Includes 6,000 shares owned by Mr. Fullerton’s business and 6,000 shares owned by Mr. Fullerton’s spouse.
(7)	Includes 5,471 shares held jointly by Mrs. Goudarzi with her spouse.
(8)	Includes 1,063 shares held by Mr. High’s business.
(9)	Includes 26,500 shares owned by Mr. Paul’s businesses and 1,175 shares owned by Mr. Paul’s spouse.
(10)	Includes 6,660 shares owned by Mr. Stark’s business.
(11)	Includes 24,792 shares held jointly by Mr. Vincent and his spouse.
(12)	Includes 1,180 shares held by Mr. Wallace’s business.

PROPOSAL 3—PORT CITY ANNUAL MEETING:

ELECTION OF DIRECTORS

The Board of Directors has set the number of directors of Port City at eleven and recommends that shareholders vote for each of the directors listed below for three year terms:

Name and Age	Position(s) Held	Director Since (1)	Principal Occupation and Business Experience During Past 5 Years
Michael I. Arnolt (61)	Director	2002	Private Investor and Consultant; Managing Partner, Arnolt Partners, LLC Indianapolis, IN, 1996-Present; President/Principal, TherapyCare Resources, Inc., Indianapolis, IN, 1994-Present; Owner, Indiana Athletic Club, Noblesville, IN, 1983-1993; President, Arnolt Corporation, Warsaw, IN, 1976-1983; Reporter/Columnist, The Elkhart Truth, Elkhart, IN, 1967-1973; Reporter, Wilmington Star News, Wilmington, NC, 1979-1981; Former Member of the Board of Directors, United States Racquetball Association; Former Member of the Board of Directors, Prevent Blindness.

J. Robert Fullerton (60)	Director	2002	President, Commercial Realty Company, Wilmington, NC, 1990-Present; Chairman, Finance Council, St. Mark Catholic Church; Member, Committee of 100; Member, Wilmington Chamber of Commerce; Member, Pontiac Club.

Tonia H. Goudarzi (35)	Director	2002	Executive Manager, SINA Surgical Associates, Wilmington, NC; Member of the Board of Directors, UNCW Seahawk Club; Member, Medical Alliance for New Hanover and Pender Counties.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR OF PORT CITY FOR THREE YEAR TERMS.

Incumbent Directors

Port City’s Board of Directors includes the following individuals whose terms will continue after the Annual Meeting. Certain information regarding those directors is set forth in the following table:

Name and Age	Director Since	Term Expires	Principal Occupation and Business Experience During Past 5 Years
W. Keith Betts (49)	2002	2008	President and CEO, Port City Capital Bank; Senior Commercial Lender/Manager Central Lending Department, Central Carolina Bank & Trust Co., Wilmington, NC, 1991-2001; Member, Rotary International; Member, Winter Park Optimist Club; Member, Cape Fear United Way; Past President and Treasurer, Downtown Merchants Association, Wilmington, NC; Finance Committee Member, Westminster Presbyterian Church; March of Dimes; Wilmington Chamber of Commerce; Wilmington Youth Baseball Coach; Member, Library Foundation; Vice Chair, Salvation Army; Member, Cape Fear Boy Scouts Council.

William H. Cameron (52)	2002	2008	President, Cameron Management, Inc., 2001-Present; Principal, Cameron Company, Wilmington, NC, 1986-Present; Member, St. Andrews Covenant Presbyterian Church, Wilmington, NC.

Robert M. High (42)	2002	2007	Private Investor; President, Robert High Properties; Member, Rotary International; Paul Harris Fellow; Member, St. Andrews on The Sound, Wilmington, NC.

David R. Miles, M.D. (47)	2002	2007	Founder, Miles Surgical, PLLC, Wilmington, NC, 1997-Present; General, Thoracic and Vascular Surgeon, Wilmington, NC, 1990-Present; New Hanover Regional Medical Center—Executive Committee, 1994-1998, 2002-2004; Chairman, Department of Surgery, 1994-1996; Chairman, Department of General Surgery, 2002-2004 and Vice Chairman, 2004-Present; Executive Board, New Hanover/Pender County Medical Society, 1993-1996; and Professional Advisory Board, Life Enrichment Program, 2002-Present.

Charles A. Paul, III (40)	2002	2007	Managing Partner, Harbor Island Partners, LLC, Wilmington, NC, 2001-Present; Managing Partner, Arnolt Partners, LLC, Indianapolis, IN, 1997-2001; Investment Banking, Merrill Lynch & Co., Salomon Brothers, Inc., New York, NY 1989-1994; MBA, Harvard Business School, 1996; Eagle Scout; Director, Cape Fear Youth Soccer Association; Member, Executive Board, BSA Cape Fear Council; Member, UNCW Cameron School of Business, CEN Board.

J. Keith Stark (46)	2002	2007	Managing Member, B & K Coastal, LLC, Wilmington, NC; Managing Member, Malmo Asphalt Plant, LLC; UNCW Seahawk Club; Alumni Club, Appalachian State University; Alumni Club, Louisburg College; Member, First Baptist Church of Wilmington.

Jon T. Vincent, CPA (49)	2002	2008	Chairman of the Board of Directors of Port City Capital Bank; President, JTV Business Consultant and Management,

Name and Age	Director Since	Term Expires	Principal Occupation and Business Experience During Past 5 Years

			Wilmington, NC, 1990-Present; President, Gulfstream Foods of North Carolina, Inc., Wilmington, NC; Trustee and Member of Finance Committee, Cape Fear Academy; Former Chairman and Treasurer of Finance Committee, St. Mark Catholic Church; Former President, St. Lucy Catholic Church Parish Council.

James E. Wallace (61)	2002	2007	Founder, Intracoastal Realty Corporation; Partner, Commonwealth Commercial Properties; Developer/ Partner, Lumina Station, The Summit, Pharma Research, Airlie Point, Stargell Park; Director, Community Boys and Girls Club; Former Director, St. Johns Museum of Art; Former Director, Greater Wilmington Chamber of Commerce.

Director Relationships

No director of Port City is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Meetings and Committees of the Board of Directors

Port City’s Board of Directors held six (6) regular meetings during 2005. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he or she served. Port City does not have a formal policy regarding director attendance at annual meetings of shareholders, however, directors are encouraged to attend each annual meeting of shareholders and any special meetings of shareholders. Ten (10) of Port City’s directors attended the 2005 Annual Meeting of Shareholders.

The Board has appointed several standing committees including an Executive Committee (which also acts as the Compensation Committee and the Nominating Committee), a Loan Committee and an Audit Committee. In accordance with North Carolina law, and Port City’s Bylaws, the Executive Committee is empowered to act for the entire Board during intervals between Board meetings. The composition of the Committees is as follows:

Audit Committee	Executive Committee and Nominating/Compensation Committee	Loan Committee
J. Robert Fullerton	W. Keith Betts**	W. Keith Betts*
Robert M. High	William H. Cameron	William H. Cameron
J. Keith Stark	Charles A. Paul, III	J. Robert Fullerton
Jon T. Vincent*	Jon T. Vincent*	Robert M. High
	James E. Wallace	J. Keith Stark

*	Chairperson
**	Non-voting member of Nominating Committee

During the fiscal year ended December 31, 2005, the Audit Committee met twelve (12) times, the Executive Committee met twelve (12) times and the Loan Committee met twelve (12) times.

Nominating Committee.

The functions of the Nominating Committee are performed by the Executive Committee. The duties of the Nominating Committee include: (i) assisting the Board, on an annual basis, by identifying individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of shareholders; and (ii) assisting the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members and recommending to the Board qualified individuals to fill any such vacancy.

Port City’s common stock is not traded on any exchange, however, the voting members of the Nominating Committee are “independent” as defined by NASDAQ listing standards. The Bylaws of Port City state that candidates may be nominated for election to the Board of Directors by the Nominating Committee or by any shareholder of Port City’s common stock. It is the policy of the Nominating Committee to consider all shareholder nominations. Shareholder nominations must be submitted to the Nominating Committee in writing on or before September 30th of the year preceding the Annual Meeting at which the nominee would stand for election to the Board of Directors and must be accompanied by each nominee’s written consent to serve as a director of Port City if elected. The Bylaws of Port City require that all nominees for director, including shareholder nominees, have business, economic or residential ties to Port City’s market area and have owned at least 1,000 shares of Port City’s common stock for a period of twelve (12) months preceding the date of the nomination. In evaluating nominees for director, the Nominating Committee values community involvement and experience in finance or banking including prior service as an officer or director of an entity engaged in the financial services business, although such experience is not a prerequisite for nomination. The Nominating Committee has adopted a formal charter.

Report of the Audit Committee

The Audit Committee of Port City is responsible for receiving and reviewing the annual audit report of Port City’s independent auditors and reports of examinations by bank regulatory agencies, and helping to formulate, implement, and review Port City’s internal audit programs. The Audit Committee has in place pre-approval policies and procedures that involve an assessment of the performance and independence of Port City’s independent auditors, an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors. The Audit Committee has adopted a formal written Audit Charter, which was attached as Exhibit A to the Proxy Statement for the 2005 Annual Meeting of Shareholders.

During the course of its examination of Port City’s audit process in 2005, the Audit Committee reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent auditors, Larrowe & Company, P.L.C., all matters required to be discussed by the Statement of Auditing Standards No. 61, as amended. Furthermore, the Audit Committee received from Larrowe & Company, P.L.C. disclosures regarding their independence required by the Independence Standards Board Standard No. 1, as amended and discussed with Larrowe & Company, P.L.C. their independence.

Although Port City’s securities are not listed on any exchange, the members of the Audit Committee are “independent” and “financially literate” as defined by NASDAQ listing standards. The Board of Directors has determined that Jon T. Vincent, a member of the Audit Committee, meets the requirements of the Securities and Exchange Commission for qualification as an “audit committee financial expert.” An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that are of the same level of complexity that can be expected in Crescent’s financial statements, or experience supervising people engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

This report is submitted by the Audit Committee whose members are J. Robert Fullerton, Robert M. High, J. Keith Stark and Jon T. Vincent.

Director Compensation

The shareholders of Port City ratified the Port City Capital Bank 2002 Nonstatutory Stock Option Plan at the 2002 Annual Meeting of Shareholders, pursuant to which 90,900 shares of Port City’s common stock were reserved for issuance to members of Port City’s Board of Directors upon the exercise of options granted pursuant to the Plan. During 2005, options to purchase an aggregate of 48,109 shares of Port City’s common stock were granted to Port City’s non-employee directors pursuant to the Plan. As of December 31, 2005, options to purchase a total of 90,909 shares of Port City’s common stock had been granted to Port City’s non-employee directors under the Plan.

Members of Port City’s Board of Directors did not receive any cash compensation for service as directors during the fiscal year ended December 31, 2005.

Executive Officers

Set forth below is certain information regarding Port City’s executive officers.

NAME	AGE	POSITION WITH COMPANY	BUSINESS EXPERIENCE
W. Keith Betts	49	President and Chief Executive Officer	Previously, Senior Vice President, Central Carolina Bank and Trust Company, Wilmington, NC

Lawrence S. Brobst	44	Executive Vice President and Chief Financial Officer	Previously, Senior Vice President and Area Commercial Banking Manager, First Citizens Bank & Trust Company, Wilmington, NC

John M. Franck	39	Executive Vice President and Senior Lending Officer	Previously, First Vice President, Central Carolina Bank and Trust Company, Wilmington, NC

The following table shows the compensation received during 2005 by Port City’s President and Chief Executive Officer, its Executive Vice President and Chief Financial Officer and its Executive Vice President and Senior Lending Officer. No other executive officer of Port City received compensation in excess of $100,000 during the fiscal year ended December 31, 2005.

SUMMARY COMPENSATION TABLE

Annual Compensation
Name and Principal Position	Year	Salary	Bonus
W. Keith Betts, President and Chief Executive Officer	2005 2004 2003	$150,000 117,250 112,750	$76,000 20,000 16,000

Lawrence S. Brobst, Executive Vice President and Chief Financial Officer	2005 2004 2003	130,000 104,450 100,450	57,250 16,000 12,500

John M. Franck, Executive Vice President and Senior Lending Officer	2005 2004 2003	130,000 97,550 93,800	57,250 16,000 12,500

Executive Compensation.

Port City has entered into employment agreements (the “Employment Agreements”) with W. Keith Betts, President and Chief Executive Officer, Lawrence S. Brobst, Executive Vice President and Chief Financial Officer and John M. Franck, Executive Vice President and Senior Lending Officer, to establish the duties and compensation of each and to provide for their continued employment with Port City. The Employment Agreements each provide for an initial term of employment of two (2) years, with one (1) year extensions on each anniversary of the date of execution. At closing, these employment agreements will be terminated and replaced with those attached as exhibits to the merger agreement. See “Proposal 1. The Acquisition of Port City Capital Bank by Crescent Financial Corporation—Management and Operations After the Transaction.”

The Employment Agreements provide for an annual base salary to be reviewed by the Board of Directors not less often than annually. In addition, the Employment Agreements provide for discretionary bonuses, participation in other pension and profit-sharing retirement plans maintained by Port City on behalf of its employees, as well as fringe benefits normally associated with or typical of the officer’s office or made available to all other employees.

The Employment Agreements further provide that the officer may be terminated for “cause,” as defined in each of the Employment Agreements, and the financial consequences incurred should any of the Employment Agreements otherwise be terminated by Port City or by the officer. The Employment Agreements provide that in the event of a “termination event” following a “change in control” of Port City, the officer shall be able to terminate the agreement and receive, among other things, a lump sum severance payment equal to $450,000 in the case of Mr. Betts’ Employment Agreement, $325,000 in the case of Mr. Brobst’s Employment Agreement and $325,000 in the case of Mr. Franck’s Employment Agreement. In general, a “termination event” will occur if (i) the officer is assigned any duties or responsibilities that are inconsistent with his position, duties, responsibilities or status at the time of the change in control or with his reporting responsibilities or title with Port City in effect at the time of the change in control; (ii) the officer’s compensation rate is reduced below the amount in effect as of the change in control or the employee’s life insurance, medical or hospitalization insurance, disability insurance, deferred compensation plans, retirement plans or similar plans or benefits are not provided as required by the employment agreement; or (iii) the officer is transferred to a location outside of Wilmington, North Carolina without such officer’s express written consent. A change in control of Port City will occur if: (i) any person or group, not including Port City or any employee benefit plan, becomes the beneficial owner or otherwise acquires control, directly or indirectly, of securities of Port City representing fifty percent (50%) or more of the voting power of Port City’s then outstanding securities; (ii) any person or group, not including Port City or any employee benefit plan, acquires the ability to elect, or to control the election, of a majority of the directors of Port City; (iii) there is a merger of Port City into another entity, the merger of any entity into Port City, the acquisition of assets by Port City, in any such case with the result that Port City is not the surviving corporation in such transaction; or (iv) there is a sale or other transfer of substantially all of the assets of Port City to any entity. Any transaction whereby Port City reorganizes into the bank holding company form of ownership and the beneficial ownership of voting stock of such holding company following such reorganization is substantially the same as that of Port City immediately prior to the reorganization, or any transactions which the parties to the Employment Agreement agree in writing shall not be treated as a “change in control” for purposes of the Employment Agreement, shall not constitute a “change in control.” The Employment Agreements also provide for restrictions on each officer’s right to compete with Port City for the remainder of the term of the Employment Agreement after termination of employment. Such noncompete restrictions do not apply if the officer is terminated without cause or after the occurrence of a “termination event” following a “change in control.”

These provisions of the Employment Agreements are designed to provide a predetermined severance benefit provided a change of control of Port City has occurred and the officer is terminated in his employment or other adverse action is taken within twelve (12) months of such change of control. Such provisions may be considered “anti-takeover” agreements in as much as they provide existing management with possible compensation in the event of a change of control, thereby making the acquisition of Port City by a third party potentially more expensive. Since the Employment Agreements are favorable to existing management, some shareholders may not believe that they are in the best interests of all shareholders because they could make a change of control of Port City more expensive.

Stock Options

At the first annual meeting of shareholders, held in 2002, the shareholders approved the Port City Capital Bank 2002 Incentive Stock Option Plan.

The following table sets forth information regarding options to purchase shares of Port City’s common stock that were granted to Messrs. Betts, Brobst and Franck under the Incentive Stock Option Plan during the fiscal year ended December 31, 2005.

OPTION GRANTS IN FISCAL YEAR 2005

(INDIVIDUAL GRANTS)

Name	Number of Securities Underlying Options Granted[1]	% of Total Options Granted to Employees	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Value[2]
W. Keith Betts	5,500	34.38%	$11.00	Jan. 19, 2015	-0-
	6,000	33.33%	$15.50	Nov. 16, 2015	-0-
Lawrence S. Brobst	4,000	25.00%	$11.00	Jan. 19, 2015	-0-
	4,250	23.60%	$15.50	Nov. 16, 2015	-0-
John M. Franck	4,000	25.00%	$11.00	Jan. 19, 2015	-0-
	4,250	23.60%	$15.50	Nov. 16, 2015	-0-

(1)	Incentive Stock Options are subject to a three-year vesting period, whereby 25% are vested upon grant and 25% vest on each anniversary of the date of grant.
(2)	Assumes Port City’s stock price on the grant date was equal to the exercise price. There is currently no active trading market for Port City’s common stock.

The following table sets forth information regarding option exercises and option values as of the end of the fiscal year ended December 31, 2005. No options were exercised during the year.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2005

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Dec. 31, 2005	Value of Unexercised In-the-Money Options at Dec. 31, 2005 (1)
			Exercisable/Unexercisable	Exercisable/ Unexercisable
W. Keith Betts	-0-	-0-	21,375 /8,625	$89,438 / $18,563

Lawrence S. Brobst	-0-	-0-	15,063 /6,187	63,000 / 13,500

John M. Franck	-0-	-0-	15,063 /6,187	63,000 / 13,500

(1)	Assumes Port City’s stock price on December 31, 2005 was $15.50 per share. There is currently no active trading market for Port City’s common stock.

Indebtedness of and Transactions with Management

Port City has, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions will be made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and will not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by Port City to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of Port City’s lending matters. To the best knowledge of the management of Port City, Regulation O has been complied with in its entirety.

Port City has entered into a lease agreement with Mil-Cut Ventures, LLC, Wilmington, North Carolina for the premises of its main office. Two (2) members of Port City’s Board of Directors, Jon T. Vincent and James E. Wallace, each hold an ownership interest in Mil-Cut Ventures, LLC. Port City conferred with independent, third party real estate professionals prior to entering into the lease agreement with Mil-Cut Ventures, LLC in order to ensure that the terms of the agreement were competitive and were no less favorable than those available from unrelated third party lessors. The annual rental for Port City’s premises under the lease agreement is $157,554. The lease is for an initial term of ten (10) years, with the option to extend the term for up to three (3) additional five (5) year periods.

REGULATION AND SUPERVISION

Regulation of Crescent State Bank and Port City

Crescent State Bank and Port City are extensively regulated under both federal and state law. Generally, these laws and regulations are intended to protect depositors and borrowers, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business of the banks.

State Law.

Crescent State Bank and Port City are subject to extensive supervision and regulation by the North Carolina Commissioner of Banks (the “Commissioner”). The Commissioner oversees state laws that set specific requirements for bank capital and regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The Commissioner supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and each bank is required to make regular reports to the Commissioner describing in detail the resources, assets, liabilities and financial condition of the bank. Among other things, the Commissioner regulates mergers and consolidations of state-chartered banks, the payment of dividends, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

Deposit Insurance.

As a member institution of the FDIC, Crescent State Bank’s deposits are insured up to a maximum of $100,000 per depositor through the Bank Insurance Fund, administered by the FDIC, and each member institution is required to pay semi-annual deposit insurance premium assessments to the FDIC. The Bank Insurance Fund assessment rates have a range of 0 cents to 27 cents for every $100 in assessable deposits. Banks with no premium are subject to an annual statutory minimum assessment.

Capital Requirements.

The federal banking regulators have adopted certain risk-based capital guidelines to assist in the assessment of the capital adequacy of a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit, and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

A banking organization’s risk-based capital ratios are obtained by dividing its qualifying capital by its total risk- adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. “Tier 1,” or core capital, includes common equity, qualifying noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. “Tier 2,” or supplementary capital, includes among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Banks and bank holding companies subject to the risk-based capital guidelines are required to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when particular circumstances warrant. As of December 31, 2005 both Crescent State Bank and Port City were classified as “well-capitalized” with Tier 1 and Total Risk-Based Capital of 9.16% and 10.33%, respectively at Crescent State Bank and Tier 1 and Total Risk-Based Capital of 10.84% and 12.09%, respectively at Port City.

The federal banking agencies have adopted regulations specifying that they will include, in their evaluations of a bank’s capital adequacy, an assessment of the bank’s interest rate risk exposure. The standards for measuring the adequacy and effectiveness of a banking organization’s interest rate risk management include a measurement of board of directors and senior management oversight, and a determination of whether a banking organization’s procedures for comprehensive risk management are appropriate for the circumstances of the specific banking organization.

Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as the measures described under the “Federal Deposit Insurance Corporation Improvement Act of 1991” below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of Crescent State Bank to grow and could restrict the amount of profits, if any, available for the payment of dividends to the shareholders.

Federal Deposit Insurance Corporation Improvement Act of 1991.

In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “FDIC Improvement Act”), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and made significant revisions to several other federal banking statutes. The FDIC Improvement Act provides for, among other things:

•	publicly available annual financial condition and management reports for certain financial institutions, including audits by independent accountants,

•	the establishment of uniform accounting standards by federal banking agencies,

•	the establishment of a “prompt corrective action” system of regulatory supervision and intervention, based on capitalization levels, with greater scrutiny and restrictions placed on depository institutions with lower levels of capital,

•	additional grounds for the appointment of a conservator or receiver, and

•	restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements.

The FDIC Improvement Act also provides for increased funding of the FDIC insurance funds and the implementation of risk-based premiums.

A central feature of the FDIC Improvement Act is the requirement that the federal banking agencies take “prompt corrective action” with respect to depository institutions that do not meet minimum capital requirements. Pursuant to the FDIC Improvement Act, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

The FDIC Improvement Act provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. The FDIC Improvement Act also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.

International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001.

On October 26, 2001, the USA Patriot Act of 2001 was enacted. This act contains the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, which sets forth anti-money laundering measures affecting insured depository institutions, broker-dealers and other financial institutions. The Act requires U.S. financial institutions to adopt new policies and procedures to combat money laundering and grants the Secretary of the Treasury broad authority to establish regulations and to impose requirements and restrictions on the operations of financial institutions.

Miscellaneous.

The dividends that may be paid by either Crescent State Bank or Port City are subject to legal limitations. In accordance with North Carolina banking law, dividends may not be paid unless a capital surplus is at least 50% of its paid-in capital.

The earnings of both banks will be affected significantly by the policies of the Federal Reserve Board, which is responsible for regulating the United States money supply in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market transactions in United States government securities, changes in the rate paid by banks on bank borrowings, and changes in reserve requirements against bank deposits. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid for deposits.

The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of Crescent State Bank.

Neither bank can predict what legislation might be enacted or what regulations might be adopted, or if enacted or adopted, the effect thereof on either banks’ operations.

Regulation of Crescent

Federal Regulation.

Crescent is subject to examination, regulation and periodic reporting under Crescent State Bank Holding Company Act of 1956, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis.

Crescent is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval is required for Crescent to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than five percent of any class of voting shares of such bank or bank holding company.

The merger or consolidation of Crescent State Bank with another bank, or the acquisition by Crescent of assets of another bank, or the assumption of liability by Crescent to pay any deposits in another bank, will require the prior written approval of the primary federal bank regulatory agency of the acquiring or surviving bank under the federal Bank Merger Act. The decision is based upon a consideration of statutory factors similar to those outlined above with respect to the Bank Holding Company Act. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the Bank Holding Company Act and/or the North Carolina Banking Commission may be required.

Crescent is required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of Crescent’s consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as “well capitalized” under applicable regulations of the Federal Reserve Board, that has received a composite “1” or “2” rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.

The status of Crescent as a registered bank holding company under the Bank Holding Company Act does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

In addition, a bank holding company is prohibited generally from engaging in, or acquiring five percent or more of any class of voting securities of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

•	making or servicing loans;

•	performing certain data processing services;

•	providing discount brokerage services;

•	acting as fiduciary, investment or financial advisor;

•	leasing personal or real property;

•	making investments in corporations or projects designed primarily to promote community welfare; and

•	acquiring a savings and loan association.

In evaluating a written notice of such an acquisition, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the notifying bank holding company and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of such company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. The required notice period may be extended by the Federal Reserve Board under certain circumstances, including a notice for acquisition of a company engaged in activities not previously approved by regulation of the Federal Reserve Board. If such a proposed acquisition is not disapproved or subjected to conditions by the Federal Reserve Board within the applicable notice period, it is deemed approved by the Federal Reserve Board.

However, with the passage of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999, which became effective on March 11, 2000, the types of activities in which a bank holding company may engage were significantly expanded. Subject to various limitations, the Modernization Act generally permits a bank holding company to elect to become a “financial holding company.” A financial holding company may affiliate with securities firms and insurance companies and engage in other activities that are “financial in nature.” Among the activities that are deemed “financial in nature” are, in addition to traditional lending activities, securities underwriting, dealing in or making a market in securities, sponsoring mutual funds and investment companies, insurance underwriting and agency activities, certain merchant banking activities and activities that the Federal Reserve Board considers to be closely related to banking.

A bank holding company may become a financial holding company under the Modernization Act if each of its subsidiary banks is “well capitalized” under the Federal Deposit Insurance Corporation Improvement Act prompt corrective action provisions, is well managed and has at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve Board that the bank holding company wishes to become a financial holding company. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. Crescent has not yet elected to become a financial holding company.

Under the Modernization Act, the Federal Reserve Board serves as the primary “umbrella” regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. The Modernization Act also imposes additional restrictions and heightened disclosure requirements regarding private information collected by financial institutions.

Sarbanes-Oxley Act of 2002.

On July 30, 2002, the Sarbanes-Oxley Act of 2002 was signed into law and became some of the most sweeping federal legislation addressing accounting, corporate governance and disclosure issues. The impact of the Sarbanes-Oxley Act is wide-ranging as it applies to all public companies and imposes significant new requirements for public company governance and disclosure requirements.

In general, the Sarbanes-Oxley Act mandates important new corporate governance and financial reporting requirements intended to enhance the accuracy and transparency of public companies’ reported financial results. It establishes new responsibilities for corporate chief executive officers, chief financial officers and audit committees in the financial reporting process and creates a new regulatory body to oversee auditors of public companies. It backs these requirements with new SEC enforcement tools, increases criminal penalties for federal mail, wire and securities fraud, and creates new criminal penalties for document and record destruction in connection with federal investigations. It also increases the opportunity for more private litigation by lengthening the statute of limitations for securities fraud claims and providing new federal corporate whistleblower protection.

The economic and operational effects of this new legislation on public companies, including us, is significant in terms of the time, resources and costs associated with complying with the new law. Because the Sarbanes-Oxley Act, for the most part, applies equally to larger and smaller public companies, we are presented with additional challenges as a smaller, community-oriented financial institution seeking to compete with larger financial institutions in our market.

Capital Requirements.

The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

The Federal Reserve Board’s capital guidelines establish the following minimum regulatory capital requirements for bank holding companies:

•	a leverage capital requirement expressed as a percentage of adjusted total assets;

•	a risk-based requirement expressed as a percentage of total risk-weighted assets; and

•	a Tier 1 leverage requirement expressed as a percentage of adjusted total assets.

The leverage capital requirement consists of a minimum ratio of total capital to total assets of 4%, with an expressed expectation that banking organizations generally should operate above such minimum level. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders’ equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated companies, with minimum requirements of 4% to 5% for all others. As of December 31, 2005, Crescent was classified as “well-capitalized” with Tier 1 and Total Risk-Based Capital of 12.51% and 13.68%, respectively.

The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

Source of Strength for Subsidiaries.

Bank holding companies are required to serve as a source of financial strength for their depository institution subsidiaries, and, if their depository institution subsidiaries become undercapitalized, bank holding companies may be required to guarantee the subsidiaries’ compliance with capital restoration plans filed with their bank regulators, subject to certain limits.

Dividends.

As a bank holding company that does not, as an entity, currently engage in separate business activities of a material nature, Crescent’s ability to pay cash dividends depends upon the cash dividends Crescent receives from Crescent State Bank. At present, Crescent’s only source of income is dividends paid by Crescent State Bank and interest earned on any investment securities Crescent holds. Crescent must pay all of its operating expenses from funds it receives from Crescent State Bank. Therefore, shareholders may receive dividends from Crescent only to the extent that funds are available after payment of our operating expenses and the board decides to declare a dividend. In addition, the Federal Reserve Board generally prohibits bank holding companies from paying dividends except out of operating earnings, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition. We expect that, for the foreseeable future, any dividends paid by Crescent State Bank to us will likely be limited to amounts needed to pay any separate expenses of Crescent and/or to make required payments on our debt obligations, including the interest payments on our junior subordinated debt.

The FDIC Improvement Act requires the federal bank regulatory agencies biennially to review risk-based capital standards to ensure that they adequately address interest rate risk, concentration of credit risk and risks from non-traditional activities and, since adoption of the Riegle Community Development and Regulatory Improvement Act of 1994, to do so taking into account the size and activities of depository institutions and the avoidance of undue reporting burdens. In 1995, the agencies adopted regulations requiring as part of the assessment of an institution’s capital adequacy the consideration of (a) identified concentrations of credit risks, (b) the exposure of the institution to a decline in the value of its capital due to changes in interest rates and (c) the application of revised conversion factors and netting rules on the institution’s potential future exposure from derivative transactions.

In addition, the agencies in September 1996 adopted amendments to their respective risk-based capital standards to require banks and bank holding companies having significant exposure to market risk arising from, among other things, trading of debt instruments, (1) to measure that risk using an internal value-at-risk model conforming to the parameters established in the agencies’ standards and (2) to maintain a commensurate amount of additional capital to reflect such risk. The new rules were adopted effective January 1, 1997, with compliance mandatory from and after January 1, 1998.

Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”), depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law is applicable to the extent that Crescent maintains as a separate subsidiary a depository institution in addition to Crescent State Bank.

Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and Federal Reserve Board regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal shareholders of Crescent State Bank, Crescent, and any subsidiary of Crescent and related interests of such persons. Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements (with the holding company or any of its subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.

Any loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to a priority of payment. This priority would also apply to guarantees of capital plans under the FDIC Improvement Act.

Interstate Branching

Under the Riegle-Neal Interstate Banking and Branching Act (the “Riegle-Neal Act”), the Federal Reserve Board may approve bank holding company acquisitions of banks in other states, subject to certain aging and deposit concentration limits. As of June 1, 1997, banks in one state may merge with banks in another state, unless the other state has chosen not to implement this section of the Riegle Act. These mergers are also subject to similar aging and deposit concentration limits.

North Carolina “opted-in” to the provisions of the Riegle-Neal Act. Since July 1, 1995, an out-of-state bank that did not already maintain a branch in North Carolina was permitted to establish and maintain a de novo branch in North Carolina, or acquire a branch in North Carolina, if the laws of the home state of the out-of-state bank permit North Carolina banks to engage in the same activities in that state under substantially the same terms as permitted by North Carolina. Also, North Carolina banks may merge with out-of-state banks, and an out-of-state bank resulting from such an interstate merger transaction may maintain and operate the branches in North Carolina of a merged North Carolina bank, if the laws of the home state of the out-of-state bank involved in the interstate merger transaction permit interstate merger.

Crescent cannot predict what legislation might be enacted or what regulations might be adopted, or if enacted or adopted, the effect thereof on Crescent’s operations.

DESCRIPTION OF CRESCENT COMMON STOCK

General

The authorized capital stock of Crescent consists of 20,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, no par value. As of                     , 2006,                 shares of Crescent common stock had been issued and were outstanding and no shares of preferred stock were outstanding. Based on the exchange ratio, the number of shares of Port City common stock presently outstanding and the limitation that 90% of the outstanding shares of Port City common stock be converted into Crescent common stock in the transaction, there will be approximately 2,430,247 shares of Crescent common stock issued in the transaction, resulting in approximately 8,220,163 shares of Crescent common stock outstanding immediately after completion of the transaction.

Crescent’s Board of Directors has the authority, without any vote or action by the shareholders of Crescent, to issue preferred stock with such preferences, limitations and relative rights as may be fixed by resolution of Crescent’s Board. In addition, the Crescent Board may divide and issue the preferred stock in series and may fix relative rights and preferences as between different series.

The following description of the Crescent common stock is only a summary and does not purport to be complete. The summary is subject in all respects to the relevant provisions of the North Carolina Business Corporation Act and Crescent’s articles and bylaws.

Voting Rights

The holders of Crescent common stock generally possess exclusive voting rights in Crescent. Each holder of Crescent common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Except as otherwise provided by North Carolina law, the vote of a majority of shares voting on any matter (assuming the presence of a quorum at the meeting at which the vote is taken) is necessary for approval by the shareholders. Holders of Crescent common stock are not entitled to cumulative voting rights, and therefore holders of a majority of shares voting in the election of directors may elect the entire Board of Directors at a shareholders’ meeting at which a quorum is present. In that event, holders of the remaining shares will not be able to elect any director to the Board of Directors.

Dividend and Liquidation Rights

Holders of Crescent common stock are entitled ratably, share for share, to receive dividends when, as, and if declared by the Board of Directors out of funds legally available for the payment of dividends and, upon any liquidation of Crescent, to participate in the distribution of any corporate assets remaining after payment of all debts and the liquidation preferences, if any, of preferred stock that may then be issued and outstanding.

Preemptive Rights

Holders of Crescent common stock do not have any preemptive or preferential right to purchase or subscribe for any additional shares of Crescent common stock or any other securities that may be issued by Crescent. Therefore, the Board of Directors may sell shares of Crescent capital stock without first offering such shares to the existing shareholders of Crescent.

Assessment, Redemption and Sinking Fund

The shares of Crescent common stock presently outstanding are, and the shares of Crescent common stock that will be issued in connection with the transaction will be, fully paid and nonassessable. There is no provision for redemption or conversion of Crescent common stock, nor is there any provision for a sinking fund with respect to Crescent common stock.

Transfer Agent and Registrar

The transfer agent and registrar for Crescent common stock is First-Citizens Bank and Trust Company, Raleigh, North Carolina.

Certain Provisions That May Have an Anti-Takeover Effect

Classification of the Board of Directors.

Under Crescent’s bylaws, the Crescent Board is divided into three classes, as nearly equal in number as possible, with each class of directors elected to staggered three-year terms so that the terms of approximately one-third of Crescent’s directors expire each year. Shareholders do not have cumulative voting rights with respect to the election of directors.

Supermajority Voting Provisions.

Crescent’s articles require the affirmative vote of at least two-thirds of the outstanding shares of capital stock of Crescent to approve major corporate transactions unless the transaction is approved by a majority of the “disinterested” members of the Crescent Board of Directors. Transactions triggering the supermajority vote requirement include mergers, consolidations, share exchanges and sales of substantially all of Crescent’s assets. “Disinterested” directors are those directors unaffiliated with any party to the proposed transaction.

Preferred Stock.

The articles of Crescent authorize 5,000,000 shares of preferred stock. The Crescent Board may authorize the issuance of preferred stock and fix such preferences, limitations and relative rights at such times, for such purpose and for such consideration as it may deem advisable. In addition, the Board of Directors may divide and issue the preferred stock in series and may fix relative rights and preferences as between different series. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Crescent without the prior approval of Crescent’s Board.

Bank Change-in-Control Legislation.

Federal laws governing Crescent and Crescent State Bank regulate the amount of voting stock of Crescent that a person may acquire without prior approval of the appropriate federal regulators. The overall effect of such laws is to make it more difficult to acquire Crescent by tender offer or similar means than it might be to acquire control of a corporation whose control and operations are not a matter of concern to federal or state banking regulatory authorities. Consequently, shareholders of a bank or bank holding company, such as Crescent, may be less likely to benefit from the rapid increase in stock prices that often results from a tender offer or similar effort to acquire control of other companies.

The Bank Holding Company Act requires any “bank holding company” (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of Crescent common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Crescent common stock under the Change in Bank Control Act of 1978. Any holder of 25% or more of Crescent common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over Crescent, is subject to regulation as a bank holding company under the Bank Holding Company Act. In the case of Crescent, the Change in Bank Control Act creates a rebuttable presumption of control if a person or group acquires 10% or more of Crescent’s voting stock.

North Carolina Law.

Crescent is subject to the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act, each of which, if applicable, would hinder the ability of a third party to acquire control of either

Crescent or Crescent State Bank. The Shareholder Protection Act generally requires that, unless certain “fair price” and other conditions are met, the affirmative vote of the holders of 95% of the voting shares of a corporation is necessary to adopt or authorize a business combination with any other entity, if that entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation. The Control Share Act provides that any person or party who acquires “control shares” (defined as a number of shares which, when added to other shares held, gives the holder voting power in the election of directors equal to 20%, 33 1/3% or a majority of all voting power) may only vote those shares if the remaining shareholders of the corporation, by resolution, permit those shares to be voted. If the shareholders of the corporation permit the “control shares” to be accorded voting rights and the holder of the “control shares” has a majority of all voting power for the election of directors, the other shareholders of the corporation have the right to the redemption of their shares at the fair value of the shares as of the date prior to the date on which the vote was taken which gave voting rights to the “control shares.” The provisions of the Shareholder Protection Act and the Control Share Act may have the effect of discouraging a change of control by allowing minority shareholders to prevent a transaction favored by a majority of the shareholders. The primary purpose of these provisions is to encourage negotiations with our board of directors by groups or corporations interested in acquiring control of Crescent or Crescent State Bank.

Indemnification of Directors and Officers

The articles and bylaws of Crescent provide for indemnification of its directors and officers to the fullest extent permitted by law. The North Carolina Business Corporation Act permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability and expenses if such person acted in good faith and in a manner he or she reasonably believed was (i) in the case of conduct in his or her official capacity with the corporation, in the best interest of the corporation, and (ii) in all other cases, in a manner that was at least not opposed to the corporation’s best interest and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. In addition, a corporation is required to indemnify an officer or director in the defense of any proceeding to which he or she was a party against reasonable expenses to the extent that he or she is wholly successful on the merits or otherwise. This indemnification generally may be made by the corporation only upon a determination that indemnification of the director or officer is permissible under the circumstances because he or she met the applicable standard of conduct set forth above.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Crescent pursuant to Crescent’s articles, bylaws or the North Carolina Business Corporation Act, Crescent has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Crescent is a North Carolina corporation subject to the provisions of the North Carolina Business Corporation Act. Port City is a North Carolina chartered commercial bank subject to the banking laws of North Carolina and when not inconsistent with the banking laws of North Carolina or the business of banking, Port City is subject to the North Carolina Business Corporation Act. If the transaction is completed, the holders of Port City common stock that is converted into Crescent common stock in the transaction, whose rights are currently determined by the North Carolina Business Corporation Act and governed under Port City’s articles of incorporation and bylaws, will become shareholders of Crescent and continue to have rights determined by the North Carolina Business Corporation Act. If the transaction is completed, the shares of Port City common stock converted into Crescent common stock, whose rights are currently governed under Port City’s Articles of Incorporation and Bylaws and portions of both the North Carolina banking laws and the North Carolina Business Corporation Act, will have rights determined exclusively by the North Carolina Business Corporation Act and by Crescent’s Articles of Incorporation and Bylaws.

The following is a summary of the material differences between the rights of holders of Crescent common stock and the rights of holders of Port City common stock. This summary does not purport to be a complete description of the differences between the rights of Crescent shareholders and Port City shareholders. These differences may be determined in full by reference to the Crescent articles, the Port City articles, the Crescent bylaws and the Port City bylaws. You can obtain copies of these governing documents, without charge, by contacting either Crescent or Port City, as applicable.

Voting Rights

Required Vote for Certain Business Combinations

Crescent.

Crescent’s articles require approval of a merger or consolidation of Crescent with any other entity, dissolution of Crescent, or sale of substantially all of the assets of Crescent by the affirmative vote of the holders of two-thirds of the outstanding shares of Crescent common stock then entitled to vote on the matter if such transaction is not approved by a majority of the “disinterested” directors. If the high vote requirement is not triggered, the North Carolina Business Corporation Act would govern, generally requiring the affirmative vote of the holders of a majority of the outstanding shares of Crescent common stock then entitled to vote on the matter to approve such transactions.

Port City.

Port City’s articles provide that the affirmative vote of at least three-fourths of the outstanding shares of Port City capital stock is required to approve the merger, consolidation or exchange of shares of Port City with another corporation, or the sale, lease or exchange of all or substantially all of Port City’s assets. This high vote requirement is not applicable if the transaction has been approved by a majority of the members of the Port City board who are unaffiliated with any other party to the proposed transaction. If the requisite unaffiliated director approval is obtained, then the vote requirement for the transaction is governed by North Carolina banking law, which requires the affirmative vote of the holders of two-thirds of the outstanding shares of Port City common stock then entitled to vote on the matter to approve the transaction.

Port City’s articles grant discretionary authority to the board of directors to consider various factors when evaluating a proposed business combination relating to a potential change in control of Port City. These factors include the business and financial condition and earnings prospects of the acquiror, the competence, experience and integrity of the acquiror and its management, and the prospects for successful conclusion of the business combination.

Preferred Stock

Crescent.

The Crescent articles provide that the Crescent board may fix by resolution the preferences, limitations and relative rights of the Crescent preferred stock.

Port City.

Port City’s articles provide that Port City may issue preferred stock. The Port City board may designate the preferences, limitations and relative rights of the Port City preferred stock.

Annual Meetings of Shareholders

Crescent.

Under the Crescent bylaws, the annual meeting of Crescent shareholders is held on the third Tuesday in April for the purpose of electing directors and to transact such other business as may be properly brought before the meeting unless a substitute meeting is called.

Port City.

The Port City bylaws provide that the annual meeting of shareholders is held within 120 days after the end of the fiscal year on any day, other than Saturday, Sunday or a legal or banking holiday, as determined by the Port City board. The purpose of the annual meeting is to elect directors. The shareholders may also transact such other business as may be properly brought before the meeting.

According to Port City’s bylaws, nominations for election to the Board of Directors may be made by the Board, a committee of the Board or by any shareholder entitled to vote at the meeting in the election of directors. To be eligible for consideration at the meeting, all nominations made by a shareholder must be in writing and delivered to the Secretary of Port City not less than 120 days prior to the shareholders’ meeting.

Provisions Relating to Directors

Number of Directors

Crescent.

The Crescent bylaws provide that the Crescent board is to consist of not less than nine nor more than 15 directors, with the exact number of directors to be fixed by a majority of the board. The Crescent board currently consists of 10 directors.

At or prior to the effective time of the transaction, the Crescent board will increase its size to permit the appointment to it of the three persons nominated by Port City to serve on the Crescent board. See “The Transaction—Management and Operations After the Transaction.”

Port City.

Port City’s bylaws provide that the number of directors may be not less than nine nor more than 21, with the exact number to be fixed by the board or the shareholders. The Port City Board currently has 11 directors.

Classification

Crescent.

The Crescent bylaws provide for classification of the Crescent board into three classes as nearly equal in number as possible, with one class being elected annually for a three-year term.

Port City.

Port City’s bylaws provide for classification of the Port City Board into three classes. These classes are as nearly equal in number as possible, with one class being elected annually for a three-year term.

Removal of Directors

Crescent.

Under the Crescent articles, directors may be removed only for cause by the affirmative vote of a majority of the outstanding votes entitled to be cast at an election of directors.

Port City.

Under the Port City articles, directors may be removed only for cause by the affirmative vote of a majority of the outstanding votes entitled to be cast at an election of directors.

Age

Crescent.

According to Crescent’s bylaws, a director must retire from the board effective at the first annual meeting after such director has attained the age of 70.

Port City.

Port City’s bylaws do not provide for a mandatory retirement age for members of the board of directors.

Dissenters’ Rights of Appraisal

Crescent.

Under the North Carolina Business Corporation Act, shareholders generally are entitled to dissent from, and obtain payment of the fair value of their shares when certain fundamental changes in the corporation or the shareholders’ rights occur. However, dissenters’ rights generally are not available to shareholders of a corporation, like Crescent, with its common stock listed on the Nasdaq National Market System, unless the governing documents of the corporation issuing those shares provide otherwise, or, in the case of a transaction or share exchange, shareholders receive consideration other than cash or shares of stock of another corporation listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Crescent’s articles of incorporation and bylaws do not provide for any additional dissenters’ rights.

Port City.

Holders of Port City’s common stock are entitled to dissenters’ rights.

State Anti-Takeover Statutes

The North Carolina General Statutes have two provisions that may be deemed to have anti-takeover effects: the Control Share Acquisition Act and the Shareholder Protection Act. Neither Crescent nor Port City has not elected to opt out of the provisions of these acts. For a fuller description of these provisions, see “Description of Crescent Common Stock—Certain Provisions that May Have an Anti-Takeover Effects—North Carolina Law.”

MARKET PRICE AND DIVIDEND INFORMATION

Crescent common stock is traded on the Nasdaq National Market under the symbol “CRFN.” Port City common stock is not listed on any exchange. To date, only a small number of shares have traded either in private transactions or on the Over-the-Counter Bulletin Board. To the best knowledge of management of Port City, the last trade was for                 shares at a price of $18.00.

The following table provides you with information about the high and low prices per share of Crescent common stock common stock as reported on the Nasdaq National Market. Neither company has paid a cash dividend while Crescent has declared and paid certain stock splits in the form of stock dividends. Crescent does not expect to pay cash dividends in the foreseeable future, as Crescent intends to retain earnings in order to provide capital necessary to fund Crescent’s growth strategy. The foregoing prices have been adjusted for all such stock splits.

Crescent Common Stock

	High	Low
2004
First Quarter	$11.50	$8.52
Second Quarter	11.37	9.00
Third Quarter	10.58	9.31
Fourth Quarter	11.63	9.83
2005
First Quarter	12.82	11.05
Second Quarter	15.00	12.71
Third Quarter	14.82	13.57
Fourth Quarter	14.78	12.83
2006
First Quarter	13.57	13.09
Second Quarter (through May , 2006)

LEGAL MATTERS

The validity of the shares of Crescent common stock to be issued pursuant to the merger agreement and certain other legal matters in connection with the merger will be passed upon for Crescent by Gaeta & Eveson, P.A., Raleigh, North Carolina. Certain legal matters in connection with the merger will be passed upon for Port City by Moore & Van Allen, PLLC, Charlotte, North Carolina.

EXPERTS

The consolidated financial statements of Crescent and its subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 have been provided elsewhere in this joint proxy statement/prospectus in reliance on the report of Dixon Hughes PLLC, an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

The financial statements of Port City as of December 31, 2005 and 2004 and for each of the years in the two-year period ended December 31, 2005 have been provided elsewhere in this joint proxy statement/prospectus in reliance on the report of Larrowe & Company, P.L.C., an independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

The Boards of Directors of Crescent and Port City know of no other business that will be brought before their respective Annual Meetings. Should other matters properly come before the meeting(s), the proxies will be authorized to vote shares represented by each appointment of proxy in accordance with their best judgment on such matters.

ANNUAL MEETINGS AND SHAREHOLDER PROPOSALS

Crescent.

The Board of Directors of Crescent anticipates that the 2007 Annual Meeting will be held on a date during May 2007. Any proposal of a shareholder which is intended to be presented at the 2007 Annual Meeting must be received by the Crescent at its main office in Cary, North Carolina no later than December 31, 2006, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2007 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by Crescent by February 15, 2007 for it to be timely received for consideration. Crescent will use its discretionary authority for any proposals received thereafter.

Port City.

If the merger transaction contemplated by this joint proxy statement/prospectus is approved, Port City will only have a shareholders’ meeting to the extent required by law for its sole shareholder, Crescent. If the merger transaction is not approved, the Port City Board of Directors anticipates that the 2007 Annual Meeting would be held on a date during May 2007. Any proposal of a shareholder which is intended to be presented at the 2007 Annual Meeting, if any, must be received by Port City at its main office in Wilmington, North Carolina no later than December 31, 2006, in order that any such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2007 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by Port City by February 28, 2007 for it to be timely received for consideration. The Bank will use its discretionary authority for any proposals received thereafter.

WHERE YOU CAN FIND MORE INFORMATION

Crescent is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and files reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed by Crescent can be read and copied at the Commission’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding Crescent and other registrants. Additional information about Crescent is also available at its web site, http://www.crescentstatebank.com. Port City maintains a web site, http://www.portcitycapitalbank.com, which provides additional information about it.

Crescent has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the shares of Crescent common stock to be issued in connection with the merger. This joint proxy statement/prospectus is part of that registration statement but does not contain all of the information set forth in the registration statement as permitted by the Commission. If you would like more information about Crescent and its common stock, please refer to the registration statement and its exhibits. You may review them at the Public Reference Room of the Commission at the address set forth above. In addition, copies of the exhibits to the registration statement may be obtained from Bruce W. Elder, Secretary, Crescent, 1005 High House Road, Cary, North Carolina 27513, (919) 460-7770.

Port City is not subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. Therefore, Port City does not file and is not required to file reports, proxy statements and other informational statements with the Commission or the FDIC other than regulatory reports required by the FDIC. However, Port City has made available in this joint proxy statement/prospectus its audited financial statements prepared by Larrowe & Company, P.L.C. for the year ended December 31, 2005 and its unaudited financial statements for the quarter ended March 31, 2006.

We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that we have incorporated into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of Crescent and Port City, as well as certain information relating to the merger, including, without limitation,

•	statements relating to the cost savings and accretion to reported earnings estimated to result from the merger,

•	statements relating to revenues of the combined company after the merger,

•	statements relating to the integration charges estimated to be incurred in connection with the merger, and

•	statements preceded or followed by, or including the words “believes,” “expects,” “anticipates,” “estimates” or similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	Expected cost savings from the merger may not be fully realized or realized within the expected time frame.

•	Revenues following the merger may be lower than expected.

•	Competitive pressures among financial services companies may increase significantly.

•	Costs or difficulties related to the integration of the business of Crescent and Port City may be greater than expected.

•	Changes in the interest rate environment may reduce interest margins.

•	General economic conditions, either internationally or nationally or in North Carolina, may be less favorable than expected.

•	Legislative or regulatory changes may adversely affect the business in which Crescent or Port City is engaged.

•	Technological changes may be more difficult or expensive than anticipated.

•	Changes may occur in the securities markets.

Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements made by or on behalf of Crescent is included in Crescent’s current and subsequent filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

HISTORICAL FINANCIAL

AND OTHER INFORMATION

• Crescent Financial Corporation and Subsidiary

• Port City Capital Bank

[CRESCENT 10-Q]

CRESCENT FINANCIAL CORPORATION AND SUBSIDIARY

BUSINESS

General

Crescent Financial Corporation (the “Registrant”) was incorporated under the laws of the State of North Carolina on April 27, 2001, at the direction of the Board of Directors of Crescent State Bank (the “bank”), for the purpose of serving as the bank holding company for the bank and became the holding company for the bank on June 30, 2001. To become the Bank’s holding company, Registrant received approval of the Federal Reserve Board as well as the Bank’s shareholders. Upon receiving such approval, each share of $5.00 par value common stock of the bank was exchanged on a one-for-one basis for the $1.00 par value common stock of the Registrant.

The Registrant operates for the primary purpose of serving as the holding company for the bank. The Registrant’s headquarters are located at 1005 High House Road, Cary, North Carolina 27513.

The bank was incorporated on December 22, 1998 as a North Carolina-chartered commercial bank and opened for business on December 31, 1998. Including its main office, the Bank operates nine (9) full service branch offices in Cary (2), Apex, Clayton, Holly Springs, Pinehurst, Southern Pines, Sanford and Garner, North Carolina and one loan production office in Raleigh, North Carolina. The Southern Pines and Pinehurst offices were acquired through a merger with Centennial Bank of Southern Pines in August, 2003.

The bank operates for the primary purpose of serving the banking needs of individuals, and small-to medium-sized businesses in its market area. The bank offers a range of banking services including checking and savings accounts, commercial, consumer and personal loans, and mortgage services and other associated financial services.

Lending Activities

General. We provide a wide range of short-to medium-term commercial, mortgage, construction and personal loans, both secured and unsecured. We also make real estate mortgage and construction loans and Small Business Administration guaranteed loans. Many of our commercial loans are collateralized with real estate in our market but such collateral is mainly a secondary, and not primary, source of repayment. We have maintained a balance between variable and fixed rate loans within our portfolio. Variable rate loans accounted for 61% of the loan balances outstanding at December 31, 2005 while fixed rate loans accounted for 39% of the balances.

Our loan policies and procedures establish the basic guidelines governing our lending operations. Generally, the guidelines address the types of loans that we seek, target markets, underwriting and collateral requirements, terms, interest rate and yield considerations and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower’s total outstanding indebtedness to us, including the indebtedness of any guarantor. The policies are reviewed and approved at least annually by the board of directors of the bank. We supplement our own supervision of the loan underwriting and approval process with periodic loan audits by internal loan examiners and outside professionals experienced in loan review work.

Commercial Mortgage Loans. We originate and maintain a significant amount of commercial real estate loans. This lending involves loans secured principally by commercial office buildings, both investment and owner occupied. We require the personal guaranty of borrowers and a demonstrated cash flow capability sufficient to service the debt. The real estate collateral is a secondary source of repayment. Loans secured by commercial real estate may be in greater amount and involve a greater degree of risk than one to four family residential mortgage loans. Payments on such loans are often dependent on successful operation or management of the properties. We also make loans secured by commercial/investment properties provided the subject property is either pre-leased or pre-sold before the bank commits to finance its construction.

Construction Loans. Another of our primary lending focuses is construction/development lending. We originate one to four family residential construction loans for the construction of custom homes (where the home buyer is the borrower) and provide financing to builders and consumers for the construction of pre-sold homes. We finance “starter” homes as well as “high-end” homes. We generally receive a pre-arranged permanent financing commitment from an outside banking entity prior to financing the construction of pre-sold homes. The bank is active in the construction market and makes construction loans to builders of homes that are not pre-sold, but limits the number of such loans to any one builder. This type of lending is only done with local, well-established builders and not with large or national tract builders. We lend to builders in our market who have demonstrated a favorable record of performance and profitable operations. We limit the number of unsold homes for each builder but there is no limit for pre-sold homes. We will also finance small tract developments and sub-divisions; however, we seek to be only one of a number of financial institutions making construction loans in any one tract or sub-division. We endeavor to further limit our construction lending risk through adherence to established underwriting procedures and the requirement of documentation of all draw requests. We require personal guarantees and secondary sources of repayment on construction loans.

Commercial Loans. Commercial business lending is another focus of our lending activities. Commercial loans include secured loans for working capital, expansion and other business purposes. Short-term working capital loans generally are secured by accounts receivable, inventory and/or equipment. Lending decisions are based on an evaluation of the financial strength, cash flow, management and credit history of the borrower, and the quality of the collateral securing the loan. With few exceptions, we require personal guarantees and secondary sources of repayment, primarily a deed of trust on local real estate. Commercial loans generally provide greater yields and reprice more frequently than other types of loans, such as residential real estate loans. More frequent repricing means that yields on our commercial loans adjust more quickly with changes in interest rates.

Loans to Individuals, Home Equity Lines of Credit and Residential Real Estate Loans. Loans to individuals (consumer loans) include automobile loans, boat and recreational vehicle financing, home equity and home improvement loans and miscellaneous secured and unsecured personal loans. Consumer loans generally can carry significantly greater risks than other loans, even if secured, if the collateral consists of rapidly depreciating assets such as automobiles and equipment. Repossessed collateral securing a defaulted consumer loan may not provide an adequate source of repayment of the loan. Consumer loan collections are sensitive to job loss, illness and other personal factors. We attempt to manage the risks inherent in consumer lending by following established credit guidelines and underwriting practices designed to minimize risk of loss.

Residential real estate loans are made for purchasing and refinancing one to four family properties. We offer fixed and adjustable rate options, but limit the maximum fixed rate term to five years. We provide customers access to long-term conventional real estate loans through our mortgage loan department, which originates loans and brokers them for sale in the secondary market. Such loans are closed by mortgage brokers and are not funded by us. We anticipate that we will continue to be an active originator of mortgage loans and only hold for our own account a small number of well-collateralized, non-conforming residential loans.

The following table describes our loan portfolio composition by category:

	At December 31,
	2005		2004		2003
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
	(Dollars in thousands)
Real estate—commercial	$174,039	52.92%	$121,825	47.24%	$101,316	46.66%
Real estate—residential	14,914	4.54%	11,604	4.50%	14,765	6.80%
Construction loans	46,607	14.17%	38,916	15.09%	31,612	14.56%
Commercial and industrial loans	52,708	16.03%	48,757	18.90%	38,237	17.61%
Home equity loans and lines of credit	34,921	10.62%	30,960	12.00%	22,985	10.59%
Loans to individuals	5,670	1.72%	5,846	2.27%	8,213	3.78%

Total loans	328,859	100.00%	257,908	100.00%	217,128	100.00%

Less: Net deferred loan fees	(537)		(447)		(382)

Total loans, net	$328,322		$257,461		$216,746

	At December 31,
	2002		2001
	Amount	% of Total Loans	Amount	% of Total Loans
	(Dollars in thousands)
Real estate—commercial	$52,361	41.59%	$25,288	31.31%
Real estate—residential	2,319	1.84%	1,614	2.00%
Construction loans	27,503	21.84%	23,186	28.71%
Commercial and industrial loans	24,681	19.60%	19,393	24.01%
Home equity loans and lines of credit	16,051	12.75%	8,424	10.43%
Loans to individuals	3,002	2.38%	2,863	3.54%

Total loans	125,917	100.00%	80,768	100.00%

Less: Net deferred loan fees	(244)		(194)

Total loans, net	$125,673		$80,574

The following table presents at December 31, 2005 (i) the aggregate maturities of loans in the named categories of our loan portfolio and (ii) the aggregate amounts of such loans, by variable and fixed rates that mature after one year:

	Within 1 Year	1-5 Years	After 5 Years	Total
	(In thousands)
Commercial mortgage	$33,383	$133,135	$7,521	$174,039
Residential mortgage	6,032	8,484	398	14,914
Construction loans	38,833	7,668	106	46,607
Commercial and industrial	36,319	15,832	557	52,708
Home equity lines and loans	3,832	10,767	20,322	34,921
Individuals	3,077	1,693	900	5,670

Total	$121,476	$177,579	$29,804	$328,859

Fixed rate loans				$96,965
Variable rate loans				110,418

				$207,383

Loan Approvals. Our loan policies and procedures establish the basic guidelines governing lending operations. Generally, the guidelines address the type of loans that we seek, target markets, underwriting and collateral requirements, terms, interest rate and yield considerations and compliance with laws and regulations. All loans and credit lines are subject to approval procedures and amount limitations. Depending upon the loan requested, approval may be granted by the individual loan officer, our officers’ loan committee or, for the largest relationships, the directors’ loan committee. These amount limitations apply to the borrower’s total outstanding indebtedness to us, including the indebtedness of any guarantor. The policies are reviewed and approved at least annually by the board of directors.

Responsibility for loan review, underwriting, compliance and document monitoring resides with the senior credit officer. He is responsible for loan processing and approval. On an annual basis, the board of directors of the bank determines the president’s lending authority, who then delegates lending authorities to the senior credit officer and other lending officers of the bank. Delegated authorities may include loans, letters of credit, overdrafts, uncollected funds and such other authorities as determined by the board of directors or the president within his delegated authority.

Credit Cards. We offer a credit card on an agency basis as an accommodation to our customers. We assume none of the underwriting risk.

Loan Participations. From time to time we purchase and sell loan participations to or from other banks within and outside our market area. All loan participations purchased have been underwritten using our standard and customary underwriting criteria.

Commitments and Contingent Liabilities

In the ordinary course of business, we enter into various types of transactions that include commitments to extend credit. We apply the same credit standards to these commitments as we use in all of our lending activities and have included these commitments in our lending risk evaluations. Our exposure to credit loss under commitments to extend credit is represented by the amount of these commitments. See Note M of the “Notes to Consolidated Financial Statements.”

Asset Quality

We consider asset quality to be of primary importance, and employ a third party loan reviewer to ensure adherence to the lending policy as approved by our board of directors. It is the responsibility of each lending officer to assign an appropriate risk grade to every loan originated. Credit administration, through the loan review process, validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality improves or deteriorates, it is credit administration’s responsibility to change the borrower’s risk grade accordingly. At least annually we undergo loan review by an outside third party who reviews compliance with our underwriting standards and risk grading and provides a report detailing the conclusions of that review to our board of directors and senior management. The board requires management to address any criticisms raised during the loan review and to take appropriate actions where warranted.

Investment Activities

Our investment portfolio plays a major role in management of liquidity and interest rate sensitivity and, therefore, is managed in the context of the overall balance sheet. The securities portfolio generates a nominal percentage of our interest income and serves as a necessary source of liquidity. Debt and equity securities that will be held for indeterminate periods of time, including securities that we may sell in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available for sale. We carry these investments at market value, which we generally determine using published quotes or a pricing matrix obtained within a few days of the end of each month. Unrealized gains and losses are excluded from our earnings and are reported, net of applicable income tax, as a component of accumulated other comprehensive income in stockholders’ equity until realized.

Deposit Activities

We provide a range of deposit services, including non-interest bearing checking accounts, interest bearing checking and savings accounts, money market accounts and certificates of deposit. These accounts generally earn interest at rates established by management based on competitive market factors and management’s desire to increase or decrease certain types or maturities of deposits. We use brokered deposits to supplement our funding sources. However, we strive to establish customer relations to attract core deposits in non-interest bearing transactional accounts and thus reduce our cost of funds.

The following table sets forth for the years indicated the average balances outstanding and average interest rates for each major category of deposits:

	For the Year Ended December 31,
	2005		2004		2003
	(Dollars in thousands)
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest bearing deposits	$42,641	—	$37,898	—	$34,977	—
Interest bearing demand deposits	39,609	1.05%	40,931	0.79%	31,340	0.94%
Money market deposits	41,548	2.16%	31,537	1.29%	22,589	1.37%
Savings deposits	4,952	1.79%	2,758	0.36%	1,544	0.40%
Time deposits over $100,000	110,312	3.30%	85,961	2.57%	41,644	3.15%
Time deposits under $100,000	58,787	3.13%	56,445	2.68%	41,566	2.95%

Total interest bearing deposits	255,208	2.70%	217,632	2.04%	138,683	2.21%

Total average deposits	$297,849	2.31%	$255,530	1.73%	$173,660	1.77%

	For the Year Ended December 31,
	2002		2001
	(Dollars in thousands)
	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest bearing deposits	$24,086	—	$13,704	—
Interest bearing demand deposits	19,668	1.61%	9,146	0.91%
Money market deposits	21,144	1.90%	17,555	3.56%
Savings deposits	1,154	0.69%	602	1.51%
Time deposits over $100,000	30,627	3.65%	18,738	5.77%
Time deposits under $100,000	28,218	3.76%	25,702	5.79%

Total interest bearing deposits	100,811	2.85%	71,743	4.57%

Total average deposits	$124,897	2.30%	$85,447	3.84%

The following table sets forth the amounts and maturities of certificates of deposit with balances of $100,000 or more at December 31, 2005:

(in thousands)
Remaining maturity:
Three months or less	$21,214
Over three months through one year	68,814
Over one year through three years	22,599
Over three years through five years	5,863

Total	$118,490

Borrowings

As additional sources of funding, we use advances from the Federal Home Loan Bank of Atlanta under a line of credit equal to 20% of the bank’s total assets ($82.2 million at December 31, 2005). Outstanding advances at December 31, 2005 were $32.0 million. Pursuant to collateral agreements with the Federal Home Loan Bank, at December 31, 2005 advances were secured by investment securities available for sale with a fair value of $10.6 million and by loans with a carrying amount of $55.5 million, which approximates market value.

We may purchase federal funds through two unsecured federal funds lines of credit aggregating $26.7 million. These lines are intended for short-term borrowings and are subject to restrictions limiting the frequency and terms of the advances. These lines of credit are payable on demand and bear interest based upon the daily federal funds rate (4.25% at December 31, 2005). Short-term borrowings may also consist of securities sold under a repurchase agreement. Securities sold under repurchase agreements generally mature within one to four days from the transaction date.

Junior Subordinated Debt

In August of 2003, $8.0 million in trust preferred securities were placed through Crescent Financial Capital Trust I. The trust has invested the total proceeds from the sale of its trust preferred securities in junior subordinated deferrable interest debentures issued by us. The trust preferred securities pay cumulative cash distributions quarterly at an annual rate, reset quarterly, equal to three-month LIBOR plus 310 basis points. The dividends paid to holders of the trust preferred securities, which will be recorded as interest expense, are deductible by us for income tax purposes. The trust preferred securities are redeemable on or after October 7, 2008. We have fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. Our obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness. The principal reason for issuing trust preferred securities is that the proceeds from their sale qualify as Tier 1 capital for regulatory capital purposes (subject to certain limitations), thereby enabling us to enhance our regulatory capital positions without diluting the ownership of our stockholders.

Investment Services

Crescent State Bank has entered into a revenue sharing agreement with Capital Investment Group, Raleigh, North Carolina, under which it receives revenue for securities and annuity sales generated by brokers located in our offices. We offer this investment service under the name “Crescent Investment Services.”

Courier Services

We offer courier services to our customers free-of-charge as a convenience and a demonstration of our commitment to superior customer-service. Our couriers travel to the customer’s location, pick-up non-cash deposits from the customer and deliver those deposits to the bank. We feel our couriers serve as ambassadors for our bank and enhance our presence in the communities we serve.

Banking Technology

Because of the level of sophistication of our market, Crescent State Bank commenced operations with a full array of technology available for our customers. Our customers have the ability to perform on-line banking and bill paying, access on-line check images, make transfers, initiate wire transfer requests and stop payment orders of checks. We provide our customers with imaged check statements, thereby eliminating the cost of returning checks to customers and eliminating the clutter of canceled checks.

Strategy

Our strategy is three-fold: we are committed to achieving growth and performance through exceptional customer service and sound asset quality; we provide a comprehensive array of products and services; and we are able to adapt to a rapidly changing banking environment. We place the highest priority on providing professional, highly personalized service—it’s the driving force behind our business. Our de novo expansion strategy is to identify growth markets and expand into them, but only when we are able to retain the services of an experienced banker with extensive personal knowledge of that market.

Primary Market Area

Our market area includes the four contiguous counties of Wake, Johnston, Lee and Moore Counties. This area includes the State Capitol of Raleigh as well as the area known as Research Triangle Park, one of the nation’s leading technology centers. Our market area is home to several universities and institutions of higher learning, including North Carolina State University. The four counties comprising our market area have a diverse economy centered around state government, the academic community, the technology industry, the medical and pharmaceuticals sectors and the many small businesses that support these enterprises as well as the people that live and work in this area. According to the U.S. Census Bureau, the Raleigh-Durham-Chapel Hill Metropolitan Statistical Area, which includes the Town of Cary, had a population of approximately 1.3 million people in 2004. Lee and Moore Counties are located to the south of Raleigh in the region referred to as the Sandhills area, which is home to the towns of Pinehurst, Sanford and Southern Pines. The region’s economy benefits from an emphasis on the golf industry due to the many world class golf courses located in the vicinity and also from a growing retiree population drawn to the mild climate and recreational activities afforded by the Sandhills area.

Cary, the second largest city in Wake County and the seventh largest in North Carolina, has an estimated population of 108,000. The area has a very strong and diversified economy. The total population of Wake County is over 720,000. The total population of Johnston County is over 140,000. Moore County has an estimated population of 80,000 and Lee County has an estimated population of over 50,000. Our market area is served by several major highways, Interstates 40, 440 and 540, US 1, US 64, and NC 55. International, national, and regional airlines offer service from the Raleigh-Durham International Airport, which is less than five miles from Cary.

The population of our market area is relatively diverse, young and highly educated. As of 2000, over 60% of Cary’s population 25 years or older had at least a bachelor’s degree. This educational level is due to the number of higher education institutions located in our market area as well as the Research Triangle Park’s high technology employee base.

The economic strength of the area is also reflected by the per capita income, which as of the year 2000 for the Raleigh-Durham-Chapel Hill metropolitan statistical area was $24,698 compared to $20,307 for North Carolina. The median family income in the Raleigh-Durham-Chapel Hill metropolitan statistical area in 2000 was $59,405 compared to $46,335 for the State of North Carolina. Cary is home to the world’s largest privately held software company, SAS Institute, and it has attracted other world-class businesses including MCI, Siemens, American Airlines, Oxford University Press and Austin Foods. The Research Triangle Park houses major facilities of IBM, GlaxoSmithKline, Nortel, the U.S. Environmental Protection Agency, Quintiles and numerous other technology and bio-medical firms.

Competition

Commercial banking in North Carolina is extremely competitive in large part due to early adoption of statewide branching. We compete in our market area with large regional and national banking organizations, other federally and state chartered financial institutions such as savings and loan institutions and credit unions, consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. Many of our competitors have broader geographic markets and higher lending limits than we do and are also able to provide more services and make greater use of media advertising. All markets in which we have a banking office are also served by branches of the largest banks in North Carolina.

For example, as of June 30, 2005 there are 210 offices of 22 different commercial banks in Wake County, 36 offices of 10 different commercial banks in Johnston County, 37 offices of 11 different commercial banks in Moore County and 19 offices of 8 different commercial banks in Lee County. While we typically do not compete directly for loans with larger banks, they do influence our deposit products. We do compete more directly with mid-size and small community banks that have offices in our market areas. There are also a number of new community banks in Wake and Durham Counties that have a direct competitive effect as borrowers tend to “shop” the terms of their loans and deposits.

The enactment of legislation authorizing interstate banking has led to increases in the size and financial resources of some of our competitors. In addition, as a result of interstate banking, out-of-state commercial banks have acquired North Carolina banks and heightened the competition among banks in North Carolina. For example, SunTrust Bank, Atlanta, Georgia, a large multi-state financial institution, has branches throughout North Carolina, including Wake County.

Despite the competition in our market areas, we believe that we have certain competitive advantages that distinguish us from our competition. We offer customers modern banking services without forsaking prompt, personal service and friendliness. We also have established a local advisory board in each of our communities to help us better understand their needs and to be “ambassadors” of the bank. It is our intention to further develop advisory boards as we expand into additional communities in our market area. We offer many personalized services and attract customers by being responsive and sensitive to their individualized needs. We believe our approach to business builds goodwill among our customers, stockholders, and the communities we serve that results in referrals from stockholders and satisfied customers. We also rely on traditional marketing to attract new customers. To enhance a positive image in the community, we support and participate in local events and our officers and directors serve on boards of local civic and charitable organizations.

Employees

At December 31, 2005, the Registrant employed 81 full-time and 18 part-time employees. None of the Registrant’s employees are covered by a collective bargaining agreement. The Registrant believes its relations with its employees to be good.

PROPERTIES

The following table sets forth the location of the Registrant’s main office and branch offices, as well as certain information relating to these offices to date.

Office Locations	Year Opened	Approximate Square Footage	Owned or Leased
Main Office 1005 High House Road Cary, NC	2000	8,100	Leased

Cary Office 1155 Kildaire Farm Road Cary, NC	1998	2,960	Leased

Apex Office 303 South Salem Street Apex, NC	1999	3,500	Leased

Clayton Office 315 East Main Street Clayton, NC	2000	2,990	Leased

Holly Springs Office 700 Holly Springs Road Holly Springs, NC	2003	3,500	Owned

Pinehurst Office 211-M Central Park Avenue Pinehurst, NC	2003	2,850	Leased

Southern Pines Office 185 Morganton Road Southern Pines, NC	2003	3,500	Leased

Sanford Office 870 Spring Lane Sanford, NC	2004	3,500	Structure owned with ground lease

Garner Office 574 Village Court Garner, NC	2005	1,960	Leased

Raleigh Loan Production Office 4601 Six Forks Road Raleigh, NC	2005	2,439	Leased

Falls of Neuse Office 6408 Falls of Neuse Road Raleigh, NC	2006	2,442	Owned

206 High House Road Cary, NC	2005	12,535	Leased

The total net book value of the Company’s real property used for business purposes, furniture, fixtures, and equipment on December 31, 2005 was $4,844,056. All properties are considered by Company management to be in good condition and adequately covered by insurance.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Registrant is a party, or of which any of its property is the subject other than routine litigation that is incidental to its business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis is intended to assist readers in the understanding and evaluation of the financial condition and consolidated results of operations of Crescent Financial Corporation (“Crescent” or the “Company”). The analysis includes detailed discussions for each of the factors affecting Crescent Financial Corporation’s operating results and financial condition for the years ended December 31, 2005 and 2004. It should be read in conjunction with the audited consolidated financial statements and accompanying notes included in this report and the supplemental financial data appearing throughout this discussion and analysis.

The following discussion and analysis contains the consolidated financial results for the Company, and the Bank for the years ended December 31, 2005 and 2004. Effective October 1, 2004, the Company discontinued the consolidation of Crescent Financial Capital Trust I and began reporting the junior subordinated debentures that the Company issued in exchange for the proceeds that resulted from the issuance of the trust preferred securities. The trust preferred securities that were previously reported and the junior subordinated debentures that were reported effective October 1, 2004, are classified as long-term debt obligations. The impact of this change did not have a material effect on the consolidated financial statements. Except for the accounting treatment, the relationship between the Company and Crescent Financial Capital Trust I has not changed. Crescent Financial Capital Trust I continues to be a wholly owned subsidiary of the Company and the full and unconditional guarantee of the Company for the repayment of the trust preferred securities remains in effect. The financial statements presented contain the consolidation of Crescent Financial Corporation and Crescent State Bank only, the Company and its consolidated subsidiary are collectively referred to herein as the Company unless otherwise noted.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2005 AND 2004

The Company reported total assets of $410.8 million at December 31, 2005, reflecting a $79.6 million or 24% increase over total assets of $331.2 at December 31, 2004. At December 31, 2005 total earning assets increased by 24% or $73.7 million growing to $386.1 million from $312.4 million at December 31, 2004. Earning assets at December 31, 2005 consisted of $328.3 million in gross loans, $57.7 million in investment securities and Federal Home Loan Bank (FHLB) stock and $69,000 in overnight investments. Total liabilities increased by 21% or $68.9 million from $304.4 million at December 31, 2004 to $369.3 million at year-end 2005. Due to the completion of a public offering in the fourth quarter, the exercise of vested stock options and net income for the twelve-month period, total stockholders’ equity increased 55% or $14.7 million from $26.8 million to $41.5 million.

Loans comprise the largest portion of our earning assets and experienced significant growth during the year. Gross loans increased by $70.9 million or 28% growing from $257.5 million at December 31, 2004 to $328.3 million at December 31, 2005. Most loan categories experienced net growth during the twelve-month period. The commercial mortgage loan category experienced the most significant net growth both in terms of dollars and percentage increase growing $52.2 million or 43% from $121.5 million to $173.7 million. Net growth in other loan categories, presented in order of dollar growth, were as follows: construction loans increased by $7.6 million or 20% from $38.8 million to $46.4 million, commercial and industrial loans increased by $4.0 million or 8% from $48.7 million to $52.7 million, home equity lines and loans increased by $3.9 million or 13% from $31.0 million to $34.9 million and residential mortgage loans increased by $3.3 million or 28% from $11.6 million to $14.9 million. The consumer loan portfolio declined by 3% or $0.2 million during the year to close at $5.7 million.

The composition of the loan portfolio, by category, as of December 31, 2005 is as follows: 53% commercial mortgage loans, 16% commercial and industrial loans, 14% construction loans, 11% home equity loans and lines of credit, 4% residential mortgage loans and 2% consumer loans. The composition of the loan portfolio, by category, as of December 31, 2004 was as follows: 47% commercial mortgage loans, 19% commercial and industrial loans, 15% construction loans, 12% home equity loans and lines of credit, 5% residential mortgage loans and 2% consumer loans. We believe the sharp increase in commercial mortgage loans resulted from pent up demand as the economy moved from a period of weakness (January 2002 through June 2004) to a period of more robust business expansion. Additionally, although we experienced a rising interest rate environment throughout 2005, intermediate to long-term interest rates were held at very attractive levels from a borrower’s perspective.

We track each loan we originate using the North American Industry Classification System (NAICS) code. Through the use of this code, we can monitor those industries for which we have a significant concentration of exposure. At December 31, 2005, there were two industry codes for which our concentration exposure exceeded 10% of the total loan portfolio. Loans to investors who lease non-residential buildings comprised 26% of our loan portfolio and loans to builders for land subdivision comprised 12% of the loan portfolio.

The allowance for loan losses was $4.4 million or 1.33% of total outstanding loans at December 31, 2005 compared with $3.7 million or 1.42% of total outstanding loans at December 31, 2004. The credit quality of Crescent’s loan portfolio remains high. At December 31, 2005, there were three loans totaling approximately $26,000 in non-accrual status. The percentage of non-performing loans to total loans at December 31, 2005 was 0.01%. There were seven loans aggregating $404,000 that were 30 days or more past due. There were no loans past due 90 days or more and still accruing interest at December 31, 2005. At December 31, 2004, there were two loans totaling approximately $5,000 in non-accrual status. Non-performing loans to total loans, expressed as a percentage, at December 31, 2004 was less than 0.01%. In addition to the two loans in non-accrual status, there were seven loans totaling approximately $434,000 that were 30 days or more past due. There were no loans 90 days or more past due and still accruing interest. See the section entitled “Non Performing Assets” for more details.

The amortized cost and fair market value of the Company’s investment securities portfolio at December 31, 2005 were $56.7 million and $55.5 million, respectively. All investments are accounted for as available for sale under Financial Accounting Standards Board (“FASB”) No. 115 and are presented at their fair market value. The portfolio experienced a net increase of $2.1 million or 4% compared with $53.4 million at December 31, 2004. The Company’s investment in debt securities at December 31, 2005, consisted of U.S. Government agency securities, collateralized mortgage obligations (CMOs), mortgage-backed securities (MBSs), municipal bonds and a trust preferred stock issue. Increases in the portfolio during 2005 were attributed to purchases of $13.5 million. Activities resulting in portfolio decreases included $6.4 million in principal re-payments on CMOs and MBSs, $3.8 million in sales of securities available for sale, $1.1 million decline in the fair market value of the portfolio and $82,000 in net premium amortization. The Company also owned $2.1 million of Federal Home Loan Bank stock at December 31, 2005 compared with $1.5 million at December 31, 2004.

Interest-earning deposits held at correspondent banks increased by $25,000 from $43,000 at December 31, 2004 to $68,000 at December 31, 2005. Funds held in interest-earning deposit accounts result primarily from the receipt of principal and interest from the investment portfolio. As funds accumulate, they are reinvested in investment securities.

Non-interest earning assets totaled $29.1 million at December 31, 2005 increasing by $6.6 million or 29% compared with $22.5 million at the prior year end. The largest increase was in cash and due from banks which grew by $3.8 million from $5.6 million to $9.4 million. Cash and due from banks includes cash on hand in branches and amounts represented by checks in the process of being collected through the Federal Reserve payment system. These checks were not yet collected and therefore could not be invested overnight. For more details regarding the increase in cash and cash equivalents, see the Consolidated Statements of Cash Flows. Total

premises and equipment at December 31, 2005 was $4.8 million compared with $3.0 million the prior year. The $1.8 million net increase resulted from $2.4 million in new purchases less $613,000 of depreciation. The value of bank owned life insurance increased by $200,000 from $5.3 million to $5.5 million. Accrued interest receivable increased by $549,000 due to the higher volume of earning assets and the rising interest rate environment. Other assets increased by $457,000 primarily due to an increase in the deferred tax asset associated with available for sale securities. Goodwill was unchanged at $3.6 million and was not impaired at December 31, 2005.

Between December 31, 2004 and December 31, 2005, total deposits increased by $48.4 million or 18%. All deposit categories experienced increases during the past twelve months. Time deposits increased the most growing by $24.5 million from $153.7 million to $178.2 million. Increases in other deposit categories included $12.5 million in money market balances growing from $33.3 million to $45.8 million, $6.3 million in savings account balances growing to $9.4 million, $4.0 million in non-interest bearing demand growing to $46.8 million and $1.1 million in interest bearing demand growing to $41.9 million. The small increase in the interest bearing demand category is in part due to the migration of funds to other deposit types within the bank.

We have historically offered a relationship-based interest-bearing checking account that paid an above average market rate. During the period between September 2001 and June 2004 when interest rates were declining, the rate of interest on the relationship-based interest bearing account was higher than the money market and savings rates. As a result, customers shifted funds out of money market accounts into the interest-bearing checking account. During the current period of rising interest rates, the rates paid on money market and savings accounts have risen to levels exceeding the relationship-based account. As a result, money has shifted back into the higher paying money market accounts.

The Bank maintains a number of deposit relationships with real estate settlement attorneys. Balances in these escrow accounts can fluctuate significantly based on the amount of mortgage loan activity. At December 31, 2005, the aggregate balance in the real estate settlement accounts was $13.7 million compared to $12.1 million at December 31, 2004.

The composition of the deposit base, by category, at December 31, 2005 was as follows: 55% in time deposits, 15% in non interest-bearing demand deposits, 14% in money market deposits, 13% in interest-bearing demand deposits and 3% in savings deposits. The composition of the deposit base, by category, at December 31, 2004 was as follows: 56% in time deposits, 16% in non interest-bearing demand deposits, 15% in interest-bearing demand deposits, 12% in money market deposits and 1% in savings deposits. The increase in interest rates on the money market and savings account categories helped fuel the increase in their total percentage of deposits to 17% from 13% for the prior year.

At December 31, 2005 the Company had $118.5 million in time deposits of $100,000 or more compared to $97.5 million at December 31, 2004. The Company uses brokered certificates of deposit as an alternative funding source. Brokered deposits represent a source of fixed rate funds that do not need to be collateralized like Federal Home Loan Bank borrowings. The Company expects to utilize the brokered deposit market in the future. Brokered deposits at December 31, 2005 were $68.0 million compared to $49.5 million at December 31, 2004.

Total borrowings increased by 53% from $29.6 million at December 31, 2004 to $45.2 million at December 31, 2005. Borrowings at December 31, 2005 consisted of $22.0 million in long-term FHLB advances, $10.0 million in short-term FHLB advances, $8.2 million in junior subordinated debt issued to an unconsolidated subsidiary, $4.8 million in Federal funds purchased from a correspondent bank and $185,000 in securities sold under a repurchase agreement. The adoption of FASB Interpretation Number (FIN) 46, Consolidation of Variable Interest Equities, resulted in the deconsolidation of the trust subsidiary, Crescent Financial Capital Trust I (“Trust”), formed for the purpose of issuing trust preferred securities. As a result, the subordinated debt issued to the Trust for the proceeds of the trust preferred securities is included in long-term debt. At December 31, 2004, the Company had $20.0 million in long-term FHLB advances, $8.2 million in outstanding trust preferred securities, $937,000 in short-term Federal funds purchased from a correspondent bank and $370,000 in securities sold under a repurchase agreement. Securities sold under repurchase agreements generally mature within one to four days from the transaction date.

Accrued expenses and other liabilities increased by $792,000 to $2.0 million at December 31, 2005 compared with $1.2 million at December 31, 2004. The increase is due to higher levels of accrued interest and accrued operating expenses.

Total stockholders’ equity increased by $14.7 million between December 31, 2004 and December 31, 2005. The increase was the net result of $11.6 million in net proceeds from the issuance of new stock, net income for the year of $3.1 million, plus $593,000 in additional capital from the exercise of stock options less a $675,000 decline in the after-tax value of investment securities.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED

DECEMBER 31, 2005 AND 2004

Net Income. For the year ended December 31, 2005, the Company reported an increase in net income of 35% to $3.1 million compared to $2.3 million for the year ended December 31, 2004. Net income per diluted share increased 30% to $0.70 compared to $0.54 for the prior year period. The percentage increase in earnings per share did not mirror that of the increase in net income primarily due to the sale of 848,000 additional shares of stock during the fourth quarter of 2005. Per share data for 2004 data has been adjusted for the 15% stock split effected as a stock dividend payable on April 27, 2005 to shareholders of record on April 14, 2005. Returns on average assets and average equity were 0.84% and 10.34%, respectively, for the year ended December 31, 2005 compared to 0.76% and 9.14% for the prior year period.

Net Interest Income. Net interest income was $14.0 million for the current year compared to $10.4 million for the prior year. The 34% increase in net interest income was due primarily to significant growth in average earning assets and the rising interest rate environment.

Net interest margin is interest income earned on loans, securities and other earning assets, less interest expense paid on deposits and borrowings, expressed as a percentage of total average earning assets. The net interest margin for the year ended December 31, 2005 was 3.94% compared to 3.61% for the prior year. The average yield on earning assets for the current period was 6.45% compared to 5.51% from the year ended December 31, 2004, and the average cost of interest-bearing funds was 2.94% compared to 2.24%. The interest rate spread widened from 3.26% to 3.51% and we became more reliant on interest-bearing funds as the ratio of average interest-earning assets to average interest-bearing liabilities declined from 118.42% at December 31, 2004 to 117.15% at December 31, 2005.

Between July 1, 2004 and December 31, 2005, the Federal Reserve (the “Fed”) increased short-term interest rates thirteen times for a total of 325 basis points. Initially the increases were designed to achieve a more neutral monetary policy than had existed during the thirty months prior to June 30, 2004, and more recent increases were aimed at controlling certain perceived inflationary pressures in the economy. Approximately 61% of the Company’s loan portfolio carries variable rate pricing based on the Prime lending rate or LIBOR (London Inter Bank Offering Rate). While the current rate environment has resulted in an increase in the net interest margin, the magnitude of the increase has been less than we would have anticipated. Despite the sharp increase in the short-term interest rates, intermediate and long-term rates have not risen to the same extent. This has resulted in a flattening of the interest rate yield curve. Of the $70.9 million increase in net loan growth since December 31, 2004, $52.2 million has come in the commercial real estate category. Due to the nature of the collateral and the competitive marketplace, this type of loan typically receives very favorable fixed-rate pricing based on the intermediate to long end of the yield curve. Therefore, interest rates on new commercial real estate loans are not 325 basis points higher, but rather only slightly higher than loans made a year ago. The volume of new loan originations has outpaced the generation of lower cost core deposits causing the Company to rely more heavily on borrowed funds and brokered certificates of deposit resulting in the cost of funds to increase at a higher rate than we would have anticipated. The Company should continue to experience marginal benefit from a moderately rising rate environment. If rates stabilize or begin to trend downward, other things being equal, we will begin to experience some margin compression.

Total average interest earning assets were $353.9 million for the year ended December 31, 2005, increasing by $65.2 million or 23% when compared to an average of $288.7 million for the year ended December 31, 2004. Increases in average balances by earning asset category are as follows: average loans increased by $56.7 million or 24% from $240.3 million for 2004 to $297.0 million for 2005, investment securities grew by $10.8 million or 24% from $44.5 million for 2004 to $55.3 million for 2005 and Federal funds sold and other earning assets declined from $3.9 million in 2004 to $1.5 million for 2005. Total average interest-bearing liabilities increased by $58.3 million with interest-bearing deposits increasing by $37.6 million or 17% and borrowings increasing by $45.8 million.

Total interest income for 2005 increased by $6.9 million to $22.8 million compared to $15.9 million for the prior year. The increase was the result of a $4.1 million improvement from increased earning asset levels and a $2.8 million increase due to the rising interest rate environment. Total interest expense grew by $3.4 million attributed to a $1.8 million increase from higher interest bearing liability volumes and $1.6 million due to higher interest rates.

Provision for Loan Losses. The Company’s provision for loan losses for 2005 was $807,000 compared to $736,000 recorded in the prior year. The increase in the loan loss provision was due to the increase in net loan growth and a reduction in the dollar amount of loans charged-off. The loan portfolio grew by $70.9 million during 2005 compared with $40.7 million in 2004 and net charge-offs for 2005 were $124,000 compared to $372,000 during the prior year. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management. While net growth in the loan portfolio is the primary driver in determining the loan loss provision, there are other factors which are more fully discussed under the section entitled “Analysis of Allowance for Loan Losses.”

Non-Interest Income. Non-interest income increased by $193,000 or 9% to $2.4 million for 2005 compared to $2.3 million for the prior year period. The largest components of non-interest income in 2005 were $870,000 in customer service fees, $755,000 in mortgage loan origination, $226,000 in earnings on cash value of bank owned life insurance and $175,000 in service charges and fees on deposit accounts. For the year ended December 31, 2004, the largest components of non-interest income included $689,000 in customer service fees, $643,000 in mortgage loan origination, $235,000 in earnings on cash value of life insurance and $187,000 in service charges and fees on deposit accounts. During 2004, the Company had a membership interest in a mortgage loan origination company and received $287,000 in income distributions. Additionally, when the membership interest was sold during the fourth quarter of 2004, a $118,000 gain on investment was recognized. Earnings on cash value of life insurance fell slightly due to a deceased crediting rate and service charges declined because of the increase in the earnings credit applied to commercial account balances to offset hard service charges. The Company recognized $16,000 in losses on the disposition of available for sale investment securities in 2005.

Non-Interest Expenses. Non-interest expenses were $10.8 million for the twelve-month period ended December 31, 2005 compared to $8.5 million for the prior year period. The $2.2 million or 26% increase reflects the continuing efforts to expand the Company’s infrastructure and branch network. Of the $2.2 million increase, $1.8 million was in personnel, occupancy and data processing which are the areas most impacted by the branch network and infrastructure improvements.

Total compensation for the year ended December 31, 2005 was $5.9 million reflecting a 34% increase when compared to $4.4 million for the year ended December 31, 2004. As of December 31, 2005, the Company employs 90 full-time equivalent employees (81 full-time and 18 part-time) in nine full-service branch offices, one loan production office and various administrative support departments. In comparison, at December 31,

2004, the Company employed 76 full-time equivalent employees (68 full-time and 15 part-time) in eight full-service branch offices and various administrative support departments.

Occupancy expenses were $1.7 million for 2005 compared to $1.5 million in 2004 increasing by $212,000 or 14%. During 2005, the Company opened an operations facility, one new full-service office, one loan production office and converted one office from a temporary branch location into a permanent building. In 2004, the Company operated seven full-service branch locations for the entire year and one branch for the final two months. The Company expects to open a full-service branch office in Raleigh, North Carolina during the second quarter of 2006. Additional expansion opportunities will be explored as we identify the bankers of choice in other communities.

Data processing expenses were $648,000 for 2005 compared to $549,000 for the prior year. The 18% increase was due to growth in account volumes, contractual increases in data processing costs and the additional data line expenses for the new offices. Because data processing expense is tied closely to transaction and account volumes, these expenses should increase as the Company continues to grow.

Professional fees and services totaled $712,000 in 2005, up $146,000 or 26% over the $566,000 for 2004. The largest components of professional fees and services were directors’ fees, legal expenses, and accounting and audit expenses. In anticipation of needing to comply with the provisions of Sarbanes-Oxley Section 404, the Company spent approximately $80,000 documenting and sample testing various major control processes related to financial reporting. The parameters and timing to implement Sarbanes-Oxley Section 404 have changed several times and the Company was not required, as of December 31, 2005, to provide management’s written assessment of the adequacy of its internal controls over financial reporting. Although the final rules of the legislation have not yet been released, the Company is proceeding as though we will need to be compliant at December 31, 2006. The amount budgeted for Sarbanes-Oxley compliance is approximately $120,000.

The total of all other non-interest expenses for the year ended December 31, 2005 was $1.8 million compared to $1.5 million for the prior year. The increase was primarily the result of the Company’s continued growth. The largest components of other non-interest expenses include office supplies and printing, advertising, and loan related fees. Management expects that as the Company continues to expand, expenses associated with these categories will increase.

Provision for Income Taxes. For 2005, the Company’s provision for income taxes was $1.7 million compared to $1.2 million for the prior year. The effective tax rates for 2005 and 2004 were 34.5% and 33.4%, respectively. The effective tax rate increased because the percentage of total income attributable to tax exempt sources declined as compared with the prior year period.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED

DECEMBER 31, 2004 AND 2003

Net Income. Net income for the year ended December 31, 2004 was $2.3 million or $0.57 per basic share and $0.54 per diluted share compared with net income of $1.7 million or $0.46 per basic share and $0.44 per diluted share for the year ended December 31, 2003. The 2004 and 2003 per share data have been adjusted for the 15% stock split effected as a stock dividend payable on April 27, 2005 to shareholders of record on April 14, 2005. Return on average assets was 0.76% and 0.79% for the years ended December 31, 2004 and 2003, respectively. Return on average equity for the year ended December 31, 2004 was 9.14% compared to 8.25% for the prior period.

Net income for the year ended December 31, 2004 increased by $678,000 or 41% compared to net income for the year ended December 31, 2003. The 24% increase in diluted earnings per share was lower than the increase in net income due to the issuance of 487,112 shares, adjusted for the previously mentioned stock split, in conjunction with the acquisition of Centennial Bank in August 2003. The 47% growth in total average assets during 2004 resulted in a slight decline in return on average assets for the current year compared to 2003. Return on average equity increased as the Company continued to leverage its capital by expanding its branch network.

Net Interest Income. Net interest income increased by $3.2 million or 45% from $7.2 million for the year ended December 31, 2003 to $10.4 million for the year ended December 31, 2004. The increase in net interest income was due primarily to growth in average earning assets.

Net interest margin is interest income earned on loans, securities and other earning assets, less interest expense paid on deposits and borrowings, expressed as a percentage of total average earning assets. The net interest margin for the year ended December 31, 2004 was 3.61% compared to 3.64% for the year ended December 31, 2003. The average yield on earning assets for the period declined 2 basis points to 5.51% compared with 5.53% for the prior year period, while the average cost of interest-bearing funds decreased by 20 basis points to 2.24% from 2.44%. As a result, the interest rate spread widened to 3.26% compared with 3.09% for the prior year. Despite the improvement in spread, the Company’s reliance on interest-bearing liabilities to fund earning assets increased causing the slight decline in margin. The ratio of average interest-earning asset to average interest-bearing liabilities was 118.42% at December 31, 2004 compared to 128.94% at December 31, 2003.

Between January 2001 and July 2003, the Federal Reserve Open Market Committee (“FOMC”) reduced short-term interest rates by 550 basis points in response to weakness and recessionary pressures in the economy. Interest rates remained stable for the twelve month period between July 2003 and July 2004. The FOMC began increasing short-term interest rates in July 2004. During the last six months of 2004, the prime lending rate (the rate used as the base index for many commercial floating rate loans) and the Federal funds rate rose from 4.00% to 5.25% and from 1.00% to 2.25%, respectively.

The interest rate environment for the last twelve months impacted earning assets differently than interest-bearing liabilities. A portion of earning assets such as certain loans and short-term investments are tied to the prime lending rate and the Federal funds rate. The yield earned on these types of assets improved during the period. The yield on other types of earning assets such as certain loans and investment securities are fixed and react to changes in interest rates upon maturity and subsequent renewal. Because new fixed rate loans and investment securities are priced at current market rates which have been at historic lows, yields on the fixed rate portion of earning assets declined during the year. Interest rates on short-term or variable rate borrowings and non-maturing deposit types such as interest-bearing NOW, money market and savings accounts fluctuate, although not necessarily to the same degree, with changes in short-term interest rates. A more significant portion of interest-bearing liabilities are comprised of certificates of deposits and fixed rate borrowings. The yield on these funding types is fixed until maturity and reprice over a longer period of time as they mature. Despite the increase in short-term rates in the last six months of 2004, the continual repricing of fixed rate liabilities to lower rates throughout the year reduced the Company’s overall cost of interest-bearing funds. The changes experienced in the yield on earning assets and the cost of interest-bearing liabilities resulted in a 17 basis point increase in the interest rate spread. The interest rate spread is the difference between the average yield on earning assets and the cost of interest-bearing funds.

Total average interest earning assets were $288.7 million for the year ended December 31, 2004, increasing by $90.6 million or 46% when compared to an average of $198.1 million for the year ended December 31, 2003. Average loans outstanding increased by $80.2 million or 50% from $160.1 million for 2003 to $240.3 million for 2004. The average balance of investment securities grew by $14.4 million or 48% from $30.1 million for 2003 to $44.5 million for 2004. The average balance of Federal funds sold and other earning assets declined from $7.8 million in 2003 to $3.9 million for 2004. Total average interest-bearing liabilities increased by $90.1 million with interest-bearing deposits increasing by $138.9 million or 57% and borrowings increasing by $11.2 million or 75%.

Total interest income increased by $4.9 million for 2004 compared to 2003. This increase was the net result of a $5.2 million increase in interest income due to growth in earning assets and a $284,000 decrease in interest income due to the decline in yield. Total interest expense increased by $1.7 million. Interest expense increased by $2.2 million due to growth in interest-bearing funds and declined by $514,000 due to the decrease in the cost of interest-bearing liabilities.

Provision for Loan Losses. The Company’s provision for loan losses for 2004 was $736,000 compared to $551,000 recorded in the prior year. The increase in the loan loss provision was due primarily to the increase in organic loan growth in 2004 as compared with 2003. The loan portfolio grew by $40.7 million during 2004 compared with $91.1 million in 2003. However, $57.9 million of the $91.1 million in 2003 growth was acquired in the merger with Centennial Bank leaving approximately $33.2 million in net organic growth. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management. While net growth in the loan portfolio is the primary driver in determining the loan loss provision, there are other factors more fully discussed under the section entitled “Analysis of Allowance for Loan Losses.”

Non-Interest Income. Non-interest income increased by $697,000 or 42% to $2.3 million for 2004 compared to $1.6 million for the prior year period. The largest components of non-interest income in 2004 were $689,000 in customer service fees, $643,000 in mortgage loan origination and other loan related fees, $287,000 in distributions from our investment in a mortgage origination company, $235,000 in earnings on cash value of bank owned life insurance and $187,000 in service charges and fees on deposit accounts. During 2004, the Company sold its membership interest in a mortgage origination company and recognized a gain on the sale of $118,000. Going forward, the Company will no longer receive distributions of dividends from the mortgage origination company. Management continues to pursue opportunities to increase non-interest income.

Non-Interest Expenses. Non-interest expenses increased by $2.7 million or 48% from $5.8 million for the prior year period to $8.5 million for the year ended December 31, 2004. The increase in non-interest expense reflects the expansion of the Company’s branch network and the infrastructure required to support that expansion. Of the $2.7 million increase, $2.1 million was in personnel, occupancy and data processing which are the areas most impacted by the expansion efforts.

Salaries and benefits expense was $4.4 million for the year ended December 31, 2004, representing a $1.4 million or 48% increase over the $3.0 million recorded for the prior year. Prior to the acquisition of Centennial Bank in August 2003, the Company had approximately 40 full-time equivalent employees. The Centennial acquisition added another 15 full-time equivalent employees to the payroll for the final four months of 2003. As of December 31, 2004, Crescent employed 76 full-time equivalent employees in eight branch locations and various administrative support departments.

Occupancy expenses increased by $481,000 or 47% to $1.5 million for 2004 compared with $1.0 million in 2003. In 2004, the Company operated seven full-service branch locations for the entire year and one branch for the final two months. During 2003, five full-service branch offices operated all year and two operated for the final four months. In April 2005, the Company moved the accounting, loan administration and branch administration functions into 10,000 square feet of leased space in Cary, NC. The space provides much needed infrastructure to support the Company’s expansion into the foreseeable future. The Company plans to continue to identify new markets that enhance and complement the current franchise. Management believes that occupancy expenses will increase in the near-term as the Company pursues growth in accordance with its strategic plan.

Data processing expenses were $549,000 for the year ended December 31, 2004 compared with $370,000 for the prior year. The $179,000 or 49% increase was due to the acquisition of Centennial Bank in 2003, growth in account volumes, contractual increases in data processing costs, and the additional data line expenses for the new offices. Because data processing expense is tied closely to transaction and account volumes, these expenses should increase as the Company continues to grow.

Expenses related to professional fees and services increased by 54% or $199,000 from $367,000 in 2003 to $566,000 in 2004. The largest components of professional fees and services were directors’ fees, legal expenses, and accounting and audit expenses.

All other non-interest expenses totaled $1.5 million for the year ended December 31, 2004 compared to $1.0 million for the prior year. The increase was primarily the result of the Company’s continued growth. The largest components of other non-interest expenses include office supplies and printing, advertising, and loan related fees. Management expects that as the Company continues to expand, expenses associated with these categories will increase.

Provision for Income Taxes. The Company’s provision for income taxes was $1.2 million for the year ended December 31, 2004 compared to $874,000 for the prior year. The effective tax rate for 2004 and 2003 were 33.4% and 34.6%, respectively. The effective tax rate improved due to the increase in tax exempt income from municipal securities and bank owned life insurance.

NET INTEREST INCOME

Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (1) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities (“interest rate spread”) and (2) the relative amounts of interest-earning assets and interest-bearing liabilities (“net interest-earning balance”). The following table sets forth information relating to average balances of the Company’s assets and liabilities for the years ended December 31, 2005, 2004 and 2003. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the daily average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net interest margin. In preparing the table, non-accrual loans are included in the average loan balance.

	For the Years Ended December 31,
	2005			2004			2003
	Average balance	Interest	Average rate	Average balance	Interest	Average rate	Average balance	Interest	Average rate
	(Dollars in thousands)
Interest-earning assets:
Loan portfolio	$297,045	$20,456	6.89%	$240,346	$14,024	5.83%	$160,134	$9,546	5.96%
Investment securities	55,285	2,323	4.20%	44,469	1,825	4.10%	30,141	1,321	4.38%
Federal funds and other interest-earning assets	1,531	47	3.07%	3,862	47	1.22%	7,816	83	1.06%

Total interest-earning assets	353,861	22,826	6.45%	288,677	15,896	5.51%	198,091	10,950	5.53%

Non-interest-earning assets	22,465			19,890			11,936

Total assets	$376,326			$308,567			$210,027

Interest-bearing liabilities:
Deposits:
Interest-bearing NOW	$39,609	416	1.05%	$40,931	323	0.79%	$31,340	295	0.94%
Money market and savings	46,500	985	2.12%	34,295	392	1.14%	24,133	318	1.32%
Time deposits	169,099	5,483	3.24%	142,406	3,716	2.61%	83,211	2,534	3.05%
Short-term borrowings	12,239	475	3.88%	1,318	48	3.64%	757	19	2.51%
Long-term debt	34,626	1,513	4.37%	24,824	987	3.98%	14,186	583	4.11%

Total interest- bearing liabilities	302,073	8,872	2.94%	243,774	5,466	2.24%	153,627	3,749	2.44%

Other liabilities	43,843			39,279			36,351

Total liabilities	345,916			283,053			189,978
Stockholders’ equity	30,410			25,514			20,049

Total liabilities and stockholders’ equity	$376,326			$308,567			$210,027

Net interest income and interest rate spread		$13,954	3.51%		$10,430	3.26%		$7,201	3.09%

Net interest margin			3.94%			3.61%			3.64%

Ratio of average interest-earning assets to average interest- bearing liabilities	117.15%			118.42%			128.94%

VOLUME/RATE VARIANCE ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated proportionately to both the changes attributable to volume and the changes attributable to rate.

	Year Ended December 31, 2005 vs. 2004			Year Ended December 31, 2004 vs. 2003
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Loan portfolio	$3,646	$2,786	$6,432	$4,690	$(212)	$4,478
Investment securities	453	45	498	593	(89)	504
Federal funds and other interest-earning assets	—	—	—	(53)	17	(36)

Total interest income	4,099	2,831	6,930	5,230	(284)	4,946

Interest expense:
Deposits:
Interest-bearing NOW	(10)	103	93	80	(52)	28
Money market and savings	175	418	593	117	(43)	74
Time deposits	771	996	1,767	1,591	(409)	1,182
Short-term borrowings	424	3	427	17	12	29
Long-term debt	420	106	526	423	(19)	404

Total interest expense	1,780	1,626	3,406	2,228	(511)	1,717

Net interest income increase (decrease)	$2,319	$1,205	$3,524	$3,002	$227	$3,229

NONPERFORMING ASSETS

Our financial statements are prepared on the accrual basis of accounting, including the recognition of interest income on loans, unless we place a loan in nonaccrual status. We account for loans on a nonaccrual basis when we have serious doubts about the collectibility of principal or interest. Generally, our policy is to place a loan on nonaccrual status when the loan becomes past due 90 days. We also place loans on nonaccrual status in cases where we are uncertain whether the borrower can satisfy the contractual terms of the loan agreement. Amounts received on nonaccrual loans generally are applied first to principal and then to interest only after all principal has been collected. Restructured loans are those for which concessions, including the reduction of interest rates below a rate otherwise available to that borrower or the deferral of interest or principal have been granted due to the borrower’s weakened financial condition. We accrue interest on restructured loans at the restructured rates when we anticipate that no loss of original principal will occur. Potential problem loans are loans which are currently performing and are not included as nonaccrual or restructured loans above, but about which we have serious doubts as to the borrower’s ability to comply with present repayment terms. These loans are likely to be included later in nonaccrual, past due or restructured loans, so they are considered by our management in assessing the adequacy of our allowance for loan losses. At December 31, 2005, we identified four loans in the aggregate amount of $263,000 as potential problem loans. The loans possess certain unfavorable characteristics which cause management some concern. These loans will continue to be closely monitored. At December 31, 2004 there was one loan in the amount of $99,000 that had been identified as a potential problem.

At December 31, 2005, there was one foreclosed property valued at $22,000 and three nonaccrual loans totaling $26,000. Foreclosed property is valued at the lower of appraised value or the outstanding loan balance.

Interest foregone on nonaccrual loans for the twelve-month period ended December 31, 2005 was approximately $5,300. At December 31, 2004 there was one foreclosed property valued at $245,000 and two loans in nonaccrual status totaling $5,000. We recognized a $2,000 loss on the disposition of the foreclosed property. Interest foregone on nonaccrual loans for the prior year period was approximately $9,000. There were no loans at December 31, 2005 or 2004 that were 90 days or more past due and still accruing interest. There were two repossessed vehicles at December 31, 2004 valued at $48,000. We recognized an $8,200 aggregate loss on the disposition of the vehicles.

The table sets forth, for the period indicated, information about our nonaccrual loans, loans past due 90 days or more and still accruing interest, total nonperforming loans (nonaccrual loans plus loans past due 90 days or more and still accruing interest), and total nonperforming assets.

	At December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Nonaccrual loans	$26	$5	$159	$—	$429
Restructured loans	—	—	—	—	—

Total nonperforming loans	26	5	159	—	429

Real estate owned	22	245	—	—	—
Repossessed assets	—	48	—	—	—

Total nonperforming assets	$48	$298	$159	$—	$429

Accruing loans past due 90 days or more	$—	$—	$647	$—	$—

Allowance for loan losses	4,351	3,668	3,304	1,711	1,116

Nonperforming loans to period end loans	0.01%	0.00%	0.07%	0.00%	0.53%

Nonperforming loans and loans past due 90 days or more to period end loans	0.01%	0.00%	0.37%	0.00%	0.53%

Allowance for loan losses to period end loans	1.33%	1.42%	1.52%	1.36%	1.38%

Allowance for loan losses to nonperforming loans	16,734.62%	73,360.00%	2,077.99%	NM	260.14%

Allowance for loan losses to nonperforming loans and loans past due 90 days or more	16,734.62%	73,360.00%	409.93%	NM	260.14%

Nonperforming assets to total assets	0.01%	0.09%	0.06%	0.00%	0.33%

Nonperforming assets and loans past due 90 days or more to total assets	0.01%	0.09%	0.29%	0.00%	0.33%

ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is established through periodic charges to earnings in the form of a provision for loan losses. Increases to the allowance for loan losses occur as a result of provisions charged to operations and recoveries of amounts previously charged-off, and decreases to the allowance occur when loans are charged-off. Management evaluates the adequacy of our allowance for loan losses on a monthly basis. The evaluation of the adequacy of the allowance for loan losses involves the consideration of loan growth, loan portfolio composition and industry diversification, historical loan loss experience, current delinquency levels, adverse conditions that might affect a borrower’s ability to repay the loan, estimated value of underlying collateral, prevailing economic conditions and all other relevant factors derived from our history of operations. Additionally, as an important component of their periodic examination process, regulatory agencies review our allowance for loan losses and may require additional provisions for estimated losses based on judgments that differ from those of management.

We use an internal grading system to assign the degree of inherent risk on each individual loan. The grade is initially assigned by the lending officer and reviewed by the loan administration function. The internal grading system is reviewed and tested periodically by an independent third party credit review firm. The testing process involves the evaluation of a sample of new loans, loans having been identified as possessing potential weakness in credit quality, past due loans and nonaccrual loans to determine the ongoing effectiveness of the internal grading system. The loan grading system is used to assess the adequacy of the allowance for loan losses.

Management has developed a model for evaluating the adequacy of the allowance for loan losses. The model distinguishes between loans that will be evaluated as a group by loan category and those loans to be evaluated individually. Management has assigned a range of predetermined allowance percentages for each major loan category. Loans that exhibit an acceptable level of risk per the internal loan grading system are grouped by loan category and multiplied by the associated allowance percentage to determine an adequate level of allowance for loan losses.

Based on the loan grading system, management maintains an internally classified watch list. Loans classified as watch list credits, and those loans that are not watch list credits but possess other characteristics which in the opinion of management suggest a higher degree of inherent risk, are evaluated individually, by loan category, using higher allowance percentages. Using the data gathered during the monthly evaluation process, the model calculates an acceptable range for allowance for loan losses. Management and the board of directors are responsible for determining the appropriate level of the allowance for loan losses within that range.

The primary reason for increases to the allowance for loan losses has been growth in total outstanding loans, however, there were other factors influencing the provision. Other factors influencing the level of the allowance of loan losses included the volume of net charge-offs experienced through the year and the current level of nonperforming loans. At or for the year ended December 31, 2005, there were $124,000 in net loan charge-offs and $26,000 in nonaccrual loans compared with $372,000 in net loan charge-offs and $5,000 in nonaccrual loans at or for the year ended December 31, 2004. The allowance for loan losses at December 31, 2005 was $4.4 million, which represents 1.33% of total outstanding loans compared to $3.7 million and 1.42% for the prior year. The allowance for loan losses as a percentage of total outstanding loans declined from the prior year primarily due to improvement in the asset quality of the portfolio.

The allowance for loan losses represents management’s estimate of an amount adequate to provide for known and inherent losses in the loan portfolio in the normal course of business. While management believes the methodology used to establish the allowance for loan losses incorporates the best information available at the time, future adjustments to the level of the allowance may be necessary and the results of operations could be adversely affected should circumstances differ substantially from the assumptions initially used. We believe that the allowance for loan losses was established in conformity with generally accepted accounting principles; however, there can be no assurances that the regulatory agencies, after reviewing the loan portfolio, will not require management to increase the level of the allowance. Likewise, there can be no assurance that the existing allowance for loan losses is adequate should there be deterioration in the quality of any loans or changes in any of the factors discussed above. Any increases in the provision for loan losses resulting from such deterioration or change in condition could adversely affect our financial condition and results of its operations.

The following table describes the allocation of the allowance for loan losses among various categories of loans for the dates indicated:

	At December 31,
	2005		2004		2003
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
	(Dollars in thousands)
Real estate—commercial	$1,876	52.92%	$1,290	47.24%	$1,330	46.66%
Real estate—residential	90	4.54%	44	4.50%	54	6.80%
Construction loans	735	14.17%	718	15.09%	778	14.56%
Commercial and industrial loans	1,138	16.03%	1,105	18.90%	841	17.61%
Home equity loans and lines of credit	201	10.62%	173	12.00%	115	10.59%
Loans to individuals	311	1.72%	338	2.27%	186	3.78%

Total allowance	$4,351	100.00%	$3,668	100.00%	$3,304	100.00%

	At December 31,
	2002		2001
	Amount	% of Total Loans (1)	Amount	% of Total Loans (1)
	(Dollars in thousands)
Real estate—commercial	$584	41.59%	$312	31.31%
Real estate—residential	9	1.84%	5	2.00%
Construction loans	435	21.84%	387	28.71%
Commercial and industrial loans	518	19.60%	306	24.01%
Home equity loans and lines of credit	88	12.75%	40	10.43%
Loans to individuals	77	2.38%	66	3.54%

Total allowance	$1,711	100.00%	$3,304	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

The following table presents information regarding changes in the allowance for loan losses for the years indicated:

	At or for the Year Ended December 31,
	2005	2004	2003	2002	2001
	(Dollars in thousands)
Balance at beginning of period	$3,668	$3,304	$1,711	$1,116	$630

Charge-offs:
Construction loans	—	15	27	—	—
Commercial real estate	34	21	—	—	—
Commercial and industrial loans	140	345	59	21	13
Residential real estate	—	34	—	—	—
Loans to individuals	9	16	13	74	4

Total charge-offs	183	431	99	95	17

Recoveries:
Commercial and industrial loans	22	57	4	1	—
Construction loans	27	—	—	—	—
Loans to individuals	10	2	8	—	—

Total recoveries	59	59	12	1	—

Net charge-offs	124	372	87	94	17

Allowance acquired from Centennial Bank merger	—	—	1,129	—	—

Provision for loan losses	807	736	551	689	503

Balance at the end of the year	$4,351	$3,668	$3,304	$1,711	$1,116

Total loans outstanding at year-end	$328,322	$257,908	$217,128	$125,917	$80,768

Average loans outstanding for the year	$297,045	$240,346	$160,134	$104,519	$65,906

Allowance for loan losses to loans outstanding	1.33%	1.42%	1.52%	1.36%	1.38%

Ratio of net loan charge-offs to average loans outstanding	0.04%	0.15%	0.05%	0.09%	0.03%

INVESTMENT ACTIVITIES

The Company’s investment portfolio plays a major role in management of liquidity and interest rate sensitivity and, therefore, is managed in the context of the overall balance sheet. The securities portfolio generates a nominal percentage of our interest income and serves as a necessary source of liquidity. We account for investment securities as follows:

Available for sale. Debt and equity securities that will be held for indeterminate periods of time, including securities that we may sell in response to changes in market interest or prepayment rates, needs for liquidity and changes in the availability of and the yield of alternative investments are classified as available for sale. The Company carries these investments at market value, which we generally determine using published quotes as of the close of business. Unrealized gains and losses are excluded from our earnings and are reported, net of applicable income tax, as a component of accumulated other comprehensive income in stockholders’ equity until realized.

The following table summarizes the amortized costs and market value of available for sale securities at the dates indicated:

	At December 31, 2005		At December 31, 2004		At December 31, 2003
	Amortized cost	Fair value	Amortized cost	Fair value	Amortized cost	Fair value
	(In thousands)
Securities available for sale:
U.S. government securities and obligations of U.S. government agencies	$5,945	$5,793	$2,943	$2,932	$1,759	$1,762
Mortgage-backed securities	35,042	34,147	37,326	37,308	27,647	27,758
Municipal	15,173	15,110	12,685	12,704	6,908	6,975
Other	500	500	500	500	500	500

Total securities available for sale	$56,660	$55,550	$53,454	$53,444	$36,814	$36,995

LIQUIDITY AND CAPITAL RESOURCES

Maintaining adequate liquidity while managing interest rate risk is the primary goal of the Company’s asset and liability management strategy. Liquidity is the ability to fund the needs of the Company’s borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Maturing investments, loan and mortgage-backed securities principal repayments, deposit growth, the brokered deposit market, and borrowings from the Federal Home Loan Bank are presently the main sources of the Company’s liquidity. The Company’s primary uses of liquidity are to fund loans and to make investments.

At December 31, 2005, liquid assets (cash and due from banks, interest-earning deposits with banks, federal funds sold and investment securities available for sale) were approximately $67.1 million, which represents 16% of total assets and 21% of total deposits. Supplementing this liquidity, the Company has available lines of credit from various correspondent banks of approximately $108.7 million of which $36.8 million was outstanding. At December 31, 2005, outstanding commitments for undisbursed lines of credit and letters of credit amounted to $97.0 million. Management believes that the combined aggregate liquidity position of the Company is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals in the near term. Certificates of deposit represented 55% of the Company’s total deposits at December 31, 2005. The Company’s growth strategy will include efforts focused at increasing the relative volume of transaction deposit accounts. Certificates of deposit of $100,000 or more represented 37% of the Company’s total deposits at year-end. While these deposits are generally considered rate sensitive and the Company will need to pay competitive rates to retain these deposits at maturity, there are other subjective factors that will determine the Company’s continued retention of those deposits.

Under federal capital regulations, Crescent must satisfy certain minimum leverage ratio requirements and risk-based capital requirements. At December 31, 2005, the Bank’s equity to asset ratio was 8.08%. All capital ratios place the Bank in excess of the minimum required to be deemed a well-capitalized bank by regulatory measures. The Bank’s ratio of Tier 1 capital to risk-weighted assets at December 31, 2005 was 9.16%.

ASSET/LIABILITY MANAGEMENT

The primary objective of asset and liability management is to provide sustainable and growing net interest income under varying economic environments, while protecting the economic values of our balance sheet assets and liabilities from the adverse effects of changes in interest rates. Our overall interest-rate risk position is maintained within a series of policies approved by the Board and guidelines established and monitored by ALCO.

Because no one individual measure can accurately assess all of our risks to changes in rates, we use several quantitative measures in our assessment of current and potential future exposures to changes in interest rates and their impact on net interest income and balance sheet values. Net interest income simulation is the primary tool used in our evaluation of the potential range of possible net interest income results that could occur under a variety of interest-rate environments. We also use market valuation and duration analysis to assess changes in the economic value of balance sheet assets and liabilities caused by assumed changes in interest rates. Finally, gap analysis—the difference between the amount of balance sheet assets and liabilities repricing within a specified time period—is used as a measurement of our interest-rate risk position.

To measure, monitor, and report on our interest-rate risk position, we begin with two models: (1) Net interest income at risk which measures the impact on net interest income over the next twelve months to immediate, or “rate shock,” and slow, or “rate ramp,” changes in market interest rates; and (2) net economic value of equity that measures the impact on the present value of all net interest income-related principal and interest cash flows of an immediate change in interest rates. Net interest income at risk is designed to measure the potential impact of changes in market interest rates on net interest revenue in the short term. Net economic value of equity, on the other hand, is a long-term view of interest-rate risk, but with a liquidation view of the Company. Both of these models are subject to ALCO-established guidelines, and are monitored regularly.

In calculating our net interest income at risk, we start with a base amount of net interest revenue that is projected over the next twelve months, assuming that the then-current yield curve remains unchanged over the period. Our existing balance sheet assets and liabilities are adjusted by the amount and timing of transactions that are forecasted to occur over the next twelve months. That yield curve is then “shocked,” or moved immediately, ±200 basis points in a parallel fashion, or at all points along the yield curve. Two new twelve-month net interest income projections are then developed using the same balance sheet and forecasted transactions, but with the new yield curves, and compared to the base scenario. We also perform the calculations using interest rate ramps, which are ±100, ±200 and ±300 basis point changes in interest rates that are assumed to occur gradually over the next twelve-month period, rather than immediately as we do with interest-rate shocks.

Net economic value of equity is based on the change in the present value of all net interest income-related principal and interest cash flows for changes in market rates of interest. The present value of existing cash flows with a then-current yield curve serves as the base case. We then apply an immediate parallel shock to that yield curve of ±100 and ±200 basis points and recalculate the cash flows and related present values.

Key assumptions used in the models described above include the timing of cash flows; the maturity and repricing of balance sheet assets and liabilities, especially option-embedded financial instruments like mortgage-backed securities and FHLB advances; changes in market conditions; and interest-rate sensitivities of our customer liabilities with respect to the interest rates paid and the level of balances. These assumptions are inherently uncertain and, as a result, the models cannot precisely calculate future net interest income or predict the impact of changes in interest rates on net interest income and economic value. Actual results could differ from simulated results due to the timing, magnitude and frequency of changes in interest rates and market conditions, changes in spreads and management strategies, among other factors. Projections of potential future streams of net interest income are assessed as part of our forecasting process.

Net Interest Income at Risk Analysis. The following table presents the estimated exposure of net interest income for the next twelve months, calculated as of December 31, 2005 and 2004, due to an immediate and gradual ± 200 basis point shift in then-current interest rates. Estimated incremental exposures set forth below are dependent on management’s assumptions about asset and liability sensitivities under various interest-rate scenarios, such as those previously discussed, and do not reflect any actions management may undertake in order to mitigate some of the adverse effects of interest-rate changes on the Company’s financial performance.

Net Interest Income at Risk

(dollars in thousands)

	Estimated Exposure to Net Interest Income
	2005	2004
Rate change
+200 basis points shock	$1,535	$2,016
-200 basis point shock	(1,983)	(2,485)

+200 basis point ramp	963	1,226
-200 basis point ramp	(1,056)	(1,369)

Net Economic Value of Equity Analysis. The following table presents estimated EVE exposures, calculated as of December 31, 2005 and 2004, assuming an immediate and prolonged shift in interest rates, the impact of which would be spread over a number of years.

Net Economic Value of Equity

(dollars in thousands)

	Estimated Exposure to Net Economic Value of Equity
	2005	2004
Rate Change
+100 basis point shock	$(649)	$160
-100 basis point shock	(104)	(675)

+200 basis point shock	(1,122)	395
-200 basis point shock	(1,245)	(1,536)

While the measures presented in the tables above are not a prediction of future NIR or valuations, they do suggest that if all other variables remained constant, in the short term, falling interest rates would lead to net interest income that is lower than it would otherwise have been, and rising rates would lead to higher net interest income. Other important factors that impact the levels of net interest income are balance sheet size and mix; interest-rate spreads; the slope, how quickly or slowly market interest rates change and management actions taken in response to the preceding conditions.

Interest Rate Gap Analysis. As a part of its interest rate risk management policy, the Company calculates an interest rate “gap.” Interest rate “gap” analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The “gap” is the difference between the amounts of such assets and liabilities that are subject to repricing. A “positive” gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within that period exceeds the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a positive gap would generally be expected, absent the effects of other factors, to experience a decrease in the yield on its assets greater than the decrease in the cost of its liabilities and its net interest income should be negatively affected. Conversely, the yield on its assets for an institution with a positive gap would generally be expected to increase more quickly than the cost of funds in a rising interest rate environment, and such institution’s net interest income generally would be expected to be positively affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a “negative gap.”

The table below sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2005 that are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Money market deposit accounts and negotiable order of withdrawal or other transaction accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments that will be received throughout the lives of the loans or investments. The interest rate sensitivity of the Company’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

	Terms to Repricing at December 31, 2005
	1 Year or Less	More Than 1 Year to 3 Years	More Than 3 Years to 5 Years	More Than 5 Years	Total
	(Dollars in thousands)
INTEREST-EARNING ASSETS:
Loans receivable:
Commercial mortgage loans	$95,266	$25,497	$47,608	$5,708	$174,039
Residential mortgage loans	7,780	4,934	2,144	56	14,914
Construction and development	46,137	307	163	—	46,607
Commercial and industrial loans	43,826	5,582	3,203	97	52,708
Home equity lines and loans	33,877	713	329	2	34,921
Loans to individuals	4,221	1,449	—	—	5,670
Interest-earning deposits with banks	69	—	—	—	69
Investment securities available for sale	10,432	17,138	12,568	15,413	55,551
Federal Home Loan Bank stock	2,133	—	—	—	2,133

Total interest-earning assets	$243,701	$55,620	$66,015	$21,276	$386,612

INTEREST-BEARING LIABILITIES:
Deposits:
Money market, NOW and savings	$97,060	$—	$—	$—	$97,060
Time	129,701	40,256	8,209	25	178,191
Short-term borrowings	14,964	—	—	—	14,964
Long-term borrowings	20,248	—	—	10,000	30,248

Total interest-bearing liabilities	$261,973	$40,256	$8,209	$10,025	$320,463

INTEREST SENSITIVITY GAP PER PERIOD	$(18,272)	$15,364	$57,806	$11,251	$66,149

CUMULATIVE INTEREST SENSITIVITY GAP	$(18,272)	$(2,908)	$54,898	$66,149	$66,149

CUMULATIVE GAP AS A PERCENTAGE OF TOTAL INTEREST-EARNING ASSETS	(4.73%)	(0.75%)	14.20%	17.11%	17.11%

CUMULATIVE INTEREST-EARNING ASSETS AS A PERCENTAGE OF CUMULATIVE INTEREST-BEARING LIABILITIES	93.03%	99.04%	117.68%	120.64%	120.64%

CRITICAL ACCOUNTING POLICY

The Company’s most significant critical accounting policy is the determination of its allowance for loan losses. A critical accounting policy is one that is both very important to the portrayal of the Company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain. Refer to the discussion within Analysis of Allowance for Loan Losses and Note B to the consolidated financial statements for comprehensive discussion regarding this accounting policy.

QUARTERLY FINANCIAL INFORMATION

The following table sets forth, for the periods indicated, certain of our consolidated quarterly financial information. This information is derived from our unaudited financial statements, which include, in the opinion of management, all normal recurring adjustments which management considers necessary for a fair presentation of the results for such periods. This information should be read in conjunction with our consolidated financial statements included elsewhere in this report. The results for any quarter are not necessarily indicative of results for any future period.

Quarterly Financial Data

(dollars	in thousands, except per share data)

	Year Ended December 31, 2005				Year Ended December 31, 2004
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Operating Data:
Total interest income	$6,609	$6,059	$5,394	$4,764	$4,479	$4,071	$3,730	$3,616
Total interest expense	2,671	2,411	2,069	1,720	1,556	1,402	1,277	1,231

Net interest income	3,938	3,648	3,325	3,044	2,923	2,669	2,453	2,385
Provision for loan losses	60	240	303	204	154	197	129	255

Net interest income after provision	3,878	3,408	3,022	2,840	2,769	2,472	2,324	2,130
Non-interest income	675	614	583	544	551	714	585	492
Non-interest expense	3,006	2,718	2,614	2,423	2,276	2,184	2,139	1,932

Income before income taxes	1,547	1,304	991	961	1,044	1,002	770	690
Provision for income taxes	542	459	338	320	355	341	251	226

Net income	$1,005	$845	$653	$641	$689	$661	$519	$464

Securities gains/(losses)	$—	$(17)	$1	$—	$118	$—	$—	$—

Per Share Data:
Earnings per share—basic	$0.21	$0.20	$0.16	$0.16	$0.17	$0.16	$0.13	$0.11
Earnings per share—diluted	0.20	0.19	0.15	0.15	0.16	0.15	0.12	0.11

RECENT ACCOUNTING PRONOUNCEMENTS

For recently issued accounting pronouncements that may affect the Company, see Note B of Notes to Consolidated Financial Statements.

OFF-BALANCE SHEET ARRANGEMENTS

The Company has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to the meet the financing needs of its customers. See Note M to the consolidated financial statements for more information regarding these commitments and contingent liabilities.

FORWARD-LOOKING INFORMATION

This annual report to stockholders may contain, in addition to historical information, certain “forward-looking statements” that represent management’s judgment concerning the future and are subject to risks and uncertainties that could cause the Company’s actual operating results and financial position to differ materially from those projected in the forward-looking statements. Such forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereof or comparable terminology. Factors that could influence the estimates include changes in national, regional and local market conditions, legislative and regulatory conditions, and the interest rate environment.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market price and interest rates. This risk of loss can be reflected in diminished current market values and/or reduced potential net interest income in future periods. Our market risk arises primarily from interest rate risk inherent in our lending and deposit-taking activities. The structure of our loan and deposit portfolios is such that a significant decline in interest rates may adversely impact net market values and net interest income. We do not maintain a trading account nor are we subject to currency exchange risk or commodity price risk. Interest rate risk is monitored as part of the bank’s asset/liability management function.

See the section entitled Asset/Liability Management for a more detailed discussion of market risk.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors

Crescent Financial Corporation

Cary, North Carolina

We have audited the accompanying consolidated balance sheets of Crescent Financial Corporation and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crescent Financial Corporation and subsidiary at December 31, 2005 and 2004 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

Sanford, North Carolina

March 13, 2006

CRESCENT FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from banks	$9,402,960	$5,633,865
Interest-earning deposits with banks	68,547	43,353
Investment securities available for sale (Note C)	55,550,261	53,444,322

Loans (Note D)	328,321,640	257,461,327
Allowance for loan losses	(4,351,000)	(3,668,000)

NET LOANS	323,970,640	253,793,327

Accrued interest receivable	1,768,029	1,218,572
Federal Home Loan Bank stock, at cost	2,133,400	1,447,200
Premises and equipment (Note E)	4,844,056	3,030,184
Investment in life insurance	5,483,313	5,283,263
Goodwill	3,600,298	3,600,298
Other assets	3,966,671	3,732,814

TOTAL ASSETS	$410,788,175	$331,227,198

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Demand	$46,829,792	$42,818,455
Savings	9,364,575	3,036,774
Money market and NOW	87,695,273	74,113,646
Time (Note F)	178,191,148	153,679,946

TOTAL DEPOSITS	322,080,788	273,648,821

Short-term borrowings (Note G)	14,964,153	1,307,105
Long-term debt (Note G)	30,248,000	28,248,000
Accrued expenses and other liabilities	2,038,020	1,245,858

TOTAL LIABILITIES	369,330,961	304,449,784

Commitments (Notes H and M)

Stockholders’ Equity (Note O)
Common stock, $1 par value, 20,000,000 shares authorized; 5,026,394 shares and 3,566,889 shares issued and outstanding at December 31, 2005 and 2004, respectively	5,026,394	3,566,889
Additional paid-in capital	29,405,559	18,654,492
Retained earnings	7,707,054	4,562,681
Accumulated other comprehensive loss	(681,793)	(6,648)

TOTAL STOCKHOLDERS’ EQUITY	41,457,214	26,777,414

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$410,788,175	$331,227,198

See accompanying notes.

CRESCENT FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
INTEREST AND FEE INCOME
Loans	$20,456,115	$14,023,925	$9,546,450
Investment securities available for sale	2,323,232	1,824,596	1,320,644
Interest-earning deposits with banks	15,298	5,440	8,286
Federal funds sold	31,948	42,366	74,903

TOTAL INTEREST AND FEE INCOME	22,826,593	15,896,327	10,950,283

INTEREST EXPENSE
Money market, NOW and savings deposits	1,401,267	715,554	613,167
Time deposits	5,483,116	3,715,626	2,533,934
Short-term borrowings	474,665	48,089	18,669
Long-term debt	1,513,180	986,700	583,245

TOTAL INTEREST EXPENSE	8,872,228	5,465,969	3,749,015

NET INTEREST INCOME	13,954,365	10,430,358	7,201,268
PROVISION FOR LOAN LOSSES (Note D)	806,796	736,070	551,037

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	13,147,569	9,694,288	6,650,231

NON-INTEREST INCOME (Note J)	2,417,212	2,341,974	1,644,656

NON-INTEREST EXPENSE
Salaries and employee benefits	5,904,586	4,421,135	2,978,666
Occupancy and equipment	1,728,366	1,515,868	1,035,043
Other (Note J)	3,128,556	2,594,362	1,752,861

TOTAL NON-INTEREST EXPENSE	10,761,508	8,531,365	5,766,570

INCOME BEFORE INCOME TAXES	4,803,273	3,504,897	2,528,317
INCOME TAXES (Note I)	1,658,900	1,172,200	873,600

NET INCOME	$3,144,373	$2,332,697	$1,654,717

NET INCOME PER COMMON SHARE
Basic	$0.74	$0.57	$0.46

Diluted	$0.70	$0.54	$0.44

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	4,270,664	4,068,351	3,603,275

Diluted	4,492,053	4,282,838	3,734,906

See accompanying notes.

CRESCENT FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2005, 2004 and 2003

	Common stock		Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total equity
	Shares	Amount
Balance at December 31, 2002	2,143,249	$2,143,249	$14,604,591	$575,267	$408,881	$17,731,988

Comprehensive income:
Net income	—	—	—	1,654,717	—	1,654,717
Net unrealized holding loss on Available for sale securities, net	—	—	—	—	(297,899)	(297,899)

Total comprehensive income						1,356,818

Common stock issued pursuant to:
Stock options exercised	54,190	54,190	394,247	—	—	448,437
Stock split effected in the form of a fifteen percent stock dividend with net cash received for fractional shares	321,488	321,488	(321,482)	—	—	6
Shares issued in connection with Business combination	405,502	405,502	4,207,149	—	—	4,612,651

Balance at December 31, 2003	2,924,429	2,924,429	18,884,505	2,229,984	110,982	24,149,900

Comprehensive income:
Net income	—	—	—	2,332,697	—	2,332,697
Net unrealized holding loss on Available for sale securities, net	—	—	—	—	(117,630)	(117,630)

Total comprehensive income						2,215,067

Common stock issued pursuant to:
Stock options exercised	57,231	57,231	291,717	—	—	348,948
Stock option related tax benefits	—	—	61,709	—	—	61,709
Stock split effected in the form of a twenty percent stock dividend with net cash received for fractional shares	585,229	585,229	(583,439)	—	—	1,790

Balance at December 31, 2004	3,566,889	3,566,889	18,654,492	4,562,681	(6,648)	26,777,414

Comprehensive income:
Net income	—	—	—	3,144,373	—	3,144,373
Net unrealized holding loss on Available for sale securities, net	—	—	—	—	(675,145)	(675,145)

Total comprehensive income						2,469,228

Common stock issued pursuant to:
Stock options exercised	75,539	75,539	317,373	—	—	392,912
Stock option related tax benefits	—	—	199,800	—	—	199,800
Issuance of new stock	848,000	848,000	10,769,858	—	—	11,617,858
Stock split effected in the form of a fifteen percent stock dividend with net cash received for fractional shares	535,966	535,966	(535,964)	—	—	2

Balance at December 31, 2005	5,026,394	$5,026,394	$29,405,559	$7,707,054	$(681,793)	$41,457,214

See accompanying notes.

CRESCENT FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,144,373	$2,332,697	$1,654,717
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	696,090	643,028	468,175
Provision for loan losses	806,796	736,070	551,037
Deferred income taxes	(11,549)	160,602	(53,180)
(Gain) loss on disposition of assets	13,000	(5,636)	9,270
(Gain) loss on sale of securities	16,422	(57)	—
Gain on sale of membership interest in mortgage company	—	(118,048)	—
Net increase in cash surrender value life insurance	(200,050)	(210,575)	(72,688)
Change in assets and liabilities:
Increase in accrued interest receivable	(549,457)	(254,196)	(412,577)
(Increase) decrease in other assets	(95,996)	(1,395,978)	29,525
Increase (decrease) in accrued expenses and other liabilities	991,962	(639,510)	37,163

NET CASH PROVIDED BY OPERATING ACTIVITIES	4,811,591	1,248,397	2,211,442

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities available for sale	(13,524,336)	(28,835,075)	(22,781,451)
Proceeds from maturities and repayments of investment securities available for sale	6,374,682	7,782,416	18,821,155
Proceeds from sale of securities available for sale	3,845,157	4,312,157	—
Proceeds from sale of membership interest in mortgage company	—	580,548	—
Loan originations and principal collections, net	(70,984,109)	(41,087,890)	(33,444,785)
Purchases of premises and equipment	(2,440,261)	(876,310)	(982,632)
Proceeds from disposals of premises and equipment	—	1,851	1,300
Capital expenditures on foreclosed assets	—	—	(20,861)
Proceeds from sales of foreclosed assets	297,978	60,006	174,127
Purchases of Federal Home Loan Bank stock	(686,200)	(497,200)	(243,100)
Investment in life insurance	—	—	(5,000,000)
Net cash paid in business combination	—	—	(3,042,396)

NET CASH USED BY INVESTING ACTIVITIES	(77,117,089)	(58,559,497)	(46,518,643)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits accounts	48,431,967	55,033,864	8,192,367
Net increase (decrease) in short-term borrowings	13,657,048	(7,695,441)	8,485,136
Net increase in long-term debt	2,000,000	8,248,000	8,000,000
Proceeds from sale of common stock, net	11,617,858	—	—
Proceeds from stock options exercised	392,912	348,948	448,437
Net cash received for fractional shares	2	1,790	6

NET CASH PROVIDED BY FINANCING ACTIVITIES	76,099,787	55,937,161	25,125,946

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,794,289	(1,373,939)	(19,181,255)
CASH AND CASH EQUIVALENTS, BEGINNING	5,677,218	7,051,157	26,232,412

CASH AND CASH EQUIVALENTS, ENDING	$9,471,507	$5,677,218	$7,051,157

See accompanying notes.

Notes to Consolidated Financial Statements

NOTE A—ORGANIZATION AND OPERATIONS

On June 29, 2001, Crescent Financial Corporation (the “Company”) was formed as a holding company for Crescent State Bank (the “Bank”). Upon formation, one share of the Company’s $1 par value common stock was exchanged for each of the outstanding shares of the Bank’s $5 par value common stock.

The Bank was incorporated December 22, 1998 and began banking operations on December 31, 1998. The Bank is engaged in general commercial and retail banking in Wake, Johnston, Lee and Moore Counties, North Carolina, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. The Bank undergoes periodic examinations by those regulatory authorities.

The Company formed Crescent Financial Capital Trust I during 2003 in order to facilitate the issuance of trust preferred securities. The Trust is a statutory business trust formed under the laws of the state of Delaware, of which all common securities are owned by the Company. Adoption of FASB Interpretation No. (FIN) 46, Consolidation of Variable Interest Entities results in the deconsolidation of the trust preferred subsidiary, Crescent Financial Capital Trust I. Upon deconsolidation, the junior subordinated debentures issued by the Company to the trust were included in long-term debt and the Company’s equity interest in the trust was included in other assets. The deconsolidation of the trust did not materially impact net income.

The trust preferred securities presently qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as a minority interest in a consolidated subsidiary. The junior subordinated debentures do not qualify as Tier 1 regulatory capital. On March 1, 2005, the Board of Governors of the Federal Reserve issued the final rule that would retain the inclusion of trust preferred securities in Tier 1 capital of bank holding companies, but with stricter quantitative limits and clearer qualitative standards. Under the new rule, after a three-year transition period, the aggregate amount of trust preferred securities and certain other capital elements would be limited to 25 percent of tier 1 capital elements, net of goodwill less any associated deferred tax liability. The amount of trust preferred securities and certain other elements in excess of the limit could be included in tier 2 capital, subject to restrictions. The Company believes that the Bank would remain “well capitalized” under the new Federal Reserve Board guidelines (or the Company would still exceed the regulatory required minimums for capital adequacy purposes).

NOTE B—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include the accounts and transactions of Crescent Financial Corporation and its wholly-owned subsidiary Crescent State Bank. All significant intercompany transactions and balances have been eliminated in consolidation. Crescent Financial Corporation and its subsidiary are collectively referred to herein as the “Company.”

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks, interest-earning deposits with banks and federal funds sold.

Securities Available for Sale

Available for sale securities are carried at fair value and consist of bonds and notes not classified as trading securities or as held to maturity securities. Unrealized holding gains and losses on available for sale securities are reported as a net amount in other comprehensive income, net of related tax effects. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. Such write-downs would be included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Loans

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity, are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Interest on loans is recorded based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. Generally, loans are placed on nonaccrual when they are past due 90 days. While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to the principal outstanding. When the future collectibility of the recorded loan balance is not in doubt, interest income may be recognized on a cash basis. When a loan is charged-off, all unpaid accrued interest is reversed.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. The provision for loan losses is based upon management’s best estimate of the amount needed to maintain the allowance for loan losses at an adequate level. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of the current status of the portfolio, historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Management segments the loan portfolio by loan type in considering each of the aforementioned factors and their impact upon the level of the allowance for loan losses.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets which are 37 – 40 years for buildings and 3 – 5 years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Repairs and maintenance costs are charged to operations as incurred, and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Stock in Federal Home Loan Bank of Atlanta

As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost. Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired at December 31, 2005.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets are also recognized for operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled.

Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized.

Stock Compensation Plans

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (SFAS No. 123(R)). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first annual reporting period that begins after June 15, 2005. Accordingly, we will adopt SFAS No. 123(R) commencing with the quarter ending March 31, 2006.

At December 31, 2005, the Company has two stock-based compensation plans, which are more fully described in Note O. Had compensation costs for the Company’s stock option plans been determined based on the fair value at the grant date for awards in 2005, 2004 and 2003, the Company’s net income and net income per share would have changed to the pro forma amounts indicated as follows:

	2005	2004	2003
	(Dollars in thousands)
Net income:
As reported	$3,144	$2,333	$1,655
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	(135)	(69)	(74)

Pro forma	$3,009	$2,264	$1,581

Basic earnings per share:
As reported	$.74	$.57	$.46
Pro forma	.72	.56	.44

Diluted earnings per share:
As reported	$.70	$.54	$.44
Pro forma	.67	.53	.42

Per Share Results

During 2005, 2004 and 2003, the Company effected stock splits in the form of 15%, 20% and 15% stock dividends, respectively. Basic and diluted net income per common share have been computed by dividing net income for each period by the weighted average number of shares of common stock outstanding during each period after retroactively adjusting for these stock splits. All references herein to net income per share and weighted average shares outstanding have been adjusted to give effect to these stock splits.

Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. For the years ended December 31, 2005 and 2004, there were 9,000 and 24,725 outstanding stock options, respectively, which were not included in the computation of diluted earnings per share because they had no dilutive effect. There were no anti-dilutive shares for the year ended December 31, 2003.

Comprehensive Income

The Company reports as comprehensive income all changes in stockholders’ equity during the year from sources other than shareholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses on investment securities available for sale.

The components of other comprehensive income and related tax effects are as follows:

	2005	2004	2003
Unrealized holding losses on available for sale securities	$(1,099,436)	$(170,552)	$(484,783)
Tax effect	424,291	52,922	186,884

	(675,145)	(117,630)	(297,899)

Net of tax amount	$(675,145)	$(117,630)	$(297,899)

Mortgage Loan Origination and Other Fees

Mortgage loan origination fees represent fees received for the origination of loans for sale in the secondary market through the Company’s relationship with Sidus Financial Corporation (“Sidus”), as well as other mortgage brokers. These fees are recognized in income as they are earned upon the closing of each loan. A membership interest in Sidus was sold during 2004, and although the Company no longer receives dividend distributions from Sidus, we will continue to originate loans for and collect mortgage loan origination fees from Sidus.

Fees derived from leasing and investment transactions with Technology Capital Partners and the Capital Investment Group, Inc., respectively, are recognized in income as these transactions are consummated.

Goodwill

Goodwill arose from the 2003 purchase of Centennial Bank. Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill acquired will not be amortized but will be subject to an annual impairment test. Goodwill recorded by the Company amounted to $3,600,298 at December 31, 2005 and 2004. There were no impairment charges recorded in 2005 or 2004 as a result of the Goodwill testing.

Other Intangible Assets

Other intangible assets were acquired in conjunction with the 2003 purchase of Centennial Bank. Subject to the provisions of SFAS No. 142, such other intangible assets, which consist solely of the deposit base premium acquired through the purchase of Centennial, are amortized over the approximate estimated lives of the related acquired deposit relationships. In accordance with the Company’s estimate of the approximate lives of the acquired deposit relationships, a 10 year straight-line amortization schedule has been established for the other intangible asset related to the financial institution acquisition. The Company will continue to evaluate the amortization period and such amortization period could be revised downwards (but not upwards) in the future if circumstances warrant. The initial deposit premium was $209,012. The balance of the unamortized deposit premium was $160,242 and $181,143 at December 31, 2005 and 2004, respectively. Amortization of the deposit premium amounted to $20,901 for both of the years ended December 31, 2005 and 2004 and $6,968 for the year ended December 31, 2003. Amortization of the core deposit intangible is estimated to be $20,901 per year for each of the next five years.

Segment Reporting

SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, requires that public entities disclose information about products and services provided by operating segments, geographic areas and major customers, differences between the measurements used in reporting segment information and those used in the entity’s general-purpose financial statements, and changes in the measurement of segment amounts from period to period.

Operating segments are components of an enterprise with separate financial information available for use by the chief operating decision maker to allocate resources and to assess performance. The Company has determined that it has one significant operating segment, the providing of financial services, including commercial and retail banking, mortgage, and investment services, to customers located in its market areas. The various products are those generally offered by community banks, and the allocation of resources is based on the overall performance of the Company, rather than the performance of individual branches or products.

New Accounting Standards

On December 12, 2003, the American Institute of Certified Public Accountants (“AICPA”) released Statement of Position (“SOP”) 03-03, Accounting for Certain Loans or Debt Securities Acquired in a Transfer.

This statement of position addresses accounting for differences between contractual cash flows and cash flows expected to be collected from investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of SOP 03-3 on January 1, 2005 did not have a material impact on the consolidated financial statements.

In November 2003, the Emerging Issues Task Force (“EITF”) issued EITF Issue No. 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (“EITF 03- 01”). EITF 03-01 provided guidance for evaluating whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. In September 2004, the Financial Accounting Standards Board (“FASB”) issued a FASB Staff Position (“FSP EITF 03-1-b”) to delay the requirement to record impairment losses EITF 03-1. The guidance also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requirements for disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, which addresses the determination as to when an investment is considered impaired. This FSP nullifies certain requirements of EITF 03-01 and supersedes EITF Topic No. D-44, Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value. This FSP is to be applied to reporting periods beginning after December 15. 2005. Adoption of this FSP is not expected to have a material effect on the Company’s consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which replaces APB Opinion No. 20 Accounting Changes and SFAS No. 3 Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in an accounting principle. SFAS No. 154 requires retrospective application for voluntary changes in an accounting principle unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company will adopt SFAS No. 154 on January 1, 2006 with no expected material effect on its consolidated financial statements.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), Share-Based Payments, which is a revision of SFAS No. 123 Accounting for Stock-Based Compensation and supersedes Accounting Principles Board (“APB”) Opinion No. 25 Accounting for Stock Issued to Employees. SFAS No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees over the period during which an employee is required to provide service in exchange for the award, which will often be the shorter of the vesting period of the period the employee will be retirement eligible. SFAS No. 123(R) sets accounting requirements for “share-based” compensation to employees, including employee-stock purchase plans (“ESPPs”). Awards to most nonemployee directors will be accounted for as employee awards. This Statement was to be effective for public companies that do not file as small business issuers as of the beginning of interim or annual reporting periods beginning after June 15, 2005. In April 2005, the Securities and Exchange Commission (“SEC”) issued Release No. 2005-57, which defers the effective date of SFAS No. 123(R) for many registrants. Registrants that do not file as small business users must adopt SFAS No. 123(R) as of the beginning of their first annual period beginning after June 15, 2005. Accordingly, the Company will adopt SFAS No. 123(R) on January 1, 2006, and the adoption could have a material effect on its consolidated financial statements.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”), which contains guidance on applying the requirements in SFAS No. 123(R). SAB 107 provides guidance on valuation techniques, development of assumptions used in valuing employee share options and related MD&A disclosures. SAB 107 is effective for the period in which SFAS No. 123(R) is adopted. The Company will adopt SAB 107 on January 1, 2006, and is currently evaluating the effect on its consolidated financial statements.

From time to time the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

Reclassifications

Certain amounts in the 2004 and 2003 consolidated financial statements have been reclassified to conform to the 2005 presentation. The reclassifications had no effect on net income or stockholders’ equity as previously reported.

NOTE C—INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:

	December 31, 2005
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
U.S. government and obligations of U.S. government agencies	$5,944,426	$—	$151,481	$5,792,945
Mortgage-backed	35,042,315	—	895,212	34,147,103
Municipal	15,173,028	88,274	151,089	15,110,213
Other	500,000	—	—	500,000

	$56,659,769	$88,274	$1,197,782	$55,550,261

	December 31, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
U.S. government and obligations of U.S. government agencies	$2,943,508	$13,114	$24,562	$2,932,060
Mortgage-backed	37,325,997	181,564	199,689	37,307,872
Municipal	12,684,890	120,148	100,648	12,704,390
Other	500,000	—	—	500,000

	$53,454,395	$314,826	$324,899	$53,444,322

There were gross gains from sales of securities of $538 and gross losses of $16,960 in 2005. In 2004 there were gross securities gains of $57 and no security losses from sales of securities. There were no security gains or losses in 2003.

The following tables show investments’ gross unrealized losses and fair values, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004. The current year unrealized losses on investment securities are a result of volatility in the market during 2005 and relate to nine U.S. Government agency securities, fifty-one mortgage-backed securities, and fifteen municipal securities. The prior year unrealized losses on investment securities are a result of volatility in the market during 2004 and relate to three U.S. Government agency security, twenty-seven mortgage-backed securities, and eight municipal securities. All unrealized losses on investment securities are considered by management to be temporarily impaired given the credit ratings on these investment securities.

	December 31, 2005
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
U.S. government securities and obligations of U.S. government agencies	$4,357,371	$98,615	$1,435,574	$52,866	$5,792,945	$151,481
Mortgage-backed securities	15,763,472	278,572	17,319,426	616,640	33,082,898	895,212
Municipals	4,715,660	71,011	2,778,200	80,078	7,493,860	151,089

Total temporarily impaired securities	$24,836,503	$448,198	$21,533,200	$749,584	$46,369,703	$1,197,782

	December 31, 2004
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
U.S. government securities and obligations of U.S. government agencies	$1,467,512	$15,988	$492,754	$8,574	$1,960,266	$24,562
Mortgage-backed securities	18,309,323	133,626	2,729,747	66,063	21,039,070	199,689
Municipals	3,487,195	68,158	683,107	32,490	4,170,302	100,648

Total temporarily impaired securities	$23,264,030	$217,772	$3,905,608	$107,127	$27,169,638	$324,899

At December 31, 2005 and 2004, investment securities with a carrying value of $17,765,148 and $10,414,292, respectively, were pledged to secure public deposits, borrowings and for other purposes required or permitted by law.

The amortized cost and fair values of securities available for sale at December 31, 2005 by expected maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Fair value
Due within one year	$4,635,039	$4,502,727
Due after one year through five years	27,778,634	27,163,962
Due after five years through ten years	16,708,118	16,371,499
Due after ten years	7,537,978	7,512,073

	$56,659,769	$55,550,261

The following table presents the carrying values, intervals of maturities or repricings, and weighted average yields of our investment portfolio at December 31, 2005:

	Repricing or Maturing
	Less than one year	One to five years	Five to ten years	Over ten years	Total
	(Dollars in thousands)
Securities available for sale:
U. S. government agencies
Balance	$—	$3,371	$2,422	$—	$5,793
Weighted average yield	—	4.01%	4.77%	—	4.32%
Mortgage-backed securities
Balance	$4,503	$20,241	$7,710	$1,693	$34,147
Weighted average yield	4.30%	4.43%	4.43%	4.44%	4.41%
Municipal securities
Balance	$—	$3,552	$6,239	$5,319	$15,110
Weighted average yield	—	3.48%	3.77%	4.18%	3.84%
Other
Balance	$—	$—	$—	$500	$500
Weighted average yield	—	—	—	9.00%	9.00%
Total
Balance	$4,503	$27,164	$16,371	$7,512	$55,550
Weighted average yield	4.30%	4.26%	4.20%	4.56%	4.28%

NOTE D—LOANS

Following is a summary of loans at December 31, 2005 and 2004.

	2005	2004
Real estate—commercial	$174,038,866	$121,825,475
Real estate—residential	14,914,096	11,604,205
Construction loans	46,607,263	38,915,656
Commercial and industrial loans	52,707,715	48,757,114
Home equity loans and lines of credit	34,920,770	30,959,911
Loans to individuals	5,670,103	5,846,191

Total loans	328,858,813	257,908,552

Less:
Deferred loan fees	(537,173)	(447,225)
Allowance for loan losses	(4,351,000)	(3,668,000)

Total	$323,970,640	$253,793,327

Loans are primarily made in the Company’s market area of North Carolina, principally Wake, Johnston, Lee and Moore Counties. Real estate loans can be affected by the condition of the local real estate market. Commercial and consumer and other loans can be affected by the local economic conditions.

No loans have been restructured during 2005 or 2004. Loans totaling $26,000 and $5,000 were considered impaired as of December 31, 2005 and 2004, respectively. Impaired loans at December 31, 2005 of $26,000, which represented all of the Company’s non-accruing loans on that date, had a corresponding valuation allowance of $10,000. Impaired loans at December 31, 2004 of $5,000, which represented all of the Company’s non-accruing loans on that date, had a corresponding valuation allowance of $3,000. The average recorded investment in impaired loans during the years ended December 31, 2005 and 2004 was $94,000 and $251,000, respectively. For the years ended December 31, 2005 and 2004, the interest income the Company recognized from impaired loans during the portion of the year that they were impaired was not material.

The Company has granted loans to certain directors and executive officers of the Company and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers and, in management’s opinion, do not involve more than the normal risk of collectibility. All loans to directors and executive officers or their related interests are submitted to the Board of Directors for approval. A summary of loans to directors, executive officers and their interests follows:

Loans to directors and officers as a group at December 31, 2004	$10,997,540
Net disbursements during year ended December 31, 2005	4,993,288

Loans to directors and officers as a group at December 31, 2005	$15,990,828

At December 31, 2005, the Company had pre-approved but unused lines of credit totaling $1,459,246 to executive officers, directors and their related interests. No additional funds are committed to be advanced at December 31, 2005.

An analysis of the allowance for loan losses follows:

	2005	2004	2003
Balance at beginning of year	$3,668,000	$3,304,250	$1,711,300

Provision for loan losses	806,796	736,070	551,037

Charge-offs	(182,973)	(431,318)	(98,748)
Recoveries	59,177	58,998	12,161

Net charge-offs	(123,796)	(372,320)	(86,587)

Allowance recorded related to loans acquired in acquisition of Centennial Bank	—	—	1,128,500

Balance at end of year	$4,351,000	$3,668,000	$3,304,250

NOTE E—PREMISES AND EQUIPMENT

Following is a summary of premises and equipment at December 31, 2005 and 2004:

	2005	2004
Land	$1,293,923	$1,043,923
Buildings and leasehold improvements	3,015,307	1,526,465
Furniture and equipment	2,540,053	1,945,719
Less accumulated depreciation	(2,005,227)	(1,485,923)

Total	$4,844,056	$3,030,184

Depreciation and amortization amounting to $613,388 in 2005, $542,570 in 2004 and $338,396 in 2003 is included in occupancy and equipment expense.

NOTE F—DEPOSITS

The weighted average cost of time deposits was 3.24% and 2.61% at December 31, 2005 and 2004, respectively.

At December 31, 2005, the scheduled maturities of certificates of deposit are as follows:

	Less than $100,000	$100,000 or more	Total
Three months or less	$7,063,299	$21,214,003	$28,277,302
Over three months through one year	32,528,131	68,814,200	101,342,331
Over one year through three years	17,657,202	22,599,388	40,256,590
Over three years to five years	2,451,852	5,863,073	8,314,925

Total	$59,700,484	$118,490,664	$178,191,148

NOTE G—BORROWINGS

Short-term Borrowings

The Company may purchase federal funds through unsecured federal funds guidance lines of credit totaling $26.7 million at December 31, 2005. These lines are intended for short-term borrowings and are subject to restrictions limiting the frequency and terms of advances. These lines of credit are payable on demand and bear interest based upon the daily federal funds rate. The Company had $4,779,000 outstanding balance on the lines of credit as of December 31, 2005.

Also included in short-term borrowings are repurchase agreements with outstanding balances of $185,153 at December 31, 2005. Securities sold under agreements to repurchase generally mature within one day from the transaction date and are collateralized by U.S. Government Agency obligations.

A summary of selected data related to short-term borrowed funds follows:

	For the Year Ended December 31,
	2005	2004
	(Dollars in thousands)
Short-term borrowings:
Repurchase agreements and federal funds purchased:
Balance outstanding at end of year	$4,964	$1,307
Maximum amount outstanding at any month end during the year	5,809	1,307
Average balance outstanding during the year	2,393	2,473
Weighted-average interest rate during the year	3.60%	1.94%
Weighted-average interest rate at end of year	4.34%	2.40%

Long-term Debt

The Company has a $82.2 million credit line available with the Federal Home Loan Bank for advances. These advances are secured by a blanket floating lien on qualifying commercial real estate, first mortgage loans and pledged investment securities with a market value of $10.6 million.

At December 31, 2005, the Company had the following advances outstanding from the Federal Home Loan Bank of Atlanta:

Maturity	Interest Rate	Rate Type	2005	2004
May 10, 2006	4.56%	Fixed	$2,000,000	$2,000,000
July 6, 2011	4.44%	Convertible	5,000,000	5,000,000
July 16, 2012	3.84%	Convertible	5,000,000	5,000,000
July 20, 2006	4.19%	Adjustable	8,000,000	8,000,000
January 27, 2010	3.97%	Convertible	12,000,000	—

			$32,000,000	$20,000,000

At December 31, 2005 and 2004, the weighted average interest rates on the above advances were 4.12% and 3.19%, respectively. The advances maturing on July 6, 2011 and July 16, 2012 bearing interest at 4.44% and 3.84%, respectively, are continuously convertible every three months to a variable rate at the three month London Inter-Bank Offering Rate. The advance maturing on January 27, 2010 bears interest at 3.97% and is convertible after January 2006 to a variable rate at the three month London Inter-Bank Offering Rate.

At December 31, 2005, two notes with maturities of less than one year were classified as short-term borrowings, totaling $10,000,000. At December 31, 2004 there were no long-term borrowings with maturity dates of less than one year.

The Company issued $8,248,000 of junior subordinated debentures to Crescent Financial Capital Trust I (the “Trust”) in exchange for the proceeds of trust preferred securities issued by the Trust. The junior subordinated debentures are included in long-term debt and the Company’s equity interest in the trust is included in other assets.

The junior subordinated debentures pay interest quarterly at an annual rate, reset quarterly, equal to LIBOR plus 3.10%. The debentures are redeemable on October 7, 2008 or afterwards, in whole or in part, on any January 7, April 7, July 7, or October 7. Redemption is mandatory at October 7, 2033. The Company guarantees the trust preferred securities through the combined operation of the junior subordinated debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

The trust preferred securities presently qualify as Tier 1 regulatory capital and are reported in Federal Reserve regulatory reports as a minority interest in a consolidated subsidiary. The junior subordinated debentures do not qualify as Tier 1 regulatory capital. On March 1, 2005, the Board of Governors of the Federal Reserve issued a final rule stating that trust preferred securities will continue to be included in Tier 1 capital, subject to stricter quantitative and qualitative standards. For Bank Holding Companies, trust preferred securities will continue to be included in Tier 1 capital up to 25% of core capital elements (including trust preferred securities) net of goodwill less any associate deferred tax liability.

NOTE H—LEASES

The Company has entered into ten non-cancelable operating leases for its main office, operations center, and branch facilities. Future minimum lease payments under these leases for the years ending December 31 are as follows:

2006	$776,996
2007	640,092
2008	645,731
2009	568,985
2010	173,631
Thereafter	2,464,196

Total	$5,269,631

The leases contain renewal options for various additional terms after the expiration of the initial term of each lease. The cost of such rentals is not included above. Total rent expense for the years ended December 31, 2005, 2004 and 2003 amounted to $743,095, $539,240 and $391,204, respectively.

NOTE I—INCOME TAXES

The significant components of the provision for income taxes for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Current tax provision:
Federal	$1,366,832	$809,768	$748,362
State	303,617	201,830	178,419

	1,670,449	1,011,598	926,781

Deferred tax provision (benefit):
Federal	(34,424)	117,839	(43,662)
State	22,875	42,763	(9,519)

	(11,549)	160,602	(53,181)

Provision for income taxes	$1,658,900	$1,172,200	$873,600

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	2005	2004	2003
Tax computed at statutory rate of 34%	$1,633,113	$1,191,665	$859,627

Effect of state income taxes	235,976	173,645	115,038
Non-taxable income	(158,773)	(114,271)	(108,844)
Non-taxable Bank Owned Life Insurance	(77,119)	(90,573)	(30,751)
Other	25,703	11,734	38,530

	$1,658,900	$1,172,200	$873,600

Significant components of deferred taxes at December 31, 2005 and 2004 are as follows:

	2005	2004
Deferred tax assets:
Allowance for loan losses	$1,539,907	$1,282,066
Net operating loss carryforwards	215,279	394,540
Premises and equipment	109,702	58,265
Rent abatement	15,856	19,903
Unrealized loss on securities	427,715	3,425
Other	96,866	186,391

Net deferred tax assets	2,405,325	1,944,590

Deferred tax liabilities:
Intangible assets	(61,780)	(69,838)
Deferred loan costs	(62,881)	(50,909)
Prepaid expenses	(64,421)	(43,438)

Net deferred tax liabilities	(189,082)	(164,185)

Net recorded deferred tax asset	$2,216,243	$1,780,405

It is management’s opinion that realization of the net deferred tax asset is more likely than not based on the Company’s history of taxable income and estimates of future taxable income.

The Company has net operating loss carryforwards for federal tax purposes of approximately $633,000, which were acquired in the merger of Centennial Bank and which expire beginning in 2020.

NOTE J—NON-INTEREST INCOME AND OTHER NON-INTEREST EXPENSE

The major components of non-interest income for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Mortgage loan origination fees	$755,300	$643,287	$619,714
Service charges and fees on deposits accounts	1,044,771	876,207	617,924
Gain (loss) on sale of securities	(16,422)	57	—
Distribution from mortgage company	38,152	286,646	207,948
Brokerage referral fees	203,168	138,237	92,011
Gain on sale of membership interest in mortgage company	—	118,048	—
Earnings on cash value of bank owned life insurance	226,156	234,950	79,768
Other	166,087	44,542	27,291

Total	$2,417,212	$2,341,974	$1,644,656

The major components of other non-interest expense for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Postage, printing and office supplies	$411,673	$335,961	$261,455
Advertising and promotions	396,772	318,901	199,462
Data processing expense	647,685	549,397	369,923
Professional fees and services	711,805	566,171	366,868
Other	960,621	823,932	555,153

Total	$3,128,556	$2,594,362	$1,752,861

NOTE K—RESERVE REQUIREMENTS

The aggregate net reserve balance maintained under the requirements of the Federal Reserve, which is non-interest bearing, was approximately $3,632,000 at December 31, 2005.

NOTE L—REGULATORY MATTERS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

The Bank, as a North Carolina banking corporation, may pay dividends to the Company only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure the financial soundness of the bank.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005 and 2004, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized Crescent State Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and ratios as of December 31, 2005 and 2004 are presented in the table below.

	Actual		Minimum for capital adequacy purposes		Minimum to be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2005:
Total Capital (to Risk-Weighted Assets)	$38,275	10.33%	$29,643	8.00%	$37,053	10.00%
Tier I Capital (to Risk-Weighted Assets)	33,924	9.16%	14,821	4.00%	22,232	6.00%
Tier I Capital (to Average Assets)	33,924	8.42%	16,123	4.00%	20,155	5.00%

As of December 31, 2004:
Total Capital (to Risk-Weighted Assets)	$32,423	10.87%	$23,861	8.00%	$29,847	10.00%
Tier I Capital (to Risk-Weighted Assets)	28,755	9.64%	11,931	4.00%	17,908	6.00%
Tier I Capital (to Average Assets)	28,755	8.80%	13,074	4.00%	16,343	5.00%

The Company is also subject to these requirements. At December 31, 2005, the Company’s total capital to risk-weighted assets, Tier I capital to risk-weighted assets and Tier I capital to average assets were 13.68%, 12.51% and 11.51%, respectively. At December 31, 2004, the Company’s total capital to risk-weighted assets, Tier I capital to risk-weighted assets and Tier I capital to average assets were 11.61%, 10.38% and 9.49%, respectively.

NOTE M—OFF-BALANCE SHEET RISK

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amount of the Bank’s exposure to off-balance sheet credit risk as of December 31, 2005 is as follows (amounts in thousands):

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$63,165
Undisbursed equity lines of credit	31,921
Financial standby letters of credit	1,955
Commitment to invest in Small Business Investment Corporation	250

NOTE N—DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments include cash and due from banks, interest-earning deposits with banks, federal funds sold, investment securities, loans, Federal Home Loan Bank stock, investment in life insurance, accrued interest receivable, accrued interest payable, deposit accounts, and borrowings. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Due from Banks and Interest-Earning Deposits with Banks

The carrying amounts for cash and due from banks and interest-earning deposits with banks approximate fair value because of the short maturities of those instruments.

Investment Securities

Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Loans

For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Federal Home Loan Bank Stock

The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Investment in Life Insurance

The carrying value of life insurance approximates fair value because this investment is carried at cash surrender value, as determined by the insurers.

Deposits

The fair value of demand deposits, savings, money market and NOW accounts is the amount payable on demand at the reporting date. The fair value of time deposits is estimated using the rates currently offered for instruments of similar remaining maturities.

Short-term Borrowings and Long-term Debt

The fair value of short-term borrowings and long-term debt are based upon the discounted value when using current rates at which borrowings of similar maturity could be obtained.

Accrued Interest Receivable and Accrued Interest Payable

The carrying amounts of accrued interest receivable and payable approximate fair value, because of the short maturities of these instruments.

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2005 and 2004:

	2005		2004
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Financial assets:
Cash and due from banks	$9,402,960	$9,402,960	$5,633,865	$5,633,865
Interest-earning deposits with banks	68,547	68,547	43,353	43,353
Investment securities	55,550,261	55,550,261	53,444,322	53,444,322
Federal Home Loan Bank stock	2,133,400	2,133,400	1,447,200	1,447,200
Loans, net	323,790,640	321,215,000	253,793,327	251,977,000
Investment in life insurance	5,483,313	5,483,313	5,283,263	5,283,263
Accrued interest receivable	1,768,029	1,768,029	1,218,572	1,218,572
Other assets	700,160	700,160	662,660	662,660

Financial liabilities:
Deposits	322,080,788	310,537,800	273,648,821	270,489,000
Short-term borrowings	14,964,153	14,964,153	1,307,105	1,307,000
Long-term borrowings	30,248,000	29,856,000	28,248,000	28,081,000
Accrued interest payable	801,571	801,571	492,287	492,287

NOTE O—EMPLOYEE AND DIRECTOR BENEFIT PLANS

Stock Option Plans

All information presented under this caption has been adjusted for the effects of the stock splits effected in the form of stock dividends discussed in Note B under the caption Per Share Results. During 1999 the Company adopted, with shareholder approval, an Employee Stock Option Plan (the “Employee Plan”) and a Director Stock Option Plan (the “Director Plan”). During 2002 and 2005, with shareholder approval, the Company amended the Employee plan to increase the number of shares available under the plan. In 2003, in conjunction with the merger between Crescent and Centennial Bank of Southern Pines, stock options approved under Centennial’s Plan were acquired by Crescent. As amended, the employee plan makes available options to purchase 535,565 shares of the Company’s common stock while the Director plan makes available options to purchase 333,242 shares of the Company’s common stock. The weighted-average exercise price of all options granted to date is $6.72. Certain of the options granted under the Director Plan vested immediately at the time of grant. All other options granted vested twenty-five percent at the grant date, with the remainder vesting over a three-year period. All unexercised options expire ten years after the date of grant. A summary of the Company’s option plans as of and for the years ended December 31, 2005, 2004 and 2003 is as follows:

		Outstanding Options
	Shares Available for Future Grants	Number Outstanding	Weighted Average Exercise Price
At December 31, 2002	98,860	441,324	$5.05
Options arising from Centennial Bank acquisition	36,460	188,144	6.70
Options granted	(33,120)	33,120	8.99
Options exercised	—	(74,782)	6.00
Options forfeited	17,627	(17,627)	6.30

At December 31, 2003	119,827	570,179	5.66
Options granted	(40,595)	40,595	11.41
Options exercised	—	(66,048)	5.28
Options forfeited	7,104	(7,104)	8.51

At December 31, 2004	86,336	537,622	6.11
Options authorized	100,000	—	—
Options granted	(28,050)	28,050	15.35
Options exercised	—	(76,469)	5.14
Options forfeited	10,854	(10,854)	10.22

At December 31, 2005	169,140	478,349	$6.72

The following table provides the range of exercise prices for options outstanding at December 31, 2005:

Range of Exercise Prices	Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
$ 4.98 – $ 7.75	394,194	$5.60	52 months
$ 7.76 – $10.50	39,430	$9.35	95 months
$10.51 – $13.25	16,675	$12.40	105 months
$13.26 – $16.08	28,050	$15.35	117 months

	478,349	$6.72	61 months

There were 435,002, 489,384, and 448,924 exercisable options outstanding at December 31, 2005, 2004 and 2003, respectively, with weighted average exercise prices of $6.10, $5.72 and $5.67, respectively.

The assumptions used in estimating fair values, together with the estimated per share value of options granted are displayed below:

	2005	2004	2003
Assumptions in estimating option values:
Risk-free interest rate	4.36%	3.66%	3.00%
Dividend yield	—%	—%	—%
Volatility	36.50%	39.29%	23.88%
Expected life	7 years	7 years	7 years
The weighted average grant date fair value of options	$7.19	$2.63	$2.98

Supplemental Retirement

During 2003, the Company adopted a Supplemental Executive Retirement Plan (SERP) for its senior executives. The Company has purchased life insurance policies in order to provide future funding of benefit payments. Plan benefits will accrue and vest during the period of employment and will be paid in monthly benefit payments over the officer’s remaining life commencing with the officer’s retirement at any time after attainment of age sixty-five. Expenses attributable to the matching contributions for the years ended December 31, 2005, 2004 and 2003 were $80,022, $77,963 and $18,242, respectively. The accrued liability of the plan at December 31, 2005 and 2004 was $176,227 and $96,205, respectively.

Defined Contribution Plan

The Company sponsors a contributory profit-sharing plan which provide for participation by substantially all employees. Participants may make voluntary contributions resulting in salary deferrals in accordance with Section 401(k) of the Internal Revenue Code. The plans provide for employee contributions up to $14,000 of the participant’s annual salary and an employer contribution of 100% matching of the first 6% of pre-tax salary contributed by each participant. The Company may make additional discretionary profit sharing contributions to the plan on behalf of all participants; in 2005 the Company declared an $80,000 discretionary contribution. There were no discretionary contributions for 2004 or 2003. Amounts deferred above the first 6% of salary are not matched by the Company. Expenses related to these plans for the years ended December 31, 2005, 2004 and 2003 were $172,450, $111,442 and $70,206, respectively.

Employment Agreements

The Company has entered into employment agreements with certain of its executive officers to ensure a stable and competent management base. The agreements provide for benefits as spelled out in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officers’ rights to receive certain vested rights, including compensation. In the event of a change in control of the Company, as outlined in the agreements, the acquirer will be bound to the terms of the contracts.

NOTE P—PARENT COMPANY FINANCIAL DATA

Condensed statements of financial condition as of December 31, 2005 and 2004, and its related condensed statements of operations and cash flows for each of the years in the three-year period ended December 31, 2005 are as follows:

Condensed Balance Sheets

December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from banks	$12,535,544	$2,341,123
Investment in subsidiaries	37,249,786	32,777,255
Other assets	112,162	144,697

TOTAL ASSETS	$49,897,492	$35,263,075

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued interest payable	$142,851	$101,868
Due to Centennial Shareholders	33,974	135,793
Accrued expenses and other liabilities	15,453	—
Subordinated debentures	8,248,000	8,248,000

TOTAL LIABILITIES	8,440,278	8,485,661

Stockholders’ equity:
Common stock	5,026,394	3,566,889
Additional paid-in capital	29,405,559	18,654,492
Retained earnings	7,707,054	4,562,681
Accumulated other comprehensive income	(681,793)	(6,648)

TOTAL STOCKHOLDERS’ EQUITY	41,457,214	26,777,414

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,897,492	$35,263,075

Condensed Statements of Operations

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Equity in earnings of subsidiaries	$3,397,675	$2,539,365	$1,651,574
Interest income	233,179	144,117	49,453
Dividend income	16,238	11,520	—
Other miscellaneous income	803	—	—
Management fees	—	—	135,000
Interest expense	(573,438)	(416,547)	(130,796)
Other operating expenses	(59,784)	(50,558)	(47,914)
Income tax benefit (expense)	129,700	104,800	(2,600)

Net income	$3,144,373	$2,332,697	$1,654,717

Condensed Statements of Cash Flows

Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities:
Net income	$3,144,373	$2,332,697	$1,654,717
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Amortization	33,400	33,400	6,968
Equity in earnings of Crescent State Bank	(3,397,675)	(2,539,365)	(1,651,573)
Changes in assets and liabilities:
Increase in other assets	(10,765)	(18,235)	(164,709)
Increase (decrease) in accrued interest payable	40,983	(21,504)	123,372
Increase (decrease) in accrued expenses and other liabilities	25,353	(2,200)	2,201

Net cash provided (used) by operating activities	(164,331)	(215,207)	(29,024)

Cash flows from investing activities:
Investment in Subsidiaries	(1,750,000)	—	(11,300,269)

Net cash used by investing activities	(1,750,000)	—	(11,300,269)

Cash flows from financing activities:
Net proceeds from issuance of common stock	11,617,858	—	—
Proceeds from exercise of stock options	592,712	410,656	448,437
Due to Centennial Shareholders	(101,820)	(748,817)	884,610
Proceeds from issuance of subordinated debentures	—	—	8,248,000
Cash (paid) received in lieu of fractional shares	2	1,790	6

Net cash provided (used) by financing activities	12,108,752	(336,371)	9,581,053

Net increase (decrease) in cash and cash equivalents	10,194,421	(551,578)	(1,748,240)
Cash and cash equivalents, beginning	2,341,123	2,892,701	4,640,941

Cash and cash equivalents, ending	$12,535,544	$2,341,123	$2,892,701

NOTE Q—SUPPLEMENTAL DISCLOSURE FOR STATEMENT OF CASH FLOWS

	2005	2004	2003
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$8,562,944	$5,440,306	$3,499,458
Income taxes	1,330,000	1,008,600	1,483,200
Supplemental Disclosure of Noncash Investing and Financing Activities:
Transfer of loans to foreclosed assets	$48,300	$375,400	$225,200
Increase (decrease) in fair value of securities available for sale, net of tax	(675,145)	(117,630)	(297,899)

Acquisition of Centennial Bank in 2003:

Centennial Bank
Assets acquired:
Cash and cash equivalents	$1,709,874
Investment securities	5,354,823
Loans, net	56,746,518
Federal Home Loan Bank stock	206,900
Premises and equipment	427,499
Goodwill	3,600,298
Other intangible assets	209,012
Deferred income tax assets, net	1,149,500
Other assets	537,472

Total assets acquired	69,941,896

Liabilities assumed:
Deposits	57,317,119
Borrowings	2,517,410
Accrued expenses and other liabilities	742,446

Total liabilities assumed	60,576,975

Equity adjustment	4,612,651

Cash consideration paid	$4,752,270

Net cash paid in acquisition	$3,042,396

NOTE R—SALE OF COMMON STOCK

The Company completed the sale of 848,000 shares of its common stock at $15.00 per share on November 2, 2005. Expenses associated with the sale amounted to $1,102,142 resulting in net proceeds from the offering of $11,617,858.

Port City Capital Bank

Balance Sheets

March 31, 2006 and December 31, 2005

	March 31, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets
Cash and due from banks	$10,761,545	$3,136,410
Interest-bearing deposits with banks	173,981	251,907
Federal funds sold	7,342,000	5,833,000
Investment securities available for sale	16,048,222	14,638,821
Restricted equity securities	286,100	203,600
Loans, net of allowance for loan losses of $1,637,084 at March 31, 2006 and $1,537,790 for December 31, 2005	127,227,069	117,383,558
Property and equipment, net	84,132	87,430
Accrued interest receivable	623,131	577,464
Other assets	971,029	932,394

Total assets	$163,517,209	$143,044,584

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$15,222,934	$15,257,638
Interest-bearing demand deposits	46,428,642	34,935,937
Time deposits	87,973,513	79,839,320

Total deposits	149,625,089	130,032,895
Accrued interest payable	231,687	188,557
Other liabilities	439,511	34,387

Total liabilities	150,296,287	130,255,839

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $5 par value; 10,000,000 shares authorized; 1,074,380 shares issued and outstanding for March 31, 2006 and December 31, 2005	5,371,900	5,371,900
Additional paid-in capital	6,483,807	6,445,186
Retained earnings (deficit)	1,718,773	1,260,116
Accumulated other comprehensive income	(353,558)	(288,457)

Total stockholders’ equity	13,220,922	12,788,745

Total liabilities and stockholders’ equity	$163,517,209	$143,044,584

Port City Capital Bank

Statements of Income

For the Three Months ended March 31, 2006 and 2005 (Unaudited)

	Three Months Ended March 31,
	2006	2005
	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$2,371,909	$1,419,915
Investment securities taxable	269,576	175,071
Investment securities exempt from federal income tax	17,314	7,148
Deposits with banks	2,758	1,726

Total interest income	2,661,557	1,603,860

Interest expense
Deposits	1,106,678	640,769

Total interest expense	1,106,678	640,769

Net interest income	1,554,879	963,091
Provision for loan losses	99,294	85,659

Net interest income after provision	1,455,585	877,432

Non-interest income
Service charges on deposit accounts	10,718	10,073
Other income	12,052	12,137

Total non-interest income	22,770	22,210

Non-interest expense
Salaries and employee benefits	386,579	291,793
Occupancy and equipment expense	43,450	42,663
Other expense	164,370	157,964

Total non-interest expense	594,399	492,420

Income before income taxes	883,956	407,222
Income tax expense	425,299	—

Net income	$458,657	$407,222

Basic earnings per share	$.43	$.45

Diluted earnings per share	$.43	$.45

Basic weighted average shares outstanding	1,074,380	909,091

Diluted average shares outstanding	1,078,760	909,091

Port City Capital Bank

Statements of Changes in Stockholders’ Equity

For the Three Months ended March 31, 2006 (Unaudited)

and the Year ended December 31, 2005 (Audited)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
	Shares	Amount
Balance, December 31, 2004	909,091	$4,545,455	$4,754,037	$(556,023)	$(124,899)	$8,618,570
Sale of common stock	165,289	826,445	1,735,534	—	—	2,561,979
Stock issuance costs	—	—	(44,385)	—	—	(44,385)

Comprehensive income
Net income	—	—	—	1,816,139	—	1,816,139
Net change in unrealized appreciation on investment securities available for sale (net of tax, $148,599)	—	—	—	—	(163,558)	(163,558)

Total comprehensive income						1,652,581

Balance, December 31, 2005	1,074,380	5,371,900	6,445,186	1,260,116	(288,457)	12,788,745
Comprehensive income
Net income	—	—	—	458,657	—	458,657
Net change in unrealized appreciation on investment securities available for sale (net of tax, $33,537)	—	—	—	—	(65,101)	(65,101)
Stock compensation expense	—	—	38,621	—	—	38,621

Total comprehensive income						432,177

Balance, March 31, 2006	1,074,380	$5,371,900	$6,483,807	$1,718,773	$(353,558)	$13,220,922

Port City Capital Bank

Statements of Cash Flows

For the Three Months ended March 31, 2006 and 2005 (Unaudited)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities
Net income	$458,657	$407,222
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	5,417	13,363
Stock based compensation	38,621	—
Accretion of discounts on securities	7,330	8,012
Provision for loan losses	99,294	85,659
Deferred taxes	(2,098)	(261,195)
Changes in assets and liabilities:
Accrued income	(45,667)	(70,146)
Other assets	(3,000)	2,825
Accrued interest payable	43,130	61,822
Other liabilities	405,124	170,833

Net cash provided by operating activities	1,006,808	418,395

Cash flows from investing activities
Net decrease in interest-bearing deposits with banks	77,926	50,214
Net (increase) decrease in federal funds sold	(1,509,000)	(3,778,000)
Purchases of investment securities	(2,000,000)	(1,258,577)
Maturity of investment securities	484,631	443,307
Purchase of restricted equity securities	(82,500)	(53,000)
Net (increase) decrease in loans	(9,942,805)	(7,148,446)
Purchases of properties and equipment	(2,119)	(746)

Net cash (used) in investing activities	(12,973,867)	(11,745,248)

Cash flows from financing activities
Net increase (decrease) in noninterest-bearing deposits	(34,704)	1,132,194
Net increase (decrease) in interest-bearing deposits	11,492,705	5,102,105
Net increase in time deposits	8,134,193	8,557,012

Net cash used in financing activities	19,592,194	14,791,311

Net increase in cash & cash equivalents	7,625,135	3,464,458
Cash and cash equivalents, beginning	3,136,410	929,252

Cash and cash equivalents, ending	$10,761,545	$4,393,710

Supplemental disclosures of cash flow information:
Interest paid	$1,063,548	$578,947

Taxes paid	$19,913	$124,081

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Port City Capital Bank (the “Bank”) was organized and incorporated under the laws of the State of North Carolina on June 13, 2002 and commenced operations on July 1, 2002. The Bank currently serves New Hanover County, North Carolina and surrounding areas through one banking office. As a state chartered bank that is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

The accounting and reporting policies of the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Note 2. Allowance for Loan Losses

The following is an analysis of the allowance for loan losses for the three months ended March 31.

	2006	2005
Balance, beginning	$1,537,790	$1,121,846
Provision charged to expense	99,294	85,659
Recoveries of amounts charged off	—	—
Amounts charged off	—	—

Balance, ending	$1,637,084	$1,207,505

Note 3. Commitments and Contingencies

Financial Instruments with Off-Balance-Sheet Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments at March 31, 2006 and 2005 is as follows:

	2006	2005
Commitments to extend credit	$22,337,000	$15,598,000
Standby letters of credit	619,000	11,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Stand-by letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Note 4. Stock-based Compensation

During the first quarter of fiscal 2006, we adopted the provisions of, and account for stock-based compensation in accordance with, the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards No 123—revised 2004 (“SFAS 123R”), “Share-Based Payment,” (“SFAS No. 123R”) which replaced SFAS No. 123, “Accounting for Stock Based Compensation,” and supersedes APB No. 25, “Accounting for Stock Issued to Employees,” and its related interpretations. Under the fair value recognition provisions of this statement, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. We elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants and to grants that were outstanding as of the effective date and are subsequently modified. Estimated compensation for grants that were outstanding as of the effective date will be recognized over the remaining service period using the compensation cost estimated for the SFAS 123 pro forma disclosures.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. Volatility is based on the volatilities of our trading history. The expected life is based on the average life of the options of 10 years and the weighted average graded vesting period of 5 years, and forfeitures are estimated based on the Bank’s history. No options were granted during the three-month period ended March 31, 2006.

Total stock-based compensation recognized on our statement of income for the quarter ended March 31, 2006 was $38,621. A tax benefit related to stock compensation expense for nonqualified options of $6,667 was also recognized.

The following table sets forth the pro forma amounts of net income and net income per share, for the three months ended March 31, 2005, that would have resulted if we had accounted for our employee stock plans under the fair value recognition provisions of SFAS 123:

Three Months Ended 3/31/05
Compensation cost recognized in income for all stock-based compensation awards	$—

Pro forma net income, based on SFAS No. 123	$376,590

Pro forma basic net income per share, based on SFAS No. 123	$.41

Pro forma diluted net income per share, based on SFAS No. 123	$.41

As of March 31, 2006, there was approximately $340,000 of unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested stock-based payments granted to employees and directors. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures.

Information regarding the stock options outstanding at March 31, 2006 is summarized below:

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price of Exercisable
$11.00 – 15.50	181,800	99 months	$12.07	123,117	$11.18

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Bank continued its growth in the first quarter of 2006 as total assets increased $20.5 million to $163.5 million. Asset growth was funded by a $19.6 million increase in total deposits.

Diluted earnings per share were $.43 at March 31, 2006 compared to $.45 per share at March 31, 2005.

Results of Operations

Net income for the quarter ended March 31, 2006 was $458.7 thousand compared to $407.2 thousand for the same period last year, representing an increase of 13%. The Bank issued 165,289 shares of common stock in the second quarter of 2005 related to its second stock offering. Due to the additional shares outstanding, both basic and diluted earnings per share decreased $.02 from $0.45 at March 31, 2005 to $.43 at March 31, 2006. Book value increased from $9.72 per share at March 31, 2005 to $12.31 at March 31, 2006.

Net interest income is interest income earned on interest-earning assets less interest expense paid on interest-bearing liabilities. At March 31, 2006, net interest income was $1.6 million, an increase of 61% over 2005’s balance of $963.1 thousand. During the twelve months from March 31, 2005 to March 31, 2006, both interest-earning assets and interest-bearing liabilities increased resulting in higher interest income and interest expense. Interest income increased 66% and interest expense increased 73%. A rising interest rate environment also influenced the growth in net interest income.

The provision for loan losses was $99.3 thousand for the quarter ended March 31, 2006 and $85.7 thousand for the quarter ended March 31, 2005. The allowance for loan losses represents management’s estimate of an amount adequate to provide for potential losses inherent in the loan portfolio. The adequacy for loan losses and the related provision are based upon management’s evaluation of the risk characteristics of the loan portfolio under current economic conditions with consideration to such factors as financial condition of the borrowers, collateral values, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, and delinquency trends. Management believes the provision and the resulting allowance for loan losses are adequate and appropriate.

Non-interest income increased slightly from $22.2 thousand at March 31, 2005 to $22.8 thousand at March 31, 2006. Non-interest expense increased 21% during the same period mostly attributable to increases in salaries and employee benefits expense. The Bank adopted SFAS 123R on January 1, 2006, which requires the fair value of stock-based compensation to be expensed over the service period. The Bank recognized $38.6 of stock-based compensation during the three-months ended March 31, 2006.

Financial Condition

Through competitive pricing and deposit campaigns in the first quarter, interest-bearing demand and time deposits increased $19.6 million providing funding for interest-earning assets. Total loans grew $9.9 million, federal funds sold increased $1.5 million and cash and due from banks increased $7.6 million in the first three months of 2006.

Stockholders’ equity totaled $13.2 million at March 31, 2006 compared to $12.8 million at December 31, 2005. The $432.2 thousand increase during the period was the result of earnings for the three months offset by a decrease in the market value of securities that are classified as available for sale.

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of March 31, 2006, that the Bank met all capital adequacy requirements to which it is subject.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Bank expects,” “the Bank believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risk inherent in making loans such as repayment risks and fluctuating collateral values, problems with technology utilized by the Bank, changing trends in customer profiles and changes in laws and regulations applicable to the Bank. Although the Bank believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Bank will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Liquidity and Interest Rate Risk

The principal goals of the Bank’s asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest or liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income, which could result from interest rate changes.

Management must insure that adequate funds are available at all times to meet the needs of its customers. With regard to balance sheet assets, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, federal funds lines from correspondent banks, borrowings from the Federal Home Loan Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of interest-earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates.

The Bank uses a number of tools to manage its interest rate risk, including simulating net interest income under various scenarios, monitoring the present value change in equity under the same scenarios, and monitoring the difference or gap between rate sensitive assets and rate sensitive liabilities over various time periods.

Independent Auditor’s Report

Board of Directors and Stockholders

Port City Capital Bank

Wilmington, North Carolina

We have audited the balance sheets of Port City Capital Bank as of December 31, 2005 and 2004, and the related statements of income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Port City Capital Bank at December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/  LARROWE & COMPANY, P.L.C.

Galax, Virginia

January 26, 2006

Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Cash and due from banks	$3,136,410	$929,252
Interest-bearing deposits with banks	251,907	290,339
Federal funds sold	5,833,000	5,407,000
Investment securities available for sale	14,638,821	11,409,425
Restricted equity securities	203,600	150,600
Loans, net of allowance for loan losses of $1,537,790 and $1,121,846 for 2005 and 2004, respectively	117,383,558	83,142,440
Property and equipment, net	87,430	100,695
Accrued interest receivable	577,464	294,764
Other assets	932,394	37,550

Total assets	$143,044,584	$101,762,065

Liabilities and Stockholders’ Equity
Liabilities
Noninterest-bearing deposits	$15,257,638	$9,647,484
Interest-bearing demand deposits	34,935,937	30,454,983
Time deposits	79,839,320	52,893,904

Total deposits	130,032,895	92,996,371
Accrued interest payable	188,557	103,969
Other liabilities	34,387	43,155

Total liabilities	130,255,839	93,143,495

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $5 par value; 10,000,000 shares authorized; 1,074,380 and 909,091 shares issued and outstanding in 2005 and 2004, respectively	5,371,900	4,545,455
Additional paid-in capital	6,445,186	4,754,037
Retained earnings (deficit)	1,260,116	(556,023)
Accumulated other comprehensive income	(288,457)	(124,899)

Total stockholders’ equity	12,788,745	8,618,570

Total liabilities and stockholders’ equity	$143,044,584	$101,762,065

See Notes to Financial Statements

Statements of Income

For the years ended December 31, 2005 and 2004

	2005	2004
Interest income
Loans and fees on loans	$6,987,379	$4,129,335
Investment securities, taxable	935,217	486,169
Interest-bearing deposits with banks	8,043	4,365

Total interest income	7,930,639	4,619,869

Interest expense
Deposits	3,082,182	1,585,373

Total interest expense	3,082,182	1,585,373

Net interest income	4,848,457	3,034,496
Provision for loan losses	415,944	285,344

Net interest income after provision for loan losses	4,432,513	2,749,152

Noninterest income
Service charges on deposit accounts	38,007	32,353
Net realized gains (losses) on sale of securities	—	(411)
Other service charges and fees	42,266	27,504

Total noninterest income	80,273	59,446

Noninterest expense
Salaries and employee benefits	1,488,275	1,167,599
Occupancy	171,831	167,189
Advertising	60,000	52,215
Data processing	120,224	110,987
Other general and administrative	479,210	428,516

Total noninterest expense	2,319,540	1,926,506

Income before income taxes	2,193,246	882,092

Income tax expense	377,107	—

Net income	$1,816,139	$882,092

Basic earnings per share	$1.86	$.97

Diluted earnings per share	$1.79	$.97

Basic weighted average shares outstanding	973,848	909,091

Diluted weighted average shares outstanding	1,011,942	909,091

See Notes to Financial Statements

Statements of Stockholders’ Equity

For the years ended December 31, 2005 and 2004

	Common Stock		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance, December 31, 2003	909,091	$4,545,455	$4,754,037	$(1,438,115)	$(71,108)	$7,790,269

Comprehensive income
Net income	—	—	—	882,092	—	882,092
Net change in unrealized appreciation on investment securities available for sale	—	—	—	—	(53,791)	(53,791)

Total comprehensive income						828,301

Balance, December 31, 2004	909,091	4,545,455	4,754,037	(556,023)	(124,899)	8,618,570

Sale of common stock	165,289	826,445	1,735,534	—	—	2,561,979
Stock issuance costs	—	—	(44,385)	—	—	(44,385)

Comprehensive income
Net income	—	—	—	1,816,139	—	1,816,139
Net change in unrealized appreciation on investment securities available for sale (net of tax, $148,599)	—	—	—	—	(163,558)	(163,558)

Total comprehensive income						1,652,581

Balance, December 31, 2005	1,074,380	$5,371,900	$6,445,186	$1,260,116	$(288,457)	$12,788,745

See Notes to Financial Statements

Statements of Cash Flows

For the years ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities
Net income	$1,816,139	$882,092
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	37,471	59,786
Provision for loan losses	415,944	285,344
Deferred income taxes	(705,570)	—
Net realized loss on sale of investment securities	—	411
Amortization of premium on securities, net of accretion	35,376	31,032
Changes in assets and liabilities:
Accrued income	(282,700)	(125,311)
Other assets	(40,675)	(5,153)
Accrued interest payable	84,588	72,720
Other liabilities	(8,768)	(39,478)

Net cash provided by operating activities	1,351,805	1,161,443

Cash flows from investing activities
Net increase in interest-bearing deposits with banks	38,432	126,496
Net (increase) decrease in federal funds sold	(426,000)	6,258,000
Purchases of investment securities	(5,864,724)	(8,925,705)
Maturities of investment securities	2,287,795	1,433,805
Sales of investment securities	—	1,501,406
Purchases of restricted equity securities	(53,000)	(133,000)
Net increase in loans	(34,657,062)	(28,517,411)
Net purchases of property and equipment	(24,206)	(5,405)

Net cash used in investing activities	(38,698,765)	(28,261,814)

Cash flows from financing activities
Net increase (decrease) in noninterest-bearing deposits	5,610,154	(429,483)
Net increase (decrease) in interest-bearing demand deposits	4,480,954	(3,156,097)
Net increase in time deposits	26,945,416	29,187,426
Proceeds from issuance of common stock	2,517,594	—

Net cash provided by financing activities	39,554,118	25,601,846

Net increase (decrease) in cash and cash equivalents	2,207,158	(1,498,525)
Cash and cash equivalents, beginning	929,252	2,427,777

Cash and cash equivalents, ending	$3,136,410	$929,252

Supplemental disclosure of cash flow information
Interest paid	$2,997,594	$1,512,653

Taxes paid	$1,099,193	$—

See Notes to Financial Statements

Notes to Financial Statements

Note 1. Organization and Summary of Significant Accounting Policies

Organization

Port City Capital Bank (the “Bank”) was organized and incorporated under the laws of the State of North Carolina on June 13, 2002 and commenced operations on July 1, 2002. The Bank currently serves New Hanover County, North Carolina and surrounding areas through one banking office. As a state chartered bank that is not a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Deposit Insurance Corporation.

The accounting and reporting policies of the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

The notes to the Bank’s audited financial statements contain a summary of significant accounting policies. Management believes the policies with respect to the methodology for the determination of the allowance for loan losses involve a high degree of complexity. Management must make difficult and subjective judgments which require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and Board of Directors.

Pre-opening Expenses

In accordance with applicable banking regulations, the Bank charged its results of operations prior to opening date, July 1, 2002, to additional paid-in capital. Generally accepted accounting principles require such operating results be charged to retained earnings. Cumulative revenues and expenses prior to opening amounted to $94,834 and $795,343, respectively. The classification of net pre-opening expenses of $700,509 in additional paid-in capital as opposed to retained earnings is not material to the Bank’s total stockholders’ equity.

Business Segments

The Bank reports its activities as a single business segment. In determining proper segment definition, the Bank considers the materiality of a potential segment and components of the business about which financial information is available and regularly evaluated, relative to resource allocation and performance assessment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Substantially all of the Bank’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the

Notes to Financial Statements—(Continued)

carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced by the tourism, educational, manufacturing, and resort segments.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank’s allowances for loan and foreclosed real estate losses. Such agencies may require additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks.”

Interest-Bearing Deposits in Banks

Interest-bearing deposits are carried at cost.

Trading Securities

The Bank does not hold securities for short-term resale and, therefore, does not maintain a trading securities portfolio.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-that-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off, are reported at their outstanding principal amount adjusted for charge-offs, the allowance for loan losses, deferred fees or costs on originated loans, and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized

Notes to Financial Statements—(Continued)

to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet required payments, the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Advertising Expense

The Bank accrues advertising costs throughout the year. Generally accepted accounting policies requires advertising costs to be expensed as incurred. The accrual at December 31, 2005 was $893 which is not material to the Bank’s financial statements.

Notes to Financial Statements—(Continued)

Property and Equipment

Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Furniture and fixtures	3 – 10
Computer equipment and software	3

Foreclosed Properties

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in operations on foreclosed real estate. The anticipated average holding period for such properties is less than 12 months. The Bank held no foreclosed properties at December 31, 2005 or 2004.

Stock-based Compensation

The Bank accounts for its stock-based compensation using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Bank is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123(R), Accounting for Stock-Based Compensation, as amended by SFAS 148, until 2006, but complies with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Notes to Financial Statements—(Continued)

Valuation allowances will be made for deferred tax assets that, based on available evidence, may not be realized.

Basic Earnings per Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and stock dividends.

Diluted Earnings per Share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Comprehensive Income

Annual comprehensive income reflects the change in the Bank’s equity during the year arising from transactions and events other than investments by, and distributions to, stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Financial Instruments

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce an exposure’s risk, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading. There were no derivative financial instruments at December 31, 2005 or 2004.

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

Notes to Financial Statements—(Continued)

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks approximate their fair values.

Interest-bearing deposits with banks: The carrying amounts of interest-bearing deposits with banks approximate their fair values.

Available for sale and held to maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Short-term borrowings: The carrying amounts of short-term debt approximate their fair values.

Long-term borrowings: The fair values of the Bank’s long-term debt are estimated using discounted cash flow analyses based on the Bank’s current incremental borrowing rates for similar types of borrowings.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amounts of other liabilities approximate fair value.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Recent Accounting Pronouncements

SFAS 123(R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees. The Bank is required to apply SFAS 123(R) on a modified prospective method. Under this method, the Bank is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted stock option awards that remain

Notes to Financial Statements—(Continued)

outstanding at the date of adoption. In addition, the Bank may elect to adopt SFAS 123(R) by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in the pro forma disclosures that had been required by SFAS 123, Accounting for Stock-Based Compensation. As a small business, SFAS 123(R) is effective for the Bank for the first reporting period beginning after December 15, 2005. Management believes the effect will be consistent with the application disclosed in the pro forma disclosures contained herein.

Note 2. Restrictions on Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $3,904,008 and $2,858,011 for the years ended December 31, 2005 and 2004, respectively.

Note 3. Securities

Debt and equity securities have been classified in the balance sheet according to management’s intent. The amortized cost of investment securities (all available for sale) and their approximate fair value at December 31, 2005 and 2004 are as follows:

	2005
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for Sale
Obligations of states and political subdivisions	$1,714,063	$6,759	$4,887	$1,715,935
Mortgage backed securities	13,361,815	—	438,929	12,922,886

	$15,075,878	$6,759	$443,816	$14,638,821

	2004
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available for Sale
Mortgage backed securities	$11,534,324	$31,207	$156,106	$11,409,425

Restricted equity securities are carried at cost and consist of investments in stock of the Federal Home Loan Bank of Atlanta (“FHLB”), an upstream correspondent of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB.

Gross realized gains and losses for the years ended December 31, 2005 and 2004 are as follows:

	2005	2004
Realized gains	$—	$—
Realized losses	—	411

	$—	$411

Notes to Financial Statements—(Continued)

The following tables detail unrealized losses and related fair values in the Bank’s available for sale investment securities portfolio. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2005 and December 31, 2004.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2005
Obligations of states and political subdivisions	$884,776	$4,887	$—	$—	$884,776	$4,887
Mortgage backed securities	5,911,744	137,993	6,060,295	300,936	11,972,039	438,929

Total temporarily impaired securities	$6,796,520	$142,880	$6,060,295	$300,936	$12,856,815	$443,816

2004
U.S. Government agency securities	$—	$—	$—	$—	$—	$—
Mortgage backed securities	6,116,659	89,233	2,449,379	66,873	8,566,038	156,106

Total temporarily impaired securities	$6,116,659	$89,233	$2,449,379	$66,873	$8,566,038	$156,106

Management considers the nature of the investment, the underlying causes of the decline in market value, the severity and duration of the decline in market value and other evidence, on a security by security basis, in determining if the decline in market value is other than temporary. Management believes all unrealized losses presented in the table above to be temporary in nature.

The scheduled maturities of securities available for sale at December 31, 2005 are as follows:

	Amortized Cost	Fair Value
Due in one year or less	$2,323,872	$2,249,991
Due after one year through five years	6,638,764	6,420,964
Due after five years through ten years	4,889,610	4,767,315
Due after ten years	1,223,632	1,200,551

	$15,075,878	$14,638,821

There were no investment securities pledged on December 31, 2005 or December 31, 2004.

Notes to Financial Statements—(Continued)

Note 4. Loans Receivable

The major components of loans at December 31 are as follows (in thousands):

	2005	2004
Commercial	$6,167	$6,284
Real estate:
Construction and land development	48,921	28,327
Secured by farm land	244	—
Residential, 1-4 families	20,006	9,641
Residential, 5 or more families	915	1,911
Nonfarm, nonresidential	42,604	37,563
Agricultural	—	491
Consumer	170	149

	119,027	84,366

Unearned loan origination fees, net of costs	(105)	(102)
Allowance for loan losses	(1,538)	(1,122)

	$117,384	$83,142

Note 5. Allowance for Loan Losses

An analysis of the changes in the allowance for loan losses are as follows:

	2005	2004
Balance, beginning	$1,121,846	$836,502

Provision charged to expense	415,944	285,344
Recoveries of amounts charged off	—	—
Amounts charged off	—	—

Balance, ending	$1,537,790	$1,121,846

The Bank had no impaired loans, nonaccrual loans or loans past due more than 90 days at December 31, 2005 and 2004.

Note 6. Property and Equipment

Components of Property and Equipment

COMPONENTS OF PROPERTY AND EQUIPMENT AND TOTAL ACCUMULATED DEPRECIATION ARE AS FOLLOWS:

	2005	2004
Furniture and fixtures	$122,597	$118,833
Computer equipment and software	152,489	132,047

Property and equipment, total	275,086	250,880

Less accumulated depreciation	(187,656)	(150,185)

Property and equipment, net of depreciation	$87,430	$100,695

Depreciation expense was $37,471 and $59,550 for 2005 and 2004, respectively.

Notes to Financial Statements—(Continued)

Leases

The Bank leases its primary banking office under an agreement accounted for as an operating lease with a related party. This lease will expire October 31, 2011 and calls for monthly lease payments of $13,406 for the first six months of 2006. The lease payments escalate annually in July by 2.5%. Future minimum lease payments under noncancellable agreements are as follows:

2006	$164,190
2007	169,530
2008	173,646
2009	177,858
2010	182,166
Thereafter	139,380

$1,006,770

Total rental expense was $157,554 and $150,918 for the years ended December 31, 2005 and 2004, respectively.

Note 7. Deposits

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 was $70,336,654 which included $49,275,000 of deposits purchased from correspondent banks less unamortized discounts of $283,465. Large time deposits amounted to $47,223,382 at December 31, 2004 and included $33,970,000 of purchased deposits less unamortized discounts of $187,887. Amortization expenses of the purchased deposits amounted to $103,118 for 2005 and $52,878 for 2004.

At December 31, 2005, the scheduled maturities of time deposits (in thousands) are as follows:

2006	$33,332
2007	25,227
2008	5,915
2009	8,451
After	6,914

$79,839

Note 8. Other Borrowings

Lines of Credit

The Bank has established various credit facilities to provide additional liquidity if and as needed. These include unsecured lines of credit with correspondent banks totaling $4,300,000. At December 31, 2005 and 2004, there were no outstanding balances under these arrangements.

Notes to Financial Statements—(Continued)

Note 9. Fair Value of Financial Instruments

The estimated fair value of the Bank’s financial instruments is as follows (dollars in thousands):

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and cash equivalents	$3,136	$3,136	$929	$929
Interest-bearing deposits with banks	252	252	290	290
Federal funds sold	5,833	5,833	5,407	5,407
Investment securities	14,639	14,639	11,409	11,409
Restricted equity securities	204	204	151	151
Loans, net of allowance for loan losses	117,384	116,791	83,142	81,983

Financial Liabilities
Deposits	130,033	123,661	92,996	90,806

Off-balance-sheet Assets (Liabilities)
Commitments to extend credit and standby letters of credit	—	—	—	—

Note 10. Earnings Per Share

The following table details the computation of basic and diluted earnings per share for the periods ended December 31:

	2005	2004
Net income available to common stockholders	$1,816,139	$882,092

Weighted average common shares outstanding	973,848	909,091
Effect of dilutive securities, options	38,094	—

Diluted weighted average common shares outstanding	1,011,942	909,091

Basic earnings per share	$1.86	$.97

Diluted earnings per share	$1.79	$.97

At December 31, 2004, the exercise price of the stock options discussed in the Benefit Plans note was equal to market value, therefore they were not considered in computing 2004 diluted earnings per share.

Note 11. Benefit Plans

Defined Contribution Plan

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees of the Bank. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. In addition, the Bank matches 100% of employee contributions up to 6% of an employee’s salary. The Bank’s contributions were $57,543 and $52,379 for the periods ended December 31, 2005 and 2004, respectively.

Notes to Financial Statements—(Continued)

Cafeteria Plan

The Bank maintains a cafeteria plan which provides its employees with a choice between compensation and certain qualified benefit plans including medical reimbursement, group accident and health insurance, and dependent care assistance. The Bank’s only expense relating to this plan is administration costs.

Stock Options

The Bank maintains an incentive stock option plan, which reserves 90,900 shares of common stock for purchase by eligible employees, and a nonstatutory stock option plan for non-employee directors which also reserves 90,900 shares of common stock for a total of 181,800 shares. Options vest according to the terms of each particular grant. All options expire no more than ten years from the date of grant and are exercisable at no less than the fair value of the stock at the date of the grant.

Activity under Bank plans during the years ended December 31, 2005 and 2004 is summarized below:

	Incentive Plan		Nonstatutory Plan
	Available For Grant	Granted	Available For Grant	Granted
Balance December 31, 2003	48,900	42,000	69,325	21,575
Granted	(18,000)	18,000	(21,225)	21,225
Exercised	—	—	—	—
Forfeited	—	—	—	—
Expired	—	—	—	—

Balance December 31, 2004	30,900	60,000	48,100	42,800
Granted	(34,000)	34,000	(48,100)	48,100
Exercised	—	—	—	—
Forfeited	3,100	(3,100)	—	—
Expired	—	—	—	—

Balance December 31, 2005	—	90,900	—	90,900

Notes to Financial Statements—(Continued)

Additional information relating to the plan is listed on the following page:

	2005	2004
Outstanding options at December 31:
Weighted average exercise price:
Beginning of the year	$11.00	$11.00
End of the year	$12.07	$11.00
Range of exercise prices:
From	$11.00	$11.00
To	$15.50	$11.00
Weighted average remaining contractual life in months	101	102
Exercisable options	120,667	41,599
Weighted average exercise price of exercisable options	$11.40	$11.00
Weighted average exercise price of options:
Granted during the year	$13.37	$11.00
Exercised during the year	$—	$—
Forfeited during the year	$11.00	$—
Expired during the year	$—	$—
Grant-date fair value:
Options granted during the year	$286,087	$147,853
Significant assumptions used in determining fair value:
Risk-free interest rate	4.39%	4.24%
Expected life in years	7	10
Expected dividends	0.00%	0.00%
Expected volatility	0.34%	0.07%
Results of operations:
Compensation cost recognized in income for all stock-based compensation awards	$—	$—

Pro forma net income, based on SFAS No. 123	$1,744,840	$796,965

Pro forma earnings per common share, based on SFAS No. 123	$1.79	$.88

Pro forma earnings per fully dilutive common share, based on SFAS No. 123	$1.72	$.88

Note 12. Income Taxes

Current and Deferred Income Tax Components

The components of income tax expense (all federal) are as follows:

	2005	2004
Current	$1,082,677	$—
Deferred	(208,636)	216,312
Deferred tax asset valuation allowance change	(496,934)	(216,312)

Income tax expense	$377,107	$—

Notes to Financial Statements—(Continued)

Rate Reconciliation

A reconciliation of expected income tax expense computed at the statutory federal and state income tax rates to income tax expense included in the statements of income at December 31 is as follows:

	2005	2004
Tax at statutory federal rate	$847,032	$340,664
Interest on municipals	(19,754)	—
Other	46,763	(124,352)
Deferred tax asset valuation allowance change	(496,934)	(216,312)

Income tax expense	$377,107	$—

Deferred Income Tax Analysis

The significant components of net deferred tax assets (all Federal) at December 31 are summarized as follows:

	2005	2004
Deferred tax assets
Allowance for loan losses	$600,910	$353,197
Pre-opening expenses	87,275	130,147
Charitable contributions	—	645
Deferred loan fees	40,469	34,535
Net depreciation on AFS investments	148,599	—

Deferred tax asset	877,253	518,524

Deferred tax liabilities
Accretion of bond discount	(5,806)	(1,839)
Depreciation	(17,278)	(19,751)

Deferred tax liability	(23,084)	(21,590)

Deferred tax asset valuation allowance	—	(496,934)

Net deferred tax asset	$854,169	$—

Note 13. Commitments and Contingencies

Litigation

In the normal course of business the Bank is involved in various legal proceedings. Management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet-Risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by

Notes to Financial Statements—(Continued)

the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments at December 31 are as follows:

	2005	2004
Commitments to extend credit	$25,052,000	$14,924,000
Standby letters of credit	323,000	—

	$25,375,000	$14,924,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentrations of Credit Risk

Substantially all of the Bank’s loans, commitments to extend credit, and standby letters of credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in the Loans Receivable note. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank’s primary focus is toward commercial transactions.

The Bank from time to time has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Life Insurance

The Bank is owner and beneficiary of life insurance on key members of management.

Other Commitments

The Bank has entered into employment agreements with certain of its key officers covering duties, salary, benefits, provisions for termination and Bank obligations in the event of merger or acquisition.

Note 14. Regulatory Restrictions

Dividends

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits (retained earnings) as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the bank.

Notes to Financial Statements—(Continued)

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the applicable regulations. As of December 31, 2005, the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2005, the Bank met the criteria to be considered well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table.

The Bank’s actual capital amounts and ratios are also presented in the table (in thousands).

	Actual		Minimum Capital Required		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2005
Total Capital (to Risk-Weighted Assets)	$14,586	12.1%	$9,653	8.0%	$12,066	10.0%
Tier I Capital (to Risk-Weighted Assets)	$13,077	10.8%	$4,826	4.0%	$7,239	6.0%
Tier I Capital (to Average Assets)	$13,077	9.4%	$5,546	4.0%	$6,933	5.0%

December 31, 2004
Total Capital (to Risk-Weighted Assets)	$9,812	11.5%	$6,840	8.0%	$8,550	10.0%
Tier I Capital (to Risk-Weighted Assets)	$8,743	10.2%	$3,420	4.0%	$5,130	6.0%
Tier I Capital (to Average Assets)	$8,743	8.5%	$4,105	4.0%	$5,131	5.0%

Notes to Financial Statements—(Continued)

Note 15. Transactions with Related Parties

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

	2005	2004
Balance, beginning	$10,216,595	$6,205,590
New loans and advances	8,848,629	5,102,150
Repayments	(4,181,559)	(1,091,145)

Balance, ending	$14,883,665	$10,216,595

The Bank leases its primary banking office from a related party. See the Property and Equipment note for more information.

Management’s Discussion and Analysis

Overview

The following discussion and analysis is presented to assist in the understanding and evaluation of Port City Capital Bank’s financial condition and results of operations as of December 31, 2005 and 2004. The following discussion should be read in conjunction with the Bank’s audited financial statements and the related footnotes which are included elsewhere in this Annual Report.

This discussion may contain certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of the Bank that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in national, regional and local market conditions, legislative and regulatory conditions, and the interest rate environment.

Port City Capital Bank, (“the Bank”) was incorporated on June 13, 2002 as a North Carolina banking corporation and opened for business on July 1, 2002. The Bank serves New Hanover County and surrounding areas through one banking office.

The Bank offers a wide range of banking services including checking and savings accounts; commercial, installment, mortgage and personal loans; and other associated services. The Bank’s primary sources of revenue are interest income from its commercial and real estate lending activities and, to a lesser extent, from its investment portfolio. The Bank also earns fees from lending and deposit activities. The major expenses of the Bank are interest on deposit accounts and general and administrative expenses, such as salaries, occupancy and related expenses.

Critical Accounting Policies

The Bank’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited financial statements included in the Bank’s Annual Report for the year ended December 31, 2005 contain a summary of its significant accounting policies. Management believes the Bank’s policy with respect to the methodology for the determination of the allowance for loan losses involves a high degree of complexity and requires management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, the Bank considers the policy related to this area as critical.

Net Interest Income

Net interest income, the principal source of income for the Bank, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets).

Increased loan demand and higher average investment securities resulted in an increase to interest income of $3.3 million from 2004 to 2005. Interest expense also increased from $1.6 million for 2004 to $3.1 million for 2005 due primarily to an increase in time deposit volume. The increases to interest income and interest expense resulted in a $1.8 million increase to net interest income for the year.

Provision for Loan Losses

The provision for loan losses is charged to income in an amount necessary to maintain an allowance for loan losses adequate to provide for expected losses in the Bank’s loan portfolio. Generally, loan losses and recoveries are charged or credited directly to the allowance for loan losses. The level of the allowance for loan losses is

Management’s Discussion and Analysis—(Continued)

determined by management’s assessment of a variety of factors, including the collectibility of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook. However, due to the Bank’s short operating history, no trends have been established to effectively estimate an allowance for credit losses.

The provision for loan loss expense was $416 thousand and $285 thousand for 2005 and 2004, respectively. The Bank’s allowance for loan losses as a percentage of gross loans was 1.29% and 1.33% at the end of 2005 and 2004, respectively. The Bank has had no impaired loans, nonaccrual loans or loans past due greater than 90 days during its existence.

Financial Condition

The Bank’s total assets were $143.0 million at December 31, 2005 as compared to $101.8 million at December 31, 2004. Total deposits during the year increased 39.8% to $130.0 million. Total deposits were $93.0 million at December 31, 2004. The Bank used these resources to fund new loans. The Bank’s net loans increased to $117.4 million at the end of 2005, an increase of $34.2 million over the 2004 amount of $83.1 million. Investment securities increased $3.2 million during the year. Federal funds sold were $5.8 million and $5.4 million at December 31, 2005 and 2004, respectively.

Loans

Gross loans increased during the year from $84.3 million in 2004 to $118.9 million in 2005 due to increased demand. The Bank’s portfolio primarily consists of loans secured by real estate. At December 31, 2005, real estate loans represented 94.7% of the loan portfolio compared to 91.8% at December 31, 2004. Commercial and industrial loans were 5.2% of the portfolio for December 31, 2005 and 7.4% for December 31, 2004, and agricultural and consumer loans combined made up less than 1% for both years.

Deposits

Certificates of Deposit and IRAs were $79.8 million, or 61.4% of deposits at December 31, 2005 which included $49.3 million of deposits purchased from correspondent banks less unamortized discounts of $283 thousand. At December 31, 2004, CDs and IRAs made up 56.9% of deposits at $52.9 million. CDs purchased at December 31, 2004 were $34.0 million less unamortized discounts of $188 thousand.

Stockholders’ Equity

Stockholders’ equity increased significantly from $8.6 million at December 31, 2004 to $12.8 million at December 31, 2005. The Bank entered into a rights offering during the second quarter of 2005 selling 165,289 shares of its common stock. The sale provided capital of $2.6 million offset by selling costs of $44 thousand. Net income of $1.8 million for the year ended December 31, 2005 also contributed to the increase.

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier 1) capital (common stockholders’ equity) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets) to risk-weighted assets of 8.0%. As of December 31, 2005, the Bank had a ratio of Tier 1 capital to risk-weighted assets of 10.8% and a ratio of total capital to risk-weighted assets of 12.1%. All capital ratio levels indicate that the Bank is well capitalized. Additional information related to the Bank’s regulatory capital and capital ratios can be found in the Regulatory Restrictions note to the financial statements.

Management’s Discussion and Analysis—(Continued)

Asset/Liability Management and Interest Rate Risk

In its asset/liability management or interest rate risk management process, the Bank attempts to match, in so far as is practical, the maturity and/or repricing of its interest-earning assets and interest-bearing liabilities. Due to the mostly short maturities of the Bank’s time deposits and floating rate characteristics of other interest-bearing liabilities such as money market accounts, the Bank attempts to grant loans with floating rate characteristics and/or short maturities in order to maintain its interest spread and net interest margin. Factors beyond the Bank’s control, such as market interest rates and competition, may also have an impact on the Bank’s interest income and interest expense.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

CRESCENT FINANCIAL CORPORATION

and

PORT CITY CAPITAL BANK

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of the 6th day of April, 2006 by and between PORT CITY CAPITAL BANK, a North Carolina banking corporation (“PCCB”) and CRESCENT FINANCIAL CORPORATION, a North Carolina corporation and registered bank holding company (“Crescent”);

W I T N E S S E T H:

WHEREAS, the parties hereto have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for PCCB to be acquired by Crescent through the merger of New Sub, Inc., a North Carolina corporation to be formed and owned by Crescent for the purpose of merging with and into PCCB pursuant to a plan of merger (the “Plan of Merger”) in the form attached hereto as Schedule A, with the effect that PCCB will be the surviving corporation in the Merger (as hereinafter defined) and that each of the outstanding shares of PCCB’s common stock will be converted into cash and common stock of Crescent in the manner set forth herein; and

WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the Merger and transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and of the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, the parties hereto mutually agree as follows:

ARTICLE I. THE MERGER

1.1 Merger. Crescent shall create a de novo corporation under North Carolina law to be owned by Crescent (hereinafter “New Sub, Inc.”). New Sub, Inc. shall be merged with and into PCCB pursuant to Sections 53-12 and 55-11-01 of the North Carolina General Statutes (the “Merger”), the separate corporate existence of New Sub, Inc. shall cease and the corporate existence of PCCB as the surviving corporation in the Merger shall continue under the laws of the State of North Carolina. PCCB, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

1.2 Effect of the Merger. At the Effective Time (as hereinafter defined) and by reason of the Merger, and in accordance with Sections 53-13 and 55-11-06 of the North Carolina General Statutes, all of the property, assets and rights of every kind and character of New Sub, Inc. including, without limitation, all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to New Sub, Inc., whether tangible or intangible, shall vest in the Surviving Corporation, and the Surviving Corporation shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of both New Sub, Inc. and PCCB, all without any conveyance, assignment or further act or deed; and the Surviving Corporation shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of both New Sub, Inc. and PCCB as of the Effective Time.

1.3 Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and Bylaws of PCCB in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving

Corporation until thereafter amended in accordance with applicable laws. The officers and directors of PCCB at the Effective Time shall continue to hold such offices and positions of the Surviving Corporation until removed as provided by law or until the election or appointment of their respective successors. Michael G. Carlton, President and Director of Crescent, who will be the sole director and president of New Sub, Inc., upon its incorporation shall be added to the Board of Directors of PCCB as of the Effective Time.

1.4 Conversion of Shares and Merger Consideration.

(a) Crescent Common Stock. Each share of common stock of Crescent, par value $1.00 per share (“Crescent Stock”), issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger. The one (1) share of New Sub, Inc. common stock, par value $1.00 per share (“New Sub, Inc. Stock”), issued and outstanding immediately prior to the Effective Time shall be redeemed at its par value.

(b) PCCB Common Stock. Except as otherwise provided herein, at the Effective Time, all rights of PCCB’s shareholders with respect to all of the then outstanding shares of the common stock of PCCB, $5.00 par value per share (“PCCB Stock”), shall cease to exist, and the holders of shares of PCCB Stock shall cease to be, and shall have no further rights as, shareholders of PCCB. At the Effective Time, each such outstanding share of PCCB Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by PCCB, Crescent or any Crescent subsidiary, which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section 1.8)) shall be converted, without any action on the part of the holder of such shares, into the right to receive the Merger Consideration (as defined in Section 1.5) in accordance with this Article I. Following the Effective Time, certificates representing shares of PCCB Stock outstanding at the Effective Time shall evidence only the right to receive, and may be exchanged for, the Merger Consideration. No share of PCCB Stock, other than Dissenting Shares (as defined in Section 1.8), shall be deemed to be outstanding or have any rights other than those set forth in this Section 1.4 after the Effective Time.

1.5 Merger Consideration.

(a) Per Share Consideration. Subject to the provisions of this Article I, at the Effective Time each outstanding share of PCCB Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by PCCB, Crescent or any Crescent subsidiary) shall cease to represent any interest (equity, shareholder or otherwise) in PCCB and shall automatically be converted exclusively into the right to receive $3.30 in cash, without interest, and a number of shares of Crescent Stock equal to the product of the Exchange Ratio and 0.9. For purposes of this Agreement, the “Exchange Ratio” shall be equal to the quotient of $33.00 divided by the Average Pre-Execution Price of Crescent Stock. For purposes of this Agreement, “Average Pre-Execution Price of Crescent Stock” shall mean the average of the closing prices of shares of Crescent Stock as reported on the Nasdaq Stock Market, Inc. National Market System (“NASDAQ”) as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source selected by Crescent) for the ten (10) consecutive full trading days immediately preceding the date of this Agreement. The Average Pre-Execution Price of Crescent Stock shall be calculated to the nearest one-hundredth and the Exchange Ratio shall be calculated to the nearest ten thousandth. The amount of cash into which shares of PCCB Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as “Cash Consideration,” and the number of shares of Crescent Stock into which shares of PCCB Stock shall be converted pursuant to this Agreement is sometimes hereinafter referred to as “Stock Consideration.” The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.” The Exchange Ratio is subject to possible adjustment in accordance with Section 1.5(c).

(b) Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of PCCB Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Crescent Stock (after taking into account all certificates delivered by such holder under

Section 1.7(a) below, shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Crescent Stock multiplied by the market value of one share of Crescent Stock at the Effective Time. The market value of one share of Crescent Stock at the Effective Time shall be the last sale price of Crescent Stock on NASDAQ as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source selected by Crescent), on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(c) Anti-Dilution Provisions. In the event Crescent changes the number of shares of Crescent Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reclassification, combination, exchange of shares, or similar transaction for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted to reflect such change.

1.6 Closing Payment. Prior to the Effective Time, Crescent shall deposit, or shall cause to be deposited, with First Citizens Bank & Trust Company, Raleigh, North Carolina, transfer agent of Crescent Stock (the “Exchange Agent”), for the benefit of each holder of PCCB Stock for exchange in accordance with this Article I (i) certificates representing the aggregate number of whole shares of Crescent Stock to be issued as Stock Consideration, and (ii) the aggregate amount of cash to be delivered to holders of PCCB Stock as Cash Consideration and in lieu of any fractional shares, to be issued and paid pursuant to this Article I for outstanding shares of PCCB Stock (such certificates for shares of Crescent Stock and such cash are referred to as the “Exchange Fund”). Immediately after the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article I, deliver the Crescent Stock and cash contemplated to be issued and paid with respect to PCCB Stock out of the Exchange Fund to each shareholder of PCCB Stock who has surrendered in accordance with the provisions of Section 1.7 below one or more certificates representing shares of PCCB Stock. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest all cash included in the Exchange Fund, as directed by Crescent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Crescent.

1.7 Exchange of Shares.

(a) Exchange Procedures. After the Effective Time, Crescent shall cause the Exchange Agent to mail to the shareholders of PCCB of record as of the Effective Time, transmittal materials and other appropriate written instructions (collectively, a “Transmittal Letter”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificate representing shares of PCCB Stock prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent and which shall be in such form and have such other provisions as Crescent may reasonably specify). After the Effective Time and upon the proper surrender of certificate(s) representing shares of PCCB Stock to the Exchange Agent, together with a properly completed and duly executed Transmittal Letter, the holder of such certificate(s) shall receive, in exchange therefor, the number of shares of Crescent Stock and the cash to which such holder is entitled hereunder (including any cash payments to which such holder is entitled hereunder in respect of rights to receive fractional shares and any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c)), subject to any required withholding or applicable taxes. Notwithstanding anything else herein contained, neither Crescent nor the Exchange Agent shall be obligated to deliver any of such payments in cash or Crescent Stock unless and until such holder has surrendered the certificate(s) representing such holder’s PCCB Stock. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require and shall be held in escrow by the Exchange Agent pending the Effective Time. If there is a transfer of ownership of any shares of PCCB Stock not registered in the transfer records of PCCB, the appropriate Merger Consideration shall be paid to the transferee thereof if the certificates representing such PCCB Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Crescent and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing PCCB Stock for six months after the Effective Time shall be delivered to Crescent, upon demand, and any shareholders of PCCB who have not previously complied with the provisions of this Article I shall thereafter look only to Crescent for payment of their claim for the Merger Consideration and any dividends or distributions with respect to Crescent Stock. Any portion of the Exchange Fund remaining unclaimed by holders of PCCB Stock five years after the Effective Time (or such earlier date immediately prior to such time as such portion would otherwise escheat to or become property of any government entity) shall, to the extent permitted by applicable law, become the property of Crescent free and clear of any claims or interest of any person previously entitled therein. Any other provision of this Agreement notwithstanding, neither Crescent nor the Exchange Agent shall be liable to any holder of shares of PCCB Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

(b) Lost Certificates. Any shareholder of PCCB whose certificate representing shares of PCCB Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive the Merger Consideration and any cash in lieu of fractional shares, to which he, she or it is entitled in accordance with and upon compliance with conditions reasonably imposed by the Exchange Agent or Crescent (including, without limitation, a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the Exchange Agent and Crescent).

(c) Rights of Former PCCB Shareholders. At the Effective Time, the stock transfer books of PCCB shall be closed as to holders of PCCB Stock immediately prior to the Effective Time and no transfer of PCCB Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 1.7(a) of this Agreement, each certificate theretofore representing shares of PCCB Stock (other than shares to be canceled pursuant to Section 1.4(b) of this Agreement and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the appropriate Merger Consideration. If, after the Effective Time, certificates representing PCCB Stock are presented to PCCB, Crescent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I. To the extent permitted by North Carolina law, former shareholders of record of PCCB shall be entitled to vote after the Effective Time at any meeting of shareholders of Crescent the number of whole shares of Crescent Stock into which their respective shares of PCCB Stock are converted, regardless of whether such holders have exchanged their certificates representing PCCB Stock for certificates representing Crescent Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Crescent on the Crescent Stock, the record date for which is on or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Crescent Stock to be issued pursuant to the Merger, but beginning at the Effective Time no dividend or other distribution payable to the holders of record of Crescent Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of PCCB Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 1.7(a) of this Agreement; provided, however, that upon surrender of such PCCB Stock certificate (or compliance with Section 1.7(b) of this Agreement), the Crescent Stock certificate, together with all undelivered dividends or other distributions (without interest) and cash payments, including any cash payments to be paid for fractional share interests (without interest), shall be delivered and paid with respect to each share represented by such PCCB Stock certificate.

1.8 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of PCCB Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with N.C. Gen. Stat. § 55-13-01 et seq. (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the appropriate Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of N.C. Gen. Stat. § 55-13-01 et seq. except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under N.C. Gen. Stat. § 55-13-01 et seq. shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the appropriate Merger Consideration upon surrender in the manner provided in Section 1.7 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. PCCB shall give Crescent (i) prompt notice of any written demand for appraisal of any shares of PCCB Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to N.C. Gen. Stat. § 55-13-01 et seq. and received by PCCB relating to shareholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under N.C. Gen. Stat. § 55-13-01 et seq. consistent with the obligations of PCCB thereunder. PCCB shall not, except with the prior written consent of Crescent, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with N.C. Gen. Stat. § 55-13-01 et seq.

1.9 Treatment of PCCB Options.

(a) At the Effective Time, Crescent shall assume each option to purchase PCCB Stock granted and outstanding under the Port City Capital Bank 2002 Incentive Stock Option Plan and the Port City Capital Bank 2002 Nonstatutory Stock Option Plan, (collectively, the “PCCB Option Plan”), whether or not then exercisable, in accordance with the terms of the PCCB Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time with respect to each such plan or agreement: (i) Crescent shall be substituted for PCCB; (ii) the compensation committee of the Crescent Board of Directors shall be substituted for the committee of the PCCB Board of Directors administering the PCCB Option Plan; (iii) each stock option granted and outstanding under the PCCB Option Plan may be exercised solely for shares of Crescent Stock; (iv) the number of shares of Crescent Stock subject to each such stock option shall be the number of whole shares of Crescent Stock (omitting any fractional share by rounding down to the nearest whole number) determined by multiplying the number of shares of PCCB Stock subject to such stock option immediately prior to the Effective Time by the Exchange Ratio; and (v) the per share exercise price under each such stock option shall be adjusted by dividing the per share exercise price under each such stock option by the Exchange Ratio and rounding up to the nearest cent. In addition, each stock option which is an “incentive stock option” under the PCCB Option Plan shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. Crescent and PCCB shall take all necessary steps to effectuate the foregoing provisions of this Section 1.9, including appropriate amendments to the PCCB Option Plan if necessary.

(b) As soon as practicable after the Effective Time, Crescent shall deliver to each of the participants in the PCCB Option Plan an appropriate notice setting forth such participant’s rights pursuant thereto, and the grants pursuant to the PCCB Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 1.9(a) after giving effect to the Merger). At or prior to the Effective Time, Crescent shall take all corporate action necessary to reserve for issuance sufficient shares of Crescent Stock for delivery upon exercise of the stock options assumed by it in accordance with this Section 1.9.

(c) As soon as practicable after the Effective Time, Crescent will use its best efforts to cause the shares subject to options granted under the PCCB Option Plan prior to the Effective Time (or any substitute options) to be registered under the Securities Act of 1933, as amended (the “1933 Act”), on a Form S-8 (or equivalent successor form) registration statement.

1.10 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Crescent in Cary, North Carolina, or at such other place as Crescent shall designate, on a date mutually agreeable to PCCB and Crescent (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of all required approvals of the Merger by the Federal Deposit Insurance Corporation (“FDIC”), the North Carolina Commissioner of Banks (the “Commissioner”), the Federal Reserve Board and any other governmental or regulatory authorities (as soon as practicable, but in no event to be more than 90 days following the expiration of all such required waiting periods). At the Closing, Crescent and PCCB shall take such actions (including, without limitation, the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required herein and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

1.11 Effective Time. Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective on the date and at the time (the “Effective Time”) on which Articles of Merger and the other provisions required by, and executed in accordance with applicable North Carolina law shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in the Articles of Merger); provided, however, that unless otherwise mutually agreed upon by the parties hereto, the Effective Time shall in no event be more than ten days following the Closing Date.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF PCCB

Except as otherwise specifically provided herein or as “Previously Disclosed” to Crescent, PCCB hereby makes the following representations and warranties to Crescent. (“Previously Disclosed” shall mean the disclosure of information in a letter delivered by PCCB to Crescent specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

2.1 Corporate Organization, Capacity and Authority.

(a) Organization. PCCB is a banking corporation duly organized and incorporated and validly existing under the laws of the State of North Carolina with its deposits insured up to applicable limits by the FDIC. PCCB has no direct or indirect subsidiaries.

(b) Power and Authority. PCCB has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it is now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification necessary, except where failure to so qualify would not have a Material Adverse Effect (as defined herein) on PCCB, and, to the best knowledge and belief of the management of PCCB, is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on PCCB. For purposes of this Article II, “Material Adverse Effect” shall mean any event or change that (i) is material and adverse to the financial position, results of operations or business of PCCB, or (ii) would materially impair the ability of PCCB to perform its obligations under this Agreement or otherwise materially impede the consummation of the Merger; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by any applicable governmental authority, (B) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions, including interest rates, affecting banks and their holding companies generally, (D) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (E) the effects of any action or omission taken with the prior consent of Crescent or as otherwise contemplated by the Agreement, and (F) the effects of any matter disclosed in this Agreement or Previously Disclosed.

(c) Constituent Documents. PCCB has previously delivered to Crescent true, accurate and complete copies of the currently effective Articles of Incorporation and Bylaws or equivalent organizational documents of PCCB including all amendments and proposed amendments thereto.

2.2 Capital Stock. The authorized capital stock of PCCB consists of 10,000,000 shares of common stock, $5.00 par value per share, of which 1,074,380 shares are issued and outstanding as of the date hereof and 1,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof. As of the date hereof, PCCB has granted 181,818 options to purchase shares of PCCB Common Stock pursuant to the PCCB Option Plan. Other than the PCCB Stock, PCCB has no other outstanding class of capital stock. Each outstanding share of PCCB Stock has been duly authorized and validly issued, is fully paid and nonassessable except to the extent set forth in N.C. Gen. Stat. § 53-42, has been issued in compliance with applicable federal and state securities laws or an exemption therefrom, and has not been issued in violation of the preemptive rights of any shareholder.

2.3 Principal Shareholders. There are no persons or entities known to PCCB that own beneficially, directly or indirectly, more than 5% of the outstanding shares of PCCB Stock.

2.4 Convertible Securities, Options, Etc. Except for the PCCB Option Plan, PCCB does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of PCCB Stock or any other securities of PCCB, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of PCCB Stock or any other securities of PCCB, or (iii) plan, agreement or other arrangement pursuant to which shares of PCCB Stock or any other securities of PCCB or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

2.5 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by PCCB’s board of directors. Subject only to approval of the Plan of Merger by the shareholders of PCCB, (i) PCCB has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize PCCB to enter into this Agreement and to perform its obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of PCCB enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

2.6 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of PCCB’s shareholders and of governmental or regulatory authorities are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by PCCB with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or Bylaws or the equivalent organizational documents of PCCB, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which PCCB is bound or by which it or its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of PCCB; (iii) to the best knowledge of management of PCCB, violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of PCCB; or (v) interfere with or otherwise adversely affect the ability of PCCB to carry on its business as presently conducted, or interfere with or otherwise adversely affect the ability of Crescent to carry on such business after the Effective Time. No consents, approvals or waivers are required to be obtained from any person or entity in connection with PCCB’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of PCCB’s shareholders as described in Section 7.1(a) below and of governmental or regulatory authorities as described in Section 7.1(d) below and approvals previously obtained.

2.7 Books and Records. The books of account of PCCB have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects PCCB’s items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of PCCB accurately reflect in all material respects the corporate actions which its shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to Crescent and its representatives.

2.8 Regulatory Reports. Since its date of incorporation, PCCB has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the FDIC, (ii) the Commissioner, and (iii) any other governmental or regulatory authorities having jurisdiction over PCCB except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on PCCB. All such reports, registrations and statements filed by PCCB with the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the “PCCB Reports.” As of their respective dates and to the best knowledge of management of PCCB, the PCCB Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and PCCB has not been notified that any such PCCB Reports were deficient as to form or content. Following the date of this Agreement, PCCB shall deliver to Crescent, simultaneous with the filing thereof, a copy of each report, registration, statement or other regulatory filing made thereafter by PCCB, with the FDIC, the Commissioner or any other such regulatory authority.

2.9 Shareholder Communications and FDIC Filings; Financial Statements.

(a) Shareholder Communications and FDIC Filings. PCCB has made available to Crescent true, accurate and complete copies of all communications by PCCB to its shareholders generally since December 31, 2002 (collectively, the “PCCB Shareholder Reports”). The PCCB Shareholder Reports did not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated in such PCCB Shareholder Reports or necessary in order to make the statements in such PCCB Shareholder Reports, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. PCCB has made available to Crescent the following audited financial statements (collectively, the “PCCB Financial Statements”): (i) its balance sheets as of December 31, 2005 and 2004 and its statements of operations for the years ended December 31, 2005, 2004 and 2003, together with notes thereto. Following the date of this Agreement, PCCB promptly will deliver to Crescent all other annual or interim financial statements prepared by or for PCCB. The PCCB Financial Statements (including any related notes and schedules thereto) are in accordance with PCCB’s books and records and present fairly PCCB’s financial condition, assets and liabilities and results of operations as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

2.10 Tax Returns and Other Tax Matters. To the best knowledge of management of PCCB, (i) PCCB has timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against PCCB, or its respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of PCCB to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the PCCB Financial Statements; (iii) tax returns and reports of PCCB have not been subject to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue since incorporation and PCCB has not received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) PCCB has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

2.11 Absence of Material Adverse Effects or Certain Other Events.

(a) To the best knowledge of management of PCCB, since December 31, 2005, PCCB has conducted business only in the ordinary course, and there has been no Material Adverse Effect, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a Material Adverse Effect, on PCCB.

(b) To the best knowledge of management of PCCB, since December 31, 2005, and other than in the ordinary course of its business, PCCB has not incurred any material liability or engaged in any material transaction or entered into any material agreement, suffered any material loss, destruction or damage to any of its respective properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

(c) PCCB has Previously Disclosed to Crescent any and all “Raises” approved or actually effected since December 31, 2005. For purposes of this Section 2.11(c), “Raises” shall be defined to include (i) any bonus; and (ii) any increase in the salaries, compensation or general benefits payable to employees of PCCB.

2.12 Absence of Undisclosed Liabilities. To the best knowledge of management of PCCB, PCCB has no liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including, without limitation, tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the PCCB Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2005 and which are not, individually or in the aggregate, material to PCCB. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other liabilities of PCCB.

2.13 Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of PCCB, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of PCCB, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting PCCB, or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of PCCB for, or subject PCCB to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on PCCB or on PCCB’s ability to consummate the Merger.

(b) Except for such licenses, permits, orders, authorizations or approvals (“Permits”) the absence of which would not have a Material Adverse Effect on PCCB, PCCB has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its business or to own, lease and operate its properties. Except as would not have a Material Adverse Effect on PCCB, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of PCCB, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) PCCB is not subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Commissioner or the FDIC) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against PCCB that in any manner limit, restrict, regulate, enjoin or prohibit any present or past business or practice of PCCB; and PCCB has not been advised and has no reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) PCCB is not in violation or default under, and has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including, without limitation, all provisions of North Carolina law relating to usury, consumer protection and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on PCCB, and, to the best knowledge and belief of management of PCCB, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

2.14 Real Properties. PCCB has Previously Disclosed to Crescent a listing of all real property owned or leased by PCCB (the “Real Property”) and all leases pertaining to any such Real Property to which PCCB is a party (the “Real Property Leases” and each a “Real Property Lease”). With respect to all Real Property, PCCB has good and marketable fee simple title to, or a valid and subsisting leasehold interest in, such Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable; (ii) statutory mechanics, materialman or contractor liens, and (iii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Real Property and which do not and will not materially detract from, interfere with or restrict the present or future use of the properties subject thereto or affected thereby. With respect to each Real Property Lease (x) such lease is valid and enforceable in accordance with its terms, (y) there currently exists no circumstance or condition which constitutes an event of default by PCCB (as lessor or lessee) or its respective lessor or lessee or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (z) subject to any required consent of PCCB’s lessor, each such Real Property Lease may be assigned to Crescent and the execution and delivery of this Agreement does not constitute an event of default thereunder. To the best knowledge and belief of management of PCCB, the Real Property complies with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental authority, including those relating to zoning, building and use permits, except for such noncompliance as does not or would not have a Material Adverse Effect on PCCB, and the Real Property may be used under applicable zoning ordinances for commercial banking facilities as a matter of right rather than as a conditional or nonconforming use. All improvements and fixtures included in or on the Real Property are in the aggregate in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which materially adversely affects the economic value thereof or materially adversely interferes (or will interfere immediately after the Merger) with the contemplated use thereof.

2.15 Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on the books and records of PCCB (i) have resulted from bona fide business transactions in the ordinary course of operations of PCCB, (ii) were made in accordance with the standard loan policies and procedures of PCCB, and (iii) are owned by PCCB free and clear in all material respects of any liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b) All of the records of PCCB regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any real or personal property or property rights (“Loan Collateral”), such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan. PCCB has not engaged in any form of indirect lending and no such indirect loans are outstanding.

(c) To the best knowledge and belief of management of PCCB, each loan reflected as an asset on the books of PCCB and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

(d) PCCB has previously delivered to Crescent (i) a written listing of each loan, extension of credit or other asset of PCCB which, as of December 31, 2005, is classified by the FDIC or the Commissioner as “Loss,” “Doubtful,” “Substandard” or “Special Mention” (or otherwise by words of similar import), or which it has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit that, as of December 31, 2005, was past due as to the payment of principal or interest or both, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, is the subject of a proceeding in bankruptcy or otherwise has indicated any inability or intention not to repay such loan or extension of credit. Each such listing is accurate and complete in all material respects as of the date indicated.

(e) As of December 31, 2005, PCCB’s reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the FDIC and the Commissioner and, in the best judgment of management of PCCB, (i) is reasonable in view of the size and character of its loan portfolio, current economic conditions and other relevant factors, and (ii) is adequate to provide for losses relating to or the risk of loss inherent in its loan portfolio.

(f) To the best knowledge and belief of management of PCCB, each of the loans carried on PCCB’s books and records (with the exception of those loans on the listing delivered to Crescent pursuant to subparagraph (d) of this Section 2.15) is collectible in the ordinary course of PCCB’s business in an amount which is not less than the amount at which it is carried on PCCB’s books and records.

2.16 Securities Portfolio and Investments. All securities owned by PCCB (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of PCCB to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which PCCB is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” to which PCCB has “purchased” securities under agreement to resell, PCCB has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2005, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of PCCB’s securities portfolio as a whole.

2.17 Personal Property and Other Assets. PCCB has made available a list of all tangible personal property of PCCB material to the business operations of PCCB (including, without limitation, all banking equipment, data processing equipment, vehicles, and all other tangible personal property located in any office of or used by PCCB in the operation of its business). Such personal property is owned or leased by PCCB free and clear of all liens, encumbrances, leases, title defects or exceptions to title other than such as are not material in character, amount or extent, and which do not materially detract from the value of, or interfere with the present or future use or ability to convey, the property subject thereto or affected thereby. All of PCCB’s tangible personal property material to its business in the aggregate is in good operating condition and repair, ordinary wear and tear excepted.

2.18 Patents and Trademarks. Except to the extent the absence of any of the following would have a Material Adverse Effect, PCCB owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted. PCCB has not violated, and currently is not in conflict with in any material respect, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity. PCCB owns, possesses or has the right to use any and all licenses necessary to lawfully use any and all software, applications and code currently installed or otherwise in use on any computer hardware of PCCB or otherwise used by PCCB in the conduct of its business.

2.19 Environmental Matters.

(a) PCCB has previously delivered to Crescent copies of (i) any and all environmental surveys or assessments in PCCB’s possession of the Real Property or any of its Loan Collateral and any improvements thereon; or (ii) any written correspondence, notices or records evidencing any violation of “Environmental Laws” (as defined in Section 2.19(f) below) on, affecting or otherwise involving the Real Property or any Loan Collateral.

(b) There has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any “Hazardous Substances” (as defined in Section 2.19(g) below) by PCCB or any person prior to the date hereof on, from or relating to the Real Property or, to the best knowledge and belief of management of PCCB, the Loan Collateral, which constitutes a violation of any Environmental Laws.

(c) PCCB has not, and to the best knowledge and belief of management of PCCB, no other person has violated any Environmental Laws (as defined below) with respect to any particular matter or violation for which PCCB is or may be responsible or liable, except to the extent any violations of which, when taken as a whole, would not have a Material Adverse Effect on PCCB.

(d) To the best knowledge of the management of PCCB, PCCB is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Real Property or, any Loan Collateral by any person or entity.

(e) PCCB has not caused the existence of, and to the best knowledge and belief of the management of PCCB, there are no facts, events or conditions relating to the Real Property or, any Loan Collateral, or the operations of PCCB, that could reasonably be expected to prevent, hinder or limit continued compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws.

(f) For purposes of this Agreement, “Environmental Laws” shall include:

(i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law,

(ii) all contractual agreements, and

(iii) all common law

concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, emergency removal, clean-up or remediation of any hazardous or toxic materials, substances or wastes (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, any “Superfund” or “Superlien” law, the Americans with Disabilities Act, and the Occupational Safety and Health Act), as such may now, or at any time prior to the effective time, be defined or in effect.

(g) For purposes of this Agreement, “Hazardous Substances” shall include hazardous, toxic or otherwise regulated materials, substances or wastes; chemical substances or mixtures; pesticides; pollutants; contaminants; toxic chemicals; oil or other petroleum products, byproducts, additives, or constituents (including but not limited to crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge, MTBE and all other liquid hydrocarbons regardless of specific gravity); asbestos or asbestos containing material; flammable explosives; polychlorinated biphenyls (“PCBs”) or any material containing PCBs; radioactive materials; biological micro-organisms, viruses, fungi, spores; environmental tobacco smoke; radon or radon gas; formaldehyde or any material containing formaldehyde; fumigants; any material or substance comprising or contributing to conditions known as “sick building syndrome,” “building-related illness” or similar conditions or exposures; and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or any other federal, state or local governmental agency or political subdivision thereof, or for the purpose of or by any Environmental Laws, as now or at any time prior to the Effective Time may be defined or in effect.

2.20 Brokerage or Finders’ Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by PCCB or its legal counsel directly with Crescent or its representatives. Except for Smith Capital, Inc., Charlotte, North Carolina, who has been retained by PCCB to provide an opinion on the fairness, from a financial point of view, to the shareholders of PCCB of the Merger Consideration, no person or firm has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, PCCB or its board of directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

2.21 Material Contracts.

(a) Except as Previously Disclosed, PCCB is not a party to or bound by any agreement, other than loans made in the ordinary course of business, (i) involving money or other property in an amount or with a value in excess of $25,000, (ii) which calls for the provision of goods or services to PCCB in an amount or with a value in excess of $25,000 which cannot be terminated without material penalty upon written notice to the other party thereto, (iii)which is material to PCCB and was not entered into in the ordinary course of business, (iv) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (v) which commits PCCB to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of business), (vi)which involves the purchase or sale of any assets of PCCB, or the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of PCCB, or (vii) with any director, officer or principal shareholder of PCCB (including, without limitation, any consulting agreement, but not including any agreement relating to loans or other banking services which were made in the ordinary course of its business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

(b) Except as may be considered to be a Material Adverse Effect, PCCB is not in default, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which it is a party or by which it or its property is or may be bound or affected or under which it or its property receives benefits.

2.22 Employment Matters; Employee Relations.

(a) PCCB (i) has paid in full to or accrued on behalf of all its respective directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services rendered, and all vacation pay, sick pay, severance pay and other amounts promised to the extent required by law or its existing policies or practices, and (ii) to the best knowledge of management of PCCB, is in compliance in all material respects with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and no person has, to the best knowledge and belief of management of PCCB, asserted that PCCB is liable in any amount for any arrearages in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

(b) There is no action, suit or proceeding by any person pending or, to the best knowledge and belief of management of PCCB, threatened against PCCB (or its employees), involving employment discrimination, harassment, wrongful discharge or similar claims. PCCB is not a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or, to PCCB’s best knowledge, threatened labor dispute, work stoppage or strike involving PCCB, or any of its employees, or any pending or, to PCCB’s best knowledge, threatened proceeding in which it is asserted that PCCB has committed an unfair labor practice; and, PCCB is not aware of any activity involving it or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

2.23 Employment Agreements; Employee Benefit Plans.

(a) PCCB previously delivered to Crescent a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans and agreements; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by PCCB for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “Plans”). PCCB does not maintain, sponsor, contribute to or otherwise participate in any “Multiemployer Plan” within the meaning of Section 3(37) of Employment Retirement Income Security Act of 1974, as amended (“ERISA”), or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA.

(b) All Plans maintained by or otherwise covering employees or former employees of PCCB currently are, and at all times have been, in compliance with all provisions and requirements of ERISA except those the noncompliance of which, when taken as a whole, would not have a Material Adverse Effect on PCCB. There is no pending or, to PCCB’s best knowledge, threatened litigation relating to any Plan or any such Plan previously maintained by PCCB. PCCB has not engaged in a transaction with respect to any Plan that has subjected it, or absent the exemption under which the transaction was effected, would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) PCCB has previously delivered to Crescent a true, correct and complete copy (including copies of all amendments thereto) of each of its retirement plans that is intended to be qualified under Section 401(a) of the Code (collectively, the “Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the Retirement Plans, the most recent determination letters received from the IRS regarding the Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Retirement Plans. The Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Retirement Plans. There are no issues relating to said qualification or exemption of the Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. Without limiting the generality of the foregoing, all reports and returns with respect to the Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no disputes or unresolved disagreements with respect to the Retirement Plans or the administration thereof currently existing between PCCB, or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of PCCB, or beneficiary of any such employee or any other person or entity. No “reportable event” within the meaning of Section 4043(b) of ERISA has occurred at any time with respect to the Retirement Plans, other than those that, when taken as a whole, would not have a Material Adverse Effect on PCCB.

(d) There are no restrictions on the rights of PCCB to amend or terminate any Plan. Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (except as otherwise specifically provided for or contemplated by the transactions described in this Agreement) (i) result in any payment to any person (including, without limitation, any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii)increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(e) Each Plan which is a “nonqualified deferred compensation plan,” as defined in Section 409A of the Internal Revenue Code (“Code”) has, with respect to amounts subject to Section 409A of the Code, been administered in a good faith attempt to comply with Section 409A of the Code, IRS Notice 2005-1 and Proposed Treasury Regulations issued under Section 409A of the Code and has not been materially modified after October 3, 2004.

2.24 Insurance. PCCB has in effect a “financial institutions bond” and such other policies of general liability, casualty, directors and officers liability, employee fidelity, errors and omissions and other property and liability insurance as have been Previously Disclosed to Crescent (the “Policies”). The Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is required by applicable law or regulation; and, in the judgment of management of PCCB, the insurance coverage provided under the Policies is reasonable and adequate in all respects for PCCB. Each of the Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility that is qualified to transact business in North Carolina; and PCCB has taken all requisite actions (including the giving of required notices) under each such Policy to preserve all rights thereunder with respect to all matters. PCCB is not in default under the provisions of, has received notice of cancellation or nonrenewal of, or any premium increase on, or has any knowledge of any failure to pay any premium on or any inaccuracy in any application for any Policy. There are no pending claims under any Policy, and PCCB has no knowledge of any facts or of the occurrence of any event that is reasonably likely to result in any such claim.

2.25 Insurance of Deposits. PCCB is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits of each depositor in PCCB are insured by the FDIC to the maximum amount provided by law, all deposit insurance premiums due from PCCB to the FDIC have been paid in full in a timely fashion, and, to the best knowledge and belief of PCCB, no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

2.26 Compensation; Stock Ownership. PCCB has Previously Disclosed (i) the name and current salary or wage rate for each present employee of PCCB, and (ii) the name of and number of shares of PCCB Stock beneficially owned by each of the directors and officers of PCCB and options to purchase shares of PCCB Stock held by such persons.

2.27 Affiliates. PCCB will deliver to Crescent within 15 days of the date hereof a listing of those persons deemed by PCCB and its counsel as of the date of this Agreement to be “Affiliates” of PCCB as that term is defined in Rule 405 promulgated under the 1933 Act, including persons, trusts, estates or other entities related to persons deemed to be Affiliates of PCCB.

2.28 State Takeover Laws. PCCB has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable “moratorium,” “control share,” “fair price,” “business combination,” or other anti-takeover laws and regulations of the State of North Carolina (collectively, “Takeover Laws”).

2.29 Obstacles to Regulatory Approval or Tax Treatment. To the best knowledge and belief of management of PCCB, there exists no fact or condition relating to PCCB that may reasonably be expected to (i) prevent, impede or delay Crescent or PCCB from obtaining the regulatory approvals required to consummate the transactions described herein, or (ii) prevent the Merger from qualifying to be a tax-free reorganization under Section 368(a)(1)(A) of the Code; and, if any such fact or condition becomes known to PCCB, PCCB shall promptly (and in any event within three days after obtaining such knowledge) communicate such fact or condition to the President of Crescent.

2.30 Internal Revenue Code Section 280G. Except as Previously Disclosed, PCCB will not be obligated to make a payment that constitutes an excess parachute payment to an individual who is a disqualified individual of PCCB, as a result of the transactions contemplated by this Agreement, without regard to whether the payment is reasonable compensation for services performed or to be performed, and no director, officer, or employee of PCCB is or will be entitled to an excess parachute payment gross-up payment from PCCB, Crescent or the Bank. For this purpose the terms excess parachute payment and disqualified individual are used in this Agreement as defined in Section 280G of the Internal Revenue Code.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF CRESCENT

Except as otherwise specifically described herein or as “Previously Disclosed” to PCCB, Crescent hereby makes the following representations and warranties to PCCB. (“Previously Disclosed” shall mean the disclosure of information in a letter delivered by Crescent to PCCB specifically referring to this Agreement and arranged in sections corresponding to the sections, subsections and items of this Agreement applicable thereto, and which letter has been delivered prior to the execution of this Agreement. Information shall be deemed Previously Disclosed for the purpose of a given section, subsection or item of this Agreement only to the extent a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.)

3.1 Corporate Organization, Capacity and Authority.

(a) Organization. Crescent is a corporation duly organized and validly existing under the laws of the State of North Carolina and is registered with the Commissioner as a commercial bank holding company and with the Federal Reserve Board as a bank holding company under the Bank Holding Company Act of 1956, as amended.

(b) Subsidiaries. Crescent has one wholly owned bank subsidiary, Crescent State Bank (the “Bank”). Crescent also owns 100% of the issued and outstanding common securities of Crescent Financial Capital Trust I, a special purpose entity organized as a statutory trust under the laws of the State of Delaware and formed to allow Crescent to issue trust preferred securities. Other than the foregoing, Crescent has no subsidiaries, direct or indirect, and does not own, directly or indirectly, any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity, except for equity issues reflected in Crescent’s investment portfolio and securities held in a fiduciary capacity.

(c) Organization of Subsidiary. The Bank is duly organized and validly existing under the laws of the State of North Carolina. All of the outstanding capital stock of the Bank is owned of record and beneficially, free and clear of all security interests and claims, by Crescent. All of the outstanding shares of capital stock of the Bank are duly authorized, validly issued, fully paid and nonassessable, except to the extent set forth in N.C. Gen. Stat. § 53-42.

(d) Power and Authority. Crescent has all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business as now being conducted, is duly qualified to do business and is in good standing in each other jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect (as defined herein) on Crescent, and is not transacting business, or operating any properties owned or leased by it, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on Crescent. For purposes of this Article III, “Material Adverse Effect” shall mean: (a) with respect to references to Crescent, any change in the business of Crescent that is or could be materially adverse to the financial condition, results of operations, prospects, business, assets, investments, properties or operations of Crescent. “Material Adverse Effect” shall not be deemed to include the impact of (A) changes in banking and similar laws of general applicability or interpretations thereof by any applicable governmental authority, (B) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks and their holding companies generally, (C) changes in general economic conditions, including interest rates, affecting banks and their holding companies generally, (D) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (E) the effects of any action or omission taken with the prior consent of Crescent or as otherwise contemplated by the Agreement, and (F) the effects of any matter disclosed in this Agreement or Previously Disclosed.

(e) Constituent Documents. Crescent has previously delivered to PCCB true, accurate and complete copies of the currently effective Articles of Incorporation and Bylaws or equivalent organizational documents of each of Crescent and the Bank, including all amendments and proposed amendments thereto.

3.2 Capital Stock. The authorized capital stock of Crescent consists of 20,000,000 shares of Crescent Stock, of which 5,034,710 shares are issued and outstanding as of March 31, 2006, and 5,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. Each outstanding share of Crescent Stock has been duly authorized and validly issued, is fully paid and nonassessable, has been issued in compliance with applicable federal and state securities laws and has not been issued in violation of the preemptive rights of any shareholder. The shares of Crescent Stock issued to PCCB’s shareholders pursuant to this Agreement, when issued as described herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be issued in compliance with applicable federal and state securities laws.

3.3 Convertible Securities, Options, Etc. Except as Previously Disclosed, Crescent does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Crescent Stock or any other securities of Crescent, (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Crescent Stock or any other securities of Crescent, or (iii) plan, agreement or other arrangement pursuant to which shares of Crescent Stock or any other securities of Crescent, or options, warrants, rights, calls or other commitments of any nature pertaining thereto, have been or may be issued.

3.4 Authorization and Validity of Agreement. This Agreement has been duly and validly approved by the board of directors of Crescent; (i) Crescent has the corporate power and authority to execute and deliver this Agreement and, subject to shareholder approval, to perform its obligations and agreements and carry out the transactions described herein, (ii) all corporate proceedings and approvals required to be taken to authorize Crescent to enter into this Agreement and to perform its respective obligations and agreements and to carry out the transactions described herein have been duly and properly taken, and (iii) this Agreement constitutes the valid and binding agreement of Crescent enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, and (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions).

3.5 Validity of Transactions; Absence of Required Consents or Waivers. Provided the required approvals of governmental or regulatory authorities and shareholders are obtained, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Crescent with any of its obligations or agreements contained herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or Bylaws or the equivalent organizational documents of Crescent, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Crescent, is bound or by which it, its business, capital stock or any of its properties or assets may be affected; (ii) result in the creation or imposition of any lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Crescent; (iii) to the best knowledge of management of Crescent, violate any applicable federal or state statute, law, rule or regulation, or any order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body; (iv) result in the acceleration of any obligation or indebtedness of Crescent; or (v) interfere with or otherwise adversely affect Crescent’s ability to carry on its business as presently conducted. No consents, approvals or waivers are required to be obtained from any governmental or regulatory authority in connection with Crescent’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of governmental or regulatory authorities described in Section 7.1 below and approvals previously obtained.

3.6 Books and Records. The books of account of Crescent have been maintained in material compliance with all applicable legal and accounting requirements and in accordance with good business practices, and such books of account are complete and reflect accurately in all material respects Crescent’s items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of Crescent accurately reflect in all material respects the corporate actions which its respective shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books. All such minute books have been or will be made available to PCCB and its representatives.

3.7 Regulatory Reports. Since January 1, 2005, Crescent and the Bank have filed all reports, registrations and statements, together with any amendments that were required to be made with respect thereto, that were required to be filed with the Federal Reserve Board, the FDIC, the Commissioner and any other governmental or regulatory authorities having jurisdiction over Crescent or the Bank except to the extent that failure to file such reports, registrations and statements would not have a Material Adverse Effect on Crescent and the Bank. All such reports and statements filed with the Federal Reserve Board, the FDIC, the Commissioner or other such regulatory authority are collectively referred to herein as the “Crescent Reports.” As of their respective dates, the Crescent Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and, Crescent has not been notified that any such Crescent Reports were deficient in any material respect as to form or content. Following the date of this Agreement, Crescent shall deliver to PCCB upon its request a copy of any report, registration, statement or other regulatory filing made by Crescent and the Bank with the Federal Reserve Board, the FDIC, the Commissioner or any other such regulatory authority.

3.8 SEC Filings; Financial Statements.

(a) SEC Filings. Crescent has filed and made available to PCCB all forms, reports, and documents required to be filed by Crescent with the SEC since December 31, 2003 (collectively, the “Crescent SEC Reports”). The Crescent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Crescent SEC Reports or necessary in order to make the statements in such Crescent SEC Reports, in light of the circumstances under which they were made, not misleading.

(b) Financial Statements. Crescent has filed with the SEC and made available to PCCB the following financial statements (collectively, the “Crescent Financial Statements”): (i) its consolidated balance sheets as of December 31, 2005 and 2004 and its consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2005, 2004 and 2003, together with notes thereto. Following the date of this Agreement, Crescent promptly will deliver to PCCB all other annual or interim financial statements prepared by or for Crescent and filed with the SEC. The Crescent Financial Statements (including any related notes and schedules thereto) (i) are in accordance with Crescent’s books and records, and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and present fairly Crescent’s consolidated financial condition, assets and liabilities, results of operations, changes in shareholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein subject, in the case of unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein, which adjustments will not be material in amount or effect. Crescent’s consolidated balance sheets as of December 31, 2005 and 2004 and its consolidated statements of operations, changes in shareholders’ equity and cash flows for the years ended December 31, 2005, 2004 and 2003 have been audited by Dixon Hughes PLLC, independent registered public accountants.

3.9 Tax Returns and Other Tax Matters. (i) Crescent and the Bank had timely filed or caused to be filed, or obtained proper extensions of time for filing, all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete in all material respects and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Crescent, the Bank or their respective properties have been fully paid or, if not yet due, a reserve or accrual which is reasonably believed by the management of Crescent to be adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes is reflected on the Crescent Financial Statements; (iii) tax returns and reports of Crescent and the Bank have not been subject to audit by the IRS or the North Carolina Department of Revenue in the last seven years and neither Crescent nor the Bank has received any indication of the pendency of any audit or examination in connection with any such tax return or report or has any knowledge that any such return or report is subject to adjustment; and (iv) neither Crescent nor the Bank has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax.

3.10 Absence of Material Adverse Changes. Since December 31, 2005, there has been no material adverse change, and there has occurred no event or development and there currently exists no condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in a Material Adverse Effect on Crescent or the Bank.

3.11 Absence of Undisclosed Liabilities. Neither Crescent nor the Bank have any liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Crescent Financial Statements, or (ii) obligations or liabilities incurred in the ordinary course of its business since December 31, 2005 and which are not, individually or in the aggregate, material to Crescent and the Bank considered as one enterprise.

3.12 Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or, to the best knowledge and belief of management of Crescent, any facts or circumstances which reasonably could result in such), including, without limitation, any such action by any governmental or regulatory authority, which currently exist or are ongoing, pending or, to the best knowledge and belief of management of Crescent, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Crescent or the Bank or any of their respective properties, assets or employees which, if determined adversely, could result in liability on the part of Crescent or the Bank, or subject Crescent or the Bank to, material monetary damages, fines or penalties or an injunction, or which could have a Material Adverse Effect on Crescent or the Bank or on Crescent’s ability to consummate the Merger.

(b) Except for such licenses, permits, orders, authorizations or approvals (“Permits”) the absence of which would not have a Material Adverse Effect on Crescent or the Bank, each of Crescent and the Bank has all Permits of any federal, state, local or foreign governmental or regulatory body that are material to or necessary for the conduct of its respective business or to own, lease and operate its respective properties. Except as would not have a Material Adverse Effect on Crescent and the Bank, all such Permits are in full force and effect and no violations are or have been recorded in respect of any such Permits. No proceeding is pending or, to the best knowledge and belief of management of Crescent, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) Neither Crescent nor the Bank is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any regulatory or other governmental authority (including, without limitation, the Federal Reserve Board, the FDIC or the NCBC) relating to its financial condition, directors or officers, employees, operations, capital, regulatory compliance or otherwise; there are no judgments, orders, stipulations, injunctions, decrees or awards against Crescent or the Bank which in any manner limits, restricts, regulates, enjoins or prohibits any present or past business or practice of Crescent or the Bank; and neither Crescent nor the Bank has been advised or has any reason to believe that any regulatory or other governmental authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) Neither Crescent nor the Bank is in violation or default under, and each has complied with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other governmental or regulatory authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other laws and regulations applicable to extensions of credit) except for any such violation, default or noncompliance as does not or would not have a Material Adverse Effect on Crescent and the Bank, and, to the best knowledge and belief of management of Crescent, there is no basis for any claim by any person or authority for compensation, reimbursement or damages or otherwise for any violation of any of the foregoing.

3.13 Absence of Brokerage or Finders’ Commissions. All negotiations relative to this Agreement and the transactions described herein have been carried on by Crescent or its representatives, including Howe Barnes Investments, Inc. (“HB”), directly with PCCB or its representatives. No person or firm other than HB has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Crescent or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein.

3.14. Obstacles to Regulatory Approval. To the best of the knowledge and belief of the management of Crescent, no fact or condition relating to Crescent exists that may reasonably be expected to (i) prevent, impede or delay Crescent or PCCB from obtaining the regulatory approvals required in order to consummate transactions described herein; and, if any such fact or condition becomes known to the executive officers of Crescent, Crescent promptly (and in any event within three days after obtaining such knowledge) shall communicate such fact or condition to the President of PCCB.

3.15 Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on the books and records of Crescent and the Bank (i) have resulted from bona fide business transactions in the ordinary course of operations of Crescent and the Bank, (ii) were made in accordance with the standard loan policies and procedures of Crescent and the Bank, and (iii) except as Previously Disclosed, are owned by Crescent or the Bank free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b) All of the records of Crescent and the Bank regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, with respect to such loans the loan documentation of which indicate are secured by any Loan Collateral, such loans are in all material respects secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in the records of such loan.

(c) To the best knowledge and belief of management of Crescent, each loan reflected as an asset on the books of Crescent and the Bank and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

3.16 Securities Portfolio and Investments. Except as Previously Disclosed, all securities owned by Crescent or the Bank (whether owned of record or beneficially) are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory, which would materially impair the ability of Crescent or the Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Crescent or the Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” to which Crescent or the Bank has “purchased” securities under agreement to resell, Crescent or the Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed that is secured by such collateral. Except for fluctuations in the market values of its investment securities, since December 31, 2005, there has been no significant deterioration or material adverse change in the quality, or any material decrease in the value, of Crescent’s securities portfolio as a whole.

ARTICLE IV. COVENANTS OF PCCB

4.1 Affirmative Covenants of PCCB. PCCB hereby covenants and agrees as follows with Crescent:

(a) Conduct of Business Prior to Effective Time. Between the date of this Agreement and the Effective Time, except as otherwise agreed by Crescent in writing, PCCB will carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and will:

(i) make all reasonable efforts to preserve intact its present business organization, keep available its present officers and employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with them;

(ii) maintain all of its properties and equipment used in its business in the aggregate, in customary repair, order and condition, ordinary wear and tear excepted;

(iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis except to the extent otherwise reasonably required by applicable laws or regulations and on a monthly basis after the date hereof provide Crescent with copies of month-end reconciliations for (a) correspondent bank accounts; and (b) all suspense or clearing accounts;

(iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

(v) not change in any material respect its existing loan underwriting guidelines, policies or procedures except as may be required by law or applicable regulation;

(vi) continue to maintain in force insurance such as is described in Section 2.24 above; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage; and

(vii) promptly provide to Crescent such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations as Crescent reasonably shall request.

(b) Loans. PCCB will provide Crescent with prior notice of each new extension of credit (including the issuance of unfunded commitments, but excluding such new extensions of credit as have been Previously Disclosed,) that it proposes to make within the following categories: (i) loan participations, (ii) loans for acquisition and development purposes, and (iii) non-residential construction loans exceeding $500,000 in principal amount. PCCB will not enter into any form of indirect lending. Additionally, PCCB will make available and provide to Crescent the following information with respect to its loans and other extensions of credit (such assets herein referred to as “Loans”) as of December 31, 2005 and as of the end of each month thereafter until the Effective Time, such information for each month, or in the case of (ii) below, quarterly, to be in form and substance as is usual and customary in the conduct of its business and to be furnished within 15 days of the end of each month ending after the date hereof, except as otherwise provided:

(i) a list of Loans past due for 30 days or more as to principal or interest;

(ii) an analysis of the Loan Loss Reserve and management’s assessment of the adequacy of the Loan Loss Reserve, which analysis and assessment shall include a list of all classified or “watch list” Loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan;

(iii) a list of Loans in nonaccrual status;

(iv) a list of all Loans over $50,000 without principal reduction for a period of longer than one year;

(v) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(vi) a list of reworked or restructured Loans over $50,000 and still outstanding, including original terms, restructured terms and status (provided however, that for purposes of this Section 4.1(b)(vi), the renewal of a loan under the same or substantially similar terms and conditions shall not constitute a “reworked or restructured” Loan);

(vii) a list of any actual or threatened litigation by or against PCCB pertaining to any Loans or credits, together with the pleadings and other filed documents related thereto; and

(viii) a list of new and renewed Loans made during the previous month categorized by lender, borrower, loan purpose and interest rate.

(c) Accruals for Loan Loss Reserve, Expenses and Other Accounting Matters. PCCB will make such appropriate accounting entries in its books and records and take such other actions as Crescent, in consultation with PCCB’s independent certified public accounting firm, deems to be required by GAAP, or which Crescent otherwise reasonably deems to be necessary, appropriate or desirable in anticipation of the Merger and which are not in violation of GAAP or applicable law, including without limitation additional provisions to PCCB’s Loan Loss Reserve or accruals or the creation of reserves for employee benefit and Merger-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by PCCB and Crescent, PCCB shall not be required to make any such accounting entries until immediately prior to the Closing and only following receipt of written confirmation from Crescent that it is not aware of any fact or circumstance that would prevent completion of the Merger; and, provided further, however, that no such entry made as a result of such a request by Crescent shall, itself alone, constitute a breach by PCCB of any representation, warranty or covenant made by PCCB in this Agreement.

(d) Loan Charge-Offs. PCCB will make such appropriate accounting entries in its books and records and take such other actions which are not in violation of GAAP or applicable law as Crescent, in consultation with PCCB’s independent certified public accounting firm, reasonably deems to be necessary, appropriate or desirable to charge-off any Loans on PCCB’s books, or any portions thereof, that Crescent, in its sole discretion, considers to be losses or that Crescent otherwise believes, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or otherwise, or that otherwise would be charged off by Crescent after the Effective Time in accordance with its Loan administration and charge-off policies and procedures; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by PCCB and Crescent, PCCB shall not be required to make any such accounting entries or take any such actions until immediately prior to the Closing and only following receipt of written confirmation from Crescent that it is not aware of any fact or circumstance that would prevent completion of the Merger; and, provided further, however, that no such entry made as a result of such a request by Crescent shall, itself alone, constitute a breach by PCCB of any representation, warranty or covenant made by PCCB in this Agreement.

(e) Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, PCCB promptly will notify Crescent in writing of and provide to it such information as it shall request regarding (i) any material adverse change in its financial condition, results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or of (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of PCCB herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or may or could cause, create or result in the breach or violation of any of PCCB’s covenants or agreements contained herein in any material respect or in the failure of any of the conditions described in Sections 7.1 or 7.3 below.

(f) Qualified Plans. PCCB shall take all appropriate action as shall be necessary to maintain the Port City Capital Bank 401(k) Plan (the “PCCB 401(k) Plan”), as a qualified plan for purposes of ERISA. PCCB and Crescent intend to review all benefit plans of PCCB and Crescent after the Effective Time and determine the most advantageous benefit plans to be implemented for employees at both Crescent and PCCB.

(g) Further Action; Instruments of Transfer. PCCB shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to Crescent all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of PCCB in consummating such transactions and (iii) cooperate with Crescent fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

4.2 Negative Covenants of PCCB. Between the date hereof and the Effective Time, PCCB will not, except as Previously Disclosed, do any of the following things or take any of the following actions without the prior written consent and authorization of the President of Crescent:

(a) Amendments to Articles of Incorporation or Bylaws. Amend its Articles of Incorporation or Bylaws.

(b) Change in Capital Stock. Make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or issue, sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities (including securities convertible into capital stock), or enter into any agreement or understanding with respect to any such action.

(c) Options, Warrants and Rights. Grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(d) Dividends. Declare or pay any dividends on any outstanding shares of its capital stock or make any other distributions on or in respect of any shares of its capital stock or otherwise to its shareholders.

(e) Employment, Benefit or Retirement Agreements or Plans. Except as required by law, contemplated by this Agreement or Previously Disclosed, (i) enter into, become bound by, renew or extend any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee or consultant which is not immediately terminable by PCCB without cost or other liability on no more than 30 days’ notice; (ii) amend any existing, or adopt, enter into or become bound by any new or additional, profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; (iii) make contributions to any Retirement Plan other than basic and matching contributions in accordance with the terms of such Retirement Plan as Previously Disclosed; or (iv) enter into or become bound by any contract with or commitment to any labor or trade union or association or any collective bargaining group.

(f) Increase in Compensation. With the exception of the anticipated increases in annual salary and annual officer and employee bonuses Previously Disclosed to Crescent and such other raises as are in the ordinary course of business and in accordance with historical practices, increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants.

(g) Accounting Practices. Make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

(h) Acquisitions; Additional Branch Offices. Directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) enter into or become bound by any contract, agreement, commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

(i) Changes in Business Practices. Except as may be required by the FDIC, the Commissioner or any other governmental or other regulatory agency having jurisdiction over PCCB or as shall be required by applicable law, regulation or this Agreement, (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies (except to the extent required by Section 4.1 above and Section 6.8 below).

(j) Investment Securities. (i) Other than in the ordinary course of business, acquire, other than by way of foreclosure or acquisition in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice any debt security or Equity Investment (as hereinafter defined) other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one year or less, (ii) restructure or materially change its investment securities portfolio or its gap position, or (iii) enter into any Derivatives Contract (as hereinafter defined); provided, however, that, if Crescent does not object to a written request for approval within two business days after receipt, the request shall be deemed approved. “Equity Investment” means (i) any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the FDIC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security and any certificate of interest or participation in, temporary or interim certificate for or receipt for any of the foregoing, (ii) any ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity or any interest in real estate or (iii) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction. “Derivatives Contract” means any exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract, including any combination of the foregoing.

(k) Acquisition or Disposition of Assets.

(i) Except in the ordinary course of business consistent with its past practices, sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any real estate; or sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets.

(ii) Except in the ordinary course of business consistent with past practices, purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any real property; or purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of any equipment or any other fixed assets (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

(iii) Enter into any purchase commitment for supplies or services which calls for prices of goods or fees for services materially higher than current market prices or fees or which obligates PCCB for a period longer than six months;

(iv) Except in the ordinary course of its business consistent with its past practices, sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any loan or other receivable or any participation in any loan or other receivable; or

(v) Sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license) other than assets that are obsolete or no longer used in PCCB’s business; or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of PCCB or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

(l) Debt; Liabilities. Except in the ordinary course of its business consistent with its past practices, (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to its borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii)incur any other liability or obligation (absolute or contingent).

(m) Liens; Encumbrances. Mortgage, pledge or subject any of its assets to, or permit any of its assets to become or (with the exception of those liens and encumbrances Previously Disclosed to Crescent with specificity pursuant to Section 2.14 hereof) remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with borrowings from the Federal Home Loan Bank of Atlanta, securing of public funds deposits, repurchase agreements or other similar operating matters).

(n) Waiver of Rights. Waive, release or compromise any material rights in its favor (except in the ordinary course of business) except in good faith for fair value in money or money’s worth, nor waive, release or compromise any rights against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders.

(o) Other Contracts. Except as Previously Disclosed, enter into or become bound by any contracts, agreements, commitments or understandings (other than those described elsewhere in this Section 4.2) (i) for or with respect to any individual charitable contribution in excess of $5,000; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which PCCB would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding and whether or not in the ordinary course of its business, would obligate or commit PCCB to make expenditures of more than $15,000 (other than contracts, agreements, commitments or understandings entered into in the ordinary course of PCCB’s lending operations).

(p) Deposit Liabilities. Following the date of this Agreement and up to the Effective Time, PCCB will make pricing decisions with respect to its deposit accounts in a manner consistent with its past practices based on competition and prevailing market rates in its banking market.

(q) Internal Revenue Code Section 280G Payments. PCCB will not make any payments that constitute excess parachute payments to an individual who is a disqualified individual of PCCB as a result of the transactions contemplated by this Agreement without regard to whether the payment is reasonable compensation for services performed or to be performed and no director, officer or employee of PCCB will receive an excess parachute payment gross-up payment from PCCB. For this purpose the terms “excess parachute payment” and “disqualified individual” are used in this Agreement as defined in Section 280G of the Internal Revenue Code.

4.3 Shareholder Approval.

(a) Meeting of Shareholders. PCCB shall cause a meeting of its shareholders to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of the Plan of Merger. In connection with the call and conduct of and all other matters relating to its shareholders’ meeting or other shareholder approval, PCCB shall fully comply with all provisions of applicable federal and state law and regulations and with its Articles of Incorporation and Bylaws.

(b) Recommendation of Board of Directors. Subject to its fiduciary obligations, the board of directors of PCCB shall recommend to the shareholders of PCCB that they vote their shares at the shareholders’ meeting contemplated by Section 4.3(a) above to approve the Plan of Merger.

4.4 Certain Actions.

(a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 4.4, PCCB shall not, and shall not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates or representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal (as defined below) or any inquiries with respect to the making of any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with, furnish any information relating to PCCB or afford access to the business, properties, assets, books or records of PCCB to any third party, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.2(b)(vi), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or net assets of PCCB, (x) the direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of PCCB’s Stock, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of PCCB, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving PCCB other than the transactions contemplated by this Agreement.

(b) Notwithstanding anything herein to the contrary, PCCB and its board of directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, provided that the board of directors of PCCB shall not withdraw or modify in a manner adverse to Crescent its Approval Recommendation except as set forth in clause (iii) below; (ii) to initiate any discussions or negotiations with, or provide any information to, any person in response to a Superior Proposal (as defined below) by any such person, if and only to the extent that (x) PCCB’s board of directors concludes in good faith, after consultation with outside counsel, that failure to do so would breach its fiduciary duties to PCCB’s shareholders under applicable law, (y) prior to providing any information or data to any person in connection with a Superior Proposal by any such person, PCCB’s board of directors receives from such person an executed confidentiality agreement, a copy of which executed confidentiality agreement shall have been provided to Crescent for informational purposes, and (z) at least 72 hours prior to providing any information or data to any person or entering into discussions or negotiations with any person, PCCB promptly notifies Crescent in writing of the name of such person and the material terms and conditions of any such Superior Proposal, and (iii) to withdraw, modify, qualify in a manner adverse to Crescent, condition or refuse to make its Approval Recommendation (the “Change in Recommendation”) if PCCB’s board of directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to PCCB’s shareholders under applicable law.

The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a third party to acquire more than 50% of the combined voting power of the shares of PCCB Stock then outstanding or all or substantially all of PCCB’s assets for consideration consisting of cash or securities or both that is on terms that the board of directors of PCCB in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the board of directors of PCCB in its good faith judgment believes to be more favorable from a financial point of view to its shareholders than the Merger; (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the board of directors of PCCB, and (C) is reasonably capable of being completed.

(c) PCCB will promptly, and in any event within 24 hours, notify Crescent in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making such proposal.

(d) PCCB shall, and shall cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal.

(e) If a Payment Event (as hereinafter defined) occurs, PCCB shall pay to Crescent by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $2,000,000 (the “Break-up Fee”). The term “Payment Event” means any of the following:

(i) the termination of this Agreement by Crescent pursuant to Section 8.2(a)(vi);

(ii) the termination of this Agreement by PCCB pursuant to Section 8.2(b)(vi);

(iii) a tender offer or exchange offer for 25% or more of the outstanding common stock of PCCB is commenced and PCCB shall not have sent to its shareholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the board of directors of PCCB recommends rejection of such tender offer or exchange offer; or

(iv) the occurrence of any of the following events within eighteen months of the termination of this Agreement pursuant to Section 8.2(a)(iv) (but only if by reason of PCCB’s shareholders’ failure to approve this Agreement and Plan of Merger) or 8.2(b)(iv), provided that an Acquisition Proposal shall have been made by a Third Party after the date hereof and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) PCCB enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party; (B) such Third Party, directly or indirectly, acquires substantially all of the assets of PCCB; (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding PCCB Stock or (D) PCCB adopts or implements a plan of liquidation, recapitalization or share repurchase relating to more than 50% of the outstanding PCCB Stock or an extraordinary dividend relating to substantially all of the outstanding PCCB Stock or substantially all of the assets of PCCB. As used herein, “Third Party” means any person as defined in Section 13(d) of the 1934 Act other than Crescent or its affiliates.

PCCB acknowledges that the agreements contained in this Section 4.4 are an integral part of the transactions contemplated in this Agreement and that without these agreements Crescent would not enter into this Agreement. Accordingly, in the event PCCB fails to pay to Crescent the Break-up Fee, promptly when due, PCCB shall, in addition thereto, pay to Crescent all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by Crescent, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

ARTICLE V. COVENANTS OF CRESCENT

Crescent hereby covenants and agrees as follows with PCCB:

5.1 Employment.

(a) Contracts. Immediately after the Effective Time, Crescent will cause PCCB as its wholly owned subsidiary to execute, date and deliver Employment Agreements to W. Keith Betts, Lawrence S. Brobst and John M. Franck, respectively, substantially in the forms attached hereto as Exhibits A, B and C.

(b) Other Employees. After the Effective Time, Crescent will not interfere with PCCB’s efforts to retain other employees of PCCB. Any such person so retained shall be employed on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate Crescent, the Bank or PCCB to employ any such person for any specific period of time or in any specific position or location or to restrict PCCB’s right to change the rate of compensation or terminate the employment of any such person at any time and for any reason.

(c) NASDAQ Notification. Prior to the Effective Time, Crescent shall file with the National Association of Securities Dealers such notifications and other materials (and shall pay such fees) as shall be required for the listing on NASDAQ of the shares of Crescent Stock to be issued to PCCB’s shareholders pursuant to the Merger.

5.2 Employee Benefits. After the Effective Time, Crescent and PCCB shall confer as to the employee benefits at Crescent, the Bank and PCCB and shall determine which such benefits shall be applicable on a uniform basis to all employees of Crescent, the Bank and PCCB. Until such time as that determination is made and agreed upon by the boards of directors of Crescent and PCCB, the Plans, including health insurance, retirement benefits, vacation, sick leave and all other fringe benefits applicable to employees of PCCB shall remain in effect.

5.3 PCCB Directors.

(a) Representation on PCCB Board. Crescent shall appoint Michael G. Carlton, President and Chief Executive Officer of Crescent, to the Board of Directors of PCCB. All directors of PCCB at the Effective Time will be invited to continue to serve as a director of PCCB.

(b) Representation on Crescent Board. At the Effective Time, Crescent shall take such appropriate action under North Carolina law to increase the number of its directors from 10 to 13 and shall appoint three non-management directors of PCCB serving at the Effective Time to the board of directors of Crescent.

5.4 Indemnification of Directors and Officers.

(a) After the Effective Time, without releasing any insurance carrier and after exhaustion of all applicable director and liability insurance coverage for PCCB and its directors and officers, Crescent shall indemnify, hold harmless and defend the directors and officers of PCCB in office at the Effective Time, to the same extent as it indemnifies its own directors and officers, from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature including, without limitation, reasonable attorneys’ fees and legal costs and expenses therewith whether known or unknown and whether now existing or hereafter arising which may be threatened against, incurred, undertaken, received or paid by such persons in connection with or which arise out of or result from or are based upon any action or failure to act by such person in the ordinary scope of his duties as a director or officer of PCCB (including service as a fiduciary of any of the PCCB Plans (as defined in Section 2.23(a)) through the Effective Time; provided, however, that Crescent shall not be obligated to indemnify such person for (i) any act not available for statutory or permissible indemnification under North Carolina law, (ii) any penalty, decree, order, finding or other action imposed or taken by any banking regulatory authority, (iii)any violation or alleged violation of federal or state securities laws to the extent that indemnification is prohibited by law, or (iv) any claim of sexual or other unlawful harassment, or any form of employment discrimination prohibited by federal or state law; further, provided, however, that (A) Crescent shall have the right to assume the defense thereof and upon such assumption Crescent shall not be liable to any director or officer of PCCB for any legal expenses of other counsel or any other expenses subsequently incurred by such director or officer in connection with the defense thereof, except that if Crescent elects not to assume such defense for such director or officer or reasonably advises such director or officer that there are issues which raise conflicts of interest between Crescent and such director or officer, such director or officer may retain counsel reasonably satisfactory to him, and Crescent shall pay the reasonable fees and expenses of such counsel, (B) Crescent shall not be liable for any settlement effected without its prior written consent, and (C) Crescent shall not have any obligation hereunder to any director or officer of PCCB when and if a court of competent jurisdiction shall determine that indemnification of such director or officer in the manner contemplated hereby is prohibited by applicable law. The indemnification provided herein shall be in addition to any indemnification rights an indemnitee may have by law, pursuant to the charter or Bylaws of PCCB or pursuant to any PCCB Plan for which the indemnitee serves as a fiduciary.

(b) From and after the Effective Time, Crescent will directly or indirectly cause the persons who served as directors or officers of PCCB at the Effective Time to be covered by PCCB’s existing directors’ and officers’ liability insurance policy (provided that Crescent may substitute therefor policies of at least the same coverage in amounts contained and terms and conditions which are not less advantageous than such policy). Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

(c) The indemnification provided by this Section 5.4 is the sole indemnification provided by Crescent to the directors and officers of PCCB for service in such positions up to and through the Effective Time. This Section 5.4 is intended to create personal rights in the directors and officers of PCCB, who shall be deemed to be third-party beneficiaries hereof. Notwithstanding any other provision of this Agreement, at the Effective Time, the indemnification rights provided herein shall not be extinguished but shall instead survive for a period of three years after the Effective Time.

5.5 Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, Crescent promptly will notify PCCB in writing of and provide to it such information as it shall reasonably request regarding (i) any material adverse change in Crescent’s consolidated financial condition, consolidated results of operations, prospects, business, assets, loan portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, may or could cause, create or result in any such material adverse change, or (ii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or may or could cause any statement, representation or warranty of Crescent herein to be or become inaccurate, misleading or incomplete, or which has resulted or may or could cause, create or result in the breach or violation of any of Crescent’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.1 or 7.2 below.

5.6 Further Action. Crescent shall (i) use its best efforts in good faith to take or cause to be taken all action required of it hereunder as promptly as practicable so as to permit the expeditious consummation of the transactions described herein, (ii) perform all acts and execute and deliver to PCCB all documents or instruments required herein or as otherwise shall be reasonably necessary or useful to or requested of Crescent in consummating such transactions and (iii) cooperate with PCCB fully in carrying out, and will pursue diligently the expeditious completion of, such transactions.

5.7 Shareholder Approval.

(a) Meeting of Shareholders. Crescent shall cause a meeting of its shareholders to be duly called and held as soon as practicable for the purpose of voting on the approval and adoption of the Plan of Merger and the approval of the issuance of shares of Crescent Stock in the Merger. In connection with the call and conduct of and all other matters relating to its shareholders’ meeting (including the solicitation of proxies), Crescent shall fully comply with all provisions of applicable federal and state law and regulations and with its Articles of Incorporation and Bylaws.

(b) Recommendation of Board of Directors. Subject to its fiduciary obligations, the board of directors of Crescent, shall recommend to the shareholders of Crescent that they vote their shares at the shareholders’ meeting contemplated by Section 5.7(a) above to approve the issuance of shares of Crescent Stock in the Merger and the Plan of Merger and the Joint Proxy Statement/Prospectus (as defined in Section 6.1(b)) will so indicate and state that Crescent’s board of directors considers the Merger to be advisable and in the best interests of Crescent and its shareholders.

ARTICLE VI. MUTUAL AGREEMENTS

6.1 Registration Statement, Joint Proxy Statement/Prospectus.

(a) Registration Statement and “Blue Sky” Approvals. As soon as practicable following the execution of this Agreement and after the furnishing by PCCB of all information required to be contained therein, Crescent shall prepare and file with the SEC under the Securities Act of 1933, as amended, a registration statement on Form S-4 (or on such other form as Crescent shall determine to be appropriate) (the “Registration Statement”) covering the Crescent Stock to be issued to shareholders of PCCB pursuant to this Agreement. Additionally, Crescent shall take all such other actions, if any, as shall be required by applicable state securities or “blue sky” laws (i) to cause the Crescent Stock to be issued upon consummation of the

Merger, and at the time of the issuance thereof, to be duly qualified or registered (unless exempt) under such laws, (ii) to cause all conditions to any exemptions from qualification or registration under such laws to have been satisfied, and (iii) to obtain any and all required approvals or consents to the issuance of such stock. Crescent shall deliver to PCCB and its counsel a preliminary draft of the Registration Statement and the Joint Proxy Statement/Prospectus as soon as practicable after the date of this Agreement.

(b) Preparation and Distribution of Joint Proxy Statement/Prospectus. Crescent and PCCB jointly shall prepare a “Joint Proxy Statement/Prospectus” for distribution to their shareholders as the proxy statement relating to solicitation of proxies for use at the shareholders’ meetings contemplated in Sections 4.3(a) and 5.7(a) above and as Crescent’s prospectus relating to the offer and distribution of Crescent Stock as described herein. The Joint Proxy Statement/Prospectus shall be in such form and shall contain or be accompanied by such information regarding the shareholders’ meeting, this Agreement, the parties hereto, the Merger and other transactions described herein as is required by applicable law and regulations and otherwise as shall be agreed upon by Crescent and PCCB. Crescent shall include the Joint Proxy Statement/Prospectus as the prospectus in its “Registration Statement” described above; and Crescent and PCCB shall cooperate with each other in good faith and shall use their best efforts to cause the Joint Proxy Statement/Prospectus to comply with any comments of the SEC. Each of Crescent and PCCB shall mail the Joint Proxy Statement/Prospectus to its shareholders prior to the scheduled date of its shareholders’ meeting; provided, however, that no such materials shall be mailed to PCCB’s shareholders unless and until Crescent shall have determined to its own satisfaction that the conditions specified in Sections 7.1(b) and (c) below have been satisfied and shall have approved such mailing.

(c) Information for Joint Proxy Statement/Prospectus and Registration Statement. Each of Crescent and PCCB shall promptly respond, and use its best efforts to cause its directors, officers, accountants and affiliates to promptly respond, to requests by the other party and its counsel for information for inclusion in the various applications for regulatory approvals and in the Joint Proxy Statement/Prospectus. Each of Crescent and PCCB hereby covenants with the other that none of the information provided by it for inclusion in the Joint Proxy Statement/Prospectus will, at the time of its mailing, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and, at all times following such mailing up to and including the Effective Time, none of such information contained in the Joint Proxy Statement/Prospectus, as it may be amended or supplemented, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.2 Regulatory Approvals. Within 45 days after the date of this Agreement, each of Crescent and PCCB shall prepare and file, or cause to be prepared and filed, all applications for regulatory approvals and actions as may be required of it, by applicable law and regulations with respect to the transactions described herein (including applications to the FDIC, the Commissioner, the Board of Governors of the Federal Reserve System and to any other applicable federal or state banking, securities or other regulatory authority). Each party shall use its best efforts in good faith to obtain all necessary regulatory approvals required for consummation of the transactions described herein. Each party shall cooperate with the other party in the preparation of all applications to regulatory authorities and, upon request, promptly shall furnish all documents, information, financial statements or other material that may be required by any other party to complete any such application; and, before the filing therefor, each party to this Agreement shall have the right to review and comment on the form and content of any such application to be filed by any other party. Should the appearance of any of the officers, directors, employees or counsel of any of the parties hereto be requested by any other party or by any governmental agency at any hearing in connection with any such application, such party shall promptly use its best efforts to arrange for such appearance.

6.3 Access. Following the date of this Agreement and to and including the Effective Time, PCCB and Crescent shall each provide the other party and such other party’s employees, accountants, counsel or other representatives, access to all its books, records, files and other information (whether maintained electronically or otherwise), to all its properties and facilities, and to all its employees, accountants, counsel and consultants as PCCB and Crescent, as the case may be, shall, in its sole discretion, consider to be necessary or appropriate; provided, however, that any investigation or reviews conducted by Crescent or PCCB shall be performed in such a manner as will not interfere unreasonably with the other party’s normal operations or with relationships with its customers or employees, and shall be conducted in accordance with procedures established by the parties having due regard for the foregoing.

6.4 Costs. Subject to the provisions of Section 8.3(c) below, and whether or not this Agreement shall be terminated or the Merger shall be consummated, each of Crescent and PCCB shall pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement, or otherwise in connection with this Agreement and the transactions described herein (including, without limitation, all accounting fees, legal fees, filing fees, printing costs, mailing costs, travel expenses, and investment banking fees).

6.5 Announcements. No person other than the parties to this Agreement is authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and, without the prior review and consent of the others (which consent shall not unreasonably be denied or delayed), no party hereto may make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the prior approval of any regulatory agency or official for the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, prior review and consent shall not be required if in the good faith opinion of counsel to Crescent or PCCB any such disclosure by Crescent or PCCB, as the case may be, is required by law or otherwise is prudent.

6.6 Confidentiality. Crescent and PCCB each shall treat as confidential and not disclose to any unauthorized person any documents or other information obtained from or learned about any other party during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (including any information obtained during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party; and that it will not use any such documents or other information for any purpose except for the purposes for which such documents and information were provided to it and in furtherance of the transactions described herein. However, the above obligations of confidentiality shall not prohibit the disclosure of any such document or information by any party to this Agreement to the extent (i) such document or information is then available generally to the public or is already known to the person or entity to whom disclosure is proposed to be made (other than through the previous actions of such party in violation of this Section 6.6), (ii) such document or information was available to the disclosing party on a nonconfidential basis prior to the same being obtained pursuant to this Agreement, (iii) disclosure is required by subpoena or order of a court or regulatory authority of competent jurisdiction, or by the SEC or other regulatory authorities in connection with the transactions described herein, or (iv) to the extent that, in the reasonable opinion of legal counsel to such party, disclosure otherwise is required by law. In the event this Agreement is terminated for any reason, then each of the parties hereto immediately shall return to the other party all copies of any and all documents or other written materials or information (including computer generated and stored data) of or relating to such other party which were obtained during the course of the negotiation of this Agreement and the carrying out of the events and transactions described herein (whether during the course of any due diligence investigation or review provided for herein or otherwise) and which documents or other information relates in any way to the business, operations, personnel, customers or financial condition of such other party. The parties’ obligations of confidentiality under this Section 6.6 shall survive and remain in effect following any termination of this Agreement.

6.7 Environmental Studies. At its option, Crescent may cause to be conducted, at its expense, Phase I and/or Phase II environmental assessments of the Real Property, the real estate subject to any Real Property Lease, or the Loan Collateral (to the extent permitted by the underlying credit documents), or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as Crescent shall deem necessary or desirable (collectively, the “Environmental Survey”); provided, however, that the Environmental Survey, to the extent possible, shall be performed in such a manner and at such times as will not interfere unreasonably with PCCB’s or such third party’s normal operations, and provided further, however, that PCCB shall use its best efforts to obtain any required consents of third parties to permit any Environmental Survey of any Loan Collateral. Crescent shall attempt in good faith to complete all such Phase I and/or Phase II environmental assessments within 60 days following the date of this Agreement and thereafter to conduct and complete any such additional studies, testing, sampling and analyses as promptly as practicable. Subject to the provisions of Section 8.3 below, the costs of the Environmental Survey shall be paid by Crescent. If (i) the final results of any Environmental Survey (or any related analytical data) reflect that there likely has been any discharge, disposal, release or emission by any person of any Hazardous Substance on, from or relating to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral at any time prior to the Effective Time, or that any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to any of the Real Property, real estate subject to a Real Property Lease or Loan Collateral which constitutes or would constitute a violation of any Environmental Laws, and if, (ii) based on the advice of its legal counsel or other consultants, Crescent believes that PCCB or, following the Merger, Crescent could become responsible for the remediation of such discharge, disposal, release or emission or for other corrective action with respect to any such violation, or that PCCB or, following the Merger, Crescent, could become liable for monetary damages (including without limitation any civil or criminal penalties or assessments) resulting therefrom (or that, in the case of any of the Loan Collateral, PCCB or, following the Merger, Crescent, could incur any such liability if it acquired title to such Loan Collateral), and if, (iii) based on the advice of their legal counsel or other consultants, Crescent reasonably believes the amount of expenses or liability which either of them could incur or for which either of them could become responsible or liable on account of any and all such remediation, corrective action or monetary damages at any time during the next twenty years could equal or exceed an aggregate of $200,000, then Crescent shall give PCCB prompt written notice thereof (together with all information in its possession relating thereto) and, at Crescent’s sole option and discretion, at any time thereafter and up to the Effective Time, it may terminate this Agreement without further obligation or liability to PCCB or its shareholders.

6.8 Certain Modifications. Crescent and PCCB shall consult with each other with respect to PCCB’s loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and PCCB shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. Crescent and PCCB also shall consult with each other with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of them in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually agreed upon by them. The representations, warranties and covenants of each of Crescent and PCCB contained in this Agreement shall not be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken by reason of this Section 6.8.

6.9 Transition Team. Crescent and PCCB shall create a transition team comprised of staff and representatives of PCCB and staff and representatives of Crescent and the Bank (the “Transition Team”). The purpose of the Transition Team shall be to provide detailed guidance to Crescent in fulfilling and consummating the Merger, to maintain open lines of communication between PCCB and Crescent, and to handle customer inquiries regarding the Merger. The Transition Team shall meet as necessary until the Effective Time. Members of the Transition Team shall receive no separate compensation for such service.

ARTICLE VII. CONDITIONS PRECEDENT TO MERGER

7.1 Conditions to all Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Corporate Action. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger in consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, including, without limitation, the approval of the shareholders of both PCCB and Crescent of this Agreement and of the Plan of Merger, and the approval of the shareholders of Crescent of the issuance of Crescent Stock in the Merger.

(b) Registration Statement Effective. The Registration Statement (including any post-effective amendments thereto) shall be effective under the 1933 Act, and no stop orders or proceedings shall be pending or, to the knowledge of Crescent, threatened by the SEC to suspend the effectiveness of such Registration Statement.

(c) “Blue Sky” Approvals. Crescent shall have received all state securities or “Blue Sky” permits or other authorizations, or confirmations as to the availability of exemptions from “Blue Sky” registration requirements as may be necessary, and no stop orders or proceedings shall be pending or, to the knowledge of Crescent, threatened by any state “Blue Sky” administrators to suspend the effectiveness of any Registration Statement filed therewith with respect to the issuance of Crescent Stock in the Merger.

(d) Regulatory Approvals. (i) The Merger and other transactions described herein shall have been approved, to the extent required by law, by the FDIC, the Commissioner, the Federal Reserve Board and by all other governmental or regulatory agencies or authorities having jurisdiction over such transactions, (ii) no governmental or regulatory agency or authority shall have withdrawn its approval of such transactions or imposed any condition on such transactions or conditioned its approval thereof, which condition is reasonably deemed by Crescent or PCCB to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of this Agreement to Crescent or PCCB’s shareholders as to render it inadvisable for it to consummate the Merger; (iii) all applicable waiting periods following regulatory approvals shall have expired without objection to the Merger by the FDIC, the Federal Reserve Board or other applicable regulatory authorities; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

(e) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described herein or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the FDIC, the Federal Reserve Board or the Commissioner, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit PCCB or Crescent from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against PCCB or Crescent or any of their respective officers or directors which shall reasonably be considered by PCCB or Crescent to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of either such corporation, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

(f) Tax Opinion. The parties shall have received an opinion of Dixon Hughes, PLLC or another tax advisor in form and substance satisfactory to Crescent and PCCB, substantially to the effect that, for federal income tax purposes: (i) consummation of the Merger should constitute a “reorganization” as defined in Section 368(a) of the Code; (ii) no gain or loss should be recognized by Crescent or PCCB by reason of the Merger, (iii) the exchange or cancellation of shares of PCCB Stock in the Merger should not give rise to recognition of gain or loss for federal income tax purposes to the shareholders of PCCB to the extent such shareholders receive Crescent Stock in exchange for their shares of PCCB Stock (except with respect to cash in lieu of fractional shares); (iv) the basis of the Crescent Stock to be received by a shareholder of PCCB should be the same as the basis of the PCCB Stock surrendered in exchange therefor, decreased by the amount of cash received and increased by the amount of dividend income or gain recognized, if any, as a result of the Merger; and (v) if PCCB Stock is a capital asset in the hands of the shareholder at the Effective Time, the holding period of the Crescent Stock received by the shareholder in the Merger should include the holding period of PCCB Stock surrendered in exchange therefor. In rendering its opinion, Dixon Hughes, PLLC or such other tax advisor will require and rely on representations by officers of Crescent and PCCB, and will be entitled to make reasonable assumptions.

(g) NASDAQ Listing. Crescent shall have satisfied all requirements for the shares of Crescent Stock to be issued to the shareholders of PCCB and holders of options issued under the PCCB Option Plan in connection with the Merger to be listed on NASDAQ as of the Effective Time.

7.2 Additional Conditions to PCCB’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, PCCB’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Material Adverse Change. There shall not have been any material adverse change in the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Crescent and the Bank considered as one enterprise which change gives rise to a Material Adverse Effect and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such Material Adverse Effect.

(b) Compliance with Laws. Crescent shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein, except where the violation of or failure to comply with any such law or regulation would not result in a material adverse change to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Crescent.

(c) Crescent’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by PCCB as provided in Section 10.3 below, (i) each of the representations and warranties of Crescent contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct on and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) representations which are stated to be effective as of a date specified, (B) for changes which are not, in the aggregate, material and adverse to the consolidated financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Crescent, and (C) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement; and (ii) Crescent shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. PCCB shall have received a certificate dated as of the Closing Date and executed by the president and chief executive officer and chief financial officer of Crescent to the foregoing effect and as to such other matters as may be reasonably requested by PCCB.

(d) Legal Opinion of Crescent’s Counsel. PCCB shall have received from Gaeta & Eveson, P.A., Raleigh, North Carolina, counsel for Crescent, a written opinion dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to PCCB and its counsel.

(e) Other Documents and Information from Crescent. Crescent shall have provided to PCCB correct and complete copies of its Articles of Incorporation, Bylaws and board of directors resolutions approving this Agreement and Plan of Merger (all certified by its Secretary or any Assistant Secretary), together with certificates of the incumbency of its officers and such other closing documents and information as may be reasonably requested by PCCB or its counsel.

(f) Fairness Opinion. The Board of Directors of PCCB shall have received from PCCB’s financial advisor, Smith Capital, Inc., an opinion dated as of the date of this Agreement to the effect that the consideration to be received by PCCB’s shareholders in the Merger is fair, from a financial point of view, to the shareholders of PCCB.

7.3 Additional Conditions to Crescent’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, Crescent’s obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Material Adverse Change. There shall not have occurred any adverse change in the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of PCCB which change gives rise to a Material Adverse Effect and there shall not have occurred any event or development and there shall not exist any condition or circumstance which, with the lapse of time or otherwise, may or could cause, create or result in any such Material Adverse Effect.

(b) Compliance with Laws. PCCB shall have complied in all material respects with all federal and state laws and regulations applicable to the transactions described herein, except where the violation of or failure to comply with any such law or regulation would not have a Material Adverse Effect on the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of PCCB.

(c) PCCB’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by Crescent as provided in Section 10.3 below, (i) each of the representations and warranties of PCCB contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at and as of the Effective Time with the same force and effect as though made on and as of such date, except (A) representations which are stated to be effective as of a date specified, (B) for changes which are not, in the aggregate, material and adverse to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of PCCB, and (C) for the effect of any activities or transactions that may have taken place after the date of this Agreement and are expressly contemplated by this Agreement, and (ii) PCCB shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date. Crescent shall have received a certificate dated as of the Closing Date and executed by the president and chief executive officer and chief financial officer of PCCB to the foregoing effect and as to such other matters as may be reasonably requested by Crescent.

(d) Legal Opinion of PCCB’s Counsel. Crescent shall have received from Moore & Van Allen, PLLC, counsel to PCCB, a written opinion, dated as of the Closing Date in form and substance customary for transactions of this nature and otherwise reasonably satisfactory to Crescent and its counsel.

(e) Other Documents and Information from PCCB. PCCB shall have provided to Crescent correct and complete copies of PCCB’s Articles of Incorporation, Bylaws and Board and shareholder resolutions (all certified by PCCB’s Secretary or any Assistant Secretary), together with certificates of the incumbency of PCCB’s officers and such other closing documents and information as may be reasonably requested by Crescent or its counsel.

(f) Property. PCCB shall have obtained all required consents to the assignment to Crescent of its rights and obligations under any personal property lease and any Real Property Lease any of which are material to the business of PCCB, and such consents shall be in such form and substance as shall be satisfactory to Crescent; and each of the lessors of PCCB shall have confirmed in writing that PCCB is not in default under the terms and conditions of any personal property lease or any Real Property Lease.

(g) Amendments to Benefit Plans. The Board of Directors of PCCB shall have adopted and implemented, effective as of the Effective Time, such amendments to the PCCB Option Plan as may be necessary in accordance with the provisions of this Agreement and otherwise satisfactory to Crescent.

(h) Fairness Opinion. The Board of Directors of Crescent shall have received from Crescent’s financial advisor, Howe Barnes Investments, Inc., an opinion dated as of this Agreement to the effect that the consideration to be paid in the Merger is fair, from a financial point of view, to the shareholders of Crescent.

ARTICLE VIII. TERMINATION; BREACH; REMEDIES

8.1 Mutual Termination. At any time prior to the Effective Time (and whether before or after approval hereof by the shareholders of PCCB or Crescent), this Agreement may be terminated by the mutual agreement of Crescent and PCCB. Upon any such mutual termination, all obligations of PCCB and Crescent hereunder shall terminate and each party shall pay costs and expenses as provided in Section 6.4 above.

8.2 Unilateral Termination. This Agreement may be terminated by either Crescent or PCCB (whether before or after approval hereof by PCCB’s or Crescent’s shareholders) upon written notice to the other party and under the circumstances described below.

(a) Termination by Crescent. This Agreement may be terminated by Crescent by action of its board of directors:

(i) if any of the conditions to the obligations of Crescent (as set forth in Section 7.1 and 7.3 above) shall not have been satisfied or effectively waived in writing by Crescent by November 30, 2006 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of Crescent to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if PCCB shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article IV or Article VI herein in any material respect;

(iii) if Crescent determines at any time that any of PCCB’s representations or warranties contained in Article II above or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

(iv) if, notwithstanding Crescent’s satisfaction of its obligations under Sections 5.7 and 6.1 above, PCCB’s or Crescent’s shareholders do not approve this Agreement and Plan of Merger at its shareholders’ meeting held for such purpose;

(v) if the Merger shall not have become effective on or before November 30, 2006 unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the dates set forth in this Section 8.2(a) shall be extended by mutual agreement for up to an additional 60 days;

(vi) if (A) PCCB shall have breached Section 4.4 in any respect materially adverse to Crescent, (B) PCCB shall have breached its obligation set forth in Section 4.3(b) to make its Approval Recommendation or shall have effected a Change in Recommendation, (C) the PCCB board of directors shall have recommended approval of an Acquisition Proposal, or (D) PCCB shall have breached its obligation set forth in Section 4.3(a) to hold the meeting of shareholders to approve and adopt the Plan of Merger;

(vii) under the circumstances described in Section 6.7 above;

(viii) if the average price of Crescent Stock for the ten trading day period ending three trading days prior to the Effective Time exceeds $19.00 per share; or

(ix) if each of the directors of PCCB in office as of the date of this Agreement shall not have entered into an agreement with PCCB to the effect that such director will not “compete” with PCCB, its successors or assigns, for a period of time from the Effective Time through December 31, 2008 in New Hanover County, North Carolina. For purposes of such non-competition agreement, “compete” shall mean serving as a director (including as an advisory director) officer, employee, consultant, advisor or otherwise with any entity, financial or otherwise, in existence or in the process of organization, that provides or intends to provide any of the same services or products as provided by PCCB or, any of its successors or assigns; provided, however, that the term “compete” shall not include any activities engaged in by any director as of the Effective Time.

However, before Crescent may terminate this Agreement for any of the reasons specified above in (i), (ii) or (iii) of this Section 8.2(a), it shall give written notice to PCCB as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by Crescent shall not become effective if, within 30 days following the giving of such notice, PCCB shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Crescent. In the event PCCB cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of Crescent within such 30-day period, Crescent shall have 30 days to notify PCCB of its intention to terminate this Agreement. A failure to so notify PCCB will be deemed to be a waiver by Crescent of the breach, default or violation pursuant to Section 10.3 below.

(b) Termination by PCCB. This Agreement may be terminated by PCCB by action of its board of directors:

(i) if any of the conditions of the obligations of PCCB (as set forth in Section 7.1 and 7.2 above) shall not have been satisfied or effectively waived in writing by PCCB by November 30, 2006 (except to the extent that the failure of such condition to be satisfied has been caused by the failure of PCCB to satisfy any of its obligations, covenants or agreements contained herein);

(ii) if Crescent shall have violated or failed to fully perform any of its obligations, covenants or agreements contained in Article V or Article VI herein in any material respect;

(iii) if PCCB determines that any of Crescent’ representations and warranties contained in Article III herein or in any other certificate or writing delivered pursuant to this Agreement shall have been false or misleading in any material respect when made, or that there has occurred any event or development or that there exists any condition or circumstance which has caused or, with the lapse of time or otherwise, may or could cause any such representations or warranties to become false or misleading in any material respect;

(iv) if, notwithstanding PCCB’s satisfaction of its obligations contained in Sections 4.3 and 6.1 above, Crescent’s or PCCB’s shareholders do not approve this Agreement and Plan of Merger at its shareholders’ meeting called for such purpose;

(v) if the Merger shall not have become effective on or before November 30, 2006, unless such date is extended as evidenced by the written mutual agreement of the parties hereto; provided, however, that in the event there is a delay of not more than 30 days caused by circumstances beyond the control of the parties hereto, the dates set forth in this Section 8.2(b) shall be extended by mutual agreement for up to an additional 60 days;

(vi) at any time prior to the date of mailing of the Joint Proxy Statement/Prospectus by PCCB in order for PCCB to enter into an Acquisition Proposal that has been received by PCCB and the PCCB board of directors in compliance with Sections 4.4(a) and (b), concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by PCCB pursuant to this Section 8.2(b)(vi) only after the seventh Business Day following PCCB’s provision of written notice to Crescent advising Crescent that the PCCB board of directors is prepared to accept a Superior Proposal and only if (x) during such seven-Business Day period, PCCB has caused its financial and legal advisors to negotiate with Crescent in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal, and (y) PCCB’s board of directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by Crescent; or

(vii) if the average price of Crescent Stock for the ten trading day period ending three days prior to the Effective Time is below $11.00 per share.

However, before PCCB may terminate this Agreement for any of the reasons specified above in clause (i), (ii) or (iii) of this Section 8.2(b), it shall give written notice to Crescent as provided herein stating its intent to terminate and a description of the specific breach, default, violation or other condition giving rise to its right to so terminate, and, such termination by PCCB shall not become effective if, within 30 days following the giving of such notice, Crescent shall cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of PCCB. In the event Crescent cannot or does not cure such breach, default or violation or satisfy such condition to the reasonable satisfaction of PCCB within such 30-day period, PCCB shall have 30 days to notify Crescent of its intention to terminate this Agreement. A failure to so notify Crescent will be deemed to be a waiver by PCCB of the breach, default or violation pursuant to Section 10.3 below.

8.3 Breach; Remedies.

(a) Except as otherwise provided below or in Section 4.4, in the event of a breach by PCCB of any of its representations or warranties contained in this Agreement or in any other certificate or writing delivered pursuant to this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in this Agreement, then Crescent’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Section 8.2 above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof.

(b) Likewise, and except as otherwise provided below, in the event of a breach by Crescent of any of its representations or warranties contained in this Agreement, or in the event of its failure to perform or violation of any of its obligations, agreements or covenants contained in this Agreement, then PCCB’s sole right and remedy shall be to terminate this Agreement prior to the Effective Time as provided in Section 8.2 above, or, in the case of a failure to perform or violation of any obligations, agreements or covenants, to seek specific performance thereof.

(c) Notwithstanding anything contained herein to the contrary, if either party to this Agreement breaches this Agreement by willfully or intentionally failing to perform or violating any of its obligations, agreements or covenants contained in this Agreement, such party shall be obligated to pay all expenses of the other party described in Section 6.4, together with other damages recoverable at law or in equity.

ARTICLE IX. INDEMNIFICATION

9.1 Agreement to Indemnify. In the event this Agreement is terminated for any reason and the Merger is not consummated, then PCCB and Crescent will indemnify each other as provided below.

(a) By PCCB. PCCB shall indemnify, hold harmless and defend Crescent from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by Crescent:

(i) in connection with or which arise out of or result from or are based upon (A) PCCB’s operations or business transactions or its relationship with any of its employees, or (B) PCCB’s intentional or grossly negligent failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes an intentional or grossly negligent breach by PCCB of, or any intentional or grossly negligent inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of PCCB to perform any of its covenants, agreements or obligations under or in connection with this Agreement;

(iii) in connection with or which arise out of or result from or are based upon any information provided by PCCB which is included in the Joint Proxy Statement/Prospectus and which information causes the Joint Proxy Statement/Prospectus at the time of its mailing to PCCB’s and Crescent’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading; and

(iv) in connection with or which arise out of or result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation on, from or relating to the Real Property by PCCB or any other person of any Hazardous Substances, or any action taken or any event or condition occurring or existing with respect to the Real Property which constitutes a violation of any Environmental Laws by PCCB.

(b) By Crescent. Crescent shall indemnify, hold harmless and defend PCCB from and against any and all claims, disputes, demands, causes of action, suits, proceedings, losses, damages, liabilities, obligations, costs and expenses of every kind and nature that arise from or are related to claims by third parties, including without limitation reasonable attorneys’ fees and legal costs and expenses in connection therewith, whether known or unknown, and whether now existing or hereafter arising, which may be threatened against, incurred, undertaken, received or paid by PCCB:

(i) in connection with or which arise out of or result from or are based upon (A) Crescent’s operations or business transactions or its relationship with any of its employees, or (B) Crescent’s intentional or grossly negligent failure to comply with any statute or regulation of any federal, state or local government or agency (or any political subdivision thereof) in connection with the transactions described in this Agreement;

(ii) in connection with or which arise out of or result from or are based upon any fact, condition or circumstance that constitutes an intentional or grossly negligent breach by Crescent of, or any intentional or grossly negligent inaccuracy, incompleteness or inadequacy in, any of its representations or warranties under or in connection with this Agreement, or any failure of Crescent to perform any of its covenants, agreements or obligations under or in connection with this Agreement; and,

(iii) in connection with or which arise out of or result from or are based upon any information provided by Crescent which is included in the Joint Proxy Statement/Prospectus and which information causes the Joint Proxy Statement/Prospectus at the time of its mailing to PCCB’s and Crescent’s shareholders to contain any untrue statement of a material fact or to omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

9.2 Procedure for Claiming Indemnification.

(a) By Crescent. If any matter subject to indemnification hereunder arises in the form of a claim against Crescent or its successors and assigns (herein referred to as a “Third Party Claim”), Crescent promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to PCCB. Within 15 days of such notice, PCCB either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify Crescent that PCCB disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by PCCB and the cost of such defense shall be borne by PCCB except that Crescent shall have the right to participate in such defense at its own expense and provided that PCCB shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon Crescent or its successors or assigns. Crescent agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to PCCB without charge therefor except for out-of-pocket expenses. If PCCB fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, Crescent shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. Crescent also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by PCCB.

(b) By PCCB. If any matter subject to indemnification hereunder arises in the form of a claim against PCCB or its successors and assigns (herein referred to as a “Third Party Claim”), PCCB promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents, to Crescent. Within 15 days of such notice, Crescent either (i) shall pay the Third Party Claim either in full or upon agreed compromise or (ii) shall notify PCCB that Crescent disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by Crescent and the cost of such defense shall be borne by Crescent except that PCCB shall have the right to participate in such defense at its own expense and provided that Crescent shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon PCCB or its successors and assigns. PCCB agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to Crescent without charge therefor except for out-of-pocket expenses. If Crescent fails to take action within 15 days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, PCCB shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. PCCB also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by Crescent.

ARTICLE X. MISCELLANEOUS PROVISIONS

10.1 Reservation of Right to Revise Structure. Notwithstanding any provision herein to the contrary, Crescent shall have the unilateral right to revise the structure of the Merger for any reason Crescent may deem advisable; provided, however, that no such change will (i) alter or change the amount or kind of consideration to be received by the shareholders of PCCB in the Merger or (ii) adversely affect the tax treatment to the shareholders of PCCB as a result of receiving such consideration. In the event of such election by Crescent, the parties hereto shall execute one or more appropriate amendments to this Agreement.

10.2 Survival of Representations, Warranties, Indemnification and Other Agreements.

(a) Representations, Warranties and Other Agreements. None of the representations, warranties or agreements herein shall survive the effectiveness of the Merger, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any nonfulfillment or nonperformance of any agreement contained herein, or otherwise; provided, however, that the parties’ agreements contained in Section 6.6 above, and Crescent’s covenants contained in Sections 5.1 through 5.4 above shall survive the effectiveness of the Merger.

(b) Indemnification. The parties’ indemnification agreements and obligations pursuant to Section 9.1 above shall become effective only in the event this Agreement is terminated, and neither of the parties shall have any obligations under Section 9.1 in the event of or following consummation of the Merger.

10.3 Waiver. Any term or condition of this Agreement may be waived (except as to matters of regulatory approvals and approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof, provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its board of directors) that such waiver would not adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party or as provided in Sections 8.2(a) and 8.2(b) above, or be construed to be a waiver of any succeeding breach of the same term or condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

10.4 Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of either Crescent or PCCB, by an agreement in writing approved by a majority of the Boards of Directors of Crescent and PCCB executed in the same manner as this Agreement; provided however, that the provisions of this Agreement relating to the manner or basis in which shares of PCCB Stock are converted into cash and shares of Crescent Stock shall not be amended after the approval of this Agreement and Plan of Merger by the shareholders of PCCB without the requisite approval of such shareholders of such amendment.

10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or mailed by certified mail, return receipt requested, postage prepaid, and addressed as follows:

(a) If to PCCB, to:

Attn: W. Keith Betts

Port City Capital Bank

1508 Military Cutoff Road, Suite 100

Wilmington, NC 28403

With copy to:

Attn: B. T. Atkinson

Moore & Van Allen, PLLC

100 North Tryon Street, Suite 4700

Charlotte, NC 28202

(b) If to Crescent, to:

Attention: Mr. Michael G. Carlton

Crescent Financial Corporation

Post Office Box 5809

Cary, North Carolina 27511

With copy to:

Anthony Gaeta, Jr., Esq.

Gaeta & Eveson, P.A.

8305 Falls of Neuse Road, Suite 203

Raleigh, North Carolina 27615

10.6 Further Assurance. PCCB and Crescent shall each furnish to the other such further assurances with respect to the matters contemplated herein and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

10.7 Headings and Captions. Headings and captions of the sections and Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

10.8 Entire Agreement. This Agreement (including all schedules and exhibits attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

10.9 Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, Section, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

10.10 Assignment. This Agreement may not be assigned by either party hereto except with the prior written consent of the other party hereto.

10.11 Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and all of which together shall constitute one agreement.

10.12 Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of North Carolina.

10.13 Inspection. Any right of Crescent or PCCB hereunder to investigate or inspect the assets, books, records, files and other information of the other in no way shall establish any presumption that Crescent or PCCB should have conducted any investigation or that such right has been exercised by Crescent or PCCB or their agents, representatives or others. Any investigations or inspections that have been made by Crescent or PCCB or their agents, representatives or others prior to the Closing Date shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of PCCB or Crescent in this Agreement.

10.14 Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, recital, paragraph, exhibit and schedule references are to the articles, sections, recitals, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) A reference to any party or to any party to any other contract or document shall include such party’s successors and permitted assigns. A reference to a contract shall include all amendments and modifications thereto.

(f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued thereunder or pursuant thereto.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(h) The words “ordinary course of business” shall be construed to mean consistent in nature, scope and magnitude with past practices.

(i) The words “currently,” “presently” and words of similar meaning shall mean as of the date hereof and as of the Effective Time.

(j) As used herein, “knowledge” (or words to such effect) of PCCB or its management shall mean actual knowledge of any of Messrs. Betts, Brobst and Franck and “knowledge” (or words to such effect) of Crescent or its management shall mean the actual knowledge of any executive officers of Crescent or the Bank.

IN WITNESS WHEREOF, PCCB and Crescent each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

PORT CITY CAPITAL BANK

By	/s/ W. KEITH BETTS
W. Keith Betts
President and Chief Executive Officer

ATTEST:

/s/ JOHN FRANCK
Secretary

CRESCENT FINANCIAL CORPORATION

By	/s/ MICHAEL G. CARLTON
Michael G. Carlton
President and Chief Executive Officer

ATTEST:

/s/ BRUCE W. ELDER
Secretary

SCHEDULES AND EXHIBITS TO

AGREEMENT AND PLAN OF MERGER

SCHEDULE	DESCRIPTION
A	Plan of Merger

Schedule A

PLAN OF MERGER

By and Between

CRESCENT FINANCIAL CORPORATION

And

NEW SUB, INC.

And

PORT CITY CAPITAL BANK

1.01 Names of the Merging Corporations. The names of the corporations proposed to be merged are New Sub, Inc. (“New Sub”) and Port City Capital Bank (“PCCB”).

1.02 Nature of Transaction; Plan of Merger. Subject to the provisions of this Plan of Merger, at the “Effective Time” specified in the Articles of Merger filed with the North Carolina Secretary of State, New Sub will be merged into and with PCCB pursuant to Sections 53-12 and 55-11-01 of the North Carolina General Statutes (the “Merger”).

1.03 Effect of Merger. At the Effective Time, and by reason of the Merger, the separate corporate existence of New Sub shall cease while the corporate existence of PCCB, as the surviving corporation in the Merger, shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger.

1.04 Surviving Corporation. Following the Merger, PCCB shall continue to operate as a North Carolina banking corporation and will conduct its business at the then legally established offices of PCCB. The duration of the corporate existence of PCCB, as the surviving corporation in the Merger, shall be perpetual and unlimited. PCCB shall hereinafter sometimes be referred to as the Surviving Corporation.

1.05 Terms and Conditions of the Merger. The Merger shall be effected pursuant to the terms and conditions of this Plan of Merger and of the Agreement and Plan of Merger, dated as of April     , 2006, by and among PCCB, New Sub’s sole shareholder, Crescent Financial Corporation (“Crescent”) and adopted and entered into by New Sub, (the “Agreement”).

1.06 Assets and Liabilities of New Sub. At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all property, assets and rights of every kind and character of New Sub (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to New Sub, whether tangible or intangible) shall be transferred to and vest in New Sub, and New Sub shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of New Sub (including all trust and other fiduciary properties, powers and rights), all without any conveyance, assignment or further act or deed; and, PCCB shall become responsible for all other liabilities, duties and obligations of every kind, nature and description of New Sub (including duties as trustee or fiduciary) as of the Effective Time.

1.07 Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and Bylaws of PCCB in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable laws. The officers and directors of PCCB at the Effective Time shall continue to hold such offices and positions of the Surviving Corporation until removed as provided by law or until the election or appointment of their respective successors. Michael G. Carlton, President and Director of Crescent who is the sole director and president of New Sub shall be added to the Board of Directors of PCCB as of the Effective Time.

1.08 Conversion of Shares and Merger Consideration.

(a) Crescent and New Sub, Inc. Common Stock. Each share of common stock of Crescent, par value $1.00 per share (“Crescent Stock”), issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding and shall not be affected by the Merger. The one (1) share of New Sub, Inc. common stock, par value $1.00 per share (“New Sub, Inc. Stock”) issued and outstanding immediately prior to the Effective Time shall be redeemed at its par value.

(b) PCCB Common Stock. Except as otherwise provided herein, at the Effective Time, all rights of PCCB’s shareholders with respect to all of the then outstanding shares of the common stock of PCCB, $5.00 par value per share (“PCCB Stock”), shall cease to exist, and the holders of shares of PCCB Stock shall cease to be, and shall have no further rights as, shareholders of PCCB. At the Effective Time, each such outstanding share of PCCB Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by PCCB, Crescent or any Crescent subsidiary, which shall be canceled in the Merger, and for Dissenting Shares (as defined in Section 1.14)) shall be converted, without any action on the part of the holder of such shares, into the right to receive the Merger Consideration (as defined in Section 1.09) in accordance with this Plan of Merger. Following the Effective Time, certificates representing shares of PCCB Stock outstanding at the Effective Time shall evidence only the right to receive, and may be exchanged for, the Merger Consideration. No share of PCCB Stock, other than Dissenting Shares (as defined in Section 1.14), shall be deemed to be outstanding or have any rights other than those set forth in this Section 1.08 after the Effective Time.

1.09 Merger Consideration.

(a) Per Share Consideration. Subject to the provisions of this Plan of Merger, at the Effective Time each outstanding share of PCCB Stock (except for shares held, other than in a fiduciary capacity or as a result of debts previously contracted, by PCCB, Crescent or any Crescent subsidiary) shall cease to represent any interest (equity, shareholder or otherwise) in PCCB and shall automatically be converted exclusively into the right to receive $3.30 in cash, without interest, and a number of shares of Crescent Stock equal to the product of the Exchange Ratio and 0.9. For purposes of this Plan of Merger, the “Exchange Ratio” shall be equal to                     . The amount of cash into which shares of PCCB Stock shall be converted pursuant to this Plan of Merger is sometimes hereinafter referred to as “Cash Consideration,” and the number of shares of Crescent Stock into which shares of PCCB Stock shall be converted pursuant to this Plan of Merger is sometimes hereinafter referred to as “Stock Consideration.” The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.” The Exchange Ratio is subject to possible adjustment in accordance with Section 1.09(c).

(b) Fractional Shares. Notwithstanding any other provision herein, each holder of shares of PCCB Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Crescent Stock (after taking into account all certificates delivered by such holder under Section 1.15(a) below, shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Crescent Stock multiplied by the market value of one share of Crescent Stock at the Effective Time. The market value of one share of Crescent Stock at the Effective Time shall be the last sale price of Crescent Stock on the NASDAQ National Market as reported by The Wall Street Journal (or, if not reported thereby, any other authoritative source selected by Crescent), on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

(c) Anti-Dilution Provisions. In the event Crescent changes the number of shares of Crescent Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, recapitalization, reclassification, combination, exchange of shares, or similar transaction for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be appropriately adjusted to reflect such change.

1.10 Treatment of PCCB Stock Options. (a) At the Effective Time, Crescent shall assume each option to purchase PCCB Stock granted and outstanding under the Port City Capital Bank 2002 Incentive Stock Option

Plan and the Port City Capital Bank 2002 Nonstatutory Stock Option Plan, (collectively, the “PCCB Option Plan”), whether or not then exercisable, in accordance with the terms of the PCCB Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time with respect to each such plan or agreement: (i) Crescent shall be substituted for PCCB; (ii) the compensation committee of the Crescent Board of Directors shall be substituted for the compensation committee of the PCCB Board of Directors administering the PCCB Option Plan; (iii) each stock option granted and outstanding under the PCCB Option Plan may be exercised solely for shares of Crescent Stock; (iv) the number of shares of Crescent Stock subject to each such stock option shall be the number of whole shares of Crescent Stock (omitting any fractional share by rounding down to the nearest whole number) determined by multiplying the number of shares of PCCB Stock subject to such stock option immediately prior to the Effective Time by the Exchange Ratio; and (v) the per share exercise price under each such stock option shall be adjusted by dividing the per share exercise price under each such stock option by the Exchange Ratio and rounding up to the nearest cent. In addition, each stock option which is an “incentive stock option” under the PCCB Option Plan shall be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Code. Crescent and PCCB shall take all necessary steps to effectuate the foregoing provisions of this Section 1.10, including appropriate amendments to the PCCB Option Plan if necessary.

(b) As soon as practicable after the Effective Time, Crescent shall deliver to each of the participants in the PCCB Option Plan an appropriate notice setting forth such participant’s rights pursuant thereto, and the grants pursuant to the PCCB Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required herein after giving effect to the Merger). At or prior to the Effective Time, Crescent shall take all corporate action necessary to reserve for issuance sufficient shares of Crescent Stock for delivery upon exercise of the stock options assumed by it in accordance with this Section 1.10.

(c) As soon as practicable after the Effective Time, Crescent will use its best efforts to cause the shares subject to options granted under the PCCB Option Plan prior to the Effective Time (or any substitute options) to be registered under the Securities Act of 1933, as amended (the “1933 Act”), on a Form S-8 (or equivalent successor form) registration statement.

1.11 Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Crescent in Cary, North Carolina, or at such other place as Crescent shall designate, on a date mutually agreeable to PCCB and Crescent (the “Closing Date”) after the expiration of any and all required waiting periods following the effective date of all required approvals of the Merger by the Federal Deposit Insurance Corporation (“FDIC”), the North Carolina Commissioner of Banks (the “Commissioner”), the Federal Reserve Board and any other governmental or regulatory authorities (as soon as practicable, but in no event to be more than 90 days following the expiration of all such required waiting periods). At the Closing, Crescent and PCCB shall take such actions (including, without limitation, the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required herein and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

1.12 Effective Time. Subject to satisfaction or waiver of all conditions precedent set forth in this Agreement, the Merger shall become effective on the date and at the time (the “Effective Time”) on which Articles of Merger and the other provisions required by, and executed in accordance with applicable North Carolina law shall have been accepted for filing by the Secretary of State of the State of North Carolina (or such later time as may be specified in the Articles of Merger); provided, however, that unless otherwise mutually agreed upon by the parties hereto, the Effective Time shall in no event be more than ten days following the Closing Date.

1.13 Abandonment. After receipt of all required shareholder, governmental and regulatory approvals, and at any time prior to the Effective Time, the Board of Directors of Crescent may, in its discretion, abandon the Merger.

1.14 Dissenters Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of PCCB Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with N.C. Gen. Stat. § 55-13-01 et seq. (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the appropriate Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of N.C. Gen. Stat. § 55-13-01 et seq. except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under N.C. Gen. Stat. § 55-13-01 et seq. shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the appropriate Merger Consideration upon surrender in the manner provided in Section 1.7 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. PCCB shall give Crescent (i) prompt notice of any written demand for appraisal of any shares of PCCB Stock, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to N.C. Gen. Stat. § 55-13-01 et seq. and received by PCCB relating to shareholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under N.C. Gen. Stat. § 55-13-01 et seq. consistent with the obligations of PCCB thereunder. PCCB shall not, except with the prior written consent of Crescent, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal, or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with N.C. Gen. Stat. § 55-13-01 et seq.

1.15 Exchange of Shares.

(a) Exchange Procedures. After the Effective Time, Crescent shall cause the Exchange Agent to mail to the shareholders of PCCB of record as of the Effective Time, transmittal materials and other appropriate written instructions (collectively, a “Transmittal Letter”) (which shall specify that delivery shall be effected, and risk of loss and title to the certificate representing shares of PCCB Stock prior to such Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent and which shall be in such form and have such other provisions as Crescent may reasonably specify). After the Effective Time and upon the proper surrender of certificate(s) representing shares of PCCB Stock to the Exchange Agent, together with a properly completed and duly executed Transmittal Letter, the holder of such certificate(s) shall receive, in exchange therefor, the number of shares of Crescent Stock and the cash to which such holder is entitled hereunder (including any cash payments to which such holder is entitled hereunder in respect of rights to receive fractional shares and any dividends or other distributions to which such holder is entitled pursuant to Section 1.15(c)), subject to any required withholding or applicable taxes. Notwithstanding anything else herein contained, neither Crescent nor the Exchange Agent shall be obligated to deliver any of such payments in cash or Crescent Stock unless and until such holder has surrendered the certificate(s) representing such holder’s PCCB Stock. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require and shall be held in escrow by the Exchange Agent pending the Effective Time. If there is a transfer of ownership of any shares of PCCB Stock not registered in the transfer records of PCCB, the appropriate Merger Consideration shall be paid to the transferee thereof if the certificates representing such PCCB Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Crescent and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Any portion of the Exchange Fund which remains undistributed to the holders of certificates representing PCCB Stock for six months after the Effective Time shall be delivered to Crescent, upon demand, and any shareholders of PCCB who have not previously complied with the provisions of this Article I shall thereafter look only to Crescent for payment of their claim for the Merger Consideration and any dividends or distributions with respect to Crescent Stock. Any portion of the Exchange Fund remaining unclaimed by holders of PCCB Stock five years after the Effective Time (or such earlier date immediately prior to such time as such portion would otherwise escheat to or become property of any government entity) shall, to the extent permitted by applicable law, become the property of Crescent free and clear of any claims or interest of any person previously entitled therein. Any other provision of this Agreement notwithstanding, neither Crescent nor the Exchange Agent shall be liable to any holder of shares of PCCB Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

(b) Lost Certificates. Any shareholder of PCCB whose certificate representing shares of PCCB Stock has been lost, destroyed, stolen or otherwise is missing shall be entitled to receive the Merger Consideration and any cash in lieu of fractional shares, to which he, she or it is entitled in accordance with and upon compliance with conditions reasonably imposed by the Exchange Agent or Crescent (including, without limitation, a requirement that the shareholder provide a lost instruments indemnity bond in form, substance and amount reasonably satisfactory to the Exchange Agent and Crescent).

(c) Rights of Former PCCB Shareholders. At the Effective Time, the stock transfer books of PCCB shall be closed as to holders of PCCB Stock immediately prior to the Effective Time and no transfer of PCCB Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 1.15(a) of this Agreement, each certificate theretofore representing shares of PCCB Stock (other than shares to be canceled pursuant to Section 1.8(b) of this Plan of Merger and Dissenting Shares) shall from and after the Effective Time represent for all purposes only the right to receive the appropriate Merger Consideration. If, after the Effective Time, certificates representing PCCB Stock are presented to PCCB, Crescent or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Plan of Merger. To the extent permitted by North Carolina law, former shareholders of record of PCCB shall be entitled to vote after the Effective Time at any meeting of shareholders of Crescent the number of whole shares of Crescent Stock into which their respective shares of PCCB Stock are converted, regardless of whether such holders have exchanged their certificates representing PCCB Stock for certificates representing Crescent Stock in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by Crescent on the Crescent Stock, the record date for which is on or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Crescent Stock to be issued pursuant to the Merger, but beginning at the Effective Time no dividend or other distribution payable to the holders of record of Crescent Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of PCCB Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 1.15(a) of this Plan of Merger; provided, however, that upon surrender of such PCCB Stock certificate (or compliance with Section 1.15(b) of this Plan of Merger), the Crescent Stock certificate, together with all undelivered dividends or other distributions (without interest) and cash payments, including any cash payments to be paid for fractional share interests (without interest), shall be delivered and paid with respect to each share represented by such PCCB Stock certificate.

APPENDIX B

April 6, 2006

Board of Directors

Crescent	Financial Corporation

1005 High House Road

Cary, NC 27513

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Crescent Financial Corporation (“Crescent”) of the consideration (the “Consideration”) to be paid by Crescent in the merger (the “merger”) of Port City Capital Bank (“Port City”) with Crescent, pursuant to the Agreement and Plan of Merger, dated April 6, 2006, by and between Crescent and Port City (the “merger agreement”).

Pursuant to the merger agreement, Crescent shall create a de novo corporation under North Carolina law to be owned by Crescent (“New Sub, Inc.”). New Sub, Inc. shall be merged with and into Port City pursuant to Sections 53-12 and 55-11-01 of the North Carolina General Statutes. The separate corporate existence of New Sub, Inc. shall cease and the corporate existence of Port City as the surviving corporation in the merger shall continue under the laws in the state of North Carolina. Each share of Port City common stock outstanding immediately prior to the effective time of the merger (other than shares as to which statutory dissenters’ appraisal rights have been exercised) will be converted into a combination of (i) 1.9669 shares of common stock of Crescent; and (ii) $3.30 in cash. The terms of the merger are more fully set forth in the merger agreement.

For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

1.	Participated in discussions with representatives of Crescent and Port City concerning Crescent’s and Port City’s financial condition, businesses, assets, earnings, prospects, and such senior management’s views as to its future financial performance;

2.	Reviewed the terms of the draft merger agreement as of April 4, 2006;

3.	Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of Crescent and Port City, including those included in their respective Annual Reports for the past three years and the respective Quarterly and/or Monthly Reports for the past two years as well as other internally generated reports relating to asset/liability management, asset quality, and similar documents;

4.	Reviewed certain financial forecasts and projections of Crescent and Port City, prepared by their respective management teams;

5.	Reviewed reported market prices and historical trading activity of Crescent common stock;

6.	Reviewed certain aspects of the financial performance of Crescent and Port City and compared such financial performance of Crescent and Port City, together with stock market data relating to Crescent common stock, with similar data available for certain other financial institutions and certain of their publicly traded securities; and

7.	Reviewed certain of the financial terms, to the extent publicly available, of certain recent business combinations involving other financial institutions.

We have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Crescent, Port City, and their respective

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Board of Directors

Crescent Financial Corporation

April 6, 2006

representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances, and have relied on and assumed that the aggregate allowances for loan losses set forth in the balance sheets of each of Crescent and Port City at December 31, 2005 are adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Crescent or Port City, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Crescent or Port City, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof.

Howe Barnes Investments, Inc., as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions, initial and secondary offerings of securities, and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Crescent and will receive a fee for our services.

Howe Barnes Investments’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the Consideration to be paid by Crescent to holders of Port City common stock in the merger and does not address Crescent’s underlying business decision to proceed with the merger. We have been retained on behalf of the Board of Directors of Crescent, and our opinion does not constitute a recommendation to any director of Crescent as to how such director should vote with respect to the merger agreement.

Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent will not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment, although this opinion may be included in its entirety in the proxy statement of Crescent used to solicit stockholder approval of the merger so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form acceptable to us. This letter is addressed and directed to the Board of Directors of Crescent in your consideration of the merger and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger. The opinion herein expressed is intended solely for the benefit of the Board of Directors in connection with the matters addressed herein and may not be relied upon by any other person or entity, or for any other purpose without our written consent.

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Consideration is fair, from a financial point of view, to the holders of Crescent common stock.

Sincerely,
HOWE BARNES INVESTMENTS, INC.

/s/ WILLIAM J. WAGNER
William J. Wagner
First Vice President and Managing Director

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APPENDIX C

Smith Capital, Inc.,

200 Hargett Court

Charlotte, North Carolina 28211

Tel 704 362 1563	Fax 704 364 3451

March 28, 2006

The Board of Directors

Port City Capital Bank

1508 Military Cutoff Road

Wilmington, North Carolina 28403-5730

Attention: Keith Betts

President and CEO

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Port City Capital Bank, (“Port City”) of the consideration to be paid to them in connection with a draft Agreement and Plan of Reorganization and Merger (the Agreement”) presented to you on March 28, between Port City, and Crescent Financial Corporation (“Crescent”). Pursuant to the Agreement each outstanding share of Port City shall be converted into the right to receive (“Consideration”) $33.00 per share, of which $3.30 shall be paid in cash and $29.70 in shares of Crescent at an exchange ratio of 1.9669 shares of Crescent to one share of Port City.

In arriving at our updated opinion, we have reviewed (i) the Agreement; (ii) the Registration Statement and Joint Proxy Statement/Prospectus; (iii) the audited financial statements of Port City and Crescent for the fiscal years ended December 31, 2000 through 2002, (iv) certain publicly available information concerning the business of Port City, Crescent and of certain other companies engaged in businesses comparable to those of Port City and Crescent, and the reported market prices for certain other companies’ securities deemed comparable; (v) publicly available terms of certain transactions involving companies comparable to Port City and the consideration received for such companies; (vi) reported trades in the shares of Crescent; and (vii) certain internal financial analyses and forecasts prepared by Port City and Crescent and their respective managements.

In addition, we have held discussions with certain members of the management of Port City and Crescent with respect to certain aspects of the Merger, and the past and current business operations of Port City and Crescent, the financial condition and future prospects and operations of Port City and Crescent, the effects of the Merger on the financial condition and future prospects of Port City and Crescent , and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by Port City and Crescent or otherwise reviewed by us, and we have not assumed any responsibility or liability therefore. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Port City and Crescent to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax and

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accounting consequences described in discussions with, and materials furnished to us by, representatives of Port City, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments might affect this opinion. We are expressing no opinion herein as to the price at which Crescent’s stock will trade at any future time.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration in the proposed Merger is fair, from a financial point of view, to Port City’s stockholders.

This letter is provided to the Board of Directors of Port City in connection with and for the purposes of its evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of Port City but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

Smith Capital, Inc.

By:
Name:	Alison J. Smith
Title:	President

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APPENDIX D

DISSENTERS’ RIGHTS

N.C. GEN. STAT. CHAPTER 55, ARTICLE 13

GENERAL STATUTUES OF NORTH CAROLINA

Part 1. Right to Dissent and Obtain Payment for Shares.

§ 55-13-01. Definitions.

In this Article:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(3)	“Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-02. Right to dissent.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1)	Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2a)	Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

(3)	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

(4)

An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without meeting to be taken by less than all shareholders entitled to vote, without advance notice, or both, as provided in G.S. 55-7-04; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

(5)	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

(1)	The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2)	In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a.	Cash;

b.	Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

c.	A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 279; 1943, c. 270; G.S., ss. 55-26, 55-167; 1955, c. 1371, s. 1; 1959, c. 1316, ss. 30, 31; 1969, c. 751, ss. 36, 39; 1973, c. 469, ss. 36, 37; c. 476, s. 193; 1989, c. 265, s. 1; 1989 (Reg. Sess., 1990), c. 1024, s. 12.18; 1991, c. 645, s. 12; 1997-202, s. 1; 1999-141, s. 1; 2001-387, s. 26; 2003-157, s. 1.)

§ 55-13-03. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1)	He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)	He does so with respect to all shares of which he is the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§§ 55-13-04 through 55-13-19. Reserved for future codification purposes.

Part 2. Procedure for Exercise of Dissenters’ Rights.

§ 55-13-20. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder’s shares under this Article with respect to that corporate action.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 5; c. 279; 1943, c. 270; G.S., ss. 55-26, 55-165, 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2002-58, s. 2.)

§ 55-13-21. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1)	Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)	Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-22. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is approved at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

(1)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)	Supply a form for demanding payment;

(4)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5)	Be accompanied by a copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-485, s. 4; 2001-387, s. 27; 2002-58, s. 3.)

§ 55-13-23. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-24. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-25. Payment.

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1)	The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2)	An explanation of how the corporation estimated the fair value of the shares;

(3)	An explanation of how the interest was calculated;

(4)	A statement of the dissenter’s right to demand payment under G.S. 55-13-28; and

(5)	A copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; c. 770, s. 69; 1997-202, s. 2.)

§ 55-13-26. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-27. Reserved for future codification purposes.

§ 55-13-28. Procedure if shareholder dissatisfied with corporation’s payment or failure to perform.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1)	The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2)	The corporation fails to make payment under G.S. 55-13-25; or

(3)	The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 3.)

§ 55-13-29. Reserved for future codification purposes.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court action.

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

(a1) Repealed by Session Laws 1997-202, s. 4.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 4; 1997-485, ss. 5, 5.1.)

§ 55-13-31. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2)	Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article V of Registrant’s Articles of Incorporation provide:

To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the Corporation shall be personally liable to the Corporation or any of its shareholders or otherwise for monetary damages for breach of any duty as a director. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption.

Article X of Registrant’s Bylaws provide:

Indemnification

Section 1. Coverage. Any person who at any time serves or has served as a director, officer, agent or employee of the corporation, or in such capacity at the request of the corporation for any other corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the corporation to the fullest extent permitted by law against (a) reasonable expenses, including reasonable attorneys’ fees, actually incurred by him in connection with any threatened, pending or completed action, suit or proceeding (and any appeal thereof), whether civil, criminal, administrative, investigative or arbitrative, and whether or not brought by or on behalf of the corporation, seeking to hold him liable by reason of the fact that he is or was acting in such capacity, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine (including, without limitation, an excise tax assessed with respect to an employee benefit plan), penalty or settlement for which he may have become liable in any such action, suit or proceeding.

Section 2. Payment. Expenses incurred by such person shall be paid in advance of the final disposition of such investigation, action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation.

Section 3. Evaluation. The Board of Directors of the corporation shall take all such action as may be necessary and appropriate to authorize the corporation to pay the indemnification required by this Article X, including without limitation, to the extent needed, making a determination that indemnification is permissible under the circumstances and a good faith evaluation of the manner in which the claimant for indemnity acted and of the amount of indemnity due him, and giving notice to and obtaining approval by the shareholders of the corporation.

Section 4. Consideration. Any person who at any time after the adoption of this Article X serves or has served in any of the aforesaid capacities for or on behalf of the corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein. Such right shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from the provisions of this Article X. Any repeal or modification of these indemnification provisions shall not affect any rights or obligations existing at the time of such repeal or modification.

Section 5. Definitions. For purposes of this Article X, terms defined by the North Carolina Business Corporation Act and used but not defined herein shall have the meanings assigned to them by the Act.

The North Carolina General Statutes contain provisions prescribing the extent to which directors and officers shall or may be indemnified. These statutory provisions are set forth below:

CH. 55 NORTH CAROLINA BUSINESS CORPORATION ACT

Part 5. Indemnification.

§ 55-8-50. Policy statement and definitions.

(a) It is the public policy of this State to enable corporations organized under this Chapter to attract and maintain responsible, qualified directors, officers, employees and agents, and, to that end, to permit corporations organized under this Chapter to allocate the risk of personal liability of directors, officers, employees and agents through indemnification and insurance as authorized in this Part.

(b) Definitions in this Part:

(1) “Corporation” includes any domestic or foreign corporation absorbed in a merger which, if its separate existence had continued, would have had the obligation or power to indemnify its directors, officers, employees, or agents, so that a person who would have been entitled to receive or request indemnification from such corporation if its separate existence had continued shall stand in the same position under this Part with respect to the surviving corporation.

(2) “Director” means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation’s request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

(3) “Expenses” means expenses of every kind incurred in defending a proceeding, including counsel fees.

(4) “Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(4a) “Officer”, “employee”, or “agent” includes, unless the context requires otherwise, the estate or personal representative of a person who acted in that capacity.

(5) “Official capacity” means: (i) when used with respect to a director, the office of director in a corporation; and (ii) when used with respect to an individual other than a director, as contemplated in G.S. 55-8-56, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. “Official capacity” does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

(6) “Party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(7) “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

§ 55-8-51. Authority to indemnify.

(a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

(1) He conducted himself in good faith; and

(2) He reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and

(3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

(b) A director’s conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (a)(2)(ii).

(c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

(d) A corporation may not indemnify a director under this section:

(1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

(2) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

(e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation that is concluded without a final adjudication on the issue of liability is limited to reasonable expenses incurred in connection with the proceeding.

(f) The authorization, approval or favorable recommendation by the board of directors of a corporation of indemnification, as permitted by this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such indemnification shall be void or voidable on such ground.

§ 55-8-52. Mandatory indemnification.

Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

§ 55-8-53. Advance for expenses.

Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of the director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses.

§ 55-8-54. Court-ordered indemnification.

Unless a corporation’s articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

(1) The director is entitled to mandatory indemnification under G.S. 55-8-52, in which case the court shall also order the corporation to pay the director’s reasonable expenses incurred to obtain court-ordered indemnification; or

(2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in G.S. 55-8-51 or was adjudged liable as described in G.S. 55-8-51(d), but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

§ 55-8-55. Determination and authorization of indemnification.

(a) A corporation may not indemnify a director under G.S. 55-8-51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in G.S. 55-8-51.

(b) The determination shall be made:

(1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(3) By special legal counsel (i) selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or (ii) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

(4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

(c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (b)(3) to select counsel.

§ 55-8-56. Indemnification of officers, employees, and agents.

Unless a corporation’s articles of incorporation provide otherwise:

(1) An officer of the corporation is entitled to mandatory indemnification under G.S. 55-8-52, and is entitled to apply for court-ordered indemnification under G.S. 55-8-54, in each case to the same extent as a director;

(2) The corporation may indemnify and advance expenses under this Part to an officer, employee, or agent of the corporation to the same extent as to a director; and

(3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

§ 55-8-57. Additional indemnification and insurance.

(a) In addition to and separate and apart from the indemnification provided for in G.S. 55-8-51, 55-8-52, 55-8-54, 55-8-55 and 55-8-56, a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trust or administrator under an employee benefit plan. Any provision in any articles of incorporation, bylaw, contract, or resolution permitted under this section may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys’ fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

(b) The authorization, adoption, approval, or favorable recommendation by the board of directors of a public corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation or bylaw provision or contract or resolution shall be void or voidable on such grounds. The authorization, adoption, approval, or favorable recommendation by the board of directors of a nonpublic corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this section, which occurred prior to July 1, 1990, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation, bylaw provision, contract or resolution shall be void or voidable on such grounds. Except as permitted in G.S. 55-8-31, no such bylaw, contract, or resolution not adopted, authorized, approved or ratified by shareholders shall be effective as to claims made or liabilities asserted against any director prior to its adoption, authorization, or approval by the board of directors.

(c) A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under any provision of this Chapter.

ITEM 21.	EXHIBITS AND FINANCIAL SCHEDULES

The following exhibits are filed with this Registration Statement:

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and between Crescent Financial Corporation and Port City Capital Bank

3.1	Articles of Incorporation of Registrant (Incorporated by reference from the Annual Report on Form 10-KSB of the Registrant for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission on March 27, 2002)

3.2	Bylaws of Registrant (Incorporated by reference from the Annual Report on Form 10-KSB of the Registrant for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission on March 27, 2002)

4	Form of Stock Certificate (Incorporated by reference from the Annual Report on Form 10-KSB of the Registrant for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission on March 27, 2002)

5	Opinion of Gaeta & Eveson, P.A. re: legality

8	Opinion of Dixon Hughes PLLC re: income tax matters (to be filed by amendment)

10.1	1999 Incentive Stock Option Plan, approved by shareholders on April 27, 1999 (Incorporated by reference from Registrant’s Registration Statement on Form S-8 as filed with the SEC on September 5, 2001)

10.2	1999 Nonqualified Stock Option Plan for Directors, approved by shareholders on April 27, 1999 (Incorporated by reference from Registrant’s Registration Statement on Form S-8 as filed with the SEC on September 5, 2001)

10.3	Employment Agreement between the Registrant and Michael G. Carlton (Incorporated by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

10.4	Employment Agreement between the Registrant and Bruce W. Elder (Incorporated by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

10.5	Employment Agreement between the Registrant and Thomas E. Holder, Jr. (Incorporated by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

10.6	Amended and Restated Trust Agreement of Crescent Financial Capital Trust I (Incorporated by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

10.7	Indenture (Incorporated by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

10.8	Junior Subordinated Debenture (Incorporated by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

10.9	Guarantee Agreement (Incorporated by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

10.10	Salary Continuation Agreement with Michael G. Carlton (Incorporated by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

10.11	Salary Continuation Agreement with Bruce W. Elder (Incorporated by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

Exhibit Number	Description
10.12	Salary Continuation Agreement with Thomas E. Holder, Jr. (Incorporated by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

10.13	Endorsement Split Dollar Agreement with Michael G. Carlton (Incorporated by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

10.14	Endorsement Split Dollar Agreement with Bruce W. Elder (Incorporated by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

10.15	Endorsement Split Dollar Agreement with Thomas E. Holder, Jr. (Incorporated by reference from Registrant’s Annual Report on Form 10-KSB filed with the SEC on March 30, 2004)

10.16	Crescent State Bank Directors’ Compensation Plan (Incorporated by reference from Registrant’s Annual Report on Form 10-K filed with the SEC on March 28, 2006)

10.17	Employment Agreement with Ray D. Vaughn (Incorporated by reference from Registrant’s Annual Report on Form 10-K filed with the SEC on March 28, 2006)

21	Subsidiaries of Registrant (Incorporated by reference from Registrant’s Annual Report on Form 10-K filed with the SEC on March 28, 2006)

23.1	Consent of Dixon Hughes PLLC as to Crescent Financial Corporation

23.2	Consent of Larrowe & Company, P.L.C. as to Port City Capital Bank

23.3	Consent of Howe Barnes Investments, Inc.

23.4	Consent of Smith Capital, Inc.

23.5	Consent of Gaeta & Eveson, P.A. is contained in its opinion filed herewith as Exhibit 5

24	Power of Attorney

99.1	Form of Proxy of Crescent Financial Corporation

99.2	Form of Proxy of Port City Capital Bank

99.3	Notice of Annual Meeting of Shareholders of Crescent Financial Corporation (included in the accompanying joint proxy statement/prospectus)

99.4	Notice of Annual Meeting of Shareholders of Port City Capital Bank (included in the accompanying joint proxy statement/prospectus)

(b) Financial Statement Schedules. Not applicable.

(c) Fairness Opinions. The opinions of Howe Barnes Investments, Inc. and Smith Capital, Inc. are included in Part I as Appendix B and Appendix C, respectively, to the accompanying joint proxy statement/prospectus.

ITEM 22.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cary, State of North Carolina, on May 10, 2006.

CRESCENT FINANCIAL CORPORATION

By:	/s/ MICHAEL G. CARLTON
Michael G. Carlton
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 10, 2006 by the following persons in the capacities indicated.

/s/ MICHAEL G. CARLTON
Michael G. Carlton
President and Chief Executive Officer

/s/ BRUCE W. ELDER
Bruce W. Elder
Vice President and Secretary
(principal financial officer and principal accounting officer)

/s/ BRENT D. BARRINGER*
Brent D. Barringer
Director

/s/ JOSEPH S. COLSON, JR.*
Joseph S. Colson, Jr.
Director

/s/ BRUCE I. HOWELL*
Bruce I. Howell
Director

/s/ JAMES A. LUCAS, JR.*
James A. Lucas
Director

/s/ KENNETH A. LUCAS*
Kenneth A. Lucas
Director

/s/ SHEILA HALE OGLE*
Sheila Hale Ogle
Director

/s/ FRANCIS R. QUIS, JR.*
Francis R. Quis, Jr.
Director

/s/ JON S. RUFTY*
Jon S. Rufty
Director

/s/ STEPHEN K. ZAYTOUN*
Stephen K. Zaytoun
Director

*By	/s/ MICHAEL G. CARLTON
Michael G. Carlton
Attorney-in-Fact